Form 10-K405, Exhibit 13
period 1995-12-31
KEYSTONE FINANCIAL INC
filed 1996-03-28
CIK 717809

                                                                    Exhibit 13.1

Selected Financial Data
(in thousands except per share data)                          Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
                                            1995          1994          1993          1992          1991
-------------------------------------------------------------------------------------------------------------
Operations:
-------------------------------------------------------------------------------------------------------------
Interest income                         $   363,931   $   313,202   $   307,755   $   330,645   $   365,516
Interest expense                            166,579       124,784       125,245       152,718       201,782
-----------------------------------------------------------------------------------------------------------
Net interest income                         197,352       188,418       182,510       177,927       163,734
Provision for credit losses                   7,859         9,484         7,940        16,053        16,323
Noninterest income                           50,321        44,629        45,819        39,276        33,563
Noninterest expense                         150,634       151,723       148,003       138,840       127,896
Income tax expense                           27,866        20,481        21,037        16,568        12,810
-------------------------------------------------------------------------------------------------------------
Net Income                              $    61,314   $    51,359   $    51,349   $    45,742   $    40,268
=============================================================================================================

Pre-tax security gains,                 $     1,317   $       834   $     1,669   $     1,750   $     1,976
 included above
Net interest spread                            3.77%         4.04%         4.07%         4.02%         3.66%
Impact of noninterest funds                     .72           .59           .56           .65           .82
-------------------------------------------------------------------------------------------------------------
Net interest margin                            4.49%         4.63%         4.63%         4.67%         4.48%
-------------------------------------------------------------------------------------------------------------

Per Share:
-------------------------------------------------------------------------------------------------------------
Net income                              $      2.59   $      2.20   $      2.20   $      1.99   $      1.77
Dividends                                      1.38          1.30          1.19          1.10          1.02
Dividend payout ratio                         53.28%        59.22%        54.01%        55.27%        57.58%
Average shares outstanding               23,641,572    23,395,425    23,304,618    22,983,908    22,732,729

Balances at December 31:
-------------------------------------------------------------------------------------------------------------
Loans & leases                          $ 3,365,716   $ 3,193,405   $ 2,775,198   $ 2,785,335   $ 2,821,302
Allowance for credit losses                  44,377        42,440        40,181        38,940        35,770
Total assets                              5,074,785     4,706,000     4,419,726     4,311,779     4,120,215
Deposits                                  4,061,888     3,827,983     3,582,688     3,655,261     3,560,284
Shareholders' equity                        480,694       407,774       412,880       378,314       348,143

Ratios:
-------------------------------------------------------------------------------------------------------------
Return on average assets                       1.29%         1.16%         1.19%         1.08%         0.98%
Return on average equity                      14.06         12.71         12.98         12.58         11.87
Equity to assets, average                      9.16          9.09          9.13          8.62          8.29

Risk adjusted capital ratios:
  Leverage ratio                               9.28%         8.84%         9.18%         8.66%         8.30%
  "Tier 1"                                    13.65         12.96         14.05         13.06         12.21
  "Total" capital                             14.83         14.21         15.30         14.26         13.44

Loans to deposits, year end                   82.86%        83.42%        77.46%        76.20%        79.24%
Allowance for credit losses to loans           1.32          1.33          1.45          1.40          1.27

Nonperforming assets to loans                  0.78%         0.95%         1.32%         1.66%         1.51%
Loans 90 days past due                         0.44          0.24          0.14          0.22          0.30
-------------------------------------------------------------------------------------------------------------
Total risk elements to loans                   1.22%         1.19%         1.46%         1.88%         1.81%
=============================================================================================================

FINANCIAL REVIEW
----------------

The purpose of this review is to provide additional information necessary to fully understand the consolidated financial condition and results of operations of Keystone Financial, Inc. (Keystone). Throughout this review, net interest income and the yield on earning assets are stated on a fully taxable-equivalent basis. In addition, balances represent daily average balances, unless otherwise indicated.

During the fourth quarter of 1995, Keystone completed the mergers of Shawnee Financial Services Corporation (Shawnee), and National American Bancorp, Inc.
(NAB) , the parent companies of The Everett Bank and The First National Bank of Bradford County, respectively. These mergers have provided further concentration of Keystone's market presence in areas currently served by its Mid-State Bank and Northern Central Bank subsidiaries. The principal banking units of these institutions have been merged into Keystone's existing banking subsidiaries and added total assets of $229 million and 14 offices to Keystone's expanding banking network. Both transactions were accounted for as immaterial poolings-of-interests and, accordingly, Keystone's results of operations for prior periods have not been restated. In addition, Keystone also completed the acquisition of Martindale Andres & Company (Martindale Andres), a Philadelphia-area investment management firm on November 30, 1995. This acquisition represents an expansion of Keystone's ability to provide sophisticated asset management services to high net worth individuals. Through this acquisition, Keystone expanded its customer base within the suburban Philadelphia market and, at the same time, increased its ability to serve its existing asset management customers.

1995 SUMMARY

Performance Results
-------------------

Keystone's 1995 net income grew to $61,314,000 compared to $51,359,000, an increase of 19.4%. Likewise, earnings per share grew to $2.59 versus $2.20 in 1994, an increase of 17.7%. Results in 1994 included a $7,000,000 pre-tax charge related to the acquisition of Frankford Bank and a restructuring charge associated with the consolidation of certain back-office loan and deposit activities. Even after adjusting for the impact of the special charges in 1994, earnings per share improved approximately 7.5% in 1995. Return on average assets (ROA) and return on average equity (ROE), which are the traditional measures of overall financial institution performance, reached 1.29% and 14.06%, respectively, in 1995 and compared favorably with the ROA of 1.27% and ROE of 13.87% in 1994, as adjusted for the aforementioned charges.

The improvement in core profitability achieved in 1995 can be attributed to several factors. Net interest income, which is Keystone's largest revenue source, grew 4.2% despite the effect of higher average interest rates on funding costs, which grew at a pace faster than the growth in asset yields. Strong loan demand was also an essential ingredient to improved levels of net interest income. Keystone's continued strength in overall asset quality, including a reduced level of net charge-offs, resulted in a lower provision for credit losses. Significant growth occurred in the area of noninterest revenue, particularly in secondary market activities. Increases included fees from the origination and servicing of mortgage loans as well as gains from the securitization and sale of both mortgages and indirect automobile loans. Net of security transactions, noninterest revenues rose nearly 12%. The final major
component of performance relates to noninterest expenses.   Expenses in 1995
were favorably influenced by the reduction in the Federal Deposit Insurance Corporation (FDIC) insurance premium, while 1994 expenses had been affected by the aforementioned charges. Excluding the impact of these items in both 1995 and 1994, noninterest expenses grew about 6%, as a result of the continuing investment in technology and infrastructure necessary to meet customer demands and competitive challenges.

Strategic Focus
---------------

Keystone began 1995 with a two-pronged strategic focus designed to expand its ability to meet the financial services needs of its customers and, at the same time, create a lower cost operating structure. Building a financial services company poised to meet the challenges brought on by elevated customer demands for improved financial services and by an increasingly competitive market place will be critical to long-term success. These strategies are intended to simultaneously sustain earnings momentum while making appropriate investments in the future.

The impact of Keystone's strategic focus, which includes the expansion of financial services revenues and control over operating expenses, influenced profit performance during 1995. The expansion of financial services included a deepening of existing customer relationships, emergence into new markets, and the development of innovative financial products, all of which resulted in growth in both net interest income and noninterest revenues. A critical component of the revenue enhancement strategy included the development of Keystone's "Relationship Manager" approach, a program designed to ensure the delivery of differentiated financial services to a customer base whose needs are well understood through local market knowledge and extensive market-based research. Another critical component is the expansion of electronic banking services which has paved the way for new and innovative financial products such as the "Keycheck" debit card, which provides a new payment/delivery mechanism, and "Key Cash Manager" which allows business customers direct access to their accounts through personal computers.

Another indicia of Keystone's focus on financial services expansion included efforts to increase revenues from fee-based services. During 1995, substantial progress was made in the expansion of mortgage banking services, reaffirming Keystone's decision to form a separate mortgage company in 1993. Loan specialists, who are now strategically located within community offices throughout Keystone's operating territory, have provided a level of expertise necessary to guide customers through an increasingly complex array of mortgage product offerings. Likewise, initiatives designed to expand trust and other asset management services included services available through the "Key Investor" program and through the acquisition of Martindale Andres.

While revenue expansion opportunities remain critical to long-term success, so too are management efforts to create a lower-cost operating structure. The cornerstone of management's 1995 efforts included the completion of the loan and deposit operations consolidation. This effort, which resulted in centralization of substantially all back-office loan and deposit support functions, is expected
to provide even greater efficiencies.   While consolidation was completed in
1995, continuous review and improvement of back-office operations under this structure will allow for an ongoing reevaluation of the efficiency of back-office processes. Furthermore, the consolidation will provide a standardized platform designed to support the activities of acquired banks in future years.

Keystone continues to make the appropriate human resource and capital investments necessary to improve productivity, promote efficiency, and provide the technology and product base needed to meet future competitive challenges. Expenditures associated with the growth of electronic banking activities and the expansion of "Keystone's Visionary Offices" were designed to facilitate customer service and convenience while, at the same time, promoting more cost-effective alternate delivery channel.

Economic and Industry Trends
----------------------------

Financial performance in 1995 was also affected by external economic and interest rate factors. Economic conditions at the beginning of 1995 were influenced by the momentum from unexpectedly strong 1994 performance. The Dow Jones industrial average, which is the traditional measure of equity market performance, was buoyed by the strength of the 1994 economy and exceeded the 4,000 level in the first quarter of 1995. Inflation fears, which had influenced Federal Reserve interest rate policy in the first half of 1995, began to subside midway through the year and interest rates declined slightly. The economy, which had shown sustained strength since 1992, began to moderate, resulting in signs of a decline in overall consumer confidence, particularly toward the end of the year. The slowdown in the economic growth, however, failed to discourage the equity markets as the Dow Jones industrial average rose beyond the 5,000 benchmark at the end of the year. Continued strong corporate profits, moderate inflationary pressures, and the resultant easing of interest rates in the later half of 1995 continued to propel investor optimism. The ebb in consumer confidence, which began toward the end of the year, is expected to be compounded
by consumer credit concerns as we begin 1996.   Simultaneously, lower interest
rates, and the allure of equity markets, will continue to increase the pressure on the banking industry's ability to raise funding through traditional deposit products.

Performance Outlook
-------------------

Keystone's performance beyond 1995 will continue to be influenced by the success of its strategic focus as well as its ability to respond to the challenges of an ever-changing economy, expanding customer needs, and increasing competition. Keystone will continue to position itself to meet these challenges by sustaining a thorough understanding of its customer base, development of innovative products and services, and the continued evolution of more efficient customer delivery channels.

NET INTEREST INCOME

The primary source of Keystone's revenue is net interest income, which represents the difference between interest on earning assets and interest expense on deposits and other borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets. Net interest income and net interest margin are affected by changes in interest rates, changes in the relationship between rates, and by variations in asset and liability balances and mix. The following table summarizes changes in net interest income and margin during 1995 (in thousands):

                                                                                  1995               1994              Change
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Yield/             Yield/             Yield/
                                                                             Amount    Rate     Amount    Rate     Amount    Rate
==================================================================================================================================
Interest income                                                             $369,549    8.19%  $319,506    7.59%  $50,043      .60
Interest expense                                                             166,579    4.42    124,784    3.55    41,795     (.87)
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                         $202,970           $194,722           $ 8,248*
==================================================================================================================================
Interest spread                                                                         3.77%              4.04%              (.27)
Impact of noninterest funds                                                             0.72               0.59                .13
----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                                                     4.49%              4.63%              (.14)
==================================================================================================================================

       * The change in net interest income was almost entirely the result of a favorable volume variance.

Interest Rates and Economic Trends
----------------------------------

The performance of financial institutions is inexorably linked to the ebb and flow of the economic cycle and to the general pattern of interest rates. Since 1992, the U.S. economy has experienced an extended period of expansion, accompanied by a precipitous decline in the overall level of interest rates. The decline in rates was accompanied by unprecedented wide spreads between the yields on earning assets and the cost of funding sources, resulting in a general expansion of bank net interest margins since 1992. At the same time, the pattern of lower interest rates resulted in inexpensive credit terms which fueled a general increase in consumer loan demand. These same lower rates contributed to a dramatic decline in the rates offered on deposit products, which served to increase the pressure on financial institutions ability to sustain funding sources.

As 1995 unfolded, the pace of economic expansion began to subside and the economy entered a period of more moderate economic growth accompanied by low inflationary levels. In mid-year, the Federal Reserve, less concerned over inflationary pressures, began to reverse its trend of periodic tightening of interest rates and a pattern of periodic easing emerged. Although interest rates dropped below the levels in place at the beginning of 1995, average short-term and intermediate rates for the year remained above the average rates experienced during 1994. At the same time, average rates for instruments with maturity intervals over two years declined from 1994 levels and resulted in a flattening of the yield curve. The following graphical presentation, which presents the average yield curve for U.S. Treasury instruments for maturity intervals between three months and thirty years, illustrates the impact of these dynamic trends.

Yield Curve Comparison

Note: A graph was presented in the Annual Report, the points of which are as follows:

         Three    Six      One     Two     Three     Five      Ten     Thirty
        Months   Months   Year    Years    Years    Years    Years    Years
1995     5.63%    5.80%   5.92%   6.12%    6.22%    6.36%    6.55%     6.86%
1994     4.36     4.83    5.33    5.96     6.27     6.71     7.10      7.39

The impact of these trends was to raise both the yield on earning assets and increase the cost of funding sources as the majority of Keystone's assets and funding sources are priced from interest rate indices with maturity levels under two years. Furthermore, the pace of rate changes in a rising interest rate environment resulted in accelerated repricing of Keystone's funding sources as compared to the repricing of its earning assets. Consequently, while both the yield on earning assets and the cost of funding sources rose during 1995, the rate environment caused funding costs to increase at a pace much faster than that of earning asset yields and resulted in the expected compression of net interest margin. While interest rates were a significant influence on increased funding costs, pricing competition from both bank and nonbank competitors also contributed to the upward pressure on deposit rates.

Despite the effect of these factors on the compression of net interest margin, Keystone was able to achieve net interest income growth. While the net interest margin declined from 4.63% in 1994 to 4.49% in 1995, net interest income grew from $194,722,000 to $202,970,000 in the same period, a growth rate of 4.2%.

Interest Income/Earning Assets
------------------------------

Interest income rose to $369,549,000 in 1995, and reflected a 15.6% improvement from the $319,506,000 recorded in 1994. Excluding the impact of merger and acquisition activity on year-to-year performance, the increase in interest income attributable to internal growth was 13.1%. As noted earlier, while interest rate levels declined during 1995, average rates for the year were above the average rates experienced during 1994 for maturity levels under two years. Since a high percentage of Keystone's assets are tied to indices with underlying maturity levels under two years, overall asset yields increased from 1994. This trend also included a "flattening" of the overall yield curve as longer-term indices declined from 1994 levels and provided little opportunity or incentive to extend maturities as a strategy to achieve higher yields.

The increase in earning asset yields, while partially driven by a pattern of higher rates, was also influenced by absolute increases in the volume of earning assets, and by the favorable effect of an improved mix of earning assets. In fact, the growth in interest income was equally attributable to the improvement of the volume of earning assets and the increase in interest rates. For example, in 1994 loans comprised approximately 69% of total earning assets while in 1995, the mix of loans to earning assets rose to almost 73%. Alternatively, the investment portfolio, which was almost 29% of earning asset totals in 1994, dropped to approximately 25% in 1995. The change in earning asset mix served to increase yields pursuant to the relative growth of higher-yielding loans. Further, loan totals included an increased mix of higher-yielding consumer leases and credit lines which contributed significantly to the improvement in yields. Growth also occurred in commercial real estate lending and in the volume of consumer adjustable-rate mortgages. The overall growth in loan balances was achieved despite the impact of securitization and sale of both fixed-rate mortgage loans and indirect consumer automobile loans. This securitization strategy, which provides both added liquidity capacity and an ongoing loan servicing revenue stream, was an important component of Keystone's overall asset/liability management practices in 1995. Additionally, liquidity capacity to support loan growth was provided by maturing investment instruments and by the growth in deposit funding sources.

Interest Expense/Funding Sources
--------------------------------

The interest rate trends of the past two years, the strength and attractiveness of the equity markets, and the expansion of consumer investment alternatives, have hampered the banking industry's ability to generate higher levels of deposit growth. As a consequence of these factors and the continued need for additional funding to support loan growth, banks have generally experienced higher funding costs.

The cost of funds rose to 4.42% for 1995 compared to 3.55% in 1994, an increase of 87 basis points, while the yield on earning assets rose only 60 basis points. The increase in funding costs was also influenced by changes in deposit mix. Consumer impatience with the low relative rates offered on both money market and traditional savings deposits, motivated customers to take opportunities to improve returns by extending maturities and to take advantage of new product offerings that are more responsive to changes in interest rates. The most significant growth occurred in certificates of deposit in maturities of between 18-47 months, which grew over $220 million, or 55.7%. Additionally, the variable rate CD, which was introduced in 1994, rose over $120 million, or 118%. These growth trends were driven by the reductions in NOW, money market, and saving deposits. Keystone also experienced growth in large certificates of deposit, IRAs, and FHLB borrowings.

Net Interest Spread and Net Interest Margin
-------------------------------------------

The single largest source of revenue in financial institutions is net interest income which for Keystone was 80.1% of combined net interest income and noninterest revenues for 1995, versus 81.4% in the prior year. The difference between the yield on earning assets and the cost of funding sources is known as interest spread. Net interest margin includes the effect of interest spread, the investment of noninterest bearing funds, and the level of nonearning assets. In 1995, interest spread compressed by 27 basis points as the difference between earning asset yields and the cost of fund sources went from 4.04% in 1994 to 3.77% in 1995. The increase in noninterest-bearing funds, which was influenced by both higher reinvestment rates and increased demand deposit balances, contributed 72 basis points to net interest margin versus 59 basis points in 1994. This served to partially offset the compression of net interest spread. The effect of these changes was a reduction in net interest margin of 14 basis points, from 4.63% in 1994 to 4.49% in 1995.

Quarterly Performance
---------------------

The following tables provide a comparative summary of earning asset yields, funding costs, and other information for each of the four quarters of 1995 and 1994 (in thousands):

                                         1995
----------------------------------------------------------------
                          Fourth    Third     Second    First
                         Quarter   Quarter   Quarter   Quarter
================================================================
Asset yield                 8.18%     8.14%     8.24%     8.19%
Funding cost                4.48      4.50      4.45      4.23
----------------------------------------------------------------
  Interest spread           3.70%     3.64%     3.79%     3.96%
----------------------------------------------------------------
  Net interest margin       4.45%     4.37%     4.51%     4.63%
----------------------------------------------------------------
Net interest income      $51,719   $49,844   $50,212   $51,195
================================================================

                                         1994
----------------------------------------------------------------
                         Fourth     Third    Second     First
                         Quarter   Quarter   Quarter   Quarter
================================================================
Asset yield                 7.87%     7.64%     7.45%     7.38%
Funding cost                3.86      3.59      3.39      3.34
----------------------------------------------------------------
  Interest spread           4.01%     4.05%     4.06%     4.04%
----------------------------------------------------------------
  Net interest margin       4.65%     4.65%     4.63%     4.60%
----------------------------------------------------------------
Net interest income      $50,712   $49,190   $47,907   $46,913
================================================================

In reviewing quarterly performance, net interest margin narrowed significantly in both the second and third quarters of 1995 in part due to an adjustment necessary for an overaccrual of loan fees in prior periods. These adjustments served to reduce third and second quarter net interest margin by 7 and 6 basis points, respectively.

The above presentation serves to illustrate the dramatic impact of higher average interest rates, particularly on funding costs which rose 114 basis points from 3.34% in the first quarter of 1994 to 4.48% in the fourth quarter of 1995. During the same period, earning asset yields rose only 80 basis points from 7.38% to 8.18%, thus contributing to the decline in net interest spread and net interest margin.

PROVISION FOR CREDIT LOSSES
---------------------------

The provision for credit losses declined from $9,484,000 in 1994 to $7,859,000 in 1995, a reduction of $1,625,000. The reduction in the loan loss provision was responsive to an overall reduction in net charge-offs, which declined by $2,464,000 from 1994 to 1995. At the same time, other important asset quality performance measures, such as the relationship of the reserve for credit losses to loans and the ratio of total risk elements to year-end loans remained stable. See the Allowance for Credit Losses and Asset Quality section of this review for additional information.

NONINTEREST INCOME
------------------

Keystone's evolution into a full-service financial services company dramatically influenced the rate of growth in noninterest revenues. Keystone has steadily expanded its focus on financial services, including the establishment of a separate specialized mortgage banking company, which now provides a major source of noninterest revenue to Keystone. Other strategies which commenced in 1995 included Keystone's entry into the securitization of indirect automobile loans. This effort will enable Keystone to be a consistent supplier of funds to meet the credit needs of automobile buyers. Primarily as a consequence of these efforts, noninterest revenues, excluding security gains, grew 11.9% from 1994 to 1995 and represented 19.3% of total combined net interest income and noninterest revenues, compared to 18.3% in 1994.

In mid-1993, Keystone formed Keystone Financial Mortgage Company, a wholly-owned subsidiary established to provide a more strategically-focused approach to the mortgage banking business. The mortgage company was established with a mandate to concentrate efforts on the more sustainable origination and servicing segments of the business rather than cyclical refinancing activities. Results in 1995 were reflective of Keystone's successful implementation of this strategy as revenues more than doubled from $3,868,000 in 1994 to $7,807,000 in 1995. Keystone's efforts to develop this important customer service were aided by reductions in long-term interest rates, which served to spur demand for mortgage products. Keystone's strategy has included the development of loan specialists who are located throughout the community office delivery system. These specialists have been thoroughly trained to enable them to lead customers through the maze of complex mortgage products now available in the marketplace. Keystone originated approximately $217,274,000 of mortgage loans in 1995, a substantial portion of which were securitized and sold into the secondary market, with servicing retained by Keystone. These servicing rights will provide Keystone with an important recurring revenue stream in years beyond 1995. As of the end of 1995, Keystone is servicing a total of $520,809,000 of loans which have been sold in the secondary market.

The growth in secondary market activities included a gain of $900,000 from the securitization of approximately $66 million of indirect automobile loans. This indirect securitization strategy will allow Keystone to provide a consistent source of automobile financing to customers serviced throughout the Keystone network of automobile dealers. Additionally, this strategy will aide asset/liability management by providing another readily accessible source of funding.

Trust and asset management revenues are generated primarily from personal trust and employee benefit management services. In 1994, Keystone sold the corporate trust segment of its trust business, which consisted primarily of services associated with municipal bond issues. The sale of this business segment allowed Keystone to focus on more profitable components of its business in 1995. Although annual revenues from corporate trust services comprised only a small portion of overall trust services, revenues during 1995 represented the first full-year impact of the loss of revenue from this business segment. After adjusting 1994 revenues to exclude fees from corporate trust activities, trust income reflected a 7% growth from 1994 to 1995, as trust income grew to $12,202,000. Many of Keystone's strategic initiatives, including both the "Relationship Manager" program and the acquisition of Martindale Andres, were designed to support future expansion of this important customer service-based revenue source.

Service charges on deposit accounts, which remain the largest source of noninterest revenues, grew 4.8% from $12,606,000 in 1994 to $13,205,000 in 1995.
Keystone's fee schedules for both commercial and retail depositors are monitored constantly to ensure that such fees are both competitive and reflective of the value provided. Over the last several years, each of the Keystone banks has undergone formal external review of its fee structures, which resulted in the implementation of recommended price and structure changes in 1995.

Excluding secondary market revenue, the largest increase in noninterest revenues occurred in fee income which includes revenue from credit card activities, fees from electronic banking services, and brokerage fees. Fee income grew about 28% from $9,762,000 in 1994 to $12,490,000 in 1995. During 1995, growth was particularly strong in credit card activities, primarily the generation of merchant income, and in fees generated from consumer use of electronic services such as ATMs and debit cards. During 1995, Keystone banks introduced the "Keycheck" card, a debit card designed to have the advantages of traditional ATM access along with the added convenience of direct access to deposit balances.

Other income declined from $3,383,000 in 1994 to $1,253,000 in 1995, a decrease of $2,130,000. Results in 1994 had been influenced primarily by the gain of $1.2 million attributable to the aforementioned sale of the corporate trust business.

NONINTEREST EXPENSE
-------------------

Noninterest expenses remained constant in 1995 at $150,634,000 compared to $151,723,000 in 1994. While 1995 expenses were favorably affected by a reduction in the premium from FDIC insurance, performance in 1994 had been negatively impacted by merger expenses and by a restructuring charge. In 1994, pre-tax charges associated with mergers were approximately $4,500,000, while expenses associated with restructuring certain loan and deposit activities totalled $2,500,000. In 1995, changes to the assessment methodology for FDIC premiums were mandated by FDICIA and the realization of a fully-funded bank insurance fund resulted in a premium refund in the third quarter followed by a reduced assessment in the fourth quarter. Keystone, as a consequence of its status as a "well-capitalized" financial institution, now enjoys the lowest available premium assessment rate, which is expected to further reduce premium expense in 1996. Absent the effect of these items, "core"operating expenses rose 6.2%.

The following summary provides a comparison of 1995 and 1994 noninterest expenses by excluding the favorable impact of reduced FDIC premiums in 1995 and the unfavorable effect of the merger and restructuring charges in 1994.

                                                           Change
-----------------------------------------------------------------------
                                   1995      1994      Amount     %
-----------------------------------------------------------------------
Total noninterest expenses       $150,634  $151,723   $(1,089)  (0.7)%
     FDIC savings                   3,082     -----     3,082
     Merger and restructuring       -----    (7,000)    7,000
-----------------------------------------------------------------------
Adjusted noninterest expenses    $153,716  $144,723   $ 8,993     6.2%
=======================================================================

The adjusted 1995 growth rate of "core" operating expenses of 6.2% was influenced by the impact of the mergers of Shawnee, National American Bancorp, and Martindale Andres in late 1995, and by the acquisition of American Savings Bank in late 1994. The incremental noninterest expense increase attributable to the mergers and acquisitions accounted for approximately one third of the 6.2% increase in expenses. The remaining increase related to the effect of Keystone's continuing investment in human resources, technology and infrastructure necessary to meet both consumer demand for improved service and the ever-increasing competitive challenges in the banking industry.

The following is a comparison of the individual components of noninterest expenses, in total, and as adjusted for the merger and restructuring expenses in 1994, and the reduced FDIC premium expense in 1995.

                    Actual Noninterest                 Adjusted Noninterest
                         Expenses                            Expenses
-----------------------------------------------------------------------------
                 1995      1994     Change     1995       1994      Change
=============================================================================
Salaries       $ 62,115  $ 62,327  $  (212)  $ 62,115    $ 58,627    $3,488
Benefits         10,898    11,908   (1,010)    10,898      11,658      (760)
Occupancy        12,650    12,134      516     12,650      12,134       516
Furniture &      12,435    11,257    1,178     12,435      11,257     1,178
 equipment
Deposit           4,957     8,039   (3,082)     8,039       8,039     -----
 insurance
Other            47,579    46,058    1,521     47,579      43,008     4,571
-----------------------------------------------------------------------------
               $150,634  $151,723  $(1,089)  $153,716    $144,723    $8,993
=============================================================================

Adjusted salary expenses rose $3,488,000 or 5.9%. The primary driver of the increase in core salary expenses was an average overall merit increase of 4.5%. The number of average FTE employees grew from 2,297 to 2,315, or growth of less than 1% from 1994 to 1995. The increase in full-time equivalent employees was affected by the number of employees added as a consequence of acquisitions.

Expenses associated with providing employee health care comprise the most significant component of employee benefit expense. Keystone's proactive effort to provide innovative and cost-efficient health care coverage resulted in the evolution of the "Point of Service" program in 1994. This program mandates the use of "primary care physicians" and "hospital providers" who meet preestablished standards for the delivery of quality and cost effective health care. Keystone's health care program alternatives have had a dramatic influence on the cost of providing health care benefits both to pre-existing employees as well as employees who have joined Keystone as a consequence of merger and acquisition activity. Keystone's ability to leverage health care programs over a larger employee base has been critical to the management of both the quality and efficiency of providing health care benefits. While Keystone's adoption of its Point of Service program has favorably influenced health care expenses, Keystone has also been advantaged by the effect of favorable claims experience. Until national health care issues are resolved, the management of health care costs and other benefits provided to the employee base is a perpetual process that will continue to present challenges and opportunities for innovative solutions.

The most significant relative increase in noninterest expenses occurred in furniture and equipment expense, which rose 10.5% from $11,257,000 in 1994 to $12,435,000 in 1995. Keystone's overall strategic plan includes a commitment to focus on the customer, which will be fulfilled by its ability to attract and retain employees and by its willingness to make appropriate investment in technology, training, and infrastructure. Keystone's commitment to improve or expand service capacity will be a primary ingredient to its ability to meet the challenges and increasingly complex needs of its customer base. The increase in this component of overhead had its origin in a number of strategic initiatives occurring both prior to, and during, 1995. These initiatives included the expansion of multi-function ATMs and further implementation of the "Keystone Visionary Office" concept. Likewise, increases in technology expenditures associated with the loan and deposit consolidation project have minimized the potential for future increases in more labor-intensive aspects of these processes. In addition to the implementation of these initiatives, Keystone has also embarked on several new initiatives which are expected to result in further increases in equipment expenses in years thereafter. Keystone has undertaken development of a telephone banking center which is expected to become a focal point for timely and effective customer access to products and services and to provide a ready source of customer information.

Occupancy expenses grew 4.2% from $12,134,000 in 1994 to $12,650,000 in 1995.
Future increases in this category of expense, however, are not likely to keep pace with more cost-effective investments in technology improvements, particularly in the area of service delivery channels. The changing financial services landscape, which will continue to emphasize comprehensive and efficient delivery of products and services, will de-emphasize investment in more traditional delivery channels such as de-novo community office expansion.

The most significant reduction in noninterest expense occurred in FDIC insurance, which declined by $3,082,000 from $8,039,000 in 1994 to $4,957,000 in
1995. During the third quarter, the FDIC announced that the Bank Insurance Fund
(BIF) had reached its recapitalization level in May of 1995. As a consequence, the FDIC issued refunds for the difference between Keystone's previous premium rate of $0.23 per $100 of deposits and its new rate of $0.04 per $100 of deposits for the period of May to September of 1995. Additionally, fourth quarter premiums were reduced to $0.04 per $100 of deposits and contributed to the overall reduction in FDIC premium expense. In 1996, FDIC premium costs are expected to be further affected by developments associated with the debate on the national deficit and its effect on the 1996 budget. The premium payment for 1996 has been suspended for "well-capitalized" institutions pursuant to the full-funding of the BIF. Finally, concerns continue to exist over the condition of the Savings Association Insurance Fund (SAIF) and the potential impact on those banks which have acquired SAIF deposits. Under the current proposals, Keystone, which acquired a limited amount of SAIF deposits in recent years, and other banks, may be subjected to a one-time SAIF premium surcharge on these deposits. Congressional and public debate continues over whether banking institutions, whose acquisition of savings institutions may have averted a more significant national thrift crisis, may be required to further assist in the bailout of the SAIF fund through a one-time premium.

The final category of noninterest expenses, other expenses, grew $1,521,000 from $46,058,000 in 1994, to $47,579,000 in 1995. After adjusting for the impact of merger expenses in 1994, core expenses grew $4,571,000 or 10.6% in 1995. This growth in core expenses, however, was attributed, in part, to the increases associated with revenue enhancement opportunities. For example, credit card expenses rose $1,349,000, or nearly 30% of the increase in core expenses, but were accompanied by a 35% rise in credit card and related merchant income. Likewise, marketing expenses, which were linked to a number of revenue enhancement initiatives, rose $843,000 during 1995. Other significant increases occurred in telephone expense, which rose $655,000, and problem loan expense, which grew by $550,000 from 1994 to 1995. The increase in telephone expenses was connected to Keystone's continuing use of telecommunications for both customer convenience and internal management needs. Problem loan expense reflected expenditures associated with diligent management of problem credits which influenced the reduction in levels of both nonaccrual loans and net charge-offs.

Income Taxes
------------

Financial institutions continued to be adversely affected by the impact of corporate tax legislation over the past decade. Elimination or reduction of tax-advantaged treatment of state and municipal income and tax-free loans has resulted in a steady increase in the effective tax rate for financial institutions. Keystone recorded tax expense of $27,866,000 in 1995, an increase from $20,481,000 recorded in 1994. The increase was influenced primarily by higher levels of taxable income and by the aforementioned trends with respect to the national tax policy. Likewise, the effective tax rate rose to 31.2% in 1995 versus 28.5% in 1994.

Keystone's effective tax rate is not a complete measure of the total tax burden placed on financial institutions. The historic role of financial institutions as an intermediary for tax incentives and indirect taxation through mandatory maintenance of noninterest-bearing balances with the Federal Reserve Bank places an added hardship on financial institutions. During 1995, Keystone maintained average reserve balances of approximately $61,679,000.

BALANCE SHEET OVERVIEW
----------------------

Keystone's total assets reached $5,074,785,000 at December 31, 1995, compared to $4,706,000,000 at the end of 1994 and reflected a period-end growth rate of 7.8%. Average assets grew from $4,445,432,000 in 1994 to $4,763,336,000 in 1995, an increase of 7.0%. Average loans grew to $3,266,514,000 and deposits rose to $3,854,449,000, constituting growth of 11.8% and 5.6%, respectively.

LOANS
-----

Loans comprise over 72% of Keystone's earning assets and represent the primary source of interest income. Loans can be disaggregated into the following basic loan categories (in thousands):

                                1995              1994            Change
-------------------------------------------------------------------------------
                            Amount     %      Amount     %     Amount     %
===============================================================================
Commercial                $  430,360   13%  $  441,932   15%  $(11,572)   (3)%
Floor plan financing         147,002    5      114,539    4     32,463    28
Commercial-real estate       869,248   27      799,892   27     69,356     9
 Secured
Consumer mortgages           785,410   24      734,650   25     50,760     7
Consumer                     860,800   26      741,776   25    119,024    16
Lease financing              173,694    5       88,893    4     84,801    95
-------------------------------------------------------------------------------
                          $3,266,514  100%  $2,921,682  100%  $344,832    12%
===============================================================================

Keystone's trade areas are dominated by moderately-sized business and traditional retail customer relationships. In order to deepen existing relationships and explore new market opportunities, Keystone has sought to better understand the credit needs of these customers. Simultaneously, Keystone has developed other noninterest revenues including those related to mortgage and indirect loan securitization activities, which have affected observed growth trends.

Commercial loans consist of traditional forms of commercial credit including business term loans, lines of credit, and certain tax-advantaged loans to political subdivisions. While the volume of commercial loans actually declined slightly from 1994 to 1995, growth of 9% was achieved in the commercial real estate category. The growth in this category is reflective of Keystone's strategic goal to meet the credit needs of local businesses, which often are either mortgages or loans collateralized by real estate. Floor plan loans, which consist almost entirely of floor plan credit lines for automobile dealers, grew 28%. Keystone's Dealer Finance Center, which is a centralized function responsible for meeting the credit needs of automobile dealers and their customers, continues to expand the number and depth of these important relationships. This growth is driven largely by specialized expertise and technology which enables Keystone to efficiently meet customer needs in this highly competitive market segment.

Consumer mortgages, which experienced less dramatic growth than most of the other categories, were influenced by the expansion of Keystone's mortgage banking activities. In fact, the comparison of 1995 mortgage balances to those in 1994 was primarily affected by the growth attributable to loans added in the fourth quarter of 1994 as a result of the acquisition of American Savings Bank. During 1995, the continuing decline in long-term interest rates had a significant influence on the level of both refinancing and new loan origination activities. The loans originated during 1995 included a substantially higher mix of fixed-rate mortgages which were sold into the secondary market.

Consumer loans, which have been a cornerstone of Keystone's retail strategy, grew $119,024,000 or 16%, the largest dollar increase of any lending category. Additionally, approximately $66,000,000 of automobile loans were securitized and sold at the end of the third quarter of 1995. This transaction had the impact of reducing annual average balances by $16,500,000, and reduced aggregate average growth from 18% to the reported 16%. Indirect securitization activity is expected to continue to affect loan growth rates. However, this strategy provides an ongoing servicing revenue stream and, at the same time, allows for both effective leveraging of Keystone's investment in the Dealer Finance Center technology and consistent access to the automobile lending market.

The most dramatic growth in any single category occurred in lease financings, which is composed primarily of automobile leasing. During 1995, the balance of lease financing receivables nearly doubled to $173,694,000. Customer preferences and competitive product offerings have allowed Keystone to grow a substantial portion of this business segment which is an important component of Keystone's overall Dealer Finance Center activities.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY

Keystone's allowance for credit losses at December 31, 1995, was $44,377,000 and reflected a relationship of the allowance to loans of 1.32%. Comparable measures at the end of 1994 were $42,440,000 and 1.33%. The following table sets forth summarized activity within the allowance for credit losses for the past five years (in thousands):

                                 1995      1994       1993      1992       1991
==================================================================================
Balance at January 1,          $42,440   $ 40,181   $38,940   $ 35,770   $ 32,299
Allowance obtained through
 mergers/acquisitions            1,750      2,096     -----      -----      -----
Allowance transferred out         (815)     -----     -----      -----      -----
Loans charged off:
   Commercial                     (788)    (4,322)   (2,704)    (7,422)    (7,043)
   Real estate-secured:
     Commercial                 (1,504)    (4,076)   (2,834)    (2,286)    (1,336)
     Consumer                     (442)      (414)     (385)      (630)      (871)
   Consumer                     (5,238)    (2,722)   (3,370)    (4,540)    (4,753)
   Lease financing                (786)      (198)     (238)      (283)      (370)
----------------------------------------------------------------------------------
Total loans charged off         (8,758)   (11,732)   (9,531)   (15,161)   (14,373)
----------------------------------------------------------------------------------
Recoveries:
   Commercial                      266        494     1,539        789        769
   Real estate-secured:
     Commercial                    538        849       359        373         77
     Consumer                      133        200        58        182         37
   Consumer                        806        839       832        887        598
   Lease financing                 158         29        44         47         40
----------------------------------------------------------------------------------
Total recoveries                 1,901      2,411     2,832      2,278      1,521
----------------------------------------------------------------------------------
Net loans charged off           (6,857)    (9,321)   (6,699)   (12,883)   (12,852)
Provision charged to
 operations                      7,859      9,484     7,940     16,053     16,323
----------------------------------------------------------------------------------
Balance at December 31,        $44,377   $ 42,440   $40,181   $ 38,940   $ 35,770
==================================================================================
Ratio of allowance to year-
 end loans                        1.32%      1.33%     1.45%      1.40%      1.27%
==================================================================================

The following statistics are relevant to activity that has occurred within the allowance for credit losses during the most recent five year period:

                             1995       1994      1993      1992      1991
=============================================================================
Ratio to Average Loans:
     Provision               0.24%      0.33%     0.29%     0.57%     0.59%
     Net charge-offs         0.21%      0.32%     0.24%     0.46%     0.46%

Risk Elements
-------------

The overall level of risk elements is an important component in the evaluation of the adequacy of the allowance for credit losses. Risk elements are composed of both nonperforming assets (NPA) and loans past due 90 days or more. The relative level of these risk elements provides an indication of the level of credit risk within the loan portfolio. Nonperforming assets include nonaccrual loans, restructurings, and other real estate (ORE). Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collection of interest and/or principal. Restructured loans may involve renegotiated interest rates, repayment terms, or both, because of a deterioration in the financial condition of the borrower. ORE activity in 1995 reflected no unusual or significant fluctuations in balances. The following table provides a comparative summary of nonperforming assets and total risk elements at the end of each of the last five years (in thousands):

                                  1995       1994      1993      1992      1991
=================================================================================
Nonaccrual loans                $16,740    $24,403   $23,661   $29,385   $30,649
Restructurings                      503        144     5,066     5,941     2,444
---------------------------------------------------------------------------------
Nonperforming loans              $17,243   $24,547   $28,727   $35,326   $33,093
Other real estate                  8,984     5,870     8,097    10,835     9,377
---------------------------------------------------------------------------------
Nonperforming assets             $26,227   $30,417   $36,824   $46,161   $42,470
Loans past due 90 days or more    14,995     7,744     3,977     6,256     8,463
---------------------------------------------------------------------------------
Total risk elements              $41,222   $38,161   $40,801   $52,417   $50,933
=================================================================================

Substantially all of the loans in the nonaccrual category at December 31, 1995, were contractually past due as to principal or interest.

The relationships of nonperforming assets and total risk elements to total loans and to the allowance for credit losses provide important measures of asset quality. The allowance for credit losses must be adequate to absorb credit risk in these categories and in the remainder of the loan portfolio. The following table summarizes the total risk element components expressed as a percentage of year-end loans and relevant coverage provided by the allowance for credit losses.

                                            1995   1994   1993   1992   1991
==============================================================================
Ratio to Year-End Loans:
Nonperforming assets                        0.78%  0.95%  1.32%  1.66%  1.51%
90 days past due                            0.44   0.24   0.14   0.22   0.30
------------------------------------------------------------------------------
Total risk elements                         1.22%  1.19%  1.46%  1.88%  1.81%
==============================================================================
Coverage Ratios:
Ending allowance to nonperforming loans      257%   173%   140%   110%   108%
Ending allowance to risk elements*           138%   131%   123%    94%    86%
Ending allowance to net charge-offs          6.5x   4.6x   6.0x   3.0x   2.8x
------------------------------------------------------------------------------

*Excludes ORE.

Keystone experienced improvement in nearly all of its year-end ratios, coverage ratios, and absolute levels of problem credits, while maintaining the ratio of the allowance to year-end loans virtually constant at 1.32%. Improvement was noted in the absolute level of nonaccrual loans which dropped from $24,403,000 at December 31, 1994, to $16,740,000 at the end of 1995. Total risk elements, however, rose slightly from $38,161,000 to $41,222,000 over the same period which was attributed largely to the growth in 90-days past due loans. Coverage ratios, which reflect the ability of the allowance for loan losses to absorb problem credits, were all at peak levels by comparison to the most recent five-year histories. For example, the coverage of 1995 net charge-offs provided by the allowance was 6.5 times, reflecting significant improvement from the 1994 level of 4.6 times.

Credit risk associated with nonperforming assets also can be measured in terms of exposure to specific categories of loans. Keystone was able to achieve a reduction in the majority of the categories of nonperforming assets. The following table provides the components of nonperforming assets, detailed by loan categories, at the end of each of the past five years, (in thousands):

                                                    December 31,
==================================================================================
                                      1995     1994     1993     1992     1991
==================================================================================
Commercial                           $ 4,213  $ 5,233  $ 8,198  $10,841  $13,226
Commercial real estate:
  Construction and development         1,260    4,535    3,797    5,067    5,662
  Permanent                           10,389    9,999   12,429   13,681    6,828
Residential real estate                  612    4,359    3,316    4,719    5,938
Consumer                                 769      421      987    1,018    1,439
----------------------------------------------------------------------------------
Nonperforming loans                  $17,243  $24,547  $28,727  $35,326  $33,093
Other real estate                      8,984    5,870    8,097   10,835    9,377
----------------------------------------------------------------------------------
  Total nonperforming assets         $26,227  $30,417  $36,824  $46,161  $42,470
==================================================================================

Management also closely monitors the level of credits included in less severe past-due categories. The following is a comparative summary of these categories at the end of 1995 and 1994 (in thousands):

                               December 31,
-----------------------------------------------------------
                 1995    % of Total    1994    % of Total
                           Loans                  Loans
-----------------------------------------------------------
30-59 Days      $42,930    1.3%      $27,503         0.9%
60-89 Days       15,591    0.5         7,068         0.2
Over 90 Days     14,995    0.4         7,744         0.2
-----------------------------------------------------------
                $73,516    2.2%      $42,315         1.3%
===========================================================

The level of past due credits in the 90-days past due category, as well as the level of less severe categories from 30 to 89 days, rose substantially since the end of 1994. Economic lethargy and stress on the consumers' credit condition caused by high debt levels, appear to be the principal contributing factors. The situation is being monitored closely and, at this time, significant worsening, including charge-off experience greater than that experienced historically, is not expected. Steps taken to address the situation include the centralization of collections and charge card portfolio disposition.

Collections centralization should allow for improved monitoring of the portfolio and enhanced collection techniques through state-of-the-art technology. The approximate $20 million credit card portfolio, a contributing factor to consumer delinquencies and charge-offs, was disposed of subsequent to year-end.

Management has identified approximately $2,520,000 of loans outstanding where concern exists as to the potential for future classification into one of the risk element categories. Substantially all of these loans were current at the end of 1995.

Effective January 1, 1995, Keystone adopted Financial Accounting Standards Board
(FASB) Statement No. 114 - "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". Under this new standard, the credit losses on individual problem loans are based on discounted cash flows using the loan's effective interest rate, or as a practical expedient, the loans observable market price or the fair value of the collateral for collateral-dependent loans. Prior to the adoption of the new standard, cash flows were not discounted in estimating credit loss. Adoption of the new standard did not have a material impact on Keystone's financial condition or results of operation.

Overall Assessment
------------------

Keystone has assessed all of the above factors in the establishment of the allowance for credit losses. The determination as to the adequacy of the allowance reflects management's judgment, and is based upon appraisals, estimates, local market conditions, and other such information that requires subjective analysis. These factors, which are prone to change, are monitored by management to evaluate their potential impact on management's assessment of the adequacy of the allowance. Based on its evaluation of loan quality, management believes that the allowance for credit losses is adequate to absorb the credit risk within the loan portfolio.

INVESTMENTS
-----------

Keystone has established corporate investment policies that address various aspects of portfolio management including, but not limited to, quality standards, liquidity and maturity limits, investment concentrations, and regulatory guidelines. Compliance with these policies is reported regularly to the Board of Directors. Keystone's objectives with respect to investment management include maintenance of appropriate asset liquidity, facilitation of asset/liability management strategies, and maximization of return over the long term.

At December 31, 1995, Keystone's investments represented 24% of total assets. The aggregate carrying value of the investment portfolio was $1,223,172,000 including $837,910,000 of investments "available for sale" and $385,262,000 categorized as "held to maturity". The following is a summary of the carrying values of investments at December 31, 1995 and 1994 (in thousands):

                                                   December 31, 1995     December 31, 1994
--------------------------------------------------------------------------------------------
                                                  Available   Held to   Available  Held to
                                                  for Sale   Maturity   for Sale   Maturity
--------------------------------------------------------------------------------------------
Negotiable money market investments                $237,102   $  -----   $139,987  $    ---
U.S. Treasury securities                            255,357      -----    359,713     5,905
U.S. Government agency obligations                  273,396    237,122    221,318   258,568
Obligations of states and political subdivisions        872    132,541        ---   135,934
Corporate and other                                  71,183     15,599     34,777    17,995
--------------------------------------------------------------------------------------------
                                                   $837,910   $385,262   $755,795  $418,402
============================================================================================

The Securities and Exchange Commission, the Federal Reserve Board, and others have expressed general concern over the use of derivative financial instruments. In response to financial statement user concerns about derivative exposure, the FASB issued Statement No. 119 - "Disclosures About Derivative Financial Instruments and the Fair Value of Financial Instruments" in 1994. This accounting standard defined two distinct types of off-balance sheet derivative activities: "trading" activities and "end-user" activities. Keystone does not engage in derivatives trading activities and has made only limited use, as an end-user, of interest rate swaps. These swaps, together with other strategies, have been used to manage Keystone's overall exposure to the effect of changes in interest rates. Further disclosures concerning these swaps are included in the footnotes to the financial statements.

A broader definition of derivatives would include any financial instrument which derives its value or contractual cash flows from the price of some other security or index. Keystone's investment policy governs the nature and extent of on-balance sheet financial derivative holdings, which currently include both collateralized mortgage obligations and structured notes. This policy limits Keystone's exposure to derivatives risk by defining restrictions on the amount of credit, prepayment, extension, and interest-rate risk associated with derivative financial instruments. Keystone's aggregate investment in this form of financial derivative holdings is substantially composed of U.S. Government Agency holdings, as more fully described in the supplemental financial information which is included on page 66 of this Annual Report to Shareholders.

The weighted average life of Keystone's fixed rate investments was 2.75 years at December 31, 1995. Ratings for state, municipal, and corporate issues are provided by major rating agencies, principally Moody's and Standard and Poor's. At the end of 1995, the portion of all state and municipal holdings rated "AAA" was 90.7% and the portion of all corporate rated "A" or better was 92.1%.

The relationship of market value to the amortized cost of investments at December 31, 1995, was 100.8% compared to 96.6% at the end of 1994. Investments "held to maturity", which are carried at amortized cost, contained unrealized gains of $9,032,000 and unrealized losses of $459,000. At December 31, 1995, unrealized gains and losses included in the carrying value of the investments "available for sale" category of $3,543,000 and $1,848,000, respectively, were reflected, on a net of tax basis, as an adjustment to shareholders' equity. Keystone holds no concentration of corporate or municipal investment securities of any single issuer which exceeds 10% of shareholders' equity.

DEPOSITS
--------

Keystone's major source of funding is customer deposits. The following table provides a summary of changes in Keystone's deposit funding sources from 1994 to 1995 (in thousands):

                                                             Change
                                                        ===============
                                  1995        1994      Amount     %
=======================================================================
  Noninterest-bearing
    demand                     $  474,571  $  462,414  $ 12,157     3%
  NOW                             431,387     449,330   (17,943)   (4)
  Savings                         419,721     457,065   (37,344)   (8)
  Money market                    423,226     506,229   (83,003)  (16)
  Time deposits Less than
    $100,000                    1,882,702   1,597,413   285,289    18
  Time deposits $100,000 or
    more                          222,842     178,759    44,083    25
-----------------------------------------------------------------------
                               $3,854,449  $3,651,210  $203,239     6%
=======================================================================

Keystone recorded 6% growth in deposit balances from 1994 to 1995. This growth, however, was augmented by deposits acquired in merger and acquisition activity which accounted for nearly half of the overall growth rate. The most significant dynamics within the deposit base occurred in the flow of NOW, savings, and money market accounts to time deposits. This disintermediation was particularly evident in customer preference for the "variable rate" certificate of deposit product. As a direct consequence of the downward pressure on interest rates, consumers began seeking higher returns on their investment funds. Additionally, the rates offered on longer term deposits provided little incentive for customers to extend deposit maturities. These circumstances, combined with consumer desire to participate with the potential benefits of an upward rate environment, led to the development of the "variable rate" certificate. This product, which combines flexibility, convenience, and interest rate sensitivity, is an illustration of Keystone's on-going emphasis on the design of products and services which meet the needs of its customers. The enormous success of this product, which grew $179,755,000, or 123% since the end of 1994, was a primary factor in the deposit growth which occurred during the year.

The overall increase in average interest rates and the disintermediation from NOW, savings, and money market accounts into variable rate and certain longer-term categories of certificates, fostered an increase in the cost of funds from 3.55% in 1994 to 4.42% in 1995. The pricing of deposits will continue to be subjected to competitive pressures if interest rates rise from current levels and the current pace of loan growth is sustained. The competitive pressures on funding costs are likely to be present even in a declining interest rate environment as the overall level of interest rates at the end of 1995 precluded significant reduction in most core deposit rates. In order to continue to consistently meet the needs of its customer base in a variety of interest rate environments, Keystone will continue to develop innovative products such as the variable rate certificate of deposit and indexed money market account. These accounts, whose returns are closely tied to external indices, have provided customers with the flexibility and convenience necessary in a changing interest rate environment.

Certificates of deposit of $100,000 or more are considered less stable relative to other core deposit funding sources because they are short-term in nature and generally subject to competitive bid. Keystone's dependence on this source of funds, when measured as a percent of total deposits, rose slightly from 4.9% in 1994 to 5.7% in 1995. This increase was principally driven by the need to secure funding that would support loan demand. Keystone's use of other funding management tools, including loan securitization strategies is expected to reduce Keystone's limited reliance on this funding source.

OTHER BORROWED FUNDS

Keystone has selectively accessed sources of funding other than traditional core deposits. The following table provides a summary of the change in other borrowed funds from 1994 to 1995 (in thousands):

                                                    Change
                                               ===============
                            1995      1994     Amount    %
==============================================================
  Short-term borrowings    $210,025  $188,662  $21,363    11%
  FHLB borrowings           176,636   130,264   46,372    36
  Long-term debt              5,055     6,676   (1,621)  (24)
--------------------------------------------------------------
                           $391,716  $325,602  $66,114    20%
==============================================================

Without developing a dependence on these funds, Keystone will selectively access these funding sources to provide short-term liquidity, to meet funding requirements, or to support specific business mix changes. Each of the Keystone banks is a member of a Federal Home Loan Bank, and as such, can access a number of credit products which are utilized to provide various forms of funding. Keystone has primarily accessed fixed-rate borrowings with maturities of between one and three years.

SHAREHOLDERS' EQUITY

The management of capital, which provides the foundation for future asset and profitability growth, is a critical component of Keystone's overall financial management strategy. Shareholders' equity at December 31, 1995 totalled $480,694,000 versus $407,774,000 at the end of 1994, an increase of $72,920,000, or nearly 18%. This growth was influenced by the impact of shares issued in mergers and acquisitions in late 1995, by unrealized gains on "available-for-sale" securities, and by the effect of ongoing issuance of shares in connection with various benefit and dividend reinvestment plans.

Keystone's capital management policies have been developed to ensure the maintenance of appropriate levels of capital under a variety of economic circumstances. The principal source of new capital for Keystone is earnings retention. Earnings retention is a function of the return on beginning equity and the dividend paid to shareholders. Keystone's capital management policies set forth specific guidelines to ensure a favorable, consistent, and sustainable pattern of dividend payments, which for 1995, were 7.9% of the beginning of year book value. In recent years, earnings retention rates, offset by dividend payout patterns, have exceeded the level of asset growth and resulted in increased levels of capital.

Under guidelines set forth in its capital management policies, Keystone has sought to execute strategies and tactics which would moderate capital growth and increase the level of earning assets, which in turn would improve leverage. The acquisition of treasury stock and the annual dividend to shareholders were both executed pursuant to Keystone's capital management strategies.

At December 31, 1995, Keystone's equity-to-asset ratio stood at 9.47% versus 8.66% at the end of 1994. Despite the execution of capital management tactics, a number of external factors moderated Keystone's ability to control the relative rate of capital growth. For example, capital growth rates were increased by the unrealized appreciation of securities held in the available-for-sale investment category as required under FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity

Securities". The general decline in interest rates from the end of 1994 gave rise to increases in investment values at December 31, 1995. Similarly, the volume of share repurchase activity was limited by restrictions associated with the pooling-of-interests accounting method.

Bank regulators have set forth requirements for risk-based capital, which resulted in the establishment of international capital standards for banks. These requirements set forth minimum "leverage", "Tier 1" and "Total" capital ratios and provide a measure of capital adequacy that is more risk responsive than previous regulatory guidelines. Risk-based capital standards have continued to evolve under the Federal Deposit Insurance Corporation Improvement Act (FDICIA), which established a range of capital adequacy from "well-capitalized" to "significantly undercapitalized". The complexity surrounding the development of standards for interest rate risk, however, has delayed resolution of a final, comprehensive set of capital requirements.

The following table provides Keystone's risk-based capital position at the end of 1995 and a comparison to the various regulatory capital requirements.

                                          "Well         Minimum
                           Keystone   Capitalized"   Requirements
==================================================================
Leverage ratio                9.28%        5.00%          4.00%
"Tier 1" capital ratio       13.65%        6.00%          4.00%
Total capital ratio          14.83%       10.00%          8.00%

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no problems in meeting the current or future capital standards. Intangible assets, consisting of both core deposit intangible and goodwill, totaled $15,593,000 at December 31, 1995, or 51% of "Tier 1" capital.

ASSET/LIABILITY MANAGEMENT

The process by which financial institutions manage earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Two important objectives are optimization of net interest margin and maintenance of adequate liquidity, both of which have an impact on net interest income performance. Net interest margin is increased by widening interest spread while controlling interest rate sensitivity. The adequacy of liquidity is determined by the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset/liability management occurs at each of the subsidiary banks, with overall coordination and support provided by the Keystone Asset/Liability Management Committee (ALCO).

Interest Rate Risk
------------------

Interest rate risk can be quantified by measuring the change in net interest margin relative to changes in market interest rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. Keystone's asset/liability management policy sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Keystone and its subsidiary banks utilize a variety of techniques to measure and monitor interest rate risk, including the use of simulation analysis. In order to quantify the impact of changes in interest rates on net interest income, Keystone conducts quarterly interest rate shock simulations. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile. Keystone's asset/liability management policy limits interest rate risk exposure to 5% of net interest income for the succeeding twelve-month period. Management has determined that Keystone maintained a level of interest rate risk consistent with its asset/liability management policy limits at December 31, 1995.

Management augments rate shock simulations with GAP or interest rate sensitivity analysis. GAP is defined as the volume difference between interest rate-sensitive assets and liabilities. GAP is used by management to assist in evaluating the results of rate shock simulations, to identify areas that may warrant corrective action, and to identify interest rate risk exposure for periods beyond one year. By utilizing GAP to manage longer term interest rate risk, Keystone attempts to minimize fluctuations in net interest margin and thereby achieve consistent net interest income growth during periods of changing interest rates.

The following table provides an analysis of Keystone's interest rate sensitivity as measured under GAP at December 31, 1995 compared to 1994:

                                                                         December 31,
                               December 31, 1995                             1994
--------------------------------------------------------------------------------------
                       1 month     3 months     6 months      1 year        1 year
--------------------------------------------------------------------------------------
Assets               $1,599,455   $1,951,776   $2,284,502   $2,803,095     $2,301,220
Liabilities             866,575    1,596,049    1,894,537    2,316,327      2,198,347
Off balance sheet         7,000       (8,685)      (8,685)       7,000        (12,973)
Cumulative GAP          739,880      347,042      381,280      493,768         89,900
As a percent of           14.58%        6.84%        7.51%        9.73%          1.91%
 total assets
GAP ratio                  1.85         1.22         1.21         1.22           1.05
======================================================================================

Recent trends suggest that certain segments of the customer base and certain core products are more sensitive to changing interest rates than reflected in historical gap presentations. During 1995, Keystone enhanced its GAP analysis by modifying the treatment of certain categories of loans and deposits to more accurately reflect potential repricing opportunities.

While both rate shock simulations and Keystone's GAP analysis provide a measurement of interest rate risk, such presentations cannot accurately reflect all actual repricing opportunities which will occur within loan and deposit categories. The information provided by these analyses, however, provides some indication of the potential for interest rate adjustment, but does not necessarily mean that the rate adjustment will occur, or that it will occur in accordance with the assumptions. Despite these inherent limitations, Keystone believes that the tools used to manage its level of interest rate risk provide an appropriate reflection of interest rate risk exposure.

Liquidity
---------

Liquidity is defined as Keystone's ability to meet maturing obligations and customers' demand for funds on a continuous basis. Liquidity is sustained by stable core deposits, a diversified mix of liabilities, strong credit perception, and the maintenance of sufficient assets convertible to cash without material loss or disruption of normal operations. Keystone monitors liquidity through regular computation of prescribed liquidity ratios at each of the affiliate banks. Banks which fail to meet the prescribed minimum standards for these ratios must set forth tactics to promptly comply with policy guidelines and provide mandatory progress reports to Keystone's ALCO. Keystone actively manages liquidity within a defined range and has developed reasonable liquidity contingency plans, including ensuring availability of alternate funding sources to maintain adequate liquidity under a variety of business conditions.

Keystone's primary sources of liquidity are funds derived through earnings and deposit balances. Liquidity is also provided by scheduled maturities of loans and investment securities, as well as the early payoff of customer loan balances. Liquidity may also be influenced by the volume and timing of indirect securitization activity for both mortgages and indirect automobile loans. Consideration is given to the maturity of assets and expected future growth/funding needs when developing investment strategies. These liquidity sources may also be augmented by other forms of liability liquidity, such as FHLB borrowings. These various sources of funding have been used to support increases in overall earning asset balances over the year. Keystone's operating, investing, and financing activities are conducted within the overall constraints of Keystone's liquidity management policy.

Parent company liquidity represents another important aspect of liquidity management. Within Keystone, the parent company relies on the banking subsidiaries to provide funding for dividends to shareholders and unallocated corporate expenses. The amount of dividends from bank subsidiaries to the parent company is constrained by both state and federal regulations, which have not historically limited Keystone's practices. Based upon the inherent strength and profitability of the Keystone banks, holding company liquidity is deemed adequate.

REGULATORY MATTERS

Keystone and its banking affiliates are subject to periodic examinations by one or more of the various regulatory agencies. During 1995, examinations were conducted at the holding company and at Keystone's various banking and nonbanking subsidiaries. These examinations included, but were not limited to, procedures designed to review lending practices, credit quality, liquidity, compliance, and capital adequacy of Keystone and its subsidiaries. No comments were received from the various regulatory bodies which would have a material effect on Keystone's liquidity, capital resources, or operations.

The Federal Deposit Insurance Corporation Improvement Act (FDICIA), established a new framework for the relationship between insured depository institutions and the various regulatory bodies. FDICIA regulations, which addressed capital adequacy, brokered deposits, annual audits, expanded regulatory requirements, audit committee composition, and truth in savings provisions have been finalized and enacted throughout Keystone. Implementation of other aspects of FDICIA, including the introduction of interest rate risk into the premium assessment methodology and capital requirements have not yet been finalized due to complexities in regulatory implementation. Keystone has closely monitored its compliance with all banking regulations and will continue to monitor and comply with future regulations as set forth by the various bank regulatory bodies.

INFLATION

Keystone's ability to cope with the impact of inflation is best determined by an analysis of its ability to respond to changing interest rates and manage noninterest income and expense. As discussed in the asset/liability management section of this review, Keystone manages the mix of interest rate-sensitive assets and liabilities in order to limit the impact of changing interest rates on net interest income. Inflation also has a direct impact on noninterest income and expense, such as service fees, salary expense and benefits, and other overhead expenses. Inflationary pressure over the last several years has been relatively modest, although concern exists over the sustained strength of the economy and the potential impact on inflationary pressure. Management will continue to monitor the impact of these pressures on the pricing of its products and services and on the control of overhead expenses.

1994 vs. 1993
-------------

Keystone's 1994 net income was $51,359,000, and was comparable with the net income of $51,349,000 in 1993. Earnings per share were $2.20 in both 1994 and 1993. Results in both periods were affected by acquisition-related expenses, which reduced earnings per share by $0.14 and $0.19, respectively. Earnings results in 1994 were further reduced by approximately $0.07 per share due to the recognition of restructuring expenses related to the consolidation of certain back-office loan and deposit activities. Return on average assets (ROA) and return on average equity (ROE) were 1.16% and 12.71%, respectively, compared with 1.19% and 12.98% in 1993. Excluding the aforementioned charges, ROA and ROE were 1.27% and 13.87% in 1994, versus 1.28% and 13.92% in 1993.

Core earnings, excluding the impact of both merger-related and restructuring expenses, continued to exhibit improvement in areas of key strategic focus. Net interest income continued to grow as a consequence of steady increases in lending activities and the maintenance of stable funding costs. Noninterest revenues were constant with 1993 levels, and overhead costs, excluding the merger and restructuring expenses, reflected almost no growth during 1994.

On July 29, 1994, Keystone completed the merger of the Frankford Corporation and its principal subsidiary, the Frankford Bank (Frankford), in a transaction accounted for under the pooling-of-interests method of accounting. Keystone's results also reflected the January 1994 acquisitions of WM Bancorp and Elmwood Bancorp, Inc., which were also accounted for under the pooling of interests method. On November 1, 1994, Keystone completed the acquisition of American Savings Bank (American) into its Pennsylvania National Bank affiliate. This transaction was accounted for under the purchase method of accounting and, as such, did not result in restatement of periods prior to the merger. This purchase accounted for approximately 20% of the total growth in Keystone's average assets during 1994 and 30% of the total growth in Keystone's average deposits.

Interest income rose to $319,506,000 in 1994, compared with $315,193,000 in 1993, an increase of $4,313,000. While interest rate trends in 1994 reversed the pattern of declining rates, the increases were not sufficient to push average yields over those achieved in 1993. The average earning asset yield of 7.59% in 1994 was slightly under the 7.69% recorded in 1993. The increase in interest income was driven by the growth in the volume of earning assets, and was sufficient to overcome the impact of the slightly lower asset yields. Earning assets grew to $4,214,088,000 in 1994 compared with $4,100,016,000 in 1993, an increase of $114,072,000, or 2.8%. Growth in earning assets occurred primarily in the loan portfolio. The most significant growth in loans occurred in the consumer categories, including indirect lending, personal lines of credit, and credit cards.

The impact of the interest rate environment and responsive deposit pricing strategies had a profound effect on customer savings patterns and preferences. As with the yield on earning assets, the cost of funding sources was slightly lower in 1994 than in 1993. Although interest rates increased during 1994, the increase was insufficient to overcome the overall higher average rates experienced in the prior year. The average cost of funds was 3.55% in 1994, slightly less than the 3.62% recorded in 1993. Interest expense was almost constant at $124,784,000 in 1994 versus $125,245,000 in 1993. Customers began to seek higher yields associated with longer-term deposits, which had been priced less attractively during periods of declining interest rates. Product strategies, which included the promotion of a variable-rate certificate of deposit product, were designed to increase customer choices in an uncertain interest rate environment. Total deposits reflected a slight increase during the year and, combined with managed growth in short-term borrowings and Federal Home Loan Bank (FHLB) advances, provided the funding necessary to meet loan demand.

Net interest income, or the difference between interest income and interest expense, grew modestly from $189,948,000 in 1993, to $194,722,000 in 1995, an increase of $4,774,000 or 2.5%. Net interest margin, which includes the effect of net interest spread and the investment of noninterest bearing funds, was 4.63% and included net interest spread of 4.04% and the impact of noninterest bearing funds of .59%. Each of these measures was at or near 1993 levels.

The 1994 provision for credit losses grew to $9,484,000 compared with $7,940,000 in 1993. Much of this increase was attributable to a rise in the level of charge-offs, which grew to $9,321,000 during the year and reflected an increase from $6,699,000 in 1993.

Noninterest income before security transactions was $43,795,000 or slightly under the $44,150,000 recorded in 1993. Keystone has emphasized the evolution of existing and new fee-based products and services designed to meet the diverse financial needs of its customer base. The impact of this strategy was particularly evident in the expansion of investment management services, the formation of mortgage banking and brokerage units, the introduction of an annuity program, and other similar initiatives. Despite these efforts, performance between 1994 and 1993 was relatively stable. Trust revenues were $11,808,000 in 1994 vs. $11,690,000 in 1993 as the sale of the corporate trust business in mid-year 1994 reduced corporate trust fees for the remainder of the year. Keystone recorded a gain of $1.2 million in the "other income category" related to the sale of the corporate trust business. The most dramatic change in noninterest revenues occurred in mortgage banking fees which declined from $6,143,000 in 1993 to $3,868,000 in 1994, and was attributed to the effect of rising interest rates on the demand for refinancing and origination services. This performances was substantially below 1993 activity, when the impact of a rapidly declining interest rate environment spurred substantial refinancing activity. Service charges on deposits grew 6% from $11,869,000 in 1993, to $12,606,000 in 1994. During 1993, bank subsidiaries within Keystone underwent extensive review to analyze whether service fees were appropriately priced and resulted in an adjustment of fee structures and an increase in 1994 revenue. Keystone also recorded increases in fees from the introduction of new products and services, including the introduction of a proprietary credit card and the "Keycheck" card.

Noninterest expenses rose 2.5% from $148,003,000 to $151,723,000, an increase of $3,720,000. Salaries, benefits, and other expense components in both 1994 and 1993 were affected by merger-related expenses which totalled $4.5 million and $4.1 million in 1994 and 1993, respectively. Additionally, 1994 expenses were influenced by a $2.5 million restructuring charge related to the consolidation of the loan and deposit operations. The following table summarizes the impact of special charges reflected in both 1994 and 1993 (in thousands):

                                                         Change
--------------------------------------------------------------------
                                   1994      1993    Amount    %
--------------------------------------------------------------------
Total noninterest expenses       $151,723  $148,003  $3,720    2.5%
Special charges:
  Merger-related expenses           4,500     4,100     400    9.8
  Restructuring expenses            2,500     -----   2,500  100.0
--------------------------------------------------------------------
Adjusted noninterest expenses    $144,723  $143,903  $  820    0.6%
====================================================================

A comparison of actual noninterest expenses, in total, and as adjusted for the merger and restructuring expenses, is provided as follows (in thousands):

                    Actual Noninterest                 Adjusted Noninterest
                         Expenses                            Expenses
-----------------------------------------------------------------------------
                 1994      1993     Change     1994       1993      Change
=============================================================================
Salaries       $ 62,327  $ 58,644  $ 3,683   $ 58,627    $ 57,994   $   633
Benefits         11,908    13,918   (2,010)    11,658      13,303    (1,645)
Occupancy        12,134    11,689      445     12,134      11,689       445
Furniture &      11,257    10,069    1,188     11,257      10,069     1,188
 equipment
Deposit           8,039     8,178     (139)     8,039       8,178      (139)
 insurance
Other            46,058    45,505      553     43,008      42,670       338
-----------------------------------------------------------------------------
               $151,723  $148,003  $ 3,720   $144,723    $143,903   $   820
=============================================================================

Salary expenses in 1994 grew 6%, or $3,683,000, and included approximately $3,700,000 of contractual obligations incurred in connection with the Frankford merger and the consolidation of back-office operations. Expenses in 1993 had reflected a charge of approximately $600,000 for certain contractual obligations arising from mergers. The recognition of the cost of contractual obligations in both 1994 and 1993 was a consequence of the exercise of "change-of-control" provisions of preexisting employment contracts with merged banks. Excluding these charges, salary expenses grew only $633,000, or 1%, as staff reductions offset almost fully the impact of a 3% merit increase. Benefit expenses, which primarily relate to the costs of providing employee health care, declined $2,010,000. While 1994 and 1993 benefit costs were affected by accruals incident to mergers, core benefit expenses declined $1,645,000, or 12%, and were affected by the implementation of the "point of service" program and by favorable claims experience.

Occupancy and equipment expenses rose $1,633,000, or 7.5% as the most significant portion of the increase occurred in equipment expense, which rose $1,188,000. Management has continued to make technological and infrastructure enhancements necessary to support a large and more customer-oriented financial services company. FDIC deposit insurance expense remained constant during 1994 at $8,039,000 versus $8,178,000 in 1993. Changes to the assessment methodology mandated by FDICIA did not materialize in 1994.

Keystone experienced minimal growth in the other expense category during 1994. Substantial merger-related expenditures were included in both 1993 and 1994 as other expenses totalled $46,058,000 in 1994 compared with $45,505,000 in 1993. In addition to the merger expenses, fees related to the termination of third-party servicing arrangements, which permitted cancellation of certain external data services, were recorded in both years. Direct merger-related costs included in other expenses aggregated $2.5 million in 1994 and $3.2 million in 1993. In 1994, Keystone also recognized a $1.0 million reduction in expenses resulting from the reversal of a portion of a contingency reserve originally established in 1988. Expenses in 1993 had included an adjustment to goodwill of $1.3 million.

Keystone recorded tax expenses of $20,481,000 in 1994 versus $21,037,000 in 1993, as the effective tax rate declined slightly from 29.1% in 1993 to 28.5% in 1994. The 1993 effective tax rate had been inflated by the recognition, for Federal income tax purposes, of approximately $1 million of bad debt reserve recapture of the acquired savings bank. Excluding the impact of this bad debt recapture, Keystone's effective tax rate was slightly higher in 1994 as income from tax-free sources continued to reflect a steady decline of balances due to investment maturities.

                        Report of Independent Auditors


Shareholders and Board of Directors
Keystone Financial, Inc.

We have audited the accompanying consolidated statements of condition of Keystone Financial, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of Keystone Financial, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1993 financial statements of three acquired companies, which statements reflect net income constituting 23% of consolidated net income for the year ended December 31, 1993. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for the acquired companies is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Financial, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                           Ernst & Young LLP

Pittsburgh, Pennsylvania
January 31, 1996


CONSOLIDATED STATEMENTS OF CONDITION                                                                               December 31,
------------------------------------------------------------------------------------------------------------------------------------


(in thousands, except share data)                                                                               1995          1994
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
------------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                                                   $   182,459   $   181,953

Federal funds sold and other                                                                                  109,422        49,622
Investment securities available for sale                                                                      837,910       755,795
Investment securities held to maturity
  (market values 1995 - $393,835; 1994-$402,963)                                                              385,262       418,402
Assets held for resale                                                                                         57,454         9,189

Loans and leases                                                                                            3,365,716     3,193,405
Allowance for credit losses                                                                                   (44,377)      (42,440)

------------------------------------------------------------------------------------------------------------------------------------


Net loans                                                                                                   3,321,339     3,150,965

Premises and equipment                                                                                         70,888        61,759
Other assets                                                                                                  110,051        78,315
------------------------------------------------------------------------------------------------------------------------------------


TOTAL ASSETS                                                                                              $ 5,074,785   $ 4,706,000
------------------------------------------------------------------------------------------------------------------------------------


LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------


Noninterest-bearing deposits                                                                              $   532,663   $   513,641
Interest-bearing deposits                                                                                   3,529,225     3,314,342
------------------------------------------------------------------------------------------------------------------------------------


Total Deposits                                                                                              4,061,888     3,827,983

Federal funds purchased and security repurchase agreements                                                    260,543       239,652
Other short-term borrowings                                                                                    19,298        14,376
------------------------------------------------------------------------------------------------------------------------------------


Total Short-term borrowings                                                                                   279,841       254,028

FHLB borrowings                                                                                               163,771       148,887
Long-term debt                                                                                                  4,048         6,054
Other liabilities                                                                                              84,543        61,274
------------------------------------------------------------------------------------------------------------------------------------


TOTAL LIABILITIES                                                                                           4,594,091     4,298,226
------------------------------------------------------------------------------------------------------------------------------------


SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------


Preferred stock; $1.00 par value, authorized 8,000,000
shares; none issued or outstanding                                                                              -----         -----
Common stock: $2:00 par value, authorized 50,000,000;
issued 25,256,369 - 1995 and 24,051,007 - 1994                                                                 50,512        48,102
Surplus                                                                                                        93,177       106,812
Retained earnings                                                                                             337,557       291,948
Deferred KSOP benefit expense                                                                                  (1,750)       (2,250)


Treasury stock; 1994 - 690,000 shares at cost                                                                   -----       (20,576)

Net unrealized securities gains (losses), net of tax                                                            1,198       (16,262)

------------------------------------------------------------------------------------------------------------------------------------


TOTAL SHAREHOLDERS' EQUITY                                                                                    480,694       407,774
------------------------------------------------------------------------------------------------------------------------------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                                $ 5,074,785   $ 4,706,000
====================================================================================================================================



The accompanying notes are an integral part of the consolidated financial statements.


Consolidated Statements of Income
                                                                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------


(in thousands except per share data)                                                                1995         1994        1993
------------------------------------------------------------------------------------------------------------------------------------


INTEREST INCOME
------------------------------------------------------------------------------------------------------------------------------------


  Loans and fees on loans                                                                       $288,122     $240,387      $239,182
  Investments - taxable                                                                           57,462       58,589        50,003
  Investments - tax-exempt                                                                         8,402        9,222        10,420
  Federal funds sold and other                                                                     8,309        3,840         7,001
  Assets held for resale                                                                           1,636        1,164         1,149
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                 363,931      313,202       307,755
------------------------------------------------------------------------------------------------------------------------------------


INTEREST EXPENSE
------------------------------------------------------------------------------------------------------------------------------------


  Deposits                                                                                       145,090      111,171       114,801
  Short-term borrowings                                                                           10,195        6,671         4,893
  FHLB borrowings                                                                                 10,827        6,446         5,265
  Long-term debt                                                                                     467          496           286
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                 166,579      124,784       125,245
------------------------------------------------------------------------------------------------------------------------------------


NET INTEREST INCOME                                                                              197,352      188,418       182,510
Provision for credit losses                                                                        7,859        9,484         7,940
------------------------------------------------------------------------------------------------------------------------------------


NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                            189,493      178,934       174,570
------------------------------------------------------------------------------------------------------------------------------------


NONINTEREST INCOME
------------------------------------------------------------------------------------------------------------------------------------


  Trust income                                                                                    12,202       11,808        11,690
  Service charges on deposit accounts                                                             13,205       12,606        11,869
  Secondary market activity                                                                        7,807        3,868         6,143
  Fee income                                                                                      12,490        9,762         9,121
  Reinsurance income                                                                               2,047        2,368         2,268
  Other income                                                                                     1,253        3,383         3,059
  Net gains - equity securities                                                                      293          546           575
  Net gains - debt securities                                                                      1,024          288         1,094
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                  50,321       44,629        45,819
------------------------------------------------------------------------------------------------------------------------------------


NONINTEREST EXPENSE
------------------------------------------------------------------------------------------------------------------------------------


  Salaries                                                                                        62,115       62,327        58,644
  Employee benefits                                                                               10,898       11,908        13,918
  Occupancy expense, net                                                                          12,650       12,134        11,689
  Furniture and equipment expense                                                                 12,435       11,257        10,069
  Deposit insurance                                                                                4,957        8,039         8,178
  Other expense                                                                                   47,579       46,058        45,505
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                 150,634      151,723       148,003
------------------------------------------------------------------------------------------------------------------------------------


Income before income taxes                                                                        89,180       71,840        72,386
Income tax expense                                                                                27,866       20,481        21,037
------------------------------------------------------------------------------------------------------------------------------------


NET INCOME                                                                                      $ 61,314     $ 51,359      $ 51,349
------------------------------------------------------------------------------------------------------------------------------------


PER SHARE DATA
------------------------------------------------------------------------------------------------------------------------------------


Net income                                                                                         $2.59        $2.20         $2.20
Average number of shares outstanding                                                          23,641,572   23,395,425    23,304,618
Dividends                                                                                          $1.38        $1.30         $1.19
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity



(in thousands, except share data)                   Issued and
                                                    Outstanding    Common              Retained    Deferred KSOP     Treasury
                                                   Common Shares   Stock   Surplus     Earnings    Benefit Expense     Stock
---------------------------------------------------------------------------------------------------------------------------------

BALANCE AT
JANUARY 1, 1993                                       23,229,620  $46,460  $91,202     $243,975            ($3,250)         -
----------------------------------------------------------------------------------------------------------------------------------



1993 Net Income                                                -        -        -       51,349                  -          -
Dividends ($1.19/share)                                        -        -        -      (23,718)                 -          -
Stock issued:
  Benefit plans                                          138,720      277    1,842            -                  -          -
  KSOP Plan                                                7,428       15      217            -                  -          -
  Dividend reinvestment                                  117,633      235    2,714            -                  -          -
Deferred KSOP benefit expense                                  -        -        -            -                500          -
Acquisition of treasury stock                           (100,000)       -        -            -                  -     (3,123)
Retirement of treasury shares                             (2,538)    (205)  (2,923)         (32)                 -      3,110
Net unrealized gain on available for sale securities           -        -        -            -                  -          -
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1993                                     23,390,863   46,782   93,052      271,574             (2,750)       (13)
------------------------------------------------------------------------------------------------------------------------------------


1994 Net income                                                -        -        -       51,359                  -          -
 Dividends ($1.30/share)                                       -        -        -      (30,985)                 -          -
 Stock issued:
   Benefit plans                                         211,464      422    2,985            -                  -          -
   KSOP Plan                                              17,545       35      460            -                  -          -
   Dividend reinvestment                                  83,575      168    2,265            -                  -          -
 Deferred KSOP benefit expense                                 -        -        -            -                500          -
 Acquisition of treasury stock                          (690,000)       -        -            -                  -    (20,563)
 Retirement of treasury shares                              (228)      (1)      (1)           -                  -          -
 Issuance of stock for acquisitions                      317,403      635    8,113            -                  -          -
 Net unrealized loss on available for sale securities          -        -        -            -                  -          -
 Other                                                    30,455       61      (62)           -                  -          -
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1994                                     23,361,077   48,102  106,812      291,948             (2,250)   (20,576)
-----------------------------------------------------------------------------------------------------------------------------------

1995 Net income                                                -        -        -       61,314                  -          -
Dividends ($1.38/share)                                        -        -        -      (33,092)                 -          -
Stock issued:
   Benefit plans                                         276,056      552    4,686            -                  -          -
   KSOP Plan                                              20,821       42      571            -                  -          -
   Dividend reinvestment                                  88,508      176    2,480            -                  -          -
 Deferred KSOP benefit expense                                 -        -        -            -                500          -
 Acquisition of treasury stock                          (211,625)       -        -            -                  -     (6,363)
 Mergers and acquisitions                              1,721,532    1,640  (21,372)      17,387                  -     26,939
 Net unrealized gain on available for sale securities          -        -        -            -                  -          -
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT
DECEMBER 31, 1995                                     25,256,369  $50,512  $93,177     $337,557            ($1,750)   $     _

-----------------------------------------------------------------------------------------------------------------------------------

                                                          Net Unrealized
                                                            Securities
                                                           Gains(Losses),                    Shareholders'
                                                             Net of Tax                          Equity
---------------------------------------------------------------------------------------------------------
BALANCE AT
JANUARY 1, 1993                                                   ($73)                          $378,314
---------------------------------------------------------------------------------------------------------
1993 Net Income                                                      -                             51,349
Dividends ($1.19/share)                                              -                            (23,718)
Stock issued:
  Benefit plans                                                      -                              2,119
  KSOP Plan                                                          -                                232
  Dividend reinvestment                                              -                              2,949
Deferred KSOP benefit expense                                        -                                500
Acquisition of treasury stock                                        -                             (3,123)
Retirement of treasury shares                                        -                                (50)
Net unrealized gain on available for sale securities             4,308                              4,308
----------------------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1993                                                4,235                            412,880
----------------------------------------------------------------------------------------------------------

1994 Net income                                                      -                             51,359
 Dividends ($1.30/share)                                             -                            (30,985)
 Stock issued:
   Benefit plans                                                     -                              3,407
   KSOP Plan                                                         -                                495
   Dividend reinvestment                                             -                              2,433
 Deferred KSOP benefit expense                                       -                                500
 Acquisition of treasury stock                                       -                            (20,563)
 Retirement of treasury shares                                       -                                 (2)
 Issuance of stock for acquisitions                                  -                              8,748
 Net unrealized loss on available for sale securities          (20,497)                           (20,497)
 Other                                                               _                                 (1)
----------------------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1994                                              (16,262)                           407,774
----------------------------------------------------------------------------------------------------------

1995 Net income                                                      _                             61,314
Dividends ($1.38/share)                                              _                            (33,092)
Stock issued:
   Benefit plans                                                     _                              5,238
   KSOP Plan                                                         _                                613
   Dividend reinvestment                                             _                              2,656
 Deferred KSOP benefit expense                                       _                                500
 Acquisition of treasury stock                                       _                             (6,363)
 Mergers and acquisitions                                            _                             24,594
 Net unrealized gain on available for sale securities           17,460                             17,460
----------------------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1995                                               $1,198                           $480,694
----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
                                                                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------


(in thousands)                                                                                        1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------


OPERATING ACTIVITIES:
Net income                                                                                        $  61,314   $  51,359   $  51,349
Adjustments to reconcile net income to net cash provided by
 operating activities:

  Provision for credit losses                                                                         7,859       9,484       7,940
  Provision for depreciation and amortization                                                        12,423       9,749      11,818
  Deferred income taxes                                                                               9,288         996      (1,608)


  Sale of assets held for resale                                                                    157,803     107,193     170,881
  Origination of assets held for resale                                                            (162,678)   (119,808)   (179,170)


  (Increase) decrease in interest receivable                                                         (1,129)     (3,800)      1,269
  Increase (decrease) in interest payable                                                             2,638       4,132      (2,367)


  Other                                                                                             (24,915)     18,710       5,205
------------------------------------------------------------------------------------------------------------------------------------


NET CASH PROVIDED BY OPERATING ACTIVITIES                                                            62,603      78,015      65,317
------------------------------------------------------------------------------------------------------------------------------------


INVESTING ACTIVITIES:

Cash received in bank mergers                                                                        49,639      67,923         ---
Net (increase) decrease in interest-earning deposits                                                 (6,589)     19,078      16,671
Available for sale securities:
    Sales                                                                                           113,317      75,722         ---
    Maturities                                                                                      609,111     582,789         ---
    Purchases                                                                                      (747,817)   (612,283)        ---
Held to maturity securities:
    Maturities                                                                                      103,343      83,807     318,549
    Purchases                                                                                       (55,258)    (78,637)   (524,880)


Proceeds from sales of investment securities                                                            ---         ---      54,075
Net (increase) decrease in loans                                                                   (119,270)   (324,554)     45,350
Proceeds from sales of loans                                                                         33,016      41,289      17,792
Purchases of loans                                                                                  (15,869)    (42,647)    (45,264)


Purchases of premises and equipment                                                                 (14,622)     (9,344)    (10,067)


Other                                                                                                  (876)       (215)      9,226
------------------------------------------------------------------------------------------------------------------------------------


NET CASH USED BY INVESTING ACTIVITIES                                                               (51,875)   (197,072)   (118,548)

------------------------------------------------------------------------------------------------------------------------------------


FINANCING ACTIVITIES:

Net increase (decrease) in deposits                                                                  41,745      89,597     (72,573)


Net increase in short-term borrowings                                                                25,813      18,549      55,693
Proceeds from FHLB borrowings                                                                       138,352      38,371      82,054
Repayments of FHLB borrowings                                                                      (129,967)    (19,484)        (54)


Net increase (decrease) in long-term debt                                                            (2,006)         64         859
Acquisition of treasury stock                                                                        (6,363)    (20,563)     (3,123)


Cash dividends                                                                                      (33,092)    (30,985)    (23,657)


Other                                                                                                 8,507       6,832       8,536
------------------------------------------------------------------------------------------------------------------------------------


NET CASH PROVIDED BY FINANCING ACTIVITIES                                                            42,989      82,381      47,735
------------------------------------------------------------------------------------------------------------------------------------


INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                                                       53,717     (36,676)     (5,496)

------------------------------------------------------------------------------------------------------------------------------------


Cash and cash equivalents at beginning of year                                                      204,942     241,618     247,114
------------------------------------------------------------------------------------------------------------------------------------


CASH AND CASH EQUIVALENTS AT END OF YEAR                                                          $ 258,659   $ 204,942   $ 241,618
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an intgegral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized Accounting Policies

The accounting policies discussed below are followed consistently by Keystone and its subsidiaries. These policies are in accordance with generally accepted accounting principles and conform to common practices in the banking industry.

Nature of Operations: Keystone provides a wide range of commercial and consumer services to a diverse client base through its banking subsidiaries. The client base includes individual, business, public, and institutional customers primarily located in Pennsylvania, Maryland, and West Virginia. Lending services include secured and unsecured commercial loans, residential and commercial mortgages, installment loans, revolving consumer loans and lease financing. Deposit services include a variety of checking, savings, time, money market, and individual retirement accounts. Money management services are available to customers through a variety of techniques, all of which are designed to improve cash flow, control disbursements, and increase return on investments. In addition, Keystone has entered into agreements with certain investment and insurance specialists to provide an expanding array of specialized investment products and services to its customer base.

A full spectrum of trust services is offered by specialists, including administration of trusts and estates, investment management services, administration of retirement and employee benefit plans, and other fiduciary responsibilities.

Keystone's nonbanking subsidiaries perform specialized services including mortgage banking, small-ticket equipment leasing, discount brokerage services, investment advisor services, and reinsurance. None of the nonbanking subsidiaries represent a material component of Keystone's operations.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

Principles of Consolidation: The consolidated financial statements include the accounts of: Keystone Financial, Inc., the parent company; its wholly-owned banking subsidiaries consisting of Mid-State Bank and Trust Company; Northern Central Bank; Pennsylvania National Bank and Trust Company; American Trust Bank, N.A.; Frankford Bank, N.A;. and its subsidiary, Keystone Financial Leasing Corporation; and the parent company's nonbanking subsidiaries consisting of Key Trust Co., Martindale Andres & Co.; Keystone Brokerage, Inc.; Keystone Life Insurance Company; Keystone Investment Services, Inc.; Keystone Financial Mortgage Corporation; and two community development corporations. All significant intercompany accounts have been eliminated in consolidation.

Trading Account Assets: Securities classified as trading account assets are held for resale in anticipation of short-term market movements and are carried at fair value with market adjustments recorded against income. Keystone has made limited use of trading account portfolios.

Investments "Held-to-Maturity" and "Available-for-Sale": In accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", Keystone classifies its securities as either "held-to-maturity" or "available-for-sale".

The classification of debt securities is determined at the time of purchase. Debt securities are classified as held-to-maturity based upon management's positive ability and intent to hold such securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts (amortized cost).

Debt securities not classified as trading or held-to-maturity and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity.

The cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of a mortgage-backed security, over the estimated life of the security. Such amortization/accretion, as well as interest and dividends, is included in interest income from investments. Realized gains and losses and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method, and sales are reported as of the trade date.

Assets Held for Resale: Assets held for resale are valued at the lower of cost or market, determined on an aggregate basis.

Accounting for Mortgage Servicing Rights: Effective January 1, 1995, Keystone adopted FASB Statement No. 122, "Accounting for Mortgage Servicing Rights". The new statement requires that mortgage banking enterprises recognize a separate asset for mortgage servicing rights, regardless of whether the rights are acquired through purchase or origination. If mortgage loans are sold or securitized with servicing retained, the total cost of the mortgage loans is to be allocated to the loans and the servicing rights based on their relative fair values. Keystone performs a periodic review for impairment in the market value of recorded mortgage servicing rights.

Adoption of this new statement did not have a material impact on Keystone's financial condition or results of operations.

Interest and Fees on Loans: Interest income on loans is accrued based upon the principal amount outstanding. Loan origination fees and certain direct loan origination costs have been deferred and the net amount amortized as an adjustment of the related loan yield over the estimated contractual life of the related loans.

Keystone places loans and leases on nonaccrual when collection of principal is in doubt, or when interest is 90 days past due, unless the loan is well-secured and in the process of collection. Classification of a loan as nonaccrual is also considered when the financial condition of the borrower is in a state of significant deterioration. When loans are placed on nonaccrual, including those identified as impaired under FASB Statement No. 114, loan interest receivable is reversed. Interest payments received on these loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal; otherwise such payments are recognized as interest income. Loans and leases are removed from nonaccrual when they have performed in accordance with contract terms for a reasonable period of time and when concern no longer exists as to their collectability.

Impaired Loans: Keystone adopted FASB Statement No. 114 - "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," effective January 1, 1995. As a result of applying the new rules, certain impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of these standards did not have a material impact on Keystone's financial position or results of operations.

Direct Lease Financing: Financing of equipment, principally consisting of automobiles and business equipment, is provided to customers under lease arrangements accounted for as direct financing leases. These leases are reported in the consolidated statements of condition under the loan caption as a net amount, consisting of the aggregate of lease payments receivable and estimated residual values, less unearned income. Income is recognized in a manner which results in an approximate level yield over the lease term.

Allowance for Credit Losses: The allowance for credit losses is maintained at a level believed adequate by management to absorb potential loan and lease losses. Management's determination of the adequacy of the allowance is based on the risk characteristics of the loans and leases, credit loss experience, economic conditions, appraisals, valuation estimates, and such other relevant factors which, in management's judgment, deserve recognition.

Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally on the straight-line method over the estimated useful lives of the related assets.

Other Real Estate: Other real estate is comprised of property acquired through a foreclosure proceeding, an acceptance of a deed in lieu of foreclosure, or an in-substance foreclosure. Balances are carried at the lower of the related loan balance or estimated fair value. Any losses realized upon disposition of the property, and holding costs prior thereto, are charged against income.

Impairment of Long-Lived Assets: In March 1995, the Financial Accounting Standards Board issued Statement No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment is measured based on the present value of expected future cash flows from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Keystone intends to adopt this standard on January 1, 1996. The adoption is not expected to have a material impact on Keystone's financial position or results of operations.

Trust Assets and Income: Assets held in a fiduciary capacity by the subsidiary banks are not assets of the banks and are therefore not included in the consolidated financial statements.

Pensions: The provision for pension expense was actuarially determined using the projected unit credit actuarial cost method. The funding policy is to contribute an amount sufficient to meet the requirements of ERISA, subject to Internal Revenue Code contribution limitations.

Stock Options: Keystone will adopt FASB Statement No. 123, "Accounting for Stock-Based Compensation," in January, 1996. As permitted under this new standard, Keystone intends to provide pro forma disclosure of the impact to net income and earnings per share that would occur if compensation expense were recognized based on the estimated fair value of the options on the date of the grant. The calculation of the fair value of options granted will require complex valuation techniques. Adoption of this new standard is not expected to have a significant impact on Keystone's results of operations.

Income Taxes: The provision for income taxes is based on the results of operations and the impact of tax rate changes on the carrying amount of deferred tax assets and liabilities. In computing the tax liability, the results of operation are adjusted principally for the tax effect of tax-exempt income.

Net Income Per Share: Net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period.

Financial Derivatives: Interest rate swap contracts are utilized to hedge specific credit and/or funding activities, and the differential of interest paid or received is reflected in interest income or expense. The fair value of these swap contracts is not recognized in the financial statements.

Cash Flow Information: Keystone considers cash and due from banks and federal funds sold as cash and cash equivalents. Interest paid on deposits and other borrowings aggregated $163,120,000, $120,652,000, and $127,610,000, in 1995, 1994, and 1993, respectively. Cash payments for income taxes approximated $17,050,000, $24,854,000, and $21,442,000 for
1995, 1994, and 1993, respectively.

Investments

The amortized cost, related fair value and unrealized gains and losses for investment securities classified as available-for-sale or held-to-maturity were as follows at December 31 (in thousands):

----------------------------------------------------------------------------------------------------------------------------------
                                                                               1995
----------------------------------------------------------------------------------------------------------------------------------
                                                    Available for Sale                             Held to Maturity
----------------------------------------------------------------------------------------------------------------------------------
                                       Amortized       Unrealized           Fair      Amortized       Unrealized             Fair
                                          Cost      Gains     Losses       Value        Cost       Gains       Losses       Value
----------------------------------------------------------------------------------------------------------------------------------
Negotiable money market investments   $  237,107   $     11    $    16   $  237,102   $       -    $     -   $      -    $       -
U.S. Treasury securities                 254,483      1,254        380      255,357           -          -          -            -
U.S. Government agency obligations       272,934      1,306        844      273,396     237,122      4,423        338      241,207
Obligations of states and political
  subdivisions                               847         25          -          872     132,541      4,242        102      136,681
Corporate and other securities            70,844        947        608       71,183      15,599        367         19       15,947
----------------------------------------------------------------------------------------------------------------------------------
Total                                 $  836,215 $    3,543    $ 1,848   $  837,910   $ 385,262    $ 9,032   $    459    $ 393,835
----------------------------------------------------------------------------------------------------------------------------------

                                                                               1994
----------------------------------------------------------------------------------------------------------------------------------
                                                    Available for Sale                             Held to Maturity
----------------------------------------------------------------------------------------------------------------------------------
                                       Amortized       Unrealized           Fair      Amortized       Unrealized             Fair
                                          Cost      Gains     Losses       Value        Cost       Gains       Losses       Value
----------------------------------------------------------------------------------------------------------------------------------
Negotiable money market investments   $  140,015   $      1    $    29   $  139,987   $       -    $     -   $      -    $       -
U.S. Treasury securities                 370,625        141     11,053      359,713       5,905          -        100        5,805
U.S. Government agency obligations       234,495         72     13,249      221,318     258,568        199     13,584      245,183
Obligations of states and political
  subdivisions                                 -          -          -            -     135,934      2,554      3,583      134,905
Corporate and other securities            35,674         26        923       34,777      17,995         65        990       17,070
----------------------------------------------------------------------------------------------------------------------------------
Total                                 $  780,809   $    240    $25,254   $  755,795   $ 418,402    $ 2,818   $ 18,257    $ 402,963
----------------------------------------------------------------------------------------------------------------------------------

                                                                               1993
----------------------------------------------------------------------------------------------------------------------------------
                                                    Available for Sale                             Held to Maturity
----------------------------------------------------------------------------------------------------------------------------------
                                       Amortized       Unrealized           Fair      Amortized       Unrealized             Fair
                                          Cost      Gains     Losses       Value        Cost       Gains       Losses       Value
----------------------------------------------------------------------------------------------------------------------------------
Negotiable money market investments   $  133,961   $     26    $    20   $  133,967   $     212    $     -   $      -    $     212
U.S. Treasury securities                 366,802      5,265        168      371,899      73,253      1,650         69       74,834
U.S. Government agency obligations       204,972      2,602        390      207,184     281,740      5,530        602      286,668
Obligations of states and political
  subdivisions                               561          8          -          569     142,998      8,654         33      151,619
Corporate and other securities            33,072        294      1,096       32,270      19,577        843          -       20,420
----------------------------------------------------------------------------------------------------------------------------------
Total                                 $  739,368   $  8,195    $ 1,674   $  745,889   $ 517,780    $16,677   $    704    $ 533,753
----------------------------------------------------------------------------------------------------------------------------------

During 1995, securities with a total book value of $4,871,000 and a total market value of $5,158,000 were transferred from held-to-maturity to available-for-sale pursuant to the Financial Accounting Standards Board Staff's Special Report on FAS 115.

Investment securities having a carrying value of $367,465,000 at December 31, 1995, were pledged to secure public and trust deposits and security repurchase agreements.

The following tables display at December 31, 1995, the amortized cost, related fair values, and the weighted average yield (tax-equivalent basis) available thereon of maturing investment securities (in thousands):

---------------------------------------------------------------------------------------------------------------
                                                                         Available for Sale
---------------------------------------------------------------------------------------------------------------
                                                                                              After One
                                                             Within One Year            But Within Five Years
---------------------------------------------------------------------------------------------------------------
                                                     Amortized    Fair              Amortized    Fair
                                                       Cost       Value   Yield       Cost       Value   Yield
---------------------------------------------------------------------------------------------------------------
Negotiable money market investments                $  237,107 $  237,102   5.65 % $        - $        -      - %
U.S. Treasury securities                              170,802    171,059   5.43       83,681     84,298   5.65
Government agency obligations                          40,064     40,244   5.88      202,897    203,406   5.91
Obligations of states and political subdivisions          204        205   6.74          290        295   8.17
Corporate and other securities                          2,641      2,665   7.45       38,506     38,373   6.42
---------------------------------------------------------------------------------------------------------------
Total                                              $  450,818 $  451,275   5.60 % $  325,374 $  326,372   5.91 %
---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
                                                                         Available for Sale
---------------------------------------------------------------------------------------------------------------
                                                              After Five,
                                                         But Within Ten Years              After Ten Years
---------------------------------------------------------------------------------------------------------------
                                                    Amortized    Fair               Amortized    Fair
                                                      Cost       Value   Yield        Cost       Value   Yield
---------------------------------------------------------------------------------------------------------------
Negotiable money market investments               $        - $        -      - %  $        - $        -      - %
U.S. Treasury securities                                   -          -      -             -          -      -
Government agency obligations                         12,204     12,225   6.73        17,769     17,521   6.05
Obligations of states and political subdivisions           -          -      -           353        372  11.75
Corporate and other securities                         2,550      2,831   8.94        27,147     27,314   5.96
---------------------------------------------------------------------------------------------------------------
Total                                             $   14,754 $   15,056   7.11 %  $   45,269 $   45,207   6.04 %
---------------------------------------------------------------------------------------------------------------






---------------------------------------------------------------------------------------------------------------
                                                                          Held to Maturity
---------------------------------------------------------------------------------------------------------------
                                                                                             After One
                                                             Within One Year           But Within Five Years
---------------------------------------------------------------------------------------------------------------
                                                     Amortized    Fair              Amortized    Fair
                                                       Cost       Value   Yield       Cost       Value   Yield
---------------------------------------------------------------------------------------------------------------
Government agency obligations                      $      721 $      732   7.98 % $   15,783 $   15,898   6.27 %
Obligations of states and political subdivisions        4,070      4,122   9.31       14,062     14,466   7.57
Corporate and other securities                              -          -      -            -          -      -
---------------------------------------------------------------------------------------------------------------
Total                                              $    4,791 $    4,854   9.11 % $   29,845 $   30,364   6.88 %
---------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
                                                                          Held to Maturity
---------------------------------------------------------------------------------------------------------------
                                                             After Five,
                                                        But Within Ten Years              After Ten Years
---------------------------------------------------------------------------------------------------------------
                                                     Amortized    Fair               Amortized    Fair
                                                       Cost       Value   Yield        Cost       Value   Yield
---------------------------------------------------------------------------------------------------------------
Government agency obligations                      $   41,426 $   42,352   7.39 %  $  179,192 $  182,225   6.60 %
Obligations of states and political subdivisions       10,207     10,683   8.06       104,202    107,410   9.35
Corporate and other securities                          5,000      5,028   5.25        10,599     10,919   6.82
---------------------------------------------------------------------------------------------------------------
Total                                              $   56,633 $   58,063   7.32 %  $  293,993 $  300,554   7.58 %
---------------------------------------------------------------------------------------------------------------

Loans and Leases
----------------

The composition of loans and leases was as follows at December 31, (in thousands):


                                                                                            1995                   1994
---------------------------------------------------------------------------------------------------------------------------
Consumer financings:
Consumer loans                                                                           $  841,560             $  839,441
Net investment in direct lease financing receivables                                        184,554                111,732
---------------------------------------------------------------------------------------------------------------------------
                                                                                          1,026,114                951,173
Loans secured by real estate:
   Consumer                                                                                 828,059                811,945
   Commercial                                                                               868,314                855,459
---------------------------------------------------------------------------------------------------------------------------
                                                                                          1,696,373              1,667,404
Commercial                                                                                  643,229                574,828
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $3,365,716             $3,193,405
===========================================================================================================================

No industry-related concentrations are deemed to exist.

Activity within the allowance for credit losses was summarized as follows (in thousands):


                                                                                  1995                   1994                 1993
------------------------------------------------------------------------------------------------------------------------------------


Balance at January 1                                                           $42,440               $ 40,181               $38,940
Allowance obtained through acquisitions/mergers                                  1,750                  2,096                 -----
Allowance transferred out                                                         (815)                 -----                 -----

Recoveries on loans previously charged off                                       1,901                  2,411                 2,832
Loans charged off                                                               (8,758)               (11,732)               (9,531)


------------------------------------------------------------------------------------------------------------------------------------


Net loans charged off                                                           (6,857)                (9,321)               (6,699)


Provision charged to operations                                                  7,859                  9,484                 7,940
------------------------------------------------------------------------------------------------------------------------------------


Balance at December 31                                                         $44,377               $ 42,440               $40,181
====================================================================================================================================



Total nonaccrual and restructured loan balances and related annual interest data were as follows (in thousands):

                                        1995     1994     1993
-----------------------------------------------------------------
Nonaccrual                             $16,740  $24,403  $23,661
Restructured                               503      144    5,066
-----------------------------------------------------------------
Total                                  $17,243  $24,547  $28,727
=================================================================
Interest computed at original terms    $ 1,794  $ 2,454  $ 2,309
Interest recognized                        571      615      681
-----------------------------------------------------------------

At December 31, 1995, there were no significant commitments to lend additional funds on these loans.

At December 31, 1995, the recorded investment in loans that are considered to be impaired under FASB Statement No. 114 was $8,321,000, of which $4,704,000 were on a nonaccrual basis. Included in this amount is $8,271,000 of impaired loans for which the related allowance for credit losses is $2,034,000 and $50,000 of impaired loans that have already been written down. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $9,169,000. During 1995, Keystone recognized interest income of $545,000 on these loans, which included $185,000 of interest income recognized on a cash basis.

Certain directors and executive officers of Keystone and its subsidiaries, and their associates, were indebted to the bank subsidiaries during 1995. Such loans were made in the ordinary course of business and on customary terms. Loan activity during 1995 with these related parties was as follows (in thousands):

  Beginning
   Balance    Additions  Repayments  Ending Balance
----------------------------------------------------
$138,917       $74,907     $83,705        $130,119

Financial Derivatives
---------------------

Keystone engages in activities associated with the use of off-balance sheet derivative financial instruments (derivatives) to manage its exposure to changes in interest rates. Activities involving the use of derivatives include limited interest rate swap activity, forward commitments for mortgage banking inventory management, and loan commitments and standby letters of credit made in the ordinary course of its banking business.

In periods prior to 1995, Keystone executed, and currently has outstanding, interest rate swap contracts with original notional amounts of $32,000,000, at December 31, 1995. Interest rate swaps acquired by Keystone included both index amortization swaps and "bullet" swaps. Index amortization swaps are swaps whose notional value and maturity can be reduced at specified intervals based upon the movement of the contractual interest rate index. "Bullet" swaps have a singular, predefined maturity date.

The majority of Keystone's swap contracts were executed during the first half of 1993, for the purpose of hedging interest rate risk associated with its excess floating-rate loan portfolio. Under the terms of these contracts, which had original notional values totaling $25,000,000, Keystone "receives fixed" and pays a "floating" rate, based upon three-month LIBOR. These contracts, which resulted in a net receiving position in the earlier stages of the contract, are now in a net paying position. The remaining contract, which was executed in 1987, has a notional amount of $7,000,000, and is a "receive floating"/"pay fixed" swap, and is also currently in a net paying position. This contract hedges a fixed-rate loan, funded by short-term certificates of deposit.

Under the terms of its interest rate swap contracts, Keystone has agreed to an exchange of cash flows with counterparties, each of whom meet credit standards set forth in the corporate credit policy. Keystone currently has no credit exposure on the notional amount of the contracts, as exposure is limited to the net difference on the pay and receive amounts on each transaction. Counterparties are subject to on-going credit analysis for the purpose of measuring future exposure to counterparty payment risk. At December 31, 1995, the credit condition of Keystone's counterparties met Keystone's credit policy standards.

The following is a summary of Keystone's interest rate swap contracts, including the reduction of notional amounts pursuant to amortization of the index amortization swaps (in thousands):

                    Notional Amount     Swap Rate Index    December 31, 1995
------------------------------------------------------------------------------
                  Original  Amortized  Receive     Pay         Valuation
------------------------------------------------------------------------------
Receive fixed/                                   3-month
 pay floating      $25,000    $15,685   4.57%     LIBOR                 $(109)

Receive                                6-month
floating/                               LIBOR      8.31%                 (293)
pay fixed            7,000      7,000
------------------------------------------------------------------------------
                   $32,000    $22,685                                   $(402)
==============================================================================

The swaps will mature in 1996 and 1997. The valuation represents estimated costs to terminate the swap contracts as of December 31, 1995. Since Keystone utilizes these derivative instruments to hedge balance sheet amounts, unrealized gains/(losses) are not recognized in the financial statements.

Keystone has entered into various forward mortgage commitments related to management of its mortgage banking inventory. Under the terms of these commitments, Keystone agrees to deliver a specified volume of mortgage loans with a specified portfolio yield, and receives a pre-established price commitment pursuant to timely delivery of the mortgage loans. The purpose of this arrangement is to manage the effect of interest rate changes on these loans between the date of the original loan commitment and the date of delivery for sale into the secondary market. At December 31, 1995, Keystone had entered into commitments to deliver approximately $14,400,000 of mortgage loans for sale into the secondary market. The delivery dates for these commitments are short-term in nature and will expire at various dates in the first half of 1996.

Loan commitments and standby letters of credit have credit risk substantially the same as involved in extending loans to customers. At December 31, 1995, outstanding commitments for loans and standby letters of credit were as follows (in thousands):

     Loan commitments            $710,794
    -------------------------------------
     Standby letters of credit   $ 49,183
    -------------------------------------

Premises and Equipment
----------------------

The following summarizes premises and equipment at December 31, (in thousands):

                              1995       1994
-------------------------------------------------
Land                        $  8,129   $  7,929
Buildings                     59,987     56,010
Equipment                     75,999     62,705
Leasehold improvements        10,091      9,972
-------------------------------------------------
                             154,206    136,616

Accumulated depreciation     (83,318)   (74,857)
 and amortization
-------------------------------------------------
Total                       $ 70,888   $ 61,759
=================================================

Depreciation and amortization expense amounted to $9,946,000 in 1995, $8,909,000 in 1994,and $8,102,000 in 1993.

Keystone and its subsidiaries lease various equipment and buildings. In 1995, 1994, and 1993, total rent expense amounted to $5,775,000, $5,794,000, and $5,451,000, respectively. Future annual minimum lease payments do not significantly exceed historic levels.

Federal Home Loan Bank Borrowings
---------------------------------

The subsidiary banks of Keystone are members of a Federal Home Loan Bank (FHLB) and, as such, can take advantage of the FHLB program for overnight and term advances at published daily rates, which are advantageous to members as compared to issuing notes directly in the market. Under the terms of a blanket collateral agreement, advances from the FHLB are collateralized by first mortgage loans and securities. Advances available under this agreement are limited by available and qualifying collateral and the amount of FHLB stock held by the borrower. At December 31, 1995, Keystone member banks could borrow an additional $883,453,000 based on qualifying collateral.

Borrowings from the Federal Home Loan Bank are summarized as follows (in thousands):

                                                                                            December 31,
--------------------------------------------------------------------------------------------------------------
                                                                                        1995        1994
--------------------------------------------------------------------------------------------------------------
Due 1995, 3.99% to 7.01%                                                              $ ------      $ 99,046
Due 1996, 4.68% to 7.62%                                                                67,956        39,844
Due 1997, 5.57% to 7.62%                                                                63,916         5,930
Due 1998, 5.56% to 7.62%                                                                21,229         3,902
Due 1999, 5.50%                                                                              5             5
Due 2000, 5.50% to 6.28%                                                                 2,505         -----
After 2000, 5.50% to 7.23%                                                               8,160           160
--------------------------------------------------------------------------------------------------------------
                                                                                      $163,771      $148,887
==============================================================================================================

Long-term Debt

Long-term debt at December 31 consisted of the following (in thousands):


                                                                                          1995          1994
--------------------------------------------------------------------------------------------------------------
Parent:
   KSOP Note payable, interest                                                        $  1,750      $  2,250
    at prime plus 0.25%, 8.75%
    at December 31, 1995
Subsidiaries:
   Note payable                                                                          1,341         2,664
   Bank note payable, interest
    at 67.5% of prime, 5.10% at
    December 31, 1995                                                                      833         1,000
   Various mortgages payable                                                               124           140
--------------------------------------------------------------------------------------------------------------
Total                                                                                 $  4,048      $  6,054
==============================================================================================================

The KSOP note payable reflects the amortized balance of a $3,500,000 borrowing, the proceeds of which were used to purchase 123,894 shares of previously authorized but unissued Keystone common stock on July 1, 1992. The original note is payable in 84 equal monthly installments ending on July 31, 1999. The loan bears interest at the prime rate plus 0.25% and requires monthly amortization of principal and interest. The loan is subject to various debt covenants, including reporting requirements, and other customary conditions. See the note on "Employee Benefit Plans" for additional information.

The note payable agreement is between Keystone Financial Leasing Corporation (Keystone Leasing), a subsidiary of Frankford Bank, N.A., and an unrelated financial institution. The note payable agreement has been executed to provide funding for the leasing operations. Under this term line of credit arrangement, Keystone Leasing can borrow up to $10,000,000 of term loans, which are guaranteed by Frankford Bank. Each loan is evidenced by a note, repayable over a 36-month period, and subject to a minimum principal amount of $50,000. The interest rate on each note is determined by mutual agreement of the two parties thirty days prior to each draw. Rates at December 31, 1995, ranged from 6.07% to 8.32%. The termination date for the agreement is August 6, but will automatically renew for a one-year period at each anniversary date, subject to termination options.

Principal payments on the bank note payable are due each June 1, in the amount of $166,667 per year, with a final payment scheduled for June 1, 2000. Under the terms of the agreement, the note is redeemable by the subsidiary bank without penalty. The interest rate on the note is subject to adjustment under certain conditions; however, such interest rate will not exceed 73% of the prime rate. This debt is secured by a building.

Shareholders' Equity

Series A Junior Participating Preferred Stock (Preferred Stock) (par value $1.00, with voting powers and dividend and liquidation rights per share equal to 125 times that of the current common stock) has been established in connection with the adoption of a Shareholders' Rights Plan (Rights Plan). Under the Rights Plan, 200,000 shares of preferred stock are reserved for issuance on the exercise of rights attached to the outstanding common stock. The rights are exercisable only if a person or group acquires or announces a tender or exchange offer to acquire 20% or more of the common stock. In the event a person or group acquires a 20% position, each right not owned by the person or group will entitle its holder to purchase at the exercise price of $56.00, a number of shares of common stock, 8/1000th of a share of preferred stock, or other securities or assets of Keystone or common shares of the acquiring company having a market value equal to twice the exercise price. At any time after a person or group acquires 20% or more (but less than 50%) of the outstanding common stock, the Board of Directors may exchange part or all of the rights (other than the rights held by the person or group) for shares of common or 8/1000th of a share of preferred stock on a one-for-one basis. The Board of Directors is entitled to redeem the rights for one cent per right at any time before a 20% position has been acquired. The rights will expire on February 8, 2000.

Common Stock Plans

Keystone provides eligible employees and directors with various stock option and stock purchase plans, and also provides a dividend reinvestment plan to its shareholders.

Keystone has an employee "Stock Incentive Plan" and a "Nonemployee Directors' Stock Option Plan". Under the terms of these plans, Keystone has reserved for issuance a total of 1,500,000 shares of common stock for qualifying employees and nonemployee directors, of which approximately 875,000 are available for future grants. The plans provide for issuance of nonqualified options and, under the employee plan, incentive stock options. Options are granted at an exercise price not less than the fair market value of Keystone common stock on the date of grant and expire approximately ten years after such date. Keystone also has outstanding options pursuant to a predecessor plan and plans of acquired banks.

The following table provides data related to the "Stock Incentive Plan," the "Nonemployee Directors' Stock Option Plan", and other predecessor or acquired plans:

                                               Common
                     Option Price Per Share    Shares
--------------------------------------------------------
January 1, 1993                                945,446
--------------------------------------------------------
  Granted              $13.85    -   $36.00    250,535
  Exercised              4.59    -    23.50    (91,581)
  Terminated                                   (22,963)
--------------------------------------------------------
December 31, 1993                            1,081,437
--------------------------------------------------------
  Granted              $29.87    -   $33.41    365,000
  Exercised              4.59         23.50   (161,212)
  Terminated                                   (25,615)
--------------------------------------------------------
December 31, 1994                            1,259,610
--------------------------------------------------------
  Granted              $29.87    -   $30.00    104,993
  Exercised              7.43    -    29.37   (186,200)
  Terminated                                   (33,886)
--------------------------------------------------------
December 31, 1995                            1,144,517
========================================================


On March 30, 1995, the Board of Directors approved the Management Stock Ownership Program (the "Program"). The Program is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to focus on value creation. To accomplish these purposes, the Program establishes stock ownership goals for executive and senior officers of the Corporation to be achieved over a five-year period. In order to assist the officers in attaining their stock ownership goals, a related plan for nonrecourse, noninterest-bearing loans, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Keystone common stock at fair market value. The loans are secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of Keystone stock purchased with the loan plus additional shares of stock or other acceptable collateral owned by the executive. The aggregate number of shares which may be issued and sold pursuant to the Plan is limited to 500,000 shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events. During 1995, 47,757 shares were issued under the Plan. At December 31, 1995, loans used to finance purchases totalling $1,383,700 were due to Keystone from executives participating in the Program.

Eligible employees are provided an opportunity to purchase Keystone common stock at a discount from market price under the "Employee Stock Purchase Plan." The "Employee Stock Purchase Plan" is a noncompensatory plan that provides a stock ownership incentive for employees through payroll deduction. The Plan provides for the purchase of stock at a price which is the lesser of 85% of the fair market value of the common stock as of the first or last day of the annual purchase period. The purchase period commences on July 1 and ends on June 30. Through modifications made to the plan in 1995, Keystone reserved 500,000 shares of common stock, all of which remain available for future purchases. The amount of common shares issued under this program in 1995, 1994, and 1993 were as follows:

        Price Per Share  Shares Issued
----------------------------------------
1995             $23.85         49,499
1994             $26.67         39,899
1993      $22.90-$24.01         39,896

Keystone has a dividend reinvestment plan for shareholders under which additional shares of Keystone common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Keystone has reserved 350,000 shares of common stock for this Plan, and approximately 61,000 shares remain unissued. The following number of shares of Keystone common stock were purchased pursuant to this plan: 88,508 in 1995, 83,575 in 1994, and 117,633 in 1993.


Employee Benefit Plans

Keystone provides a noncontributory defined benefit plan covering substantially all full-time employees. Plan benefits are based on years of service and qualifying compensation during the final years of employment. A summary of the components of net periodic pension expense for Keystone's defined benefit plan was as follows (in thousands):

                                                    1995       1994      1993
--------------------------------------------------------------------------------
Service cost benefits earned during the period    $  2,213   $ 2,170   $ 1,813
Interest cost on projected benefit obligation        3,795     3,644     3,297
Actual return on plan assets                       (11,397)      791    (7,205)
Net amortization and deferral                        6,010    (5,959)    2,192
--------------------------------------------------------------------------------
Pension expense                                   $    621   $   646   $    97
================================================================================

The following table sets forth the funded status and amounts recognized in Keystone's consolidated statement of condition as of December, 31 (in thousands):

                                                                                                            1995       1994
-------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of the accumulated benefit                                                        $ 47,544   $ 39,072
obligation, including vested benefits of $ 47,154 in 1995
and $38,698 in 1994
-------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of projected benefit obligation                                                   $(59,227)  $(50,109)
for service rendered to date

Fair value of plan assets                                                                                   70,377     57,421
-------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                                       11,150      7,312
Unrecognized net assets at transition                                                                       (4,054)    (4,680)
Unrecognized net (gain) loss                                                                                (2,539)       207
Unrecognized prior service cost                                                                             (1,487)    (1,585)
-------------------------------------------------------------------------------------------------------------------------------
Prepaid pension expense, included in other assets                                                         $  3,070   $  1,254
===============================================================================================================================

Actual assumptions used in the determination of the projected benefit obligation were as follows:

                                                                                                          1995      1994     1993
------------------------------------------------------------------------------------------------------------------------------------


Rate of increase in future                                                                               5.50%      5.50%    5.50%
compensation levels

Expected long-term rate of return                                                                        8.00        8.00    8.00
on plan assets

Weighted average discount rate                                                                           7.50        7.75    7.25
====================================================================================================================================



The unrecognized net assets at transition and the unrecognized prior service costs are being amortized over the expected service lives of eligible employees, which approximate 15 years. Trusteed pension plan assets consist primarily of equity and fixed income securities and short-term investments.

A 401(k) deferred savings plan covers eligible employees of Keystone. The plan provides for a matching employer contribution equal to 60% of the employee contribution, limited to 5% of employee compensation. Matching contributions are paid entirely in Keystone stock.

In July 1992, Keystone established a leveraged KSOP and borrowed $3,500,000 for the purpose of acquiring 123,894 shares of Keystone stock. The shares purchased by the KSOP are used to meet matching contribution requirements of the 401(k) plan. Dividends received on shares held by the KSOP are used to service the principal and interest payments on the borrowing. Debt service is also provided by matching cash contributions required under the original 401(k) plan. Benefit expense is recognized based on a percentage of total debt service for the current year to total debt service over the life of the borrowing.

Group-based annual incentive plans include the Management Incentive Compensation Program (MICP) and Profit Enhancement Requires Quality (PERQ). Under these programs, employees earn awards based on the profitability of their operating unit and/or Keystone.

Expenses for the 401(k) plan, MICP, and PERQ were $5,213,000 in 1995, $3,699,000 in 1994, and $3,664,000 in 1993.

Income Taxes
------------

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                                                                                December 31,
==================================================================================================================================
Deferred tax assets:                                                                                         1995        1994
----------------------------------------------------------------------------------------------------------------------------------
     Allowance for credit losses                                                                           $ 13,954    $  13,387
     Unrealized losses on securities
     available for sale                                                                                       -----        8,756
     Deferred expenses                                                                                        1,849        1,887
     Deferred loan fees                                                                                       1,040        1,388
     Deferred compensation                                                                                    1,745        1,661
----------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
----------------------------------------------------------------------------------------------------------------------------------
     Lease financing activities                                                                             (20,526)     (11,512)
     Unrealized gains on securities                                                                            (645)       -----
     available for sale
     Tax over book depreciation                                                                                (306)        (464)
     Core deposit amortization                                                                               (1,685)       -----
     Other                                                                                                   (1,043)         335
----------------------------------------------------------------------------------------------------------------------------------
Net deferred tax asset (liability)                                                                         $ (5,617)   $  15,438
==================================================================================================================================

The provision for income taxes consisted of the following components (in thousands):

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     1995      1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Deferred provision (benefit)                                                                      $11,104  $    996      $(1,608)
Current provision:
  Federal taxes                                                                                    16,283    19,199       22,235
  State taxes                                                                                         479       286          410
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             $27,866  $ 20,481      $21,037
==================================================================================================================================

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) were as follows (in thousands):


----------------------------------------------------------------
                                     1995      1994      1993
----------------------------------------------------------------
Provision on pretax income at
statutory rates                    $31,213   $25,144   $25,335

Tax-exempt interest income          (4,273)   (4,556)   (4,590)
Recapture of bad debt deduction      -----     -----     1,042
Other                                  926      (107)     (750)
----------------------------------------------------------------
Total                              $27,866   $20,481   $21,037
================================================================
Effective Rate                        31.2%     28.5%     29.1%
================================================================

Restrictions
------------

Under Federal Reserve regulations, depository institutions must maintain reserves in the form of cash or amounts on deposit with Federal Reserve Banks. For the year ended December 31, 1995, Keystone's bank subsidiaries maintained average reserve balances of approximately $61,679,000 in compliance therewith.

Dividends that may be paid to Keystone by the subsidiary banks are limited by state and federal regulations. The related amount available for dividends aggregated $193,874,000 at December 31, 1995. Federal Reserve regulations also limit each subsidiary bank as to the amount it may loan its affiliates, including Keystone. At December 31, 1995, the maximum amount available for loan approximated 10% of consolidated net assets.

Fair Value of Financial Instruments

FASB Statement No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison with independent markets, and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Keystone Financial, Inc.

The following schedule displays at December 31, the carrying values and related estimated fair values for financial instruments (in thousands):

                                                       1995                      1994
------------------------------------------------------------------------------------------------
                                              Carrying    Estimated     Carrying    Estimated
                                              Amount     Fair Value     Amount     Fair Value
------------------------------------------------------------------------------------------------
Financial Assets:
Cash and due from banks                      $  182,459   $  182,459   $  181,953   $  181,953
Federal funds sold and other                    109,422      109,422       49,622       49,622
Investment securities available for sale        837,910      837,910      755,795      755,795
Investments securities held to maturity         385,262      393,835      418,402      402,963
Assets held for resale                           57,454       57,454        9,189        9,189
Loans, net of allowance for credit losses     3,136,785    3,169,901    3,011,677    2,945,159
------------------------------------------------------------------------------------------------
Total Financial Assets                       $4,709,292   $4,750,981   $4,426,638   $4,344,681
------------------------------------------------------------------------------------------------
Leases                                          184,554                   139,288
Premises and equipment                           70,888                    61,759
Other assets                                    110,051                    78,315
------------------------------------------------------------------------------------------------
Total Assets                                 $5,074,785                $4,706,000
------------------------------------------------------------------------------------------------
Financial Liabilities:
Time deposits                                $2,267,296   $2,292,161   $1,929,436   $1,904,690
Other deposits                                1,794,592    1,794,592    1,898,547    1,898,547
Short-term borrowings                           279,841      279,841      254,028      254,028
FHLB borrowings                                 163,771      164,601      148,887      147,077
Long-term debt                                    4,048        4,048        6,054        6,054
------------------------------------------------------------------------------------------------
Total Financial Liabilities                  $4,509,548   $4,535,243   $4,236,952   $4,210,396
------------------------------------------------------------------------------------------------
Other liabilities                                84,543                    61,274
------------------------------------------------------------------------------------------------
   Total Liabilities                         $4,594,091                $4,298,226
------------------------------------------------------------------------------------------------
Off-Balance Sheet Instruments:
------------------------------------------------------------------------------------------------
Lending commitments and letters of           $    -----   $     (574)  $    -----   $     (652)
    credit
------------------------------------------------------------------------------------------------
Interest rate swaps                          $    -----   $     (402)  $    -----   $   (1,054)
================================================================================================

The following methods and assumptions were used to estimate fair market value disclosures for financial instruments:

Cash and short-term instruments: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and don't have significant changes in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of comparable credit quality. The carrying amount of accrued interest approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, savings, and certain types of money market accounts) are reported at a value equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair market value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

FHLB and long-term borrowings: The fair values of Keystone's FHLB and long-term borrowings are estimated using discounted cash flow analyses, based on Keystone's current incremental borrowing rates for similar types of borrowings.

Unfunded loan commitments and letters of credit: Fair values for Keystone's unfunded lending commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

Interest rate swaps: Fair values for Keystone's interest rate swaps are based on dealer quotes. These fair values represent the estimated amounts that Keystone would receive or pay to terminate the contracts, taking into account current interest rates.

Mergers and Acquisitions
------------------------

On October 10, 1995, Keystone consummated its merger with Shawnee Financial Services Corporation (Shawnee), a Pennsylvania bank holding company, in a $15.9 million stock-for-stock exchange. Under the terms of the agreement, Keystone issued approximately 501,000 shares of common stock for the 80,200 shares of Shawnee common stock outstanding at the consummation date. Shawnee's bank subsidiary was merged into an existing Keystone affiliate bank.

On December 29, 1995, Keystone completed its merger with National American Bancorp, Inc. (NAB), a Pennsylvania bank holding company, in a $34.5 million stock-for-stock exchange. Under the terms of the agreement, 1,158,000 shares of Keystone common stock were issued for the 579,000 shares of NAB common stock outstanding at the consummation date. NAB's bank subsidiary was merged into an existing Keystone affiliate bank.

Both the Shawnee and NAB mergers were accounted for under the pooling of interests method of accounting, however, due to the immaterial impact to Keystone's financial position and results of operations, prior periods were not restated. As such, the consolidated results of Keystone include Shawnee's and NAB's results of operations from the consummation dates of October 10, 1995 and December 29, 1995, respectively.

On November 30, 1995, Keystone completed its acquisition of Martindale Andres & Company (Martindale), a Philadelphia-based asset management firm. Martindale will operate as a registered investment advisor. The acquisition was accounted for under the purchase method of accounting. As such, the consolidated results of Keystone include the results of Martindale's operations beginning December 1, 1995. Pro forma results of operations of Keystone as though Martindale had been acquired as of January 1 of the respective periods, would not have been materially different from the consolidated results presented herein. The purchase price, consisting of both cash and shares of Keystone common stock, was not significant to Keystone's financial condition.

During January, 1994, Keystone completed the acquisitions of WM Bancorp (WM), a Maryland-based bank holding company, and Elmwood Bancorp, Inc. (EBI), a Pennsylvania savings and loan holding company. In July, 1994, Keystone completed the acquisition of the Frankford Corporation (Frankford), a Pennsylvania-based bank holding company. These acquisitions were accounted for under the pooling-of-interests method of accounting.

The results of operations of WM, EBI, and Frankford were combined with Keystone, for the year ended December 31, 1993, as follows (in thousands):


                      Historical                              Consolidated
                      Keystone      WM       EBI    Frankford   Keystone
-----------------------------------------------------------------------------

Net interest            $128,369  $17,900  $9,059     $27,182      $182,510
 income
 Net Income               39,357    3,785    (217)      8,424        51,349

On November 1, 1994, Keystone completed the purchase of American Savings Bank (American), a state-chartered savings bank with assets of approximately $135,000,000, which was merged into an affiliate bank. Former shareholders of American received cash, in the approximate amount of $5,774,000, and 317,000 shares of Keystone common stock, with total consideration valued at approximately $14,522,000. The transaction was accounted for under the purchase method of accounting and resulted in the recognition of intangible assets totalling approximately $8,539,000. The intangible assets consist primarily of core deposit intangibles which will be amortized on an accelerated basis over a period of ten years.

Parent Company Financial Statements

The following parent company condensed statements reflect the financial condition and results of operations of Keystone (in thousands):

                    Statements of Condition
                                                 December 31,
------------------------------------------------------------------
                                                1995      1994
------------------------------------------------------------------
Assets:
     Cash                                     $  1,274  $    806
     Investment securities                       9,176    18,336
     Investments in:
          Subsidiary banks                     442,890   382,521
          Other subsidiaries                    23,976    13,747
     Other assets                               21,298    11,804
------------------------------------------------------------------
TOTAL ASSETS                                  $498,614  $427,214
------------------------------------------------------------------
Liabilities:
     Long-term debt                           $  1,750  $  2,250
     Other liabilities                          16,170    17,190
------------------------------------------------------------------
TOTAL LIABILITIES                               17,920    19,440
Shareholders' Equity                           480,694   407,774
------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $498,614  $427,214
==================================================================

                        Statements of Income

                                           Year Ended December 31,
----------------------------------------------------------------------
                                           1995      1994      1993
----------------------------------------------------------------------
Income:
     Dividends from subsidiaries:
          Bank subsidiaries              $38,910   $59,335   $26,735
          Other subsidiaries                 ---       ---       ---
Expenses                                   6,837     7,210     7,897
----------------------------------------------------------------------
Income before taxes and undistributed
 earnings of subsidiaries                 32,073    52,125    18,838

Income taxes (benefit)                    (2,539)   (3,430)   (2,857)
Equity in undistributed earnings of       26,702    (4,196)   29,654
 subsidiaries
----------------------------------------------------------------------
NET INCOME                               $61,314   $51,359   $51,349
======================================================================

                            Statements of Cash Flows

                                                     Year Ended December 31,
---------------------------------------------------------------------------------
                                                   1995       1994       1993
---------------------------------------------------------------------------------
OPERATING ACTIVITIES:
     Net income                                  $ 61,314   $ 51,359   $ 51,349
     Equity in undistributed earnings             (26,702)     4,196    (29,654)
     Other                                        (10,514)     5,637      5,144
---------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                        24,098     61,192     26,839
---------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Net (increase) decrease in investments         9,160     (9,490)    (3,772)
     Investments in subsidiaries                   (1,842)    (7,270)    (1,449)
---------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED BY)                      7,318    (16,760)    (5,221)
 INVESTING ACTIVITIES
---------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Cash dividends declared                      (33,092)   (30,985)   (23,657)
     KSOP activity:
          Common stock proceeds                       613        495        233
          Payment of debt                            (500)      (500)      (500)
     Acquisition of treasury stock                 (6,363)   (20,563)    (3,123)
     Proceeds from issuance of common               7,894      6,340      3,343
      stock under benefits plans
     Other                                            500         (2)     1,675
---------------------------------------------------------------------------------
NET CASH USED BY FINANCING                        (30,948)   (45,215)   (22,029)
 ACTIVITIES
---------------------------------------------------------------------------------
Increase (decrease) in cash                           468       (783)      (411)
Cash at beginning of year                             806      1,589      2,000
---------------------------------------------------------------------------------
CASH AT END OF YEAR                              $  1,274   $    806   $  1,589
=================================================================================

Net Interest Income

Keystone's largest source of revenue is net interest income, which is the difference between interest on earning assets and interest expense on deposits and other borrowed funds. The following table provides a summary of net interest income performance for the three years ended December 31, 1995 (in thousands):

                                                            1995                             1994
--------------------------------------------------------------------------------------------------------------
(in thousands)                                 Average               Yield/     Average               Yield/
                                               Balance    Interest    Rate      Balance    Interest    Rate
-------------------------------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------------------------------
Federal funds sold and other                   $140,723     $8,309     5.90%     $88,855     $3,840     4.32%
Investment securities:
    Negotiable money market investments          98,541      5,773     5.86       86,977      3,703     4.26
    Taxable investment securities               853,024     51,735     6.06      962,001     54,984     5.72
    Nontaxable investment securities(1)         130,178     12,290     9.44      138,949     13,556     9.76
Assets held for resale                           21,378      1,636     7.65       15,624      1,164     7.45
Consumer loans (2) (3)                        1,034,494     91,537     8.85      830,669     72,168     8.69
Real estate loans (1) (2) (3)                 1,654,658    145,782     8.81    1,534,542    124,682     8.13
Commercial loans (1) (2) (3)                    577,362     52,487     9.09      556,471     45,409     8.16
-------------------------------------------------------------------------------------------------------------
Total earning assets                          4,510,358   $369,549     8.19%   4,214,088   $319,506     7.59%
-------------------------------------------------------------------------------------------------------------
Allowance for credit losses                     (44,040)                         (40,939)
Other assets                                    297,018                          272,283
-------------------------------------------------------------------------------------------------------------
Total Assets                                 $4,763,336                       $4,445,432
-------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW                                            $431,387     $7,306     1.69%    $449,330     $7,261     1.62%
Savings                                         419,721      8,641     2.06      457,065      9,278     2.03
Money market                                    423,226     10,601     2.50      506,229     11,126     2.20
Time deposits                                 2,105,544    118,542     5.63    1,776,172     83,507     4.70
Short-term borrowings                           210,025     10,195     4.85      188,662      6,671     3.54
FHLB borrowings                                 176,636     10,827     6.13      130,264      6,446     4.95
Long-term debt                                    5,055        467     9.24        6,676        495     7.41
-------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities           $3,771,594   $166,579     4.42%   3,514,398   $124,784     3.55%
-------------------------------------------------------------------------------------------------------------
Demand deposits                                 474,571                          462,414
Other liabilities                                81,085                           64,628
Shareholders' equity                            436,086                          403,992
-------------------------------------------------------------------------------------------------------------
Total Liabilities and Equity                 $4,763,336                       $4,445,432
-------------------------------------------------------------------------------------------------------------
Interest rate spread                                                   3.77%                            4.04%
-------------------------------------------------------------------------------------------------------------
Net interest income and net interest margin               $202,970     4.49%               $194,722     4.63%
Tax-equivalent adjustment                                   (5,618)                          (6,304)
-------------------------------------------------------------------------------------------------------------
Net interest income                                       $197,352                         $188,418
-------------------------------------------------------------------------------------------------------------


                                                            1993
----------------------------------------------------------------------------
(in thousands)                                 Average               Yield/
                                               Balance    Interest    Rate
----------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------
Federal funds sold and other                    $89,678     $2,829     3.15%
Investment securities:
    Negotiable money market investments         143,585      4,694     3.27
    Taxable investment securities               928,762     57,427     6.18
    Nontaxable investment securities(1)         144,436     15,493    10.73
Assets held for resale                           11,163      1,149    10.29
Consumer loans (2) (3)                          735,803     69,653     9.47
Real estate loans (1) (2) (3)                 1,491,031    126,071     8.46
Commercial loans (1) (2) (3)                    555,558     37,877     6.82
----------------------------------------------------------------------------
Total earning assets                          4,100,016   $315,193     7.69%
----------------------------------------------------------------------------
Allowance for credit losses                     (40,677)
Other assets                                    272,447
----------------------------------------------------------------------------
Total Assets                                 $4,331,786
----------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------
NOW                                            $526,880    $10,718     2.03%
Savings                                         449,633     10,662     2.37
Money market                                    442,576     10,534     2.38
Time deposits                                 1,747,456     82,889     4.74
Short-term borrowings                           173,926      4,904     2.82
FHLB borrowings                                 112,009      5,265     4.70
Long-term debt                                    4,860        273     5.62
----------------------------------------------------------------------------
Total interest-bearing liabilities            3,457,340   $125,245     3.62%
----------------------------------------------------------------------------
Demand deposits                                 423,088
Other liabilities                                55,726
Shareholders' equity                            395,632
----------------------------------------------------------------------------

Total Liabilities and Equity                 $4,331,786
----------------------------------------------------------------------------

Interest rate spread                                                   4.07%
----------------------------------------------------------------------------
Net interest income and net interest margin               $189,948     4.63%
Tax-equivalent adjustment                                   (7,438)
----------------------------------------------------------------------------
Net interest income                                       $182,510
----------------------------------------------------------------------------


The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates (in thousands):

                                                         1995 change from 1994                1994 change from 1993

                                                       Total     Change due to(4)           Total      Change due to(4)
                                                      Change     Volume     Rate            Change     Volume     Rate
------------------------------------------------------------------------------------------------------------------------
Interest income on: Federal funds sold and other       $4,469     $2,745    $1,724           $1,011    ($4,814)   $5,825
                    Investment securities(1)           (2,445)    (6,536)    4,091           (5,371)     2,711    (8,082)
                    Assets held for resale                472        440        32               15        384      (369)
                    Loans and leases (1)(2)(3)         47,547     28,849    18,698            8,658     12,818    (4,160)
------------------------------------------------------------------------------------------------------------------------
                                                       50,043     25,498    24,545            4,313     11,099    (6,786)

Interest expense on: NOW                                  (45)       296      (341)           3,457      1,442     2,015
                     Savings                              637        767      (130)           1,384       (174)    1,558
                     Money market                         525      2,092    (1,567)            (592)    (1,422)      830
                     Time deposits                    (35,035)   (18,066)  (16,969)            (618)    (4,108)    3,490
                     Short-term borrowings             (3,524)      (821)   (2,703)          (1,767)      (442)   (1,325)
                     FHLB borrowings                   (4,381)    (2,623)   (1,758)          (1,181)      (892)     (289)
                     Long-term debt                        28        135      (107)            (222)      (120)     (102)
------------------------------------------------------------------------------------------------------------------------
                                                      (41,795)   (18,220)  (23,575)             461     (5,716)    6,177
------------------------------------------------------------------------------------------------------------------------

Net Interest Income Change - Tax Equivalent            $8,248     $7,278      $970           $4,774     $5,383     ($609)
------------------------------------------------------------------------------------------------------------------------

(1) Interest income and yields are adjusted to a fully taxable-equivalent basis using a 35% tax rate.
(2)  Non-performing loans are included in the average balances.
(3) Interest on loans includes fees on loans of $2,299,543 in 1995, $3,616,000 in 1994, and $4,492,000 in 1993.
(4) The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the absolute dollar amounts of each change.

GAP

Interest rate sensitivity is evidenced by the changes in net interest income and net interest margin relative to changes in market interest rates. One indicator of interest rate sensitivity is GAP, which measures the volume difference between interest rate-sensitive assets and liabilities. The following table provides a detailed analysis of Keystone's GAP position at the end of 1995 (in thousands):



                                                                      Rate Sensitive
-------------------------------------------------------------------------------------------------------------------
                                              1 to 90     91 to 180   181 to 360   1 to 2       Beyond
                                                Days        Days        Days        Years      2 Years       Total
--------------------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------------------
   Federal funds sold and other             $  109,422    $      -    $      -    $      -    $       -   $  109,422
   Investment securities                       334,209     104,207     115,361     112,270      557,125    1,223,172
   Assets held for resale                       57,454           -           -           -            -       57,454
   Consumer loans                              317,002      85,209     153,058     241,486      229,359    1,026,114
   Consumer mortgages                          122,574     122,835     212,628     117,640      252,382      828,059
   Commercial real estate loans                484,383      12,213      27,599      52,537      291,582      868,314
   Commercial loans                            526,732       8,262       9,947      17,308       80,980      643,229
--------------------------------------------------------------------------------------------------------------------
       Total earning assets                  1,951,776     332,726     518,593     541,241    1,411,428    4,755,764
--------------------------------------------------------------------------------------------------------------------
   Other assets                                      -           -           -           -      319,021      319,021
--------------------------------------------------------------------------------------------------------------------

        TOTAL ASSETS                        $1,951,776    $332,726    $518,593    $541,241   $1,730,449   $5,074,785
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   NOW                                      $  160,648    $      -    $      -     $     -    $ 273,366    $ 434,014
   Savings                                     117,937           -           -           -      290,503      408,440
   Money market                                217,510       2,640       2,640           -      196,685      419,475
   Time deposits                               799,856     265,179     399,658     448,288      354,315    2,267,296
   Short-term borrowings                       279,219         512         110           -            -      279,841
   FHLB borrowings                              19,621      29,732      18,532      63,985       31,901      163,771
   Long-term debt                                1,258         425         850         764          751        4,048
--------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities    1,596,049     298,488     421,790     513,037    1,147,521    3,976,885
--------------------------------------------------------------------------------------------------------------------
   Demand deposits                                   -           -           -           -      532,663      532,663
   Other liabilities                                 -           -           -           -       84,543       84,543
   Shareholders' equity                              -           -           -           -      480,694      480,694
--------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY             $1,596,049    $298,488    $421,790    $513,037   $2,245,421   $5,074,785
====================================================================================================================
OFF BALANCE SHEET ITEMS                     $   (8,685)   $      -    $ 15,685    $ (7,000)  $        -   $        -
====================================================================================================================
Interest Rate Sensitivity                   $  347,042    $ 34,238    $112,488    $ 21,204   $ (514,972)  $        -
--------------------------------------------------------------------------------------------------------------------
Cumulative GAP                              $  347,042    $381,280    $493,768    $514,972
--------------------------------------------------------------------------------------------------------------------

Other Liquidity Elements

The predominant source of income from earning assets is derived from the loan portfolio. Commercial loans and commercial loans secured by real estate comprise 44.9% of total loans and are closely monitored in terms of the volume of loans which are sensitive to changes in interest rates. The following table shows the maturity of commercial loans and commercial loans secured by real estate as of December 31, 1995, classified according to the sensitivity to changes in interest rates within various time intervals (in thousands):


                                                       After One
                                       Within One     But Within   After Five
                                          Year        Five Years     Years      Total
-----------------------------------------------------------------------------------------
Commercial                               $293,026     $184,624    $165,579   $  643,229
Commercial real estate                    150,200      388,083     330,031      868,314
-----------------------------------------------------------------------------------------
                                         $443,226     $572,707    $495,610   $1,511,543
-----------------------------------------------------------------------------------------
Loans maturing after one year with:
Fixed interest rates:
   Commercial                                         $ 67,056    $ 35,007
   Commercial real estate                              200,916     136,393
Variable interest rates:
   Commercial                                          117,568     130,572
   Commercial real estate                              187,167     193,638
-----------------------------------------------------------------------------------------
Total                                                 $572,707    $495,610
=========================================================================================

Deposits with balances exceeding $100,000 and short-term borrowings are not considered core funding sources because they are generally short-term in nature and are subject to competitive bids. The following is a maturity summary of deposits of $100,000 or more at December 31, 1995 (in thousands):


                                        Certificates of
                                       Deposit of $100,00    Other Time Deposits
                                            or more          of $100,000 or more
--------------------------------------------------------------------------------
3 months or less                               $119,851               $ 2,536
Over 3 months through 6 months                   31,723                 3,034
Over 6 months through 12 months                  57,396                 2,378
Over 12 months                                   54,209                15,541
--------------------------------------------------------------------------------
Total                                          $263,179               $23,489
================================================================================

The following table presents the amounts and interest rates for federal funds purchased and security repurchase agreements for each of the last three years (in thousands):


                                                    1995       1994       1993
----------------------------------------------------------------------------------
Balance at December 31,                           $260,543   $239,652   $200,075
Weighted average interest rate at year end            4.34%      4.75%      2.80%
Maximum amount outstanding at any month end       $260,543   $239,652   $210,410
Average amount outstanding during the year        $197,374   $177,833   $158,223
Weighted average interest rate during the year        4.89%      3.71%      2.80%
----------------------------------------------------------------------------------

Investment Portfolio Analysis
-----------------------------

Keystone's investment policy specifically addresses the use of derivative financial instruments and provides for specific restrictions on the type and extent of Keystone's derivative exposure.

A narrow definition of financial derivatives includes off-balance sheet instruments such as futures, forwards, swaps, and options which are designed to manage various types of business risks. Keystone has made limited use of the off-balance sheet derivatives known as "interest rate swaps" as a means to manage the income exposure associated with changes in interest rates.

A broader definition of derivatives would include any financial instrument which derives its value, or contractually required cash flows, from the price of some other security or index. Keystone's investment in this form of financial derivatives is limited to various forms of collateralized mortgage obligations (CMO's) and structured notes. The following is a brief description of both "on" and "off"-balance sheet derivative financial instruments utilized by Keystone.

Interest Rate Swaps
-------------------

Interest rate swaps are "off"-balance sheet instruments which provide for the exchange of interest payments on a specified principal amount (notional amount) for a specified period of time. Investment policy requires that Keystone may execute a swap contract only as a hedge of an interest rate position and not for the purpose of speculation or trading. That policy further requires that swap contracts must be approved in advance by the affiliate banks' president and parent company executives, and that swap counterparties must be reviewed for credit worthiness on at least an annual basis. Keystone's policy also sets forth specific limitations on exposure to a single counterparty and sets an aggregate limit on the notional value of interest rate swaps at 50% of capital. At December 31, 1995 Keystone's swap activity aggregated $22,685,000 in amortized notional value.

CMO's
-----

Purchases of CMO's are restricted principally to U.S. Government issues that have passed various regulatory standards associated with mortgage extension or prepayment risk. All Keystone CMO holdings can be dissaggregated into groupings which more accurately define the extent of mortgage extension or prepayment risk, and include PAC's (planned amortization class), VADM's (very accurately defined maturity), TACs (targeted amortization class) and others. All CMO's are subject to at least annual examination to ensure compliance with regulatory standards. CMO's which fail to meet these standards are disclosed to the Board of Directors and are subjected to special review and monitoring procedures.

Other more volatile forms of CMO's include interest-only, principal-only, and inverse floating bonds, which are subject to even more stringent limits set forth in Keystone's investment policy. At December 31, 1995, Keystone had none of these volatile forms of CMO's in its investment portfolio. An even higher-risk form of CMO's, known as CMO residuals, is specifically designated as prohibited investments under Keystone's investment policy.

Structured Notes
----------------

A structured note is a debt security whose cash flow characteristics, including coupon rate or redemption date may be dependent on one or more indices or future cash flow adjustment. Keystone's activity in structured notes has been limited to U.S. Government Agency "step- up" notes purchased in years prior to 1995, which have specified call or redemption features, or are subject to pre-specified coupon adjustments. Keystone's investment in structured notes is also limited by investment policy guidelines and aggregated $26,495,000 at the end of 1995.

The following presentation provides an analysis of the composition of investments included in both investments available-for-sale and investments held-to-maturity. This comparison includes a detailed presentation of derivative financial instruments included in the U.S. Government agency category (in thousands):


-------------------------------------------------------------------------------------
                                                         December 31, 1995
-------------------------------------------------------------------------------------
                                               Amortized     Market     Unrealized
                                                 Cost        Value     Gain/(Loss)

-------------------------------------------------------------------------------------
U.S. Government Agency Obligations:
     Conventional                              $  337,177  $  340,601       $ 3,424
     Mortgage-backed                               67,854      69,423         1,569
     CMO's:
          PAC's/1/                                 45,047      44,658          (389)
          VADM's/2/                                 5,525       5,528             3
          TAC's/3/                                 15,306      15,195          (111)
          Other                                    12,652      12,790           138
     Structured notes                              26,495      26,408           (87)
-------------------------------------------------------------------------------------
     Subtotal                                  $   510,056 $  514,603       $ 4,547
-------------------------------------------------------------------------------------
Negotiable money market instruments               237,107     237,102            (5)
U.S. Treasury securities                          254,483     255,357           874
State and political subdivision obligations       133,388     137,553         4,165
Corporate and other                                86,443      87,130           687
-------------------------------------------------------------------------------------
     Total                                     $1,221,477  $1,231,745       $10,268
=====================================================================================

1. A PAC(planned amortization class) has a principal payment schedule that is guaranteed within a predetermined range of mortgage prepayment rates, i.e. has built-in call protection, lower prepayment risk and lower average life variability.

2. A VADM (very accurately defined maturity) has a stated final payment date which provides protection from mortgage payment extension risk.

3. A TAC (targeted amortization class) has a payment schedule that offers some call protection if mortgage prepayments increase, but little to no extension protection if prepayments slow down.

Credit Risk and Loan Portfolio Analysis

Keystone's objective as a lending institution is to profitably meet the credit needs of the communities in which it operates. Credit risk and lending practices are governed by written policies and procedures which have been designed to provide for an acceptable level of risk and compensating return. These policies have also established requirements for lending authority, underwriting practices, collateral standards, lending concentrations, geographic limits, and other important elements of the credit process. Significant policies are reviewed, at a minimum, on an annual basis.

Keystone maintains a corporate loan review function which is independent of the underwriting and administrative process. Loan review performs continuous reviews to determine adherence to credit policies, assess the effectiveness of the credit process, and objectively evaluate the quality of the loan portfolio. In connection with these reviews, adversely classified credits within the portfolio are identified and included on a classified loan report, which is reviewed by management on a monthly basis.

Loan Composition

Keystone maintains a diverse loan portfolio. The composition of Keystone's loan portfolio is illustrated in the following comparison of loan balances at the end of each of the last five years (in thousands):


                                        1995        1994        1993        1992        1991
-------------------------------------------------------------------------------------------------
Commercial:
Commercial                           $  448,639  $  398,450  $  374,790  $  387,707  $  388,307
Floor plan financing                    163,431     146,582     112,740     110,478     103,059
Obligations of political                 31,159      29,796      29,253      35,757      45,043
 subdivisions
-------------------------------------------------------------------------------------------------
                                        643,229     574,828     516,783     533,942     536,409
-------------------------------------------------------------------------------------------------
Commercial Real Estate:
Commercial and industrial               680,161     692,962     660,379     654,720     595,484
Multifamily residential                  73,079      64,277      69,749      43,961      38,204
Obligations of political                 33,010      31,023      27,037      35,778      39,720
 subdivisions
Construction and land                    73,211      57,634      52,754      58,431      66,349
 development
Agricultural                              8,853       9,563       9,896      13,605      15,560
-------------------------------------------------------------------------------------------------
                                        868,314     855,459     819,815     806,495     755,317
-------------------------------------------------------------------------------------------------
Consumer Real Estate:
Residential                             824,079     807,000     698,233     715,621     786,604
Construction                              3,980       4,945       5,310       5,915      12,194
-------------------------------------------------------------------------------------------------
                                        828,059     811,945     703,543     721,536     798,798
-------------------------------------------------------------------------------------------------
Consumer:
Installment                             562,592     587,951     486,750     437,962     466,674
Home equity                             239,915     209,323     166,786     178,401     147,943
Personal lines of credit                 39,053      42,167      26,451      50,474      54,100
Leases                                  184,554     111,732      55,070      56,525      62,061
-------------------------------------------------------------------------------------------------
                                      1,026,114     951,173     735,057     723,362     730,778
-------------------------------------------------------------------------------------------------
Total                                $3,365,716  $3,193,405  $2,775,198  $2,785,335  $2,821,302
=================================================================================================

Concentration Risk

The diversity of Keystone's loan portfolio is an end result of Keystone's effort to manage credit risk. Keystone's credit policy has established specific limits on the level of credit to a borrower or single group of borrowers, which serve to reduce concentration risk. This diversity is evidenced by the absence of industry and customer concentrations.


o The largest group of customers in a single industry to whom Keystone provides credit extensions is automobile dealers. At December 31, 1995 credit extensions totalling $193,528,000 were outstanding, and consisted of floor plan and related commercial loans and mortgages.

o Keystone has no dependence on a single customer. The top ten credit relationships account for only 5.2% of the total loans outstanding at the end of 1995.

Geographic Risk

In addition to industry or customer concentrations, credit risk is also affected by the geographic characteristics of the loan portfolio. The credit risk profile of Keystone's portfolio is enhanced by the stable economic climate and the industry diversification of Keystone's-defined market.

o The overwhelming majority of Keystone's lending activities, approximately 97%, are conducted within its own defined market.

o Keystone has no foreign loan exposure.

Categories of Exposure

Keystone's loan portfolio can be evaluated in terms of its exposure to certain types of loans which are presumed to exhibit a higher degree of credit risk. Examples include credit extensions for highly leveraged transactions, speculative real estate ventures, or certain commercial real estate loans.
These types of loans may subject a lender to a higher level of loss from economic downturns, dramatic changes in interest rates, or depressed real estate markets. The following comments provide insight into this aspect of Keystone's loan profile.

o Keystone has not been active in the organization, syndication, or purchase of highly leveraged transactions.

o Keystone's commercial real estate lending practice requires an evaluation of the borrower's ability to repay debt from cash flow provided through operations. The underlying value of real estate is viewed as a secondary source of repayment. In addition, Keystone's lending practices generally require guarantees, endorsements, and other forms of recourse which provide additional security for such credits.

Keystone has examined its exposure to commercial and commercial real estate loans. This examination included a review of all customer account relationships and classification of credits into risk-related categories. The following table summarizes the commercial and commercial real estate segments of the portfolio (in thousands):


                             December 31, 1995
---------------------------------------------------
                                       Average
                          Balance   Relationship
                          --------  ------------
COMMERCIAL LOANS          $643,229           $ 95
---------------------------------------------------

COMMERCIAL REAL ESTATE
Owner occupied            $419,164
Nonowner occupied          449,150
---------------------------------------------------
                          $868,314           $166
===================================================

Individual categories of nonowner occupied in excess of $50 million are:

     Office building      $135,528,000
     Apartment/rental     $114,314,000

Allocation of Allowance

The allowance for credit losses is maintained at a level adequate to absorb losses associated with credit risk. Management exercises its judgment to allocate the allowance to specific categories of loans. The following table summarizes the allocation of the allowance for credit losses at December 31, (in thousands):


                         1995     1994     1993     1992     1991
---------------------------------------------------------------------
Commercial              $11,226  $10,501  $10,543  $10,418  $10,587
Real estate secured:
  Commercial              7,637    6,884    9,373   10,479    8,076
  Consumer                1,322    1,615    2,106    2,443    2,085
Consumer                  7,602    6,888    6,661    7,949    8,377
General risk             16,590   16,552   11,498    7,651    6,645
---------------------------------------------------------------------
                        $44,377  $42,440  $40,181  $38,940  $35,770
=====================================================================

While management has apportioned the allowance to the different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

Keystone assesses the reasonableness of the allocation of the allowance by preparing a percentage-based comparison of the allocated allowance to the actual loan portfolio. At December 31, the following comparison is provided:

                             1995   1994   1993   1992   1991
---------------------------------------------------------------
Commercial:
% of Total loans               19%    18%    19%    19%    19%
% Allocation of allowance      25%    25%    26%    27%    29%
Commercial real estate:
% of Total loans               26%    27%    30%    29%    27%
% Allocation of allowance      17%    16%    23%    27%    23%
Consumer real estate:
% of Total loans               25%    25%    25%    26%    28%
% Allocation of allowance       3%     4%     5%     6%     6%
Consumer:
% of Total loans               30%    30%    26%    26%    26%
% Allocation of allowance      17%    16%    17%    20%    23%
General Risk:
% Allocation of allowance      38%    39%    29%    20%    19%
---------------------------------------------------------------
Total loans                   100%   100%   100%   100%   100%
---------------------------------------------------------------
Allocation of allowance       100%   100%   100%   100%   100%
===============================================================

Income Performance                                                    1995
------------------------------------------------------------------------------------------------
                                                    Fourth       Third      Second       First
(in thousands except per share data)                Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------

Interest income                                      $93,646     $91,426     $90,101     $88,758
Interest expense                                      43,239      42,930      41,378      39,032
------------------------------------------------------------------------------------------------
Net interest income                                   50,407      48,496      48,723      49,726
Provision for credit losses                            1,357       2,160       2,258       2,084
------------------------------------------------------------------------------------------------
Net interest income after provision                   49,050      46,336      46,465      47,642
Noninterest income                                    12,427      13,112      12,011      11,454
Security transactions                                    925           6         354          32
Noninterest expense                                   38,338      36,806      37,557      37,933
------------------------------------------------------------------------------------------------
Income before income taxes                            24,064      22,648      21,273      21,195
Income taxes                                           7,860       7,215       6,252       6,539
------------------------------------------------------------------------------------------------
Net income                                           $16,204     $15,433     $15,021     $14,656
================================================================================================

Tax effect of security transactions                     $324          $2        $124         $11
================================================================================================


Earnings per share                                     $0.67       $0.65       $0.64       $0.63
Dividends per share                                    $0.36       $0.34       $0.34       $0.34
Average shares outstanding                        24,095,035  23,568,450  23,465,047  23,431,267
================================================================================================

                                                                      1994
------------------------------------------------------------------------------------------------
                                                    Fourth       Third      Second       First
                                                    Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------

Interest income                                      $84,788     $79,277     $75,622     $73,515
Interest expense                                      35,554      31,654      29,235      28,341
------------------------------------------------------------------------------------------------
Net interest income                                   49,234      47,623      46,387      45,174
Provision for credit losses                            3,438       2,070       2,334       1,642
------------------------------------------------------------------------------------------------
Net interest income after provision                   45,796      45,553      44,053      43,532
Noninterest income                                    10,291      10,992      11,844      10,668
Security transactions                                      -         (85)        308         611
Noninterest expense                                   36,022      44,019      36,266      35,416
------------------------------------------------------------------------------------------------
Income before income taxes                            20,065      12,441      19,939      19,395
Income taxes                                           5,930       3,203       5,999       5,349
------------------------------------------------------------------------------------------------
Net income                                           $14,135      $9,238     $13,940     $14,046
================================================================================================

Tax effect of security transactions                  $     -        ($30)       $108        $214
================================================================================================


Earnings per share                                     $0.60       $0.40       $0.60       $0.60
Dividends per share                                    $0.34       $0.32       $0.32       $0.32
Average shares outstanding                        23,396,673  23,287,086  23,374,726  23,423,767
================================================================================================

STOCK INFORMATION

Market Prices and Dividends

The common stock of Keystone Financial, Inc. is traded in the over-the- counter market under the symbol KSTN and is listed in the National Market System of NASDAQ. At the close of business on February 6, 1996, there were approximately 10,814 shareholders of record.

The table below sets forth the quarterly range of high and low closing sales prices for Keystone common stock as reported by NASDAQ and dividends declared per common share.


        Quarterly Closing     Cash
        Sales Price Range  Dividends
---------------------------------------
          High      Low
---------------------------------------
1995
---------------------------------------
I         $30.25   $26.25       $0.34
II         29.00    27.00        0.34
III        32.25    27.75        0.34
IV         34.00    29.50        0.36
---------------------------------------
                                $1.38
=======================================
1994
---------------------------------------
I         $32.25   $27.50       $0.32
II         32.00    27.75        0.32
III        32.00    27.75        0.32
IV         30.25    27.25        0.34
---------------------------------------
                                $1.30
=======================================

While Keystone is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly dividends. Future dividends will depend, in part, upon the earnings and financial condition of Keystone.

The payment of dividends is subject to applicable regulatory rules and policies. See the dividend and loan restriction information listed in the notes to the consolidated financial statements.