Form 10-K405, Exhibit 13
period 1996-12-31
KEYSTONE FINANCIAL INC
filed 1997-03-10
CIK 717809


Selected Financial Data

(in thousands except per
  share data)                                   Year Ended December 31,
--------------------------------------------------------------------------------------
                               1996       1995        1994        1993        1992
--------------------------- ---------- ----------- ----------- ----------- -----------
Operations:
--------------------------- ---------- ----------- ----------- ----------- -----------
Interest income               $384,521    $363,931    $313,202    $307,755    $330,645
Interest expense               174,758     166,579     124,784     125,245     152,718
--------------------------- ---------- ----------- ----------- ----------- -----------
Net interest income            209,763     197,352     188,418     182,510     177,927
Provision for credit losses      9,858       7,859       9,484       7,940      16,053
Noninterest income              62,673      50,321      44,629      45,819      39,276
Noninterest expense            162,559     150,634     151,723     148,003     138,840
Income tax expense              30,544      27,866      20,481      21,037      16,568
--------------------------- ---------- ----------- ----------- ----------- -----------
Net Income                     $69,475     $61,314     $51,359     $51,349     $45,742
--------------------------- ---------- ----------- ----------- ----------- -----------
Pre-tax security gains,
 included above                   $556      $1,317        $834      $1,669      $1,750

Net interest spread              3.75%       3.77%       4.04%       4.07%       4.02%
Impact of noninterest funds       .74         .72         .59         .56         .65
--------------------------- ---------- ----------- ----------- ----------- -----------
Net interest margin              4.49%       4.49%       4.63%       4.63%       4.67%
--------------------------- ---------- ----------- ----------- ----------- -----------

Per Share:
--------------------------- ---------- ----------- ----------- ----------- -----------
Net income                      $1.83       $1.73       $1.46       $1.47       $1.33
Dividends                        0.98        0.93        0.86        0.79        0.73
Dividend payout ratio           53.55%      53.28%      59.22%      54.01%      55.27%
Average shares outstanding  38,045,585  35,462,358  35,093,138  34,956,927  34,475,862

Balances at December 31:
--------------------------- ---------- ----------- ----------- ----------- -----------
Loans & leases              $3,553,662  $3,365,716  $3,193,405  $2,775,198  $2,785,335
Allowance for credit losses     45,016      44,377      42,440      40,181      38,940
Total assets                 5,231,268   5,074,785   4,706,000   4,419,726   4,311,779
Deposits                     4,097,111   4,061,888   3,827,983   3,582,688   3,655,261
Shareholders' equity           507,307     480,694     407,774     412,880     378,314

Ratios:
--------------------------- ---------- ----------- ----------- ----------- -----------
Return on average assets         1.37%       1.29%       1.16%       1.19%       1.08%
Return on average equity        14.11       14.06       12.71       12.98       12.58
Equity to assets, average        9.74        9.16        9.09        9.13        8.62

Risk adjusted capital ratios:
 Leverage ratio                  9.64%       9.28%       8.84%       9.18%       8.66%
 "Tier 1"                       13.54       13.65       12.96       14.05       13.06
 "Total" capital                14.77       14.83       14.21       15.30       14.26

Loans to deposits, year end     86.74%      82.86%      83.42%      77.46%      76.20%
Allowance for credit losses to
 loans                           1.27        1.32        1.33        1.45        1.40

Nonperforming assets to loans    0.75%       0.78%       0.95%       1.32%       1.66%
Loans 90 days past due           0.50        0.44        0.24        0.14        0.22
--------------------------- ---------- ----------- ----------- ----------- -----------
Total risk elements to loans     1.25%       1.22%       1.19%       1.46%       1.88%
--------------------------- ---------- ----------- ----------- ----------- -----------

FINANCIAL REVIEW

The purpose of this review is to provide additional information necessary to fully understand the consolidated financial condition and results of operations of Keystone Financial, Inc. (Keystone). Throughout this review, net interest income and the yield on earning assets are stated on a fully taxable-equivalent basis. In addition, balances represent daily average balances, unless otherwise indicated. Per share information has been adjusted to reflect a three-for-two stock split, in the form of a 50% stock dividend, declared in the third quarter of 1996.

1996 SUMMARY

Performance Results
-------------------

Keystone's financial performance for 1996 reflected continued improvement as net income reached a record high of $69,475,000, a 13.3% improvement over 1995 net income of $61,314,000. Earnings per share also grew to $1.83 in 1996, a 5.8% improvement over the 1995 performance of $1.73. Keystone recorded strong performance in both return on average assets (ROA) and return on average equity
(ROE). These traditional measures of financial institution performance provide a relative basis for comparison to Keystone's peer group. ROA and ROE for 1996 were 1.37% and 14.11%, respectively, a slight improvement over the comparable measures of 1.29% and 14.06% in 1995.

Revenue expansion efforts continued to be the primary focus of Keystone's profit improvement initiatives during 1996. Total revenues, consisting of both net interest income and noninterest income, grew 9.5% from 1995 to 1996, including a 5.8% increase in net interest income and a 24.5% increase in revenue from noninterest sources. Net interest income growth was stimulated primarily by loan growth, including loans added in the late 1995 bank mergers, as net interest margin was constant from 1995 to 1996. Average loans increased by more than $165,000,000 or 5.1%. In addition, Keystone originated and sold an additional $282,000,000 of consumer mortgages and indirect automobile loans. These secondary market activities helped to fuel the increase in revenue from noninterest income as mortgages and indirect loans serviced for others increased to $576,000,000 and $174,000,000, respectively. Likewise, as assets under management grew, Keystone experienced growth in trust and investment advisory fees, which helped to further advance a strategic objective to deliver a complete line of financial service products to its customer base.

Keystone's ratio of noninterest expense to revenues of 58.73% for 1996 reflected improvement over the ratio of 59.78% for 1995, as growth in noninterest expenses was 7.9%. Increases in salary and benefit costs were influenced by the addition of employees from late 1995 bank mergers, the acquisition of Martindale Andres (specialized investment advisory services) and the purchase of Key Investor (retail annuity products). Noninterest expenses benefited from a full-year reduction in the FDIC insurance premium. Excluding the influence of prior year acquisitions, total noninterest expenses grew approximately 3.4%. Finally, Keystone continued to sustain solid asset quality in its investment and loan portfolios, including a low level of nonperforming loans.

Operating Philosophy
--------------------

Keystone's stated objective is to become the "financial services provider of choice" in the markets in which it operates. In order to achieve this objective, Keystone has adopted an operating philosophy it describes as "relationship banking". Under "relationship banking", Keystone strives to develop an intimate understanding of its customers' financial needs and formulate solutions that meet those needs. By cultivating and deepening customer relationships, Keystone's operating philosophy will enable it to both enhance performance and sustain profitability momentum over time.

Performance enhancement in the financial services industry depends significantly on two fundamental objectives: expansion of the revenue base through delivery of essential products and services and the creation of an efficient delivery and revenue support structure. Keystone's performance enhancement efforts start with revenue expansion, which is derived from three major activities: an understanding of customer needs, the development of new and improved products, and increased market penetration. Keystone has placed an emphasis on understanding its customers, as illustrated by its "relationship banking" approach. During 1996, Keystone began to organize and operate in "relationship banking" teams that have been positioned to better identify customer needs and to tailor Keystone's menu of products and services to meet those local needs. Keystone's product menu now includes a full array of intermediation banking products, as well as trust, investment management, brokerage, annuity, and insurance services. Finally, increased market penetration must result from identification of new ways to meet customer needs and from the development of convenient access channels to financial products and services. Expansion of Keystone's electronic delivery channels included its partnership in the convenience store ATM network, advanced function ATMs, and telephone banking. Each of these initiatives is an example of increased market penetration built on a foundation of customer convenience. Keystone's adherence to an operating philosophy designed to understand customer needs, develop products, and grow markets will enhance revenue generation capacity through delivery of a complete range of financial services.

The second fundamental objective of Keystone's operating philosophy is focused on the creation of an efficient operating structure. Continuous improvement in the efficiency of an operating structure is achieved through enhancements to both service delivery channels and support operations. Keystone has made an effort to redefine its delivery channels by constant evaluation of facilities on the basis of their ability to generate revenues, meet the convenience requirements of customers, and moderate expense growth. During 1996, sustained efforts were made to improve the office delivery system by closing, consolidating, or redesigning facilities to tailor them to local needs. Keystone's current office network will continue to be an important ingredient in its delivery system by emphasizing personal interaction and the value-added features of traditional full-service offices. At the same time, Keystone continues to make investments to expand and redefine other elements of the system which place more emphasis on the convenience of ATMs, telephone banking, and other electronic delivery channels. These efforts, combined with initiatives to further consolidate, centralize, and refine business processes in support operations, form the foundation of Keystone's efficient operating structure.

In order to sustain profitability momentum, management must foster a customer-focused environment that will result in increased market share, appropriate leverage of the infrastructure investment, and profitable growth. Together, Keystone's revenue expansion and efficient operating structure initiatives provide the underpinnings for performance enhancement and sustained profitability momentum. This corporate focus will enhance the quality of earnings from both the revenue and expense components of performance. Keystone will continue to manage this delicate balance between current performance and longer-term investment in order to solidify its position as a premier provider of financial services in its trade area.

Economic and Industry Trends
----------------------------

Financial institution performance has always been influenced by the flow of economic tides, and 1996 was no exception. Economic conditions during the year included both favorable and unfavorable trends which affected the demand for both commercial and consumer financial services. Interest rates were generally lower than that experienced during 1995, though the average treasury yield curve, an indicator of overall interest rate trends, did steepen during the year. Uncommonly low levels of unemployment continued to suggest the specter of inflation and the possible need to tighten interest rates to moderate economic growth. Rates, however, remained at relatively low levels during the year. Low interest rates, low unemployment, and relatively low levels of inflation continued to buoy optimism in the stock market as the Dow Jones industrial average rose from 5117 at the end of 1995 to 6448 by December 31, 1996. Concerns still exist regarding potential overvaluation in the market and the potential for some degree of market adjustment.

While these factors translated into a rather stable economic picture, commercial and retail customer preferences continued to affect financial institution performance. Commercial customers continued to express a preference for fixed-rate credit facilities to lock in the cost of funding. Retail customers, ever mindful of the higher investment returns accessible through the stock market, continued to show a predilection for competitively-priced deposit products and for investment products which provide the opportunity for higher returns commensurate with higher risk. Both commercial and retail customers continue to demand products and services designed to meet their individual financial needs and provide added value in terms of convenience, service, and price.

Forward-Looking Statements
--------------------------

From time to time, Keystone has and will continue to make statements which may include "forward-looking" information. Keystone cautions that "forward-looking" information disseminated through financial presentations should not be construed as guarantees of future performance. Furthermore, actual results may differ from expectations contained in such "forward-looking" information as a result of factors which are not predictable. Financial institution performance can be affected by any number of factors, many of which are outside of management's direct control. Examples include, but are not limited to, the effect of prevailing economic conditions; the overall direction of government policies; unforseen changes in the general interest rate environment; the actions and policy directives of the Federal Reserve Board; competitive factors in the marketplace, and business risk associated with the management of the credit extension function and fiduciary activities. Each of these factors could affect estimates, assumptions, uncertainties, and risks considered in the development of "forward-looking" information, and could cause actual results to differ materially from management's expectations regarding future performance.

NET INTEREST INCOME

The primary source of Keystone's revenue is net interest income, which represents the difference between interest on earning assets and interest expense on deposits and other borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets. Net interest income and net interest margin are affected by changes in interest rates, changes in the relationship between rates, and by variations in the volume and mix of asset and liability balances. The following table summarizes changes in net interest income and margin during 1996 (in thousands):

                               1996                  1995                Change
--------------------------------------------------------------------------------------
                                    Yield/               Yield/                Yield/
                         Amount      Rate      Amount     Rate       Amount     Rate
======================= ========== ========= ========== ========= =========== ========
Interest income           $389,413     8.15%   $369,549     8.19%     $19,864   (0.04)
Interest expense           174,758     4.40     166,579     4.42        8,179    0.02
----------------------- ---------- --------- ---------- --------- ----------- --------
Net interest income       $214,655             $202,970               $11,685*
======================= ========== ========= ========== ========= =========== ========
Interest spread                        3.75%                3.77%               (0.02)
Impact of
 noninterest funds                     0.74                 0.72                 0.02
----------------------- ---------- --------- ---------- --------- ----------- --------
Net interest margin                    4.49%                4.49%                ----
======================= ========== ========= ========== ========= =========== ========
 * The change in net  interest  income was  almost  entirely  the result of a favorable volume variance.

Interest Rates and Economic Trends
----------------------------------

As the primary source of revenue for financial institutions, net interest income generation requires effective management of products and services subject to the constraints of overall economic conditions, competitive pressures, and the relative pace of changes in the interest rate climate. The period of economic expansion which began in 1992 exhibited no immediate sign of abatement during 1996 as the economy was characterized by an unprecedented rise in the value of equity markets, low interest rates, low inflation, low levels of unemployment, and generally favorable economic conditions. This combination of factors has sustained a climate of economic stability favorable to the financial condition of both consumer and commercial customers.

While the state of the economy affected net interest income performance, so too did the influence of the overall interest rate environment. In summary, the 1996 average interest rate environment was remarkably similar to that of 1995. At the beginning of 1995, interest rates were high by comparison to those in place at the end of 1996. During 1995, rates began a steady descent only to begin rising slightly toward the end of that year. Rates continued to increase slightly throughout 1996, though average interest rates during the year remained below the average for 1995. Furthermore, the slope of the yield curve was slightly steeper during 1996, suggesting an opportunity to benefit from the extension of asset maturities.

The following is a comparison of the average yield curve for U.S. Treasury instruments for specific intervals between three months and thirty years, which serves as an illustration of the relative comparison of interest rate trends between 1996 and 1995.

           Three     Six     One    Two     Three    Five     Ten     Thirty
           Months   Months   Year   Years   Years    Years    Years   Years
-----------------------------------------------------------------------------
1996        5.14%   5.28%   5.49%   5.83%   5.97%    6.17%    6.43%    5.70%
1995        5.63%   5.80%   5.92%   6.12%   6.22%    6.36%    6.55%    6.86%

The similarity of average interest rates between the two years yielded only minor variations in the yield on earning assets and cost of funds. The similarity of performance in net interest margin belies the fact that Keystone has continued to actively manage product development, product delivery, and product pricing in response to changes in customer preferences. Keystone's relationship banking focus, securitization strategies, deposit product innovations, and development of alternative investment product opportunities are among the factors that influenced earning asset and funding mix changes. Despite the impact of these shifts, Keystone was able to actively manage its net interest margin and net interest income performance.

Interest Income/Earning Assets
------------------------------

Interest income reached $389,413,000 in 1996, compared to $369,549,000 in 1995, an increase of 5.4%. The improvement in interest income was driven almost exclusively by increases in the volume of earning assets, and more particularly loans, which grew 5.1%. The increase was especially noteworthy in light of Keystone's securitization and loan sales strategy, which limited loan growth in fixed-rate consumer mortgages and indirect loans. These loan categories have become an increasingly smaller portion of Keystone's overall loan mix due to this strategy.

The successful execution of Keystone's "relationship banking" initiatives had a significant influence on the composition of its earning asset base. Under these initiatives, financial needs are identified by organizing the customer base according to demographic data, a process commonly described as life-cycle segmentation. An important element of this effort is the delivery of credit products which enhance and deepen a relationship-oriented product line. As a consequence of this effort, overall loans grew by $165,617,000 from 1995. On the commercial side, commercial loans and real estate secured loans grew by $44,141,000 and $27,440,000, respectively. Heavy emphasis was placed on the delivery of relationship products to the consumer market, and included growth of $92,943,000 in direct loans and $91,722,000 in auto leases.

Included in Keystone's relationship-oriented product line is a full complement of mortgage loan products. Keystone's unique approach to the delivery of mortgage services has been designed to complement the menu of other financial products and services available throughout Keystone, thus preserving and enhancing customer affinity. While a significant portion of originated loans are sold into the secondary market, the sale and servicing expertise of Keystone Financial Mortgage Corporation has provided a significant competitive advantage in attracting and retaining customers.

While Keystone executed its initiatives related to the profitable management of its relationship-based product lines, attention was also focused on commodity-based financial services, primarily indirect automobile loans. Keystone's securitization and sales strategy, which calls for the securitization of non-relationship credit products, accommodated the credit needs of this market segment and provided a steady stream of servicing income for Keystone. This strategy, along with its mortgage banking approach, has allowed Keystone to preserve precious deposit funding sources to execute its relationship-oriented consumer and commercial product lines. The result of these strategic initiatives was a relatively constant yield on earning assets of 8.15% in 1996 compared to 8.19% in 1995, despite the drop in overall interest rates.

Interest Expense/Funding Sources
--------------------------------

Perhaps the most significant challenge facing financial institutions is the continuing need to generate a sufficient volume of funding sources to accommodate the intermediation process. Successful management of this process is a prerequisite for sustained or improved net interest income performance. As more investment options become available to depositors, Keystone has continued to emphasize the development of innovative, competitively-priced products designed to be responsive to consumer preferences. The continuing success of Keystone's "Variable-Rate CD" as well as the introduction of the "Indexed Money Market Account" are two examples of the successful execution of this strategy. Additionally, Keystone will continue to emphasize the convenience and responsiveness of its life cycle packages which have been designed to meet the needs of customers in each life-cycle segment, including convenient access to savings and investment products.

In 1996, total deposits rose 4.8% while the cost of interest-bearing funds, which included both interest-bearing deposits and other interest-bearing liabilities, declined slightly from 4.42% to 4.40%. Customer preferences for the convenience and the rate of return advantages provided by both the Indexed Money Market Account and the Variable Rate CD, when contrasted with more traditional core- deposit categories, fueled this growth. Given the lower overall level of interest rates, Keystone was also able to sustain, and in some cases increase the volume of funding from large certificates of deposits and short-term borrowings.

Net Interest Spread and Net Interest Margin
-------------------------------------------

Keystone's two primary sources of revenue are net interest income, which comprised over 77% of revenues, and noninterest income which is just below 23%. Comparable levels of net interest income and noninterest income during 1995 were 80% and 20%, respectively. While revenue from noninterest sources has become an increasingly important component of Keystone's overall revenue mix, net interest income continues to provide the largest source of revenue. Net interest margin includes the effect of interest spread, the investment of noninterest funds, and the level of nonearning assets. In 1996, interest spread remained relatively constant with 1995 as the difference between earning asset yields and the cost of funding sources declined only slightly from 3.77% in 1995 to 3.75% in 1996. The influence of noninterest funds, which included the impact of a higher level of demand deposits, increased slightly from 72 basis points in 1995 to 74 basis points in 1996. As a consequence, net interest margin remained constant at 4.49% in both 1996 and 1995.

Quarterly Performance
---------------------

The following tables provide a comparative summary of earning asset yields, funding costs, and other information for each of the four quarters of 1996 and 1995 (in thousands):
                                                   1996
---------------------------------------------------------------------------
                                 Fourth      Third      Second     First
                                 Quarter    Quarter    Quarter    Quarter
============================== =========== ========== ========== ==========
Asset yield                          8.12%      8.05%      8.16%      8.21%
Funding cost                         4.45       4.43       4.34       4.38
------------------------------ ----------- ---------- ---------- ----------
 Interest spread                     3.67%      3.62%      3.82%      3.83%
------------------------------ ----------- ---------- ---------- ----------
 Net interest margin                 4.42%      4.37%      4.56%      4.57%
------------------------------ ----------- ---------- ---------- ----------
Net interest income                $54,101    $53,095    $53,669    $53,790
============================== =========== ========== ========== ==========

                                                   1995
---------------------------------------------------------------------------
                                 Fourth       Third     Second      First
                                 Quarter     Quarter    Quarter    Quarter
============================== =========== ========== ========== ==========
Asset yield                          8.18%      8.14%      8.24%      8.19%
Funding cost                         4.48       4.50       4.45       4.23
------------------------------ ----------- ---------- ---------- ----------
 Interest spread                     3.70%      3.64%      3.79%      3.96%
------------------------------ ----------- ---------- ---------- ----------
 Net interest margin                 4.45%      4.37%      4.51%      4.63%
------------------------------ ----------- ---------- ---------- ----------
Net interest income                $51,719    $49,844    $50,212    $51,195
============================== =========== ========== ========== ==========

Quarterly performance reflects the similarity of the overall interest rate environment between 1995 and 1996. Both earning asset yields and the overall cost of funds were virtually constant from year to year. During the third quarter of 1996, compression of net interest margin was attributed primarily to a higher relative cost of funds and slightly lower asset yields. This compression was influenced by both competitive pressures, and by consumer preference for higher cost deposit products, including the "Variable Rate CD". These same competitive pressures will continue to require management attention in order to maintain or improve margin performance. Despite this compression, Keystone achieved a higher level of net interest income during 1996, primarily due to volume increases.

PROVISION FOR CREDIT LOSSES

The provision for credit losses increased from $7,859,000 in 1995 to $9,858,000 in 1996, an increase of $1,999,000. The increase in the provision was responsive to both loan growth and the higher overall level of charge-offs during the year. At the same time, other important asset quality performance measures, such as the relationship of the allowance for credit losses to loans and the ratio of total risk elements to year-end loans, remained stable. See the Allowance for Credit Losses and Asset Quality section of this review for additional information.

NONINTEREST INCOME

The most significant improvement in Keystone's 1996 performance occurred in the level of noninterest income, which grew nearly 25% and now represents approximately 23% of Keystone's revenue. Over the last several years, Keystone has sought to enhance and diversify its noninterest revenue stream both by offering an expanded array of financial service products and by intensifying efforts to deliver existing financial services. Continued strength in trust income, deposit service charges, and fee income was augmented by the successful expansion of Keystone's investment advisory services, mortgage banking activity, and fees from the servicing of indirect loans. The resulting improvement, which also included a $2,000,000 gain from the sale of the credit card portfolio during the first quarter of 1996, reflected growth in noninterest revenue of $12,352,000 to $62,673,000. The generation of increased noninterest revenues will remain a key component of Keystone's overall revenue expansion efforts.

The largest single source of noninterest income within Keystone was trust and investment advisory fees. Revenues from these activities have been positively influenced by both expanded product offerings and intensified marketing efforts to customers. At the end of 1995, Keystone acquired Martindale Andres & Company, a highly successful investment advisory services firm specializing in serving return-oriented institutional customers and high net- worth individuals. At the same time, Keystone continued to develop its more established trust services, including employee benefit and personal trust accounts. Aggregate assets under management at December 31, 1996 totaled $2,793,416,000, a 16% increase from 1995.

Late in 1996, Keystone began the process of converting its common trust funds into a family of mutual funds under its "KeyPremier" label. Under legislation passed in the second half of 1996, this type of conversion was permitted without tax consequences to existing common fund shareholders. The "KeyPremier" family of funds will make the investment advisory capabilities of Martindale Andres more readily accessible to a broader base of corporate and retail customers. The introduction of these funds provides another ingredient in the establishment of a more complete mix of financial products and services, an important source of fee income, and an appropriate leverage of the investment expertise of Martindale Andres. Fees from these expanded activities are expected to influence the pace of income growth as it relates to asset management activities.

Secondary market activities are becoming an ever-increasing component of Keystone's noninterest income and consist principally of the fees from the origination and sale of mortgage and indirect automobile loans. Aggregate revenues from these activities totaled $11,038,000 in 1996 compared to $7,807,000 in 1995, an increase of 41.4% and represented nearly 18% of the total noninterest revenue stream. As of the end of 1996, Keystone was servicing approximately $576,000,000 of mortgage loans and $174,000,000 of indirect automobile loans for secondary market investors.

Since 1993, Keystone's mortgage banking activities have been conducted through Keystone Financial Mortgage Corporation (KFMC), a wholly-owned subsidiary of Keystone. The centralization of mortgage activities through KFMC has allowed Keystone to leverage market opportunities available through its expansive community office network. Similarly, Keystone established its Keystone Dealer Finance Center (KDFC), a centralized operating unit designed to provide a consistent source of automobile financing to customers serviced throughout Keystone's network of automobile dealers. Securitization and sale of both mortgage and indirect automobile loans has enabled the financing of these activities to be self-funding, thus preserving core sources of funding for "relationship-banking" activities. At the same time, Keystone has been able to generate significant levels of noninterest income attributable to the fees earned for the servicing of these loans to investors in the secondary market.

Revenue from deposit service charges continued to remain a critical component of Keystone's fee generation activities. Service charges on deposits grew 11% to $14,611,000, a $1,406,000 increase from 1995. In late 1996, Keystone introduced "KeyFree", its new free-checking option which offers yet another product developed to attract new customers and introduce them to other products and services available through Keystone's delivery channels. This initiative is expected to favorably influence both net interest income and other fee income as customers become acquainted with Keystone's offerings of credit facilities, deposit services, and alternative investment products. At the same time, successful implementation of this initiative has the potential to constrain the level of growth in deposit service fee income in future years.

The delivery of financial services through electronic delivery channels is now providing an expanding source of revenue generation for Keystone. This trend provided a steady increase in ATM-related revenues including surcharging from foreign users of ATM services and fees from Keystone's KeyCheck debit card. Total revenues of $3,338,000, nearly 24% of fees included in other income, were derived from these electronic delivery channels, a 31% increase from 1995. Each of these fee-generating activities is based on providing improved and convenient delivery of financial services to customers. In yet another significant initiative in the generation of fee income, Keystone acquired KeyInvestor Services, a distributor of investment products. Prior to the acquisition of KeyInvestor in August, 1996, Keystone was providing such services through its relationship with the Laughlin Group. The purchase of this company now allows Keystone to make this product line a more integral part of its internally-managed menu of products and services.

NONINTEREST EXPENSE

Noninterest expenses for 1996 increased to $162,559,000, a 7.9% increase over 1995 expenses of $150,634,000. Keystone's ratio of noninterest expense to revenues of 58.73%, a common measure of expense management efficiency, reflected an improvement over the ratio of 59.78% for 1995. Increases in salary and benefit costs were influenced by the addition of employees from the late 1995 bank mergers, the acquisition of Martindale Andres, and the purchase of KeyInvestor during 1996. The overall growth rate of overhead expenses was also affected by the costs associated with increased activity levels, including merchant banking services and ATM-related expenditures. At the same time, the overall rate of expense growth was favorably influenced by the full-year reduction in Federal Deposit Insurance Corporation (FDIC) insurance premiums. Excluding the influence of acquisitions, total noninterest expenses grew at a rate of approximately 3.4%.

Salary expenses, the largest single component of Keystone's overhead structure, grew to $69,270,000, an 11.5% increase over the 1995 expenses of $62,115,000. The average number of full-time equivalent employees grew nearly 6% from 2,315 in 1995 to 2,445 in 1996. Nearly all of this increase was attributed to the various mergers and acquisitions which incurred in late 1995. Excluding such increases, salary expenses rose 5.5%, a majority of which related to overall average merit increase of 5.0%. During 1996, Keystone aggressively pursued the development of an integrated compensation program designed to support its key business strategies. This development has included the reconstruction of existing incentive programs and the creation of new programs designed to reward employee efforts toward achievement of greater revenue and profitability growth.

As a consequence, future increases in compensation costs are likely to be even more closely tied to the achievement of desired performance levels.

Benefit expenses, which consist principally of costs associated with providing employee health care, were $12,562,000 in 1996, a 15.3% increase from the $10,898,000 reflected in 1995. Keystone's health care coverage is managed under a "point-of-service" program which mandates the use of "primary care physicians" and "hospital providers" who meet pre-established standards for delivery of quality and cost-effective health care. Such costs are largely influenced by the level of health care needs and usage by the Keystone employee base. During 1995, Keystone was advantaged by favorable claims experience, while 1996 reflected a return to more normalized trends. Despite this increase, the adoption of the "point-of-service" program continues to favorably influence employee access to quality cost-effective health care systems.

The cost of office reconfiguration and technology investments has influenced, and will continue to affect the rate of growth in occupancy and, more significantly, equipment-related expenses. In 1996, Keystone continued to expand its network of ATMs, including the phase-in of selectively located, full-service ATMs and the partnership with Sheetz, Inc., a major convenience store chain. Under agreement with Sheetz, Keystone has installed ATMs in nearly 150 Sheetz store locations, increasing Keystone's aggregate ATM network to approximately
325. Office configurations and technology investment have been strategically executed to provide convenient customer access to banking services. Similar initiatives, which include the evolution of the KeyCall telephone call center, continue to be developed and will result in equipment expense growth that is likely to continue to outpace the growth in aggregate overhead expenses. Largely due to the expanded ATM network, the level of customer activity associated with access to electronic delivery channels has expanded dramatically, including 13% growth in overall ATM activity. The expense growth associated with increased availability and uses of these channels must be evaluated with the growth in associated fee revenues. Keystone has also introduced and expanded electronic access by commercial customers through KeyCash Manager, a PC-based cash management system.

Occupancy expenses have grown at a slower pace than equipment and technology costs. During 1996, Keystone completed a comprehensive review of its community office network. The objective of this review, which was conducted with the help of a nationally-recognized consulting firm specializing in such analyses, was to maximize Keystone's office locations as "financial centers" within their defined markets. This includes effective utilization and integration of these offices as product distribution points for both intermediation and alternative investment financial products. A majority of the changes to the community office network, which included initiatives to consolidate, upgrade or close specific offices, were initiated in the second half of 1996, will be completed by the end of 1997, and are expected to limit the rate of growth in occupancy expenses.

The most significant reduction in noninterest expenses occurred in FDIC premium expenses which declined from $4,957,000 in 1995 to $778,000 in 1996. In the third quarter of 1995, the FDIC announced that the Bank Insurance Fund (BIF) reached its recapitalization level, thus effecting a dramatic reduction in BIF insurance premiums, particularly for those institutions classified as "well-capitalized". At the same time, the Savings Association Insurance Fund (SAIF), which provides insurance for the thrift industry, remained undercapitalized and faced an impending funding shortfall on the bonds that had been issued to shore up the fund. During the third quarter, a one-time premium was levied upon thrifts and those banks which had acquired thrift deposits. This new legislation averted a potential crisis and allowed for a phase-in of premium reductions on thrift deposits until such time that the SAIF fund is recapitalized. At the same time, this legislation included provisions which may result in the merger of bank and thrift charters, thus eliminating an outdated and ineffective structure in favor of a modernized approach consistent with the evolution of the financial services industry.

The final category of noninterest expense, other expenses, grew 10.4% from $47,579,000 in 1995 to $52,538,000 in 1996. Absent the influence of the mergers and acquisitions, these expenses reflected a growth rate of 7.5%, or approximately $3,600,000. Nearly one third of this increase was attributed to the aforementioned one-time SAIF insurance assessment on thrift deposits that had been acquired in previous years. Another significant component of the increase related to the rise in merchant card volumes and the increased processing expense associated with merchant card activities. As previously noted, these increased costs are directly related to the increase in fee income associated with these activities. Other increases in expenses included the impact of legal fees incurred as a result of the introduction of the KeyPremier funds, losses on dispositions of office facilities, and expenses for the write-off of obsolete forms and supplies due to mergers.

Income Taxes

Keystone recorded tax expense of $30,544,000 in 1996, an increase from $27,866,000 recorded in 1995. The increase was influenced primarily by higher levels of taxable income as the effective tax rate reached 30.5% in 1996 versus 31.2% in 1995.

BALANCE SHEET OVERVIEW
----------------------

Period end assets reached $5,231,268,000 at December 31, 1996, a 3.1% increase over the assets of $5,074,785,000 as of the end of 1995. The average volume of assets grew 6.1% from $4,763,336,000 in 1995 to $5,054,658,000 in 1996. Asset growth, particularly loan growth, was affected by both the execution of Keystone's securitization and sale strategy and by competitive issues associated with the generation of deposit funding. Average loans grew to $3,432,131,000, a 5.1% growth rate, while deposits reached $4,047,151,000 a 5.0% increase, as the majority of growth occurred as a result of the impact of the late 1995 bank mergers.

LOANS

Keystone's "Relationship Banking" strategy continues to influence the volume and mix of its loan portfolio. Aggregate loans comprised nearly 72% of its overall earning asset base. A breakdown of Keystone's loan categories was as follows (in thousands):

                                 1996                  1995              Change
------------------------ --------------------- ------------------- -------------------
                            Amount        %       Amount      %       Amount      %
======================== ============= ======= ============ ====== ============ ======
Commercial                    $474,501     14%     $430,360    13%      $44,141    10%
Floor plan financing           150,052      4       147,002     5         3,050     2
Commercial-real estate
 secured                       896,688     26       869,248    27        27,440     3
Consumer mortgages             766,787     22       785,410    24       (18,623)   (2)
Direct consumer                548,224     16       455,281    14        92,943    20
Indirect consumer              330,463     10       405,519    12       (75,056)  (19)
Lease financing                265,416      8       173,694     5        91,722    53
------------------------ ------------- ------- ------------ ------ ------------ ------
                            $3,432,131    100%   $3,266,514   100%     $165,617     5%
======================== ============= ======= ============ ====== ============ ======

The focus of Keystone's "Relationship Banking" concept is on gaining an understanding of customers' financial needs and identifying the appropriate mix of products and services which will meet those needs. This concept applies equally to both consumer and commercial customers and has affected trends with respect to the composition of Keystone's loan portfolio. The most significant growth has occurred in commercial loans, direct consumer credit, and leases. At the same time, overall growth patterns have been offset by the influence of Keystone's securitization strategy on consumer mortgages and indirect consumer loans.

Keystone's commercial loan trade area is dominated by moderately-sized businesses with traditional forms of commercial credit needs including business term loans, lines of credit, and certain tax-advantaged loans to political subdivisions. During 1996, commercial credit volume increased by 10%. Approximately half of this increase was due to loans added in late 1995 mergers. Other categories of commercial loans include floor plan financings and commercial loans secured by real estate, which grew slightly from 1995 levels.

Both consumer mortgages and indirect consumer loans reflected declines during the year, primarily as a result of the secondary marketing activity in these categories. While certain segments of the consumer mortgage market, primarily adjustable-rate mortgages, remained a key component of Keystone's loan portfolio, most fixed-rate consumer mortgages were sold in the secondary market. Similarly, indirect automobile loans, which are originated through Keystone's network of automobile dealers, actually declined by 19% from 1995 levels as the vast majority of new loans since the second half of 1995 have been securitized and sold in the secondary market. As a consequence, the overall growth of loans has been reduced. At the end of 1996, Keystone was servicing approximately $576,000,000 of mortgage loans and $174,000,000 of indirect loans for secondary market investors.

The cornerstone of Keystone's retail lending strategy, and the loan category most closely associated with its consumer "relationship banking" strategy, is direct consumer loans. These loans include substantial levels of home equity, installment, and personal lines of credit. These credit vehicles, which are closely identified with Keystone's life cycle segmentation strategy, grew 20% to $548,224,000 and comprised 16% of Keystone's overall loan portfolio. Given Keystone's focus on its retail customer base, it is anticipated that such balances will continue to become a more significant component of the overall lending mix.

An increasingly important growth component of Keystone's loan portfolio related to the popularity of leasing as a credit vehicle for automobile acquisition. Total automobile lease financings grew to $265,416,000, and now represent 8% of the total loan portfolio.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY

Keystone's allowance for credit losses at December 31, 1996, was $45,016,000 and reflected a relationship of the allowance to loans of 1.27%. Comparable measures at the end of 1995 were $44,377,000 and 1.32%. The following table sets forth summarized activity within the allowance for credit losses for the past five years (in thousands):

                                 1996        1995       1994       1993       1992
=============================  =========== ========== ========== ========== ===========

Balance at January 1,             $44,377    $42,440    $40,181    $38,940     $35,770
Allowance obtained through
 mergers/acquisitions               -----      1,750      2,096      -----       -----
Allowance transferred out           -----       (815)     -----      -----       -----
Loans charged off:
 Commercial                        (1,785)      (788)    (4,322)    (2,704)     (7,422)
 Real estate-secured:
  Commercial                       (1,434)    (1,504)    (4,076)    (2,834)     (2,286)
  Consumer                           (572)      (442)      (414)      (385)       (630)
 Consumer                          (6,331)    (5,238)    (2,722)    (3,370)     (4,540)
 Lease financing                   (1,330)      (786)      (198)      (238)       (283)
-----------------------------  ----------- ---------- ---------- ---------- -----------
Total loans charged off           (11,452)    (8,758)   (11,732)    (9,531)    (15,161)
-----------------------------  ----------- ---------- ---------- ---------- -----------
Recoveries:
 Commercial                           442        266        494      1,539         789
 Real estate-secured:
  Commercial                          430        538        849        359         373
  Consumer                            132        133        200         58         182
 Consumer                           1,052        806        839        832         887
 Lease financing                      177        158         29         44          47
-----------------------------  ----------- ---------- ---------- ---------- -----------
Total recoveries                    2,233      1,901      2,411      2,832       2,278
-----------------------------  ----------- ---------- ---------- ---------- -----------
Net loans charged off              (9,219)    (6,857)    (9,321)    (6,699)    (12,883)
Provision charged to
 operations                         9,858      7,859      9,484      7,940      16,053
-----------------------------  ----------- ---------- ---------- ---------- -----------
Balance at December 31,           $45,016    $44,377    $42,440    $40,181     $38,940
=============================  =========== ========== ========== ========== ===========
Ratio of allowance to
year-end loans                      1.27%      1.32%      1.33%      1.45%       1.40%
=============================  =========== ========== ========== ========== ===========

The following statistics are relevant to activity that has occurred within the allowance for credit losses during the most recent five year period:

                                    1996    1995     1994    1993     1992
--------------------------------- -------- ------- -------- ------- --------
Ratio to Average Loans:
 Provision                           0.28%   0.24%    0.33%   0.29%    0.57%
 Net charge-offs                     0.27%   0.21%    0.32%   0.24%    0.46%

Although net charge-offs as a percentage of average loans have not grown significantly, the composition of the types of loans that have been charged-off has changed. Current trends reflect increases in consumer charge-offs, consistent with national trends. At the same time, net charge-offs of commercial credits have moderated. Although management does not anticipate net charge-offs to increase in excess of current levels, adverse changes in economic conditions could result in less favorable credit quality trends.

Risk Elements
-------------

The overall level of risk elements is an important component in the evaluation of the adequacy of the allowance for credit losses. Risk elements are composed of both nonperforming assets (NPA) and loans past due 90 days or more. The relative level of these risk elements provides an indication of the level of credit risk within the loan portfolio. Nonperforming assets include nonaccrual loans, restructurings, and other real estate (ORE). Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collection of interest and/or principal. Restructured loans may involve renegotiated interest rates, repayment terms, or both, because of a deterioration in the financial condition of the borrower. ORE activity in 1996 reflected no unusual or significant fluctuations in balances. The following table provides a comparative summary of nonperforming assets and total risk elements at the end of each of the last five years (in thousands):

                                1996       1995       1994       1993       1992
----------------------------- --------- ---------- ---------- ---------- ----------
Nonaccrual loans                $18,913    $16,740    $24,403    $23,661    $29,385
Restructurings                      393        503        144      5,066      5,941
----------------------------- --------- ---------- ---------- ---------- ----------
Nonperforming loans              19,306     17,243     24,547     28,727     35,326
Other real estate                 7,414      8,984      5,870      8,097     10,835
----------------------------- --------- ---------- ---------- ---------- ----------
Nonperforming assets             26,720     26,227     30,417     36,824     46,161
Loans past due 90 days
 or more                         17,649     14,995      7,744      3,977      6,256
----------------------------- --------- ---------- ---------- ---------- ----------
Total risk elements             $44,369    $41,222    $38,161    $40,801    $52,417
----------------------------- --------- ---------- ---------- ---------- ----------

Substantially all of the loans in the nonaccrual category at December 31, 1996, were contractually past due as to principal or interest.

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


                                             1996    1995    1994    1993    1992
------------------------------------------- ------- ------- ------- ------- -------
Ratio to Year-End Loans:

 Nonperforming assets                         0.75%   0.78%   0.95%   1.32%   1.66%
 90 days past due                             0.50    0.44    0.24    0.14    0.22
------------------------------------------- ------- ------- ------- ------- -------
 Total risk elements                          1.25%   1.22%   1.19%   1.46%   1.88%
------------------------------------------- ------- ------- ------- ------- -------
Coverage Ratios:
 Ending allowance to nonperforming loans       233%    257%    173%    140%    110%
 Ending allowance to risk elements*            122%    138%    131%    123%     94%
 Ending allowance to net charge-offs           4.9x    6.5x    4.6x    6.0x    3.0x
------------------------------------------- ------- ------- ------- ------- -------
* Excludes ORE.

While Keystone experienced some reduction in specific asset quality measures from 1995, virtually all measures were consistent with, or better than, historical trends. One exception was in the volume of loans in the category of 90 days or more past due. Credits included in this category, and in less severe past-due categories, have the potential to migrate into more severe classifications. Keystone continues to reflect favorable coverage ratios, which provide an indication of Keystone's ability to absorb the potential adverse impact of deterioration. Keystone will continue to apply vigorous monitoring and collection efforts to manage the level of adversely classified assets.

Credit risk associated with nonperforming assets also can be measured in terms of exposure to specific categories of loans. The following table provides the components of nonperforming assets, detailed by loan categories, at the end of each of the past five years, (in thousands):

------------------------------- ---------- --------- ---------- --------- ---------
                                   1996      1995       1994      1993      1992
------------------------------- ---------- --------- ---------- --------- ---------
Commercial                          $4,306    $4,213     $5,233    $8,198   $10,841
Commercial real estate:
 Construction and
  development                          764     1,260      4,535     3,797     5,067
 Permanent                          11,889    10,389      9,999    12,429    13,681
Residential real estate                918       612      4,359     3,316     4,719
Consumer                             1,429       769        421       987     1,018
------------------------------- ---------- --------- ---------- --------- ---------
Nonperforming loans                 19,306    17,243     24,547    28,727    35,326
Other real estate                    7,414     8,984      5,870     8,097    10,835
------------------------------- ---------- --------- ---------- --------- ---------
 Total nonperforming assets        $26,720   $26,227    $30,417   $36,824   $46,161
------------------------------- ---------- --------- ---------- --------- ---------

Management also closely monitors the level of credits included in less severe past-due categories. The following is a comparative summary of these categories at the end of 1996 and 1995 (in thousands):

                      1996     % of Total      1995      % of Total
                                  Loans                    Loans
------------------ ---------- ------------- ---------- --------------
30-59 days            $44,637     1.3%         $42,930      1.3%
60-89 days             14,453     0.4           15,591      0.5
Over 90 days           17,649     0.5           14,995      0.4
------------------ ---------- ------------- ---------- --------------
                      $76,739     2.2%         $73,516      2.2%
------------------ ---------- ------------- ---------- --------------

As previously discussed, the level of past due credits in the 90-days past due category increased since the end of 1995. Economic lethargy and stress on the consumers' credit condition caused by high debt levels, appear to be the principal contributing factors. Collections centralization, which was finalized during 1996, has allowed for improved monitoring of the portfolio and enhanced collection techniques through state-of-the-art technology.

Management has identified approximately $9,074,000 of loans outstanding where concern exists as to the potential for future classification into one of the risk element categories. Substantially all of these loans were current at the end of 1996.

Overall Assessment
------------------

Keystone has assessed all of the above factors in the establishment of the allowance for credit losses. The determination as to the adequacy of the allowance reflects management's judgment, and was based upon appraisals, estimates, local market conditions, and other such information that requires subjective analysis. These factors, which are prone to change, are monitored by management to evaluate their potential impact on management's assessment of the adequacy of the allowance. Based on its evaluation of loan quality, management believes that the allowance for credit losses was adequate to absorb the credit risk within the loan portfolio.

INVESTMENTS

Keystone has established corporate investment policies that address various aspects of portfolio management including, but not limited to, quality standards, liquidity and maturity limits, investment concentrations, and regulatory guidelines. Compliance with these policies is reported regularly to the Board of Directors. Keystone's objectives with respect to investment management include maintenance of appropriate asset liquidity, facilitation of asset/liability management strategies, and maximization of return.

At December 31, 1996, Keystone's investments represented 23.6% of total assets. The following is a summary of the carrying values of investments at December 31, 1996 and 1995 (in thousands):

                                              1996                     1995
----------------------------------- ------------------------ ------------------------
                                     Available     Held to    Available     Held to
                                      for Sale    Maturity     for Sale    Maturity
----------------------------------- ------------ ----------- ------------ -----------
Negotiable money market
 investments                            $194,566     $ -----     $237,102    $  -----
U.S. Treasury securities                 198,376       -----      255,357       -----
U.S. Government agency
 obligations                             380,462     230,402      273,396     237,122
Obligations of states and
 political subdivisions                    -----     134,194          872     132,541
Corporate and other                       82,976      15,362       71,183      15,599
----------------------------------- ------------ ----------- ------------ -----------
                                        $856,380    $379,958     $837,910    $385,262
=================================== ============ =========== ============ ===========

In 1994, the Financial Accounting Standards Board (FASB) issued Statement No. 119, "Disclosures About Derivative Financial Instruments and the Fair Value of Financial Instruments". This accounting standard defined two distinct types of off-balance sheet derivative activities: "trading" activities and "end-user" activities. Keystone does not engage in derivatives trading activities and has made only limited use, as an end-user, of interest rate swaps. These swaps, together with other strategies, have been used to manage Keystone's overall exposure to the effect of changes in interest rates. Keystone has also made use of forward mortgage commitments as well as put options and short sales of U.S. Treasury securities. These instruments were executed to reduce the market risk associated with interest rate fluctuations in fixed consumer mortgages and the indirect automobile loans held for sale. Further disclosures of these activities are included in the footnotes of the financial statements. The FASB continues to study the impact of derivatives on financial performance and is currently considering a comprehensive change to the application of accounting principles, including possible income statement recognition for interest rate swaps used to hedge interest rate risk. Such changes are not expected to have a material impact on future financial statement presentations and will be closely monitored by Keystone.

A broader definition of derivatives would include any financial instrument which derives its value or contractual cash flows from the price of some other security or index. Keystone's investment policy governs the nature and extent of on- balance sheet financial derivative holdings, which currently include both collateralized mortgage obligations and structured notes. This policy limits Keystone's exposure to derivatives risk by defining restrictions on the amount of credit, prepayment, extension, and interest-rate risk associated with derivative financial instruments. Keystone's aggregate investment in this form of financial derivative holdings is substantially composed of U.S. Government Agency holdings.

The weighted average life of Keystone's fixed rate investments was 3.08 years at December 31, 1996. Ratings for state & municipal, and corporate issues are provided by major rating agencies, principally Moody's and Standard & Poor's. At the end of 1996, the portion of all state & municipal holdings rated "AAA" was 93.7% and the portion of all corporate issues rated "A" or better was 98.5%.

The relationship of market value to the amortized cost of investments at December 31, 1996, was 100.2% compared to 100.8% at the end of 1995. At December 31, 1996, investments "held-to-maturity", which are carried at amortized cost, contained gross unrealized gains and losses of $5,461,000 and $1,893,000, respectively. Unrealized gains and losses included in the carrying value of the "available-for-sale" investments of $2,935,000 and $4,628,000, respectively, were reflected, on a net of tax basis, as an adjustment to shareholders' equity. Keystone holds no concentration of corporate or municipal investment securities of any single issuer which exceeds 10% of shareholders' equity.

DEPOSITS
--------

Customer deposits remain Keystone's major source of funding. The following presentation provides a summary of changes in Keystone's deposit funding sources from 1995 to 1996 (in thousands):
                                                                     Change
                                                                   ==========
                                      1996         1995        Amount       %
================================= ============ ============ ============= ======
Noninterest-bearing demand            $497,260     $474,571       $22,689     5%
NOW                                    426,312      431,387       (5,075)    (1)
Savings                                391,692      419,721      (28,029)    (7)
Indexed money market                    44,644        2,953        41,691   100+
Other money market                     359,241      420,273      (61,032)   (14)
Time deposits less than
 $100,000                            2,082,963    1,882,702       200,261    11
Time deposits $100,000 or more         245,039      222,842        22,197    10
--------------------------------- ------------ ------------ ------------- ------
                                    $4,047,151   $3,854,449      $192,702     5%
================================= ============ ============ ============= ======

Perhaps the most significant challenge facing financial institutions is the need to sustain and increase cost-effective funding sources. During 1996, Keystone realized deposit growth of 5%, the majority of which related to deposits added in the late 1995 mergers. As in 1995, the most significant trend in Keystone's deposit activity related to the migration of funds from more traditional savings, NOW, and money market accounts into deposit vehicles more closely aligned with consumer preferences for liquidity, flexibility, and a rate of return commensurate with alternate investment offerings. While overall interest rates remained comparable to 1995, consumers continued to seek higher returns than those offered on more traditional deposit products, resulting in growth in both "Indexed Money Market Accounts", and the "Variable Rate CD". These products now represent $460,454,000 or 11.4% of Keystone's overall deposit funding mix, compared to 5.9% in 1995. Each of these products, whose returns are tied to externally administered interest rate indices, have provided customers with the flexibility and convenience necessary in a changing interest rate environment.

The increased need to generate funding sources to support loan and investment activity is a critical component of Keystone's "Relationship Banking" strategy. Product packages for consumer life-cycle segments have been designed to include deposit and investment products commensurate with the life-cycle needs of its customer base. The desire to provide product packages responsive to these needs has led to the development of KeyFree, a fee-free checking product designed to meet the needs of certain segments of Keystone's consumer base. This product offering is expected to increase the level of demand deposit balances and provide new Keystone customers with an introduction to the more complete menu of financial services available through Keystone's product offerings.

Certificates of deposit of $100,000 or more are considered less stable relative to other core deposit funding sources because they are short-term in nature and generally subject to competitive bid. Keystone's dependence on this source of funds, when measured as a percent of total deposits, rose slightly from 5.8% in 1995 to 6.1% in 1996. This increase was principally driven by the need to secure funding that would support loan demand. Keystone's use of other funding management tools, including loan securitization strategies, is expected to further reduce Keystone's limited reliance on this funding source.

OTHER BORROWED FUNDS

Keystone has selectively accessed sources of funding other than traditional core deposits. The following table provides a summary of the change in other borrowed funds from 1995 to 1996 (in thousands):

                                                              Change
============================ =========== =========== ========================
                                1996        1995        Amount         %
============================ =========== =========== ============= ==========
  Short-term borrowings         $265,527    $210,025      $55,502         26%
  FHLB borrowings                151,924     176,636      (24,712)       (14)
  Long-term debt                   3,117       5,055       (1,938)       (38)
---------------------------- ----------- ----------- ------------- ----------
                                $420,568    $391,716      $28,852          7%
============================ =========== =========== ============= ==========

Keystone will also selectively access these funding sources to provide short-term liquidity, to meet funding requirements, or to support specific business mix changes. Keystone is currently considering the issuance of other forms of funding such as commercial paper and medium-term notes, which are expected to provide Keystone with funding for strategic holding company activities. Each of the Keystone banks is a member of a Federal Home Loan Bank, and as such, can access a number of credit products which are utilized to provide various forms of funding. Keystone has primarily accessed fixed-rate borrowings with maturities of between one and three years.

SHAREHOLDERS' EQUITY

Shareholders' equity at December 31, 1996 reached $507,307,000 versus $480,694,000 at the end of 1995 and resulted in an equity to assets ratio of 9.70%. The management of capital as the foundation of asset and profitability growth represents a challenge critical to the long range viability of financial institutions. Maintenance of appropriate levels of capital is subjected to a myriad of constraints and restrictions imposed by regulatory authorities, dividend requirements, acquisition opportunities, and other factors which must be balanced against the need for capital levels adequate to sustain vital business activities. Keystone's capital management policies have been designed to ensure maintenance of appropriate levels of capital under a variety of economic conditions.

The principal source of new capital for Keystone is earnings retention, which is a function of its return on beginning equity and the dividends paid to shareholders. Keystone, in its capital management policies, has set forth specific guidelines to ensure a favorable, consistent, and sustainable pattern of dividend payments. Dividend declarations during 1996 equated to a 7.7% payout on year-end 1995 book value. Many financial institutions, including Keystone, continued to generate earnings retention levels in excess of asset growth rates which has resulted in increased relative levels of capital.

Under guidelines set forth in its capital management policies, Keystone has sought to execute strategies and tactics which would moderate capital growth and increase the level of earning assets, which would serve to improve the leverage of its capital base. The acquisition of treasury stock and the annual dividend to shareholders were both executed pursuant to Keystone's capital management strategies. Despite these efforts, the ability to manage capital levels continues to be constrained by external factors. Among these factors are the desire to preserve pooling-of-interest accounting treatment for future merger opportunities as well as Keystone's objective to preserve "well-capitalized" ratings for its member banks.

Bank regulators have set forth requirements for risk-based capital, which resulted in the establishment of international capital standards for banks. These requirements set forth minimum "leverage", "Tier 1" and "Total" capital ratios and provide a measure of capital adequacy that is more risk responsive than previous regulatory guidelines. Risk-based capital standards included the establishment of ranges of capital adequacy which extend from "significantly undercapitalized" to "well capitalized". These assessments of capital adequacy directly influence the focus of regulatory oversight, including the premium rates charged for deposit insurance. Regulators, including both the Federal Reserve Board and the Office of the Comptroller of the Currency, have recently finalized a new risk-based supervisory approach designed to encourage management focus on the most effective use of limited capital and the generation of the highest possible returns with the least amount of associated risk. As the regulatory oversight process becomes increasingly focused on capital issues, Keystone and other financial institutions will be challenged to develop a capital measurement system that will ensure effective management of capital levels and associated business risk. Keystone will continue to be responsive to the need to balance both capital adequacy levels and business risk issues.

The following table provides Keystone's risk-based capital position at the end of 1996 and a comparison to the various regulatory capital requirements.

                                             "Well          Minimum
                            Keystone     Capitalized"    Requirements
========================= ============= =============== ===============
Leverage ratio                    9.64%      5.00%           4.00%
"Tier 1" capital ratio           13.54%      6.00%           4.00%
"Total" capital ratio            14.77%     10.00%           8.00%

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no significant problems in meeting the current or future capital standards. Intangible assets, consisting primarily of core deposit intangibles and goodwill, totaled $13,711,000 at December 31, 1996 or 2.8% of "Tier 1" capital.

ASSET/LIABILITY MANAGEMENT

The process by which financial institutions manage earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Two important performance barometers are net interest margin and liquidity. Net interest margin is increased by widening interest spread while controlling interest rate sensitivity. The adequacy of liquidity is determined by the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset/liability management occurs at each of the subsidiary banks, with overall coordination and support provided by the Keystone Asset/Liability Management Committee (ALCO).

Interest Rate Risk
------------------

Interest rate risk can be quantified by measuring the change in net interest margin relative to changes in market interest rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. Keystone's asset/liability management policy sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Keystone and its subsidiary banks utilize a variety of techniques to measure and monitor interest rate risk, including the use of simulation analysis. In order to quantify the impact of changes in interest rates on net interest income, Keystone conducts quarterly interest rate shock simulations. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile. Keystone's asset/liability management policy limits interest rate risk exposure to 5% of net interest income for the succeeding twelve-month period and 8% for the succeeding twenty-four-month period. The results of these simulations are reported to Keystone's Board of Directors on a quarterly basis. Management has determined that Keystone maintained a level of interest rate risk consistent with its asset/liability management policy limits at December 31, 1996.

Management augments rate shock simulations with GAP interest rate sensitivity analysis and with market value of portfolio equity (MVPE) computations. GAP is defined as the volume difference between interest rate-sensitive assets and liabilities. GAP is used by management to assist in evaluating the results of rate shock simulations, to identify areas that may warrant corrective action, and to identify interest rate risk exposure for periods beyond one year. By utilizing GAP to manage longer term interest rate risk, Keystone attempts to minimize fluctuations in net interest margin and thereby achieve consistent net interest income growth during periods of changing interest rates. MVPE is a more comprehensive measure that attempts to quantify the impact of aggregate interest rate risk exposure on the intrinsic value of financial institutions, and is particularly useful in quantifying the impact of changing interest rates on that intrinsic value. This measurement tool, while valuable as a gauge of longer-term interest rate risk, is less useful as a tool to provide strategic solutions to the management of that risk.

The following table provides an analysis of Keystone's interest rate sensitivity as measured under GAP at December 31, 1996 compared to 1995:

                                                                           December
                                   December 31, 1996                       31, 1995
-------------------- ------------ ------------ ------------ ------------ -------------
                       1 month      3 months     6 months      1 year       1 year
-------------------- ------------ ------------ ------------ ------------ -------------
Assets                 $1,414,460  $1,682,142   $1,938,113   $2,414,260     $2,803,095
Liabilities             1,097,518   1,810,735    2,160,635    2,540,283      2,316,327
Off balance sheet           -----        -----        -----        -----         7,000
Cumulative GAP            316,942    (128,593)    (222,522)    (126,023)       493,768
As a percent of
  total assets              6.06%      (2.46%)      (4.25%)      (2.41%)         9.73%
Gap ratio                   1.29         .93          .90          .95           1.22
==================== ============ ============ ============ ============ =============

Recent trends suggest that certain segments of the customer base and certain core products are more sensitive to changing interest rates than reflected in historical GAP presentations. During 1996, Keystone enhanced its GAP analysis by modifying the treatment of certain categories of loans and deposits, primarily more refined loan prepayment assumptions, to more accurately reflect potential repricing opportunities.

While rate shock simulations, GAP analysis, and MVPE computations provide measures of interest rate risk, such presentations cannot accurately reflect all actual repricing opportunities which will occur within loan and deposit categories. The information provided by these analyses, however, provides some indication of the potential for interest rate adjustment, but does not necessarily mean that the rate adjustment will occur, or that it will occur in accordance with the assumptions.

Despite these inherent limitations, Keystone believes that the tools used to manage its level of interest rate risk provide an appropriate reflection of interest rate risk exposure.

Liquidity
---------

Liquidity is defined as Keystone's ability to meet maturing obligations and customers' demand for funds on a continuous basis. Liquidity is sustained by stable core deposits, a diversified mix of liabilities, strong credit perception, and the maintenance of sufficient assets convertible to cash without material loss or disruption of normal operations. Keystone monitors liquidity through regular computations of prescribed liquidity ratios at each of the affiliate banks. Banks which fail to meet the prescribed minimum standards for these ratios must set forth tactics to promptly comply with policy guidelines and provide mandatory progress reports to Keystone's ALCO and to Keystone's Board of Directors. Keystone actively manages liquidity within a defined range and has developed reasonable liquidity contingency plans, including ensuring availability of alternate funding sources to maintain adequate liquidity under a variety of business conditions.

Keystone's primary sources of liquidity are funds derived through earnings and deposit balances. Liquidity is also provided by scheduled maturities of loans and investment securities, as well as the early payoff of customer loan balances. Liquidity may also be influenced by the volume and timing of securitization activity for both mortgages and indirect automobile loans.
Consideration is given to the maturity of assets and expected future growth/funding needs when developing investment strategies. These liquidity sources may also be augmented by other forms of liability liquidity, such as FHLB borrowings. These various sources of funding have been used to support increases in overall earning asset balances during the year. Keystone's operating, investing, and financing activities are conducted within the overall constraints of Keystone's liquidity management policy.

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

REGULATORY MATTERS

Keystone and its banking affiliates are subject to periodic examinations by one or more of the various regulatory agencies. During 1996, examinations were conducted at the holding company and at Keystone's various banking and nonbanking subsidiaries. These examinations included, but were not limited to, procedures designed to review lending practices, credit quality, liquidity, compliance, and capital adequacy of Keystone and its subsidiaries. No comments were received from the various regulatory bodies which would have a material effect on Keystone's liquidity, capital resources, or operations.

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

As previously discussed, the evolution of the regulatory process has resulted in a new and different emphasis on understanding and evaluating risk management processes within financial institutions. As an alternative to the risk analysis of discrete bank activities such as lending, investments, operations, etc., the new approach entails measurement and evaluation of risk on an institution-wide basis. Compliance with this shift in emphasis has obvious implications, including the development of a more systemic view of risk management, the design of the entire range of bank and alternative product offerings, and the need for risk diversification. Keystone and its subsidiary banks are mindful of the risk factors defined by the regulators and their responsibility to effectively measure and manage these risks. Keystone has closely monitored its compliance with banking regulations and will continue to monitor and evolve with future regulations as set forth by the various bank regulatory bodies.

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

1995 VS 1994

Summary

Keystone's 1995 net income was $61,314,000 compared to $51,359,000, an increase of 19.4%. Likewise, earnings per share grew to $1.73 versus $1.46 in 1994, an increase of 18.5%. Results in 1994 had included a $7,000,000 pre-tax charge related to both the acquisition of Frankford Bank and a restructuring charge associated with the consolidation of certain back-office loan and deposit activities. Even after adjusting for the impact of the special charges in 1994, earnings per share improved approximately 7.5% in 1995. ROA and ROE reached 1.29% and 14.06%, respectively, in 1995 and compared favorably with the ROA of 1.27% and ROE of 13.87% in 1994, as adjusted for the aforementioned charges.

The improvement in core profitability achieved in 1995 was attributed to several factors. Net interest income, which is Keystone's largest revenue source, grew 4.2% despite the effect of higher average interest rates on funding costs, which grew at a pace faster than the growth in asset yields. Strong loan demand was also an essential ingredient to improved levels of net interest income. Keystone's continued strength in overall asset quality, including a reduced level of net charge-offs, resulted in a lower provision for credit losses. Significant growth occurred in the area of noninterest revenue, particularly in secondary market activities. Increases included fees from the origination and servicing of mortgage loans as well as gains from the securitization and sale of both mortgages and indirect automobile loans. Net of security transactions, noninterest revenues rose nearly 12%. Expenses in 1995 were favorably influenced by the reduction in the FDIC insurance premium, while 1994 expenses had been affected by the aforementioned charges. Excluding the impact of these items in both 1995 and 1994, noninterest expenses grew about 6%.

Interest Income

Interest income rose to $369,549,000 in 1995, and reflected a 15.6% improvement from 1994. Excluding the impact of merger and acquisition activity on year-to-year performance, the increase in interest income attributable to internal growth was 13.1%. Earning asset yields reached 8.19% compared to 7.59% in 1994. The increase in earning asset yields, while partially driven by a pattern of higher rates, was also influenced by absolute increases in the volume of earning assets, and by the favorable effect of an improved mix of earning assets. In fact, the growth in interest income was equally attributable to the improvement in the volume of earning assets, including a higher mix of loans, and the increase in interest rates. Loan totals included an increased emphasis on higher-yielding consumer leases and credit lines which contributed significantly to the improvement in yields. Growth also occurred in commercial real estate lending and in the volume of consumer adjustable-rate mortgages. The overall growth in loan balances was achieved despite the impact of securitization and sale of both fixed-rate mortgage loans and indirect consumer automobile loans.

Interest Expense

The cost of funds rose to 4.42% for 1995 compared to 3.55% in 1994, an increase of 87 basis points, while the yield on earning assets rose only 60 basis points. The increase in funding costs was also influenced by changes in deposit mix. Consumer impatience with the low relative rates offered on both money market and traditional savings deposits, motivated customers to take opportunities to improve returns by extending maturities and to take advantage of new product offerings that were more responsive to changes in interest rates. The most significant growth occurred in certificates of deposit in maturities of between 18-47 months, which grew over $220 million, or 55.7%. Additionally, the variable rate CD, which was introduced in 1994, rose over $120 million, or 118%. These growth trends were driven by the reductions in NOW, money market, and savings deposits. Keystone also experienced growth in large certificates of deposit, IRAs, and FHLB borrowings.

Net Interest Income

As a result of these trends on interest income and interest expense, net interest income reached $202,970,000, an increase of $8,248,000 over 1994. Interest spread compressed by 27 basis points as the difference between earning asset yields and the cost of fund sources went from 4.04% in 1994 to 3.77% in 1995. The increase in noninterest-bearing funds, which was influenced by both higher reinvestment rates and increased demand deposit balances, contributed 72 basis points to net interest margin versus 59 basis points in 1994. This served to partially offset the compression of net interest spread. The effect of these changes was a reduction in net interest margin of 14 basis points, from 4.63% in 1994 to 4.49% in 1995.

Provision for Credit Losses

The provision for credit losses declined from $9,484,000 in 1994 to $7,859,000 in 1995, a reduction of $1,625,000. The reduction in the loan loss provision was responsive to an overall reduction in net charge-offs, which declined by $2,464,000 from 1994 to 1995.

Noninterest Income

Keystone's evolution into a full-service financial services company dramatically influenced the rate of growth in noninterest revenues. Keystone steadily expanded its focus on financial services, including the establishment of a separate specialized mortgage banking company. Strategies which commenced in 1995 included Keystone's entry into the securitization of indirect automobile loans. Primarily as a consequence of these efforts, noninterest revenues, excluding security gains, grew 11.9% from 1994 to 1995 and represented 19.3% of total combined net interest income and noninterest revenues, compared to 18.3% in 1994.

Results in 1995 were reflective of Keystone's successful implementation of its focused mortgage banking strategy as related revenues increased from $3,557,000 in 1994 to $6,111,000 in 1995. Keystone's efforts to develop this important customer service were aided by reductions in long-term interest rates, which served to spur demand for mortgage products. As of the end of 1995, Keystone was servicing a total of $520,809,000 of loans which have been sold in the secondary market. The growth in other secondary market activities included a gain of $900,000 from the securitization of approximately $66,000,000 of indirect automobile loans.

Trust and asset management revenues are generated primarily from personal trust and employee benefit management services. In 1994, Keystone sold the corporate trust segment of its trust business, which consisted primarily of services associated with municipal bond issues. Although annual revenues from corporate trust services comprised only a small portion of overall trust services, revenues during 1995 represented the first full-year impact of the loss of revenue from this business segment. After adjusting 1994 revenues to exclude fees from corporate trust activities, trust income reflected a 10% growth from 1994 to 1995, as trust income grew to $12,557,000. This growth can be attributed to an increase in assets under management, including those added in the late 1995 acquisition of Martindale Andres.

Service charges on deposit accounts, which remain the largest source of noninterest revenues, grew 4.8% from $12,606,000 in 1994 to $13,205,000 in 1995.

Excluding secondary market revenue, the largest increase in noninterest revenues occurred in fee income which includes revenue from credit card activities, fees from electronic banking services, and brokerage fees. Fee income grew about 24% from $9,762,000 in 1994 to $12,135,000 in 1995. During 1995, growth was particularly strong in credit card activities, primarily the generation of merchant income, and in fees generated from consumer use of electronic services such as ATMs and debit cards.

Other income declined from $3,383,000 in 1994 to $1,253,000 in 1995, a decrease of $2,130,000. Results in 1994 had been influenced primarily by the gain of $1.2 million attributable to the aforementioned sale of the corporate trust business.

Noninterest Expense

Noninterest expenses remained constant in 1995 at $150,634,000 compared to $151,723,000 in 1994. While 1995 expenses were favorably affected by a reduction in the premium from FDIC insurance, performance in 1994 had been negatively impacted by merger expenses and by a restructuring charge. In 1995, changes to the assessment methodology for FDIC premiums were mandated by FDICIA and the realization of a fully-funded bank insurance fund resulted in a premium refund in the third quarter followed by a reduced assessment in the fourth quarter. In 1994, pre-tax charges associated with mergers were approximately $4,500,000, while expenses associated with restructuring certain loan and deposit activities totaled $2,500,000. Absent the effect of these items, "core" operating expenses rose 6.2%.

The following summary provides a comparison of 1995 and 1994 noninterest expenses by excluding the favorable impact of reduced FDIC premiums in 1995 and the unfavorable effect of the merger and restructuring charges in 1994.

                                                                  Change
                                                                  ------
                                     1995         1994       Amount       %
-------------------------------- ------------ ------------ ---------- ---------
Total noninterest expenses           $150,634    $151,723    $(1,089)    (0.7)%
FDIC savings                            3,082        -----     3,082
Merger and restructuring                -----      (7,000)     7,000
-------------------------------- ------------ ------------ ---------- ---------
Adjusted noninterest expenses        $153,716    $144,723     $8,993      6.2%
-------------------------------- ------------ ------------ ---------- ---------

The adjusted 1995 growth rate of "core" operating expenses of 6.2% was influenced by the impact of the mergers in late 1995, and by the acquisition of American Savings Bank in late 1994. The incremental noninterest expense increase attributable to the mergers and acquisitions accounted for approximately one third of the 6.2% increase in expenses. The remaining increase related to the effect of Keystone's continuing investment in human resources, technology and infrastructure.

The following is a comparison of the individual components of noninterest expenses, in total, and as adjusted for the merger and restructuring expenses in 1994, and the reduced FDIC premium expense in 1995.


                        Actual Noninterest              Adjusted Noninterest
                            Expenses                          Expenses
------------------------------------------------ ---------------------------------
                  1995       1994       Change      1995       1994       Change
-------------- ---------- ----------- ---------- ---------- ----------- ----------
Salaries          $62,115     $62,327     $(212)    $62,115     $58,627     $3,488
Benefits           10,898      11,908    (1,010)     10,898      11,658       (760)
Occupancy          12,650      12,134       516      12,650      12,134        516
Furniture &
 Equipment         12,435      11,257     1,178      12,435      11,257      1,178
Deposit
 Insurance          4,957       8,039    (3,082)      8,039       8,039      -----
Other              47,579      46,058     1,521      47,579      43,008      4,571
-------------- ---------- ----------- ---------- ---------- ----------- ----------
                 $150,634    $151,723   $(1,089)   $153,716    $144,723     $8,993
-------------- ---------- ----------- ---------- ---------- ----------- ----------

Adjusted salary expenses rose $3,488,000 or 5.9%. The primary driver of the increase in core salary expenses was an average overall merit increase of 4.5%.

Expenses associated with providing employee health care comprise the most significant component of employee benefit expense. Keystone's health care program alternatives have had a dramatic influence on the cost of providing health care benefits both to pre-existing employees as well as employees who have joined Keystone as a consequence of merger and acquisition activity. Keystone has also been advantaged by the effect of favorable claims experience.

The most significant relative increase in noninterest expenses occurred in furniture and equipment expense, which rose 10.5% from $11,257,000 in 1994 to $12,435,000 in 1995. Keystone's overall strategic plan includes a commitment to focus on the customer, which will be fulfilled by a willingness to make appropriate investment in technology, training, and infrastructure. The increase in this component of overhead had its origin in a number of strategic initiatives occurring both prior to, and during, 1995. These initiatives included the expansion of multi-function ATMs and further implementation of the "Keystone Visionary Office" concept. Occupancy expenses grew 4.2% from $12,134,000 in 1994 to $12,650,000 in 1995.

The most significant reduction in noninterest expense occurred in FDIC insurance, which declined by $3,082,000 from $8,039,000 in 1994 to $4,957,000 in
1995. The reduction was primarily due to the aforementioned third quarter refund. Additionally, fourth quarter premiums were reduced to $0.04 per $100 of deposits and contributed to the overall reduction in FDIC premium expense.

The final category of noninterest expenses, other expenses, grew $1,521,000 from $46,058,000 in 1994, to $47,579,000 in 1995. After adjusting for the impact of merger expenses in 1994, core expenses grew $4,571,000 or 10.6% in 1995. This growth in core expenses was attributed, in part, to the increases associated with revenue enhancement opportunities. For example, credit card expenses rose $1,349,000, or nearly 30% of the increase in core expenses, but were accompanied by a 35% rise in credit card and related merchant income. Likewise, marketing expenses, which were linked to a number of revenue enhancement initiatives, rose $843,000 during 1995. Other significant increases occurred in telephone expense, which rose $655,000, and problem loan expense, which grew by $550,000 from 1994 to 1995.

Income Taxes

Keystone recorded tax expense of $27,866,000 in 1995 an increase from $20,481,000 recorded in 1994. The increase was influenced primarily by higher levels of taxable income and by the national tax policy changes generally unfavorable to financial institutions. Likewise, the effective tax rate rose to 31.2% in 1995 versus 28.5% in 1994.

                  Report of Ernst & Young LLP, Independent Auditors


Shareholders and Board of Directors
Keystone Financial, Inc.

We have audited the accompanying consolidated statements of condition of Keystone Financial, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Keystone Financial, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Financial, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.









Pittsburgh, Pennsylvania
January 31, 1997

Consolidated Statements of Condition                     December 31,
-----------------------------------------------------------------------------
(in thousands, except share data)                     1996          1995
------------------------------------------------ -------------- -------------
ASSETS
------------------------------------------------ -------------- -------------
Cash and due from banks                               $167,403      $182,459
Federal funds sold and other                            78,354       109,422
Investment securities available for sale               856,380       837,910
Investment securities held to maturity
 (market values 1996 - $383,526; 1995-$393,835)        379,958       385,262
Loans held for resale                                   51,225        57,454

Loans and leases                                     3,553,662     3,365,716
Allowance for credit losses                            (45,016)      (44,377)
------------------------------------------------ -------------- -------------
Net loans                                            3,508,646     3,321,339


Premises and equipment                                  74,407        70,888
Other assets                                           114,895       110,051
------------------------------------------------ -------------- -------------
TOTAL ASSETS                                        $5,231,268    $5,074,785
------------------------------------------------ -------------- -------------
LIABILITIES
------------------------------------------------ -------------- -------------
Noninterest-bearing deposits                          $511,931      $532,663
Interest-bearing deposits                            3,585,180     3,529,225
------------------------------------------------ -------------- -------------
Total deposits                                       4,097,111     4,061,888

Federal funds purchased and security repurchase
agreements                                             299,895       260,543
Other short-term borrowings                             26,175        19,298
------------------------------------------------ -------------- -------------
Total short-term borrowings                            326,070       279,841

FHLB borrowings                                        205,929       163,771
Long-term debt                                           2,154         4,048
Other liabilities                                       92,697        84,543
------------------------------------------------ -------------- -------------
TOTAL LIABILITIES                                    4,723,961     4,594,091
------------------------------------------------ -------------- -------------
SHAREHOLDERS' EQUITY
------------------------------------------------ -------------- -------------
Preferred stock; $1.00 par value, authorized
8,000,000 shares; none issued or outstanding             -----         -----
Common stock: $2.00 par value, authorized
75,000,000; issued 38,228,160 - 1996 and
25,256,369 - 1995                                       76,456        50,512
Surplus                                                 73,201        93,177
Retained earnings                                      368,172       337,557
Deferred KSOP benefit expense                           (1,249)       (1,750)
Treasury stock; 1996 - 320,000 shares at cost           (8,186)        -----
Net unrealized securities gains (losses),
 net of tax                                             (1,087)        1,198
------------------------------------------------ -------------- -------------
TOTAL SHAREHOLDERS' EQUITY                             507,307       480,694
------------------------------------------------ -------------- -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $5,231,268    $5,074,785
================================================ ============== =============
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

                                                Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands except per share data)        1996          1995         1994
--------------------------------------- ------------- ------------ -------------
INTEREST INCOME
--------------------------------------- ------------- ------------ -------------
 Loans and fees on loans                     $301,856     $288,122      $240,387
 Investments - taxable                         65,057       57,462        58,589
 Investments - tax-exempt                       7,517        8,402         9,222
 Federal funds sold and other                   5,403        8,309         3,840
 Loans held for resale                          4,688        1,636         1,164
--------------------------------------- ------------- ------------ -------------
                                              384,521      363,931       313,202
--------------------------------------- ------------- ------------ -------------
INTEREST EXPENSE
--------------------------------------- ------------- ------------ -------------
 Deposits                                     153,132      145,090       111,171
 Short-term borrowings                         11,524       10,195         6,671
 FHLB borrowings                                9,767       10,827         6,446
 Long-term debt                                   335          467           496
--------------------------------------- ------------- ------------ -------------
                                              174,758      166,579       124,784
--------------------------------------- ------------- ------------ -------------
NET INTEREST INCOME                           209,763      197,352       188,418
 Provision for credit losses                    9,858        7,859         9,484
--------------------------------------- ------------- ------------ -------------
NET INTEREST INCOME AFTER PROVISION
 FOR CREDIT LOSSES                            199,905      189,493       178,934
--------------------------------------- ------------- ------------ -------------
NONINTEREST INCOME
--------------------------------------- ------------- ------------ -------------
 Trust and investment advisory fees            15,201       12,557        11,808
 Service charges on deposit accounts           14,611       13,205        12,606
 Fee income                                    14,086       12,135         9,762
 Mortgage banking income                        7,467        6,111         3,557
 Other secondary market income                  3,571        1,696           311
 Reinsurance income                             2,266        2,047         2,368
 Other income                                   4,915        1,253         3,383
 Net gains - equity securities                    204          293           546
 Net gains - debt securities                      352        1,024           288
--------------------------------------- ------------- ------------ -------------
                                               62,673       50,321        44,629
--------------------------------------- ------------- ------------ -------------
NONINTEREST EXPENSE
--------------------------------------- ------------- ------------ -------------
 Salaries                                      69,270       62,115        62,327
 Employee benefits                             12,562       10,898        11,908
 Occupancy expense, net                        13,348       12,650        12,134
 Furniture and equipment expense               14,063       12,435        11,257
 Deposit insurance                                778        4,957         8,039
 Other expense                                 52,538       47,579        46,058
--------------------------------------- ------------- ------------ -------------
                                              162,559      150,634       151,723
--------------------------------------- ------------- ------------ -------------
Income before income taxes                    100,019       89,180        71,840
Income tax expense                             30,544       27,866        20,481
--------------------------------------- ------------- ------------ -------------
NET INCOME                                    $69,475      $61,314       $51,359
--------------------------------------- ------------- ------------ -------------
PER SHARE DATA
--------------------------------------- ------------- ------------ -------------
Net income                                      $1.83        $1.73         $1.46
Dividends                                       $0.98        $0.93         $0.86
Average number of shares outstanding       38,045,585   35,462,358    35,093,138
--------------------------------------- ------------- ------------ -------------
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated  Statements  of  Changes  in  Shareholders'  Equity

                                                                                    Deferred             Net Unrealized
                                    Issued and                                        KSOP                 Securities      Share-
                                    Outstanding     Common              Retained     Benefit   Treasury   Gains(Losses),  Holders'
                                    Common Shares   Stock     Surplus   Earnings     Expense    Stock       Net of Tax     Equity
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share data)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1994             23,390,863  $46,782    $93,052    $271,574    ($2,750)     ($13)       $4,235     $412,880
-----------------------------------------------------------------------------------------------------------------------------------
 1994 Net income                                -        -          -      51,359          -         -             -       51,359
 Dividends ($0.86/share)                        -        -          -     (30,985)         -         -             -      (30,985)
 Stock issued:
    Benefit plans                         211,464      422      2,985           -          -         -             -        3,407
    KSOP Plan                              17,545       35        460           -          -         -             -          495
    Dividend reinvestment                  83,575      168      2,265           -          -         -             -        2,433
  Deferred KSOP benefit expense                 -        -          -           -        500         -             -          500
  Acquisition of treasury stock          (690,000)       -          -           -          -   (20,563)            -      (20,563)
  Retirement of treasury shares              (228)      (1)        (1)          -          -         -             -           (2)
  Issuance of stock for acquisitions      317,403      635      8,113           -          -         -             -        8,748
  Net unrealized loss on available
   for sale securities                          -        -          -           -          -         -       (20,497)     (20,497)
  Other                                    30,455       61        (62)          -          -         -             -           (1)
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994           23,361,077   48,102    106,812     291,948     (2,250)  (20,576)      (16,262)   407,774
-----------------------------------------------------------------------------------------------------------------------------------

1995 Net income                                 -        -          -      61,314          -         -          -        61,314
 Dividends ($0.93/share)                        -        -          -     (33,092)         -         -          -       (33,092)
 Stock issued:
    Benefit plans                         276,056      552      4,686           -          -         -          -         5,238
    KSOP Plan                              20,821       42        571           -          -         -          -           613
    Dividend reinvestment                  88,508      176      2,480           -          -         -          -         2,656
  Deferred KSOP benefit expense                 -        -          -           -        500         -          -           500
  Acquisition of treasury stock          (211,625)       -          -           -          -    (6,363)         -        (6,363)
  Mergers and acquisitions              1,721,532    1,640    (21,372)     17,387          -    26,939          -        24,594
  Net unrealized gain on available
   for sale securities                          -        -          -           -          -         -     17,460        17,460
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995           25,256,369   50,512     93,177     337,557     (1,750)        -      1,198       480,694
-----------------------------------------------------------------------------------------------------------------------------------
1996 Net income                                 -        -           -      69,475         -         -          -        69,475
 Dividends ($0.98/share)                        -        -           -     (38,860)        -         -          -       (38,860)
 Stock issued:
    Stock split                        12,725,360   25,451     (25,510)         -          -         -          -           (59)
    Benefit plans                         136,687      273       2,561          -          -         -          -         2,834
    KSOP Plan                              11,940       24         278          -          -         -          -           302
    Dividend reinvestment                  97,804      196       2,695          -          -         -          -         2,891
  Deferred KSOP benefit expense                 -        -           -          -        501         -          -           501
  Acquisition of treasury stock          (320,000)       -           -          -          -    (8,186)         -        (8,186)
  Net unrealized loss on available
   for sale securities                          -        -           -          -          -         -     (2,285)       (2,285)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996           37,908,160  $76,456     $73,201    $368,172   ($1,249)  ($8,186)   ($1,087)     $507,307
-----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

                                                        Year Ended December 31,
--------------------------------------------------------------------------------------
(in thousands)                                        1996         1995       1994
------------------------------------------------ -------------- ---------- -----------
OPERATING ACTIVITIES:
Net income                                             $69,475    $61,314     $51,359
Adjustments to reconcile net income to net
 cash provided by operating activities:

 Provision for credit losses                             9,858      7,859       9,484
 Provision for depreciation and amortization            13,190     12,423       9,749
 Deferred income taxes                                  13,395      9,288         996
 Sale of loans held for resale                         441,716    157,803     107,193
 Origination of loans held for resale                 (466,469)  (162,678)   (119,808)
 Increase in interest receivable                        (3,395)    (1,129)     (3,800)
 Increase (decrease) in interest payable                  (100)     2,638       4,132
 Other                                                  (6,752)   (24,915)     18,710
------------------------------------------------ -------------- ---------- -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES               70,918     62,603      78,015
------------------------------------------------ -------------- ---------- -----------
INVESTING ACTIVITIES:

Cash received in bank mergers                            -----     49,639      67,923
Net (increase) decrease in interest-earning deposits    (3,332)    (6,589)     19,078
Available for sale securities:
 Sales                                                  76,825    113,317      75,722
 Maturities                                          1,104,599    609,111     582,789
 Purchases                                          (1,205,881)  (747,817)   (612,283)
Held to maturity securities:
 Maturities                                            108,438    103,343      83,807
 Purchases                                            (103,268)   (55,258)    (78,637)
Net increase in loans                                 (208,560)  (119,270)   (324,554)
Proceeds from sales of loans                            47,051     33,016      41,289
Purchases of loans                                      (1,986)   (15,869)    (42,647)
Purchases of premises and equipment                    (15,043)   (14,622)     (9,344)
Other                                                     (357)      (876)       (215)
------------------------------------------------ -------------- ---------- -----------
NET CASH USED BY INVESTING ACTIVITIES                 (201,514)   (51,875)   (197,072)
------------------------------------------------ -------------- ---------- -----------
FINANCING ACTIVITIES:

Net increase in deposits                                35,223     41,745      89,597
Net increase in short-term borrowings                   46,229     25,813      18,549
Proceeds from FHLB borrowings                          402,867    138,352      38,371
Repayments of FHLB borrowings                         (360,708)  (129,967)    (19,484)
Net increase (decrease) in long-term debt               (1,894)    (2,006)         64
Acquisition of treasury stock                           (8,186)    (6,363)    (20,563)
Cash dividends                                         (38,860)   (33,092)    (30,985)
Other                                                    6,469      8,507       6,832
------------------------------------------------ -------------- ---------- -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES               81,140     42,989      82,381
------------------------------------------------ -------------- ---------- -----------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS         (49,456)    53,717     (36,676)
------------------------------------------------ -------------- ---------- -----------
Cash and cash equivalents at beginning of year         258,659    204,942     241,618
------------------------------------------------ -------------- ---------- -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR              $209,203   $258,659    $204,942
------------------------------------------------ -------------- ---------- -----------
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized Accounting Policies

The accounting policies discussed below are followed consistently by Keystone Financial, Inc., and its subsidiaries (Keystone). These policies are in accordance with generally accepted accounting principles and conform to common practices in the banking industry.

Nature of Operations: Keystone provides a wide range of commercial and consumer banking and financial services to a diverse client base through its banking subsidiaries. The client base includes individual, business, public, and institutional customers primarily located in Pennsylvania, Maryland, and West Virginia. Lending services include secured and unsecured commercial loans, residential and commercial mortgages, installment loans, revolving consumer loans and lease financing. Deposit services include a variety of checking, savings, time, money market, and individual retirement accounts. Money management services are available to customers through a variety of techniques, all of which are designed to improve cash flow, control disbursements, and increase return on investments.

A full spectrum of trust and investment advisory services is offered by specialists, including administration of trusts and estates, investment management, administration of retirement and employee benefit plans, and other fiduciary responsibilities.

Keystone's  nonbanking   subsidiaries  perform  specialized  services  including
mortgage banking, small-ticket equipment leasing, discount brokerage services, investment advisor services, and reinsurance.

Keystone is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates, and such differences may be material to the financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of: Keystone Financial, Inc., the parent company; its wholly-owned banking subsidiaries consisting of Mid-State Bank and Trust Company; Northern Central Bank; Pennsylvania National Bank and Trust Company; American Trust Bank, N.A., and its subsidiaries, Keystone Brokerage, Inc., LBCMD Corporation and Key Investor Services, Inc.; Frankford Bank, N.A., and its subsidiary, Keystone Financial Leasing Corporation; Keystone National Bank and its subsidiary,
Keystone Financial Mortgage Corporation; and the parent company's nonbanking subsidiaries consisting of Keystone Financial Unlimited, Key Trust Co., Martindale Andres & Co.; Keystone Life Insurance Company; Keystone Investment Services, Inc.; and two community development corporations. All significant intercompany accounts have been eliminated in consolidation.
Trading Account Assets: Securities classified as trading account assets are held for resale in anticipation of short-term market movements and are carried at fair value with market adjustments recorded against income. Keystone has made limited use of trading account portfolios.

Investments: Keystone classifies its securities as either "held-to-maturity" or "available-for-sale" at the time of purchase. Debt securities are classified as held-to-maturity based upon management's positive ability and intent to hold such securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts (amortized cost).

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

Loans Held for Resale: Loans held for resale, primarily consisting of fixed-rate consumer mortgages and indirect automobile loans, are valued at the lower of cost or market, determined on an aggregate basis.

Mortgage Servicing Rights: An asset is recognized for mortgage servicing rights acquired through purchase or origination. If mortgage loans are sold or securitized with servicing retained, the total cost of the mortgage loans is allocated to the loans and the servicing rights based on their relative fair values. Keystone performs a periodic review for impairment in the market value of recorded mortgage servicing rights.

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

Impaired Loans: Impaired loans are defined as those loans for which it is probable that contractual amounts due will not be received. Impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. The determination of impairment requires judgement including estimates of the amount and timing of cash flows. Loans included as components of risk elements are not deemed to be impaired when it is probable that contractual amounts due will be received through the normal collection process, subsequent disposition of collateral, etc.

Identification of impaired loans is the primary obligation of the credit extension function and is augmented by the normal loan review process. Factors which are considered in the identification of impaired loans include, but are not limited to: classification into nonaccrual or workout status; a history of payment delinquency; adverse industry trends; and a general understanding of a customer's financial status. An insignificant delay or payment shortfall, such as those attributable to seasonal payment waivers, would not necessarily require treatment as an impaired loan when other factors make it probable that contractual amounts will be received. The majority of loans classified as impaired on an individual basis are commercial loans and commercial loans secured by real estate. Other loans, such as residential real estate and consumer loans and leases are aggregated for the purpose of measuring impairment due to their homogeneous risk characteristics and their predisposition of statistically valid historical analysis. Loans, including impaired loans, are charged-off when they are deemed to be substantially uncollectible. Keystone's adoption of the accounting standards for impaired loans has had no material impact on the comparability of the results of operations or statement of condition before and after the date of adoption.

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

Allowance for Credit Losses: The allowance for credit losses is maintained at a level believed adequate by management to absorb potential loan and lease losses. Management's determination of the adequacy of the allowance is based on periodic evaluation of the risk characteristics of the loans and leases, credit loss experience, economic conditions, appraisals, valuation estimates, and such other relevant factors which, in management's judgment, deserve recognition. This evaluation is inherently subjective as it requires material estimates including the amount and timing of expected future cash flows on impaired loans, which might be susceptible to significant change.

Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally on the straight-line method over the estimated useful lives of the related assets.

Other Real Estate: Other real estate is comprised of property acquired through a foreclosure proceeding, an acceptance of a deed in lieu of foreclosure, or an in-substance foreclosure. Balances are carried at the lower of the related loan balance or estimated fair value less estimated disposition costs. Any losses realized upon disposition of the property, and holding costs prior thereto, are charged against income.

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

Stock Options: Stock options are accounted for under Accounting Principles Board Opinion (APB) No. 25. Stock options are granted at exercise prices not less than the fair value of the common stock on the date of grant. Under APB 25, no compensation expense is recognized related to Keystone's stock option plans. In January, 1996, Keystone adopted the disclosure requirements of FASB Statement No. 123, "Accounting for Stock-Based Compensation." As permitted under this new standard, Keystone disclosed the pro forma impact to net income and earnings per share that would occur if compensation expense was recognized based on the estimated fair value of the options on the date of the grant.

Transfers and Servicing of Financial Assets and  Extinguishments of Liabilities:
In June 1996, the Financial Accounting Standards Board (FASB) issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishments of liabilities. Various provisions of the standard will become effective for transactions occurring after December 31, 1996, and all other provisions will become effective for transactions occurring after December 31, 1997. Adoption of the new standard is not expected to have a significant impact on Keystone's financial condition or results of operations.

Income Taxes: The provision for income taxes is based on the results of operations and the impact of tax rate changes on the carrying amount of deferred tax assets and liabilities. In computing the tax liability, the results of operations are adjusted principally for the tax effect of tax-exempt income.

Per Share Information: Net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. Historical shares outstanding and per share data have been restated to reflect the 1996 three-for-two stock split.

Treasury Stock: The acquisition of treasury stock is recorded under the cost method. The later disposition or sale of the treasury stock is recorded using the average cost inventory method.

Financial Derivatives and other Hedging Activity: Interest rate swap contracts are utilized to hedge specific credit and/or funding activities, and the differential of interest paid or received is reflected in interest income or expense. The fair value of these swap contracts is appropriately disclosed in a footnote to these financial statements and is not recognized in the financial statements.

Forward mortgage commitments, as well as put options and short sales of U.S. Treasury securities, are used to reduce the market risk, associated with interest rate fluctuations, of fixed-rate consumer mortgages and the indirect automobile loans held for sale. Changes in the market value of the forward mortgage commitments, as well as the securities underlying the put options and short sales, are recognized in income when the related changes in the fair values of the loans being hedged are recognized.

Cash Flow Information: Keystone considers cash and due from banks and federal funds sold as cash and cash equivalents. Interest paid on deposits and other borrowings aggregated $174,858,000, $163,120,000, and $120,652,000 in 1996,
1995, and 1994, respectively. Cash payments for income taxes approximated $17,150,000, $17,050,000, and $24,854,000 for 1996, 1995, and 1994,
respectively.

Reclassifications: Certain amounts reported in the 1995 annual report have been reclassified to conform with the 1996 presentation. These reclassifications did not impact Keystone's financial condition or results of operations.

Investments

The amortized cost, related fair value, and unrealized gains and losses for investment securities classified as available-for-sale or held-to-maturity were as follows at December 31 (in thousands):

-------------------------------------------------------------------------------------
                                                            1996
                                                     Available for Sale
-------------------------------------------------------------------------------------
                                         Amortized        Unrealized          Fair
                                            Cost       Gains     Losses       Value
--------------------------------------- ------------ --------------------- ----------
Negotiable money market investments         $194,566       $15        $15    $194,566
U.S. Treasury securities                     198,099       798        521     198,376
U.S. Government agency obligations           383,150     1,316      4,004     380,462
Corporate and other securities                82,258       806         88      82,976
--------------------------------------- ------------ --------- ----------- ----------
Total                                       $858,073    $2,935     $4,628    $856,380
--------------------------------------- ------------ --------- ----------- ----------
                                                            1996
                                                      Held to Maturity
-------------------------------------------------------------------------------------
                                         Amortized        Unrealized          Fair
                                            Cost         Gains Losses        Value
--------------------------------------- ------------ --------------------- ----------
U.S. Government agency obligations          $230,402    $1,997      $1,680   $230,719
Obligations of states and political
 subdivisions                                134,194     3,308         135    137,367
Corporate and other securities                15,362       156          78     15,440
--------------------------------------- ------------ --------- ----------- ----------
Total                                       $379,958    $5,461      $1,893   $383,526
--------------------------------------- ------------ --------- ----------- ----------

-------------------------------------------------------------------------------------
                                                             1995
                                                      Available for Sale
-------------------------------------------------------------------------------------
                                           Amortized       Unrealized         Fair
                                             Cost         Gains Losses       Value
----------------------------------------- ----------- -------------------- ----------
Negotiable money market investments          $237,107       $11        $16   $237,102
U.S. Treasury securities                      254,483     1,254        380    255,357
U.S. Government agency obligations            272,934     1,306        844    273,396
Obligations of states and political
 subdivisions                                     847        25        ---        872
Corporate and other securities                 70,844       947        608     71,183
----------------------------------------- ----------- --------- ---------- ----------
Total                                        $836,215    $3,543     $1,848   $837,910
----------------------------------------- ----------- --------- ---------- ----------
                                                             1995
                                                       Held to Maturity
-------------------------------------------------------------------------------------
                                           Amortized       Unrealized         Fair
                                             Cost         Gains Losses       Value
----------------------------------------- ----------- -------------------- ----------
U.S. Government agency obligations           $237,122    $4,423       $338   $241,207
Obligations of states and political
 subdivisions                                 132,541     4,242        102    136,681
Corporate and other securities                 15,599       367         19     15,947
----------------------------------------- ----------- --------- ---------- ----------
Total                                        $385,262    $9,032       $459   $393,835
----------------------------------------- ----------- --------- ---------- ----------

-------------------------------------------------------------------------------------
                                                             1994
                                                      Available for Sale
-------------------------------------------------------------------------------------
                                          Amortized        Unrealized         Fair
                                             Cost         Gains Losses       Value
---------------------------------------- ------------ -------------------- ----------
Negotiable money market investments          $140,015        $1        $29   $139,987
U.S. Treasury securities                      370,625       141     11,053    359,713
U.S. Government agency obligations            234,495        72     13,249    221,318
Corporate and other securities                 35,674        26        923     34,777
---------------------------------------- ------------ --------- ---------- ----------
Total                                        $780,809      $240    $25,254   $755,795
---------------------------------------- ------------ --------- ---------- ----------
                                                             1994
                                                       Held to Maturity
---------------------------------------- --------------------------------------------
                                          Amortized        Unrealized         Fair
                                             Cost         Gains Losses       Value
---------------------------------------- ------------ -------------------- ----------
U.S. Treasury securities                       $5,905      $---       $100     $5,805
U.S. Government agency obligations            258,568       199     13,584    245,183
Obligations of states and political
 subdivisions                                 135,934     2,554      3,583    134,905
Corporate and other securities                 17,995        65        990     17,070
---------------------------------------- ------------ --------- ---------- ----------
Total                                        $418,402    $2,818    $18,257   $402,963
---------------------------------------- ------------ --------- ---------- ----------

Net securities gains recognized in 1996 of $556,000 included gross gains of $583,000 and gross losses of $27,000. During 1995, securities with a total book value of $4,871,000 and a total market value of $5,158,000 were transferred from held-to-maturity to available-for-sale pursuant to the Financial Accounting Standards Board staff's special report on FASB Statement No. 115. Investment securities having a carrying value of $483,125,000 at December 31, 1996, were pledged to secure public and trust deposits and security repurchase agreements.

The following tables display at December 31, 1996, the amortized cost, related fair values, and the weighted average yield (tax equivalent basis) available thereon of maturing investment securities (in thousands):

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Available for Sale
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  After One,              After Five,
                                     Within One Year        But Within Five Years    But Within Ten Years         After Ten Years
--------------------------------------------------------- ------------------------- ------------------------ ----------------------
                               Amortized   Fair           Amortized  Fair           Amortized    Fair        Amortized  Fair
                                 Cost      Value   Yield   Cost      Value   Yield   Cost       Value  Yield   Cost     Value Yield
--------------------------------------------------------- ------------------------- ------------------------ ----------------------
Negotiable money market
 investments                    $194,566  $194,566  5.32% $      -  $      -     -%  $     -  $     -     -% $     -  $     -     -%
U.S. Treasury securities          44,089    44,079  5.55   154,010   154,297  5.97         -        -     -        -        -     -
Government agency obligations     16,993    16,974  5.89   338,766   336,344  6.11    14,871   14,820  5.97   12,520   12,324  5.69
Corporate and other securities    10,626    10,658  6.39    32,174    32,192  6.40       375      375  7.50   39,083   39,751  8.12
--------------------------------------------------------- ------------------------- ------------------------ ----------------------
Total                           $266,274  $266,277  5.44% $524,950  $522,833  6.09%  $15,246  $15,195  6.01% $51,603  $52,075  7.54%
--------------------------------------------------------- ------------------------- ------------------------ ----------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Held to Maturity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  After One,               After Five,
                                     Within One Year         But Within Five Years    But Within Ten Years        After Ten Years
--------------------------------------------------------- ------------------------- ------------------------ ----------------------
                               Amortized   Fair           Amortized  Fair            Amortized Fair          Amortized Fair
                                 Cost      Value   Yield     Cost    Value   Yield     Cost    Value  Yield    Cost    Value  Yield
--------------------------------------------------------- ------------------------- ------------------------ ----------------------

Government agency obligations   $  825   $  822    7.79%  $34,054  $34,217   6.39%  $101,250 $101,275  7.08% $ 94,273 $ 94,405 7.24%
Obligations of states and
  political subdivisions         8,323    8,398    8.53    23,384   24,341   8.77    18,556    19,149  7.93    83,931   85,479 8.07
Corporate and other securities       -        -       -     9,963    9,925   6.00     5,399     5,515  7.37         -       -    -
--------------------------------------------------------- ------------------------- ------------------------ ----------------------
Total                           $9,148   $9,220    8.46%  $67,401  $68,483   7.16%  $125,205 $125,939  7.22% $178,204 $179,884 7.63%
--------------------------------------------------------- ------------------------- ------------------------ ----------------------

Loans and Leases

The composition of loans and leases was as follows at December 31, (in thousands):

                                                           1996           1995
----------------------------------------------------------------------------------
Consumer financings:
 Consumer loans                                            $883,467       $841,560
 Net investment in direct lease financing
  receivables                                               301,483        184,554
----------------------------------------------------------------------------------
                                                          1,184,950      1,026,114
Loans secured by real estate:
 Consumer                                                   794,010        828,059
 Commercial                                                 870,578        868,314
----------------------------------------------------------------------------------
                                                          1,664,588      1,696,373
Commercial                                                  704,124        643,229
----------------------------------------------------------------------------------
Total                                                    $3,553,662     $3,365,716
==================================================================================

At December 31, 1996, all of the outstanding consumer real estate loans were pledged under blanket collateral agreements to secure outstanding Federal Home Loan Bank borrowings. No industry-related concentrations are deemed to exist.

Activity within the allowance for credit losses was summarized as follows (in thousands):

                                                   1996         1995         1994
----------------------------------------------- ------------------------------------
Balance at January 1                              $44,377      $42,440      $40,181
Allowance obtained through acquisitions/
 mergers                                            -----        1,750        2,096
Allowance transferred out                           -----        (815)        -----

Recoveries on loans previously charged off          2,233        1,901        2,411
Loans charged off                                (11,452)      (8,758)     (11,732)
----------------------------------------------- ------------------------------------
Net loans charged off                             (9,219)      (6,857)      (9,321)
Provision charged to operations                     9,858        7,859        9,484
----------------------------------------------- ------------------------------------
Balance at December 31                            $45,016      $44,377      $42,440
=============================================== ====================================

Total nonaccrual and restructured loan balances and related annual interest data were as follows (in thousands):

                                         1996        1995         1994
------------------------------------- ----------  ----------   ----------
Nonaccrual                               $18,913     $16,740     $24,403
Restructured                                 393         503         144
------------------------------------- ----------  ----------   ----------
Total                                    $19,306     $17,243     $24,547
------------------------------------- ----------  ----------   ----------
Interest computed at original
 terms                                    $1,850      $1,794      $2,454
Interest recognized                          580         571         615
------------------------------------- ----------  ----------   ----------

At December 31, 1996, there were no significant commitments to lend additional funds on these loans.

The recorded investment in impaired loans at December 31, 1996 totaled $6,938,000, with a related allowance for credit losses of $1,476,000. Comparable amounts at the end of 1995 totaled $8,271,000 and $2,034,000, respectively.

Certain directors and executive officers of Keystone and its subsidiaries, and their associates, were indebted to the bank subsidiaries during 1996. Such loans were made in the ordinary course of business and on customary terms. Loan activity during 1996 with these related parties was as follows (in thousands):

 Beginning Balance        Additions       Repayments      Ending Balance
--------------------- ---------------- ----------------- ----------------
    $158,874              $79,209          $92,060           $146,023

Financial Derivatives and Other Hedging Activity

Keystone engages in activities associated with the use of off-balance sheet derivative financial instruments (derivatives) and hedges to manage its exposure to changes in interest rates. Activities include limited interest rate swap activity, forward commitments for mortgage banking inventory management, the use of short sales and put options to hedge against the potential deterioration in the value of indirect auto financings held for sale, and loan commitments and standby letters of credit made in the ordinary course of its banking business.

At December 31, 1996, Keystone had one interest rate swap contract with an original notional amount of $7,000,000, maturing in January, 1997. This contract is a "receive floating"/"pay fixed" swap, with the receive rate at six-month LIBOR and the pay rate at 8.31%. This contract, which is currently in a net pay position, hedges a fixed-rate loan funded by short-term certificates of deposit. The credit condition of Keystone's counterparties met Keystone's credit policy standards. This contract had a current valuation of $(79,000), which represents the estimated costs to terminate the swap contract. Keystone utilizes derivative instruments to hedge balance sheet amounts and unrealized gains/(losses) are not recognized in the financial statements.

Keystone has entered into forward mortgage commitments related to management of its mortgage banking inventory. Under the terms of these commitments, Keystone agreed to deliver a specified volume of mortgage loans with a specified portfolio yield, and received a pre-established price commitment pursuant to timely delivery of the mortgage loans. The purpose of these arrangements is to manage the effect of interest rate changes on these loans between the date of the original loan commitment and the date of delivery for sale into the secondary market. At December 31, 1996, Keystone had entered into commitments to deliver approximately $21,341,000 of mortgage loans for sale into the secondary market. The delivery dates for these commitments are short-term in nature and will expire at various dates in the first half of 1997.

Keystone has made use of both put options and short sales of U.S. Treasury securities to hedge against declines in market value, due to interest rate fluctuations, of indirect automobile loans awaiting securitization. At December 31, 1996 Keystone had outstanding short-sales totaling $31,000,000. The market value at December 31, 1996 of the U.S. Treasury securities needed to fulfill these commitments approximated the agreed-upon sales prices. Thus, there were no significant gains or losses inherent in the transactions.

Loan commitments and standby letters of credit have credit risk substantially the same as involved in extending loans to customers. At December 31, 1996, outstanding commitments for loans and standby letters of credit were as follows (in thousands):

               Loan commitments                $831,387
               --------------------------- ------------
               Standby letters of credit        $62,923
               --------------------------- ------------

Premises and Equipment

The following summarizes premises and equipment at December 31, (in thousands):

                                                  1996        1995
---------------------------------------------- ----------- -----------
Land                                               $9,236      $8,129
Buildings                                          61,888      59,987
Equipment                                          83,967      75,999
Leasehold improvements                             13,371      10,091
---------------------------------------------- ----------- -----------
                                                  168,462     154,206
Accumulated depreciation and amortization         (94,055)   ( 83,318)
---------------------------------------------- ----------- -----------
Total                                             $74,407     $70,888
============================================== =========== ===========

Depreciation  and   amortization   expense  amounted  to  $11,146,000  in  1996,
$9,946,000 in 1995, and $8,909,000 in 1994.

Keystone and its subsidiaries lease various equipment and buildings. In 1996, 1995, and 1994, total rent expense amounted to $6,687,000, $5,775,000, and
$5,794,000, respectively. Future annual minimum lease payments do not significantly exceed historic levels.

Federal Home Loan Bank Borrowings

The subsidiary banks of Keystone are members of a Federal Home Loan Bank (FHLB) and, as such, can take advantage of the FHLB program for overnight and term advances at published daily rates, which are advantageous to members as compared to issuing notes directly in the market. Under the terms of a blanket collateral agreement, advances from the FHLB are collateralized by first mortgage loans and securities. Advances available under this agreement are limited by available and qualifying collateral and the amount of FHLB stock held by the borrower. At December 31, 1996, Keystone member banks could borrow an additional $859,947,000 based on qualifying collateral. Such additional borrowing would require that the banks increase their investment in FHLB stock by $101,147,000. Outstanding borrowings from the Federal Home Loan Bank are summarized as follows (in thousands):
                                            December 31,
---------------------------------------------------------------
                                          1996          1995
------------------------------------ ------------- ------------
Due 1996, 4.68% to 6.89%                    $-----      $67,956
Due 1997, 5.48% to 7.04%                    60,095       63,916
Due 1998, 5.45% to 7.71%                    48,848       21,229
Due 1999, 4.75% to 6.51%                    26,086            5
Due 2000, 5.54% to 6.28%                     2,500        2,505
Due 2001, 4.92% to 6.80%                    66,000        6,000
After 2001, 5.50% to 7.23%                   2,400        2,160
------------------------------------ ------------- ------------
                                          $205,929     $163,771
------------------------------------ ------------- ------------

Of the December 31, 1996 outstanding balance, $80,000,000 is subject to conversion to adjustable rates at the option of the FHLB at various dates in 1997. In the event the FHLB elects to convert the borrowings to adjustable rates, Keystone has the option to pre-pay the borrowings without penalty.

Long-term Debt

Long-term debt at December 31 consisted of the following (in thousands):

                                                   1996        1995
----------------------------------------------- ----------- -----------
Parent:
  KSOP Note payable, interest at prime
   plus 0.25%, 8.5% at December 31, 1996             $1,249      $1,750

Subsidiaries:
  Note payable                                          131       1,341
  Bank note payable, interest at 67.5% of
   prime, 4.95% at December 31, 1996                    666         833
  Various mortgages payable                             108         124
----------------------------------------------- ----------- -----------
Total                                                $2,154      $4,048
=============================================== =========== ===========

The KSOP note payable reflects the amortized balance of a $3,500,000 borrowing, the proceeds of which were used to purchase 186,000 shares of previously authorized but unissued Keystone common stock on July 1, 1992. The original note is payable in 84 equal monthly installments ending on July 31, 1999. The loan bears interest at the prime rate plus 0.25% and requires monthly amortization of principal and interest. The loan is subject to various debt covenants, including reporting requirements, and other customary conditions. See the note on "Employee Benefit Plans" for additional information.

Shareholders' Equity

Series A Junior Participating Preferred Stock (Preferred Stock) (par value $1.00 per share, with voting powers and dividends and liquidation rights per share equal to 187.5 times that of the current common stock) has been established in connection with the adoption of a Shareholders' Rights Plan (Rights Plan). Under the Rights Plan, 200,000 shares of Preferred Stock are reserved for issuance on the exercise of rights attached to the outstanding common stock. The rights are exercisable only if a person or group acquires or announces a tender or exchange offer to acquire 20% or more of the common stock. In the event a person or group acquires a 20% position, each right not owned by the person or group will entitle its holder to purchase at the exercise price of $56.00, a number of shares of common stock, 5.333 one-thousandths (0.005333) of a share of Preferred Stock, or other securities or assets of Keystone or common shares of the acquiring company having a market value equal to twice the exercise price. At any time after a person or group acquires 20% or more (but less than 50%) of the outstanding common stock, the Board of Directors may exchange part or all of the rights (other than the rights held by the person or group) for shares of common or 5.333 one-thousandths of a share of Preferred Stock on a one-for-one basis. The Board of Directors is entitled to redeem the rights for one cent per right at any time before a 20% position has been acquired. Unless extended, the rights will expire on February 8, 2000.

Stock-based Compensation

Keystone provides eligible employees and directors with various stock option and stock purchasing plans which are more fully described below. Effective January 1, 1996, Keystone adopted the disclosure provisions of FASB Statement No. 123,

"Accounting for Stock-Based Compensation". As permitted under this new standard, Keystone continues to account for its plans in accordance with APB Opinion No. 25 and related interpretations. As such, no compensation expense has been recognized for its stock option plans and employee stock purchase plan.


Keystone has an employee "Stock Incentive Plan" and a "Nonemployee Directors' Stock Option Plan." Under the terms of these plans, Keystone has reserved for issuance a total of 2,250,000 shares of common stock for qualifying employees and nonemployee directors, of which approximately 1,124,000 are available for future grants. The plans provide for the issuance of nonqualified options and, under the employee plan, incentive stock options. Options are granted at an exercise price not less than the fair market value of Keystone common stock on the date of grant, vest in two years, and expire approximately ten years after the grant date. Keystone also has outstanding options pursuant to a predecessor plan and plans of acquired banks.

The following table provides a summary of options outstanding under the "Stock Incentive Plan," the "Nonemployee Directors' Stock Option Plan," and other predecessor or acquired plans.

                               Weighted
                                Average
                               Exercise      Common
                                Price        Shares
---------------------------- ------------ ------------

---------------------------- ------------ ------------
January 1, 1994                    $13.58   1,622,156
  Granted                          $22.27     547,500
  Exercised                        $ 9.41    (241,818)
  Terminated                       $15.76     (38,422)
---------------------------- ------------ ------------
December 31, 1994                  $16.41   1,889,416
---------------------------- ------------ ------------
  Granted                          $19.83     157,489
  Exercised                        $ 9.59    (279,300)
  Terminated                       $20.08     (50,829)
---------------------------- ------------ ------------
December 31, 1995                  $17.59   1,716,776
---------------------------- ------------ ------------
  Granted                          $20.36     262,351
  Exercised                        $10.57     (83,725)
  Terminated                       $20.62     (48,355)
---------------------------- ------------ ------------
December 31, 1996                  $18.20   1,847,047
---------------------------- ------------ ------------

The following table summarizes information about stock options outstanding at December 31, 1996:

----------------------------------------------------------- -------------------------
             Options Outstanding                            Options Exercisable
----------------------------------------------------------- -------------------------
                                 Weighted-
                                  Average      Weighted-                   Weighted-
    Range of                     Remaining      Average                     Average
    Exercise        Number      Contractual     Exercise       Number      Exercise
     Prices       Outstanding      Life          Price       Exercisable     Price
---------------- ------------- ------------- -------------- ------------- -----------
$4.95-$6.98             31,108          0.77          $5.48        31,108       $5.48
$7.26-$10.88           279,688          3.67          $9.15       279,688       $9.15
$11.13-$15.67          281,026          4.56         $14.03       276,676      $14.06
$19.25-$24.75        1,255,225          7.24         $21.47       732,518      $21.65
------------------------------ ------------- -------------- ------------- -----------
$4.95-$24.75         1,847,047          6.18         $18.20     1,319,990      $17.03
------------------------------ ------------- -------------- ------------- -----------

Under the "Employee Stock Purchase Plan", eligible employees are provided an opportunity to purchase Keystone common stock at a discount from market price. The Plan provides for the purchase of stock through payroll deductions at a price which is the lesser of 85% of the fair market value of the common stock as of the first or last day of the annual purchase period. The purchase period commences on July 1 and ends on June 30. Through modifications made to the plan in 1995, Keystone reserved 750,000 shares of common stock, of which 653,000 remain available for future purchases. The amount of common shares issued under this program in 1996, 1995, and 1994 were as follows:

                                        Price Per        Shares
                                          Share          Issued
          -------------------------- --------------- --------------
          1996                            $15.79         97,196
          1995                            $15.90         74,249
          1994                            $17.78         59,848

The following pro forma amounts indicate the net income and earnings per share that would have resulted if compensation expense for the stock option plans and employee stock purchase plan was determined under the recognition provisions of Statement No. 123 using the fair value of the awards at the grant date.

--------------------------------------------------------------------------
                                                    1996            1995
--------------------------------------------------------------------------
Net Income               As reported               $69,475         $61,314
 (in thousands)          Pro forma                  68,448          60,838

Earnings per share       As reported                 $1.83           $1.73
                         Pro forma                    1.80            1.72
--------------------------------------------------------------------------

The pro forma effect is not fully reflected in 1995 since Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, and Keystone's options have a two-year vesting period.

The weighted-average grant-date fair values of options granted during 1996 and 1995 under the stock option plan were $2.69 and $3.05, respectively. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used in the option pricing model for grants in 1996 and 1995, respectively: dividend yield of 4.6% and 4.3%; expected volatility of 15% for both years; risk-free interest rates of 5.50% and 7.88%; and expected lives of 7 years for both the 1996 and 1995 Plan options.

Pro forma compensation expense for the employees' purchase rights was estimated using the Black-Scholes model with the following assumptions for 1996 and 1995, respectively: dividend yield of 4.1% and 4.8%; an expected life of 1 year for both years; expected volatility of 12% and 13%; and risk-free interest rates of 5.75% and 5.64%. The weighted-average fair value of those purchase rights granted in 1996 and 1995 was $7.03 and $5.77, respectively.

The Black-Scholes model is predominantly used to value traded options which differ from Keystone's options. This model requires the use of numerous assumptions, many of which are subjective in nature. Therefore, the pro forma results are estimates of the impact to operations if compensation expense had been recognized for all stock based compensation plans and are not indicative of the impact on future periods.

On March 30, 1995, the Board of Directors approved the Management Stock Ownership Program (the "Program"). The Program is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to focus on value creation. To accomplish these purposes, the Program establishes stock ownership goals for executive and senior officers of the Corporation to be achieved over a five-year period. In order to assist the officers in attaining their stock ownership goals, a related plan provides for nonrecourse, noninterest-bearing loans, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Keystone common stock at fair market value. The loans are secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of Keystone stock purchased with the loan plus additional shares of stock or other acceptable collateral owned by the executive. The aggregate number of shares which may be issued and sold pursuant to the Plan is limited to 750,000 shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events. During 1996 and 1995, 19,000 and 72,000 shares, respectively, were issued under the Plan. At December 31, 1996 and 1995, the amount executives participating in the Program owed Keystone for financed purchases totaled $1,786,000 and $1,384,000, respectively.

Keystone has a dividend reinvestment plan for shareholders under which additional shares of Keystone common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Keystone has reserved 900,000 shares of common stock for this Plan, and approximately 466,000 shares remain unissued. The following number of shares of Keystone common stock were purchased pursuant to this plan: 132,000 in 1996, 133,000 in 1995, and 125,000 in 1994.

Employee Benefit Plans

Keystone provides a noncontributory defined benefit plan covering substantially all full-time employees. Plan benefits are based on years of service and qualifying compensation during the final years of employment. A summary of the components of net periodic pension expense for Keystone's defined benefit plan was as follows for the years ended December 31 (in thousands):

                                                      1996       1995       1994
-------------------------------------------------- ---------- ---------- -----------
Service cost benefits earned during the period        $2,214     $2,213      $2,170
Interest cost on projected benefit obligation          4,334      3,795       3,644
Actual return on plan assets                          (8,353)   (11,397)        791
Net amortization and deferral                          2,108      6,010      (5,959)
-------------------------------------------------- ---------- ---------- -----------
Pension expense                                         $303       $621        $646
================================================== ========== ========== ===========

The  following  table sets forth the funded  status and  amounts  recognized  in
Keystone's   consolidated   statement  of  condition  as  of  December  31,  (in
thousands):

                                                            1996        1995
-------------------------------------------------------- ----------- -----------
Actuarial present value of the accumulated benefit
   obligation, including vested benefits of $50,029
   in 1996 and $47,154 in 1995                              $50,421     $47,544
-------------------------------------------------------- ----------- -----------
Actuarial present value of projected benefit
   obligation for service rendered to date                 $(62,348)   $(59,227)
Fair value of plan assets                                    75,705      70,377
-------------------------------------------------------- ----------- -----------
Plan assets in excess of projected benefit obligation        13,357      11,150
Unrecognized net assets at transition                        (3,386)     (4,054)
Unrecognized net gain                                        (5,848)     (2,539)
Unrecognized prior service cost                              (1,256)     (1,487)
-------------------------------------------------------- ----------- -----------
Prepaid pension expense, included in other assets            $2,867      $3,070
======================================================== =========== ===========

Actual assumptions used in the determination of the projected benefit obligation were as follows:
                                                      1996     1995    1994
--------------------------------------------------- -------- -------- -------
Rate of increase in future compensation levels        5.50%    5.50%    5.50%
Expected long-term rate of return on plan assets      8.50     8.00     8.00
Weighted average discount rate                        7.50     7.50     7.75
=================================================== ======== ======== =======

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

In July 1992, Keystone established a leveraged KSOP and borrowed $3,500,000 for the purpose of acquiring 186,000 shares of Keystone stock. The shares purchased by the KSOP are used to meet matching contribution requirements of the 401(k) plan. Dividends received on shares held by the KSOP are used to service the principal and interest payments on the borrowing. Debt service is also provided by matching cash contributions required under the original 401(k) plan. Benefit expense is recognized based on a percentage of total debt service for the current year to total debt service over the life of the borrowing.

Group-based annual incentive plans include the Long-Term Incentive Plan (LTIP), Management Incentive Compensation Program (MICP) and Profit Enhancement Requires Quality (PERQ). Employees earn awards under these plans based on the profitability of their operating unit and/or Keystone. Expenses for the 401(k) plan, LTIP, MICP, and PERQ were $5,303,000 in 1996, $5,213,000 in 1995, and
$3,699,000 in 1994.

Income Taxes

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                 December 31,
----------------------------------------- -------------------------
Deferred tax assets:                          1996         1995
----------------------------------------- ------------ ------------
  Allowance for credit losses                 $14,402      $13,954
  Unrealized losses on securities
   available-for-sale                             585        -----
  Deferred expenses                               945        1,849
  Deferred loan fees                               13        1,040
  Deferred compensation                         2,227        1,745
----------------------------------------- ------------ ------------
Deferred tax liabilities:
----------------------------------------- ------------ ------------
  Lease financing activities                  (33,950)     (20,526)
  Unrealized gains on securities
   available-for-sale                            -----        (645)
  Tax over book depreciation                     (937)        (306)
  Core deposit amortization                    (1,494)      (1,685)
  Other                                          (953)      (1,043)
----------------------------------------- ------------ ------------
Net deferred tax liability                   $(19,162)     $(5,617)
========================================= ============ ============

The provision for income taxes consisted of the following components (in thousands):
--------------------------------------------------------------------
                                      1996         1995        1994
---------------------------------  ---------    ---------  ---------

Deferred provision                   $14,775      $11,104       $996
Current provision:
 Federal taxes                        15,093       16,283     19,199
 State taxes                             676          479        286
---------------------------------  ---------    ---------  ---------
Total                                $30,544      $27,866    $20,481
=================================  =========    =========  =========

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) was as follows (in thousands):

                                        1996       1995        1994
------------------------------------ ----------  ---------- ----------
Provision on pre-tax income at
 statutory rates                       $35,007     $31,213    $25,144
Tax exempt interest income              (3,522)     (4,273)    (4,556)
Other                                     (941)        926       (107)
------------------------------------ ----------  ---------- ----------
Total                                  $30,544     $27,866    $20,481
------------------------------------ ----------  ---------- ----------
Effective Rate                            30.5%       31.2%      28.5%
==================================== ==========  ========== ==========

Regulatory Capital Requirements

Bank regulators have set forth requirements for risk-based capital, which resulted in the establishment of international capital standards for banks.

The following table provides Keystone's risk-based capital position at the end of 1996 and 1995 and a comparison to the various regulatory capital requirements (in thousands):

-----------------------------------------------------------------------------------------
                                                                     Well
                              1996                  1995          Capitalized    Minimum
                        Amount     Ratio      Amount     Ratio       Ratio        Ratio
--------------------- ---------- ---------- ----------- -------- -------------- ---------
Total capital
 (to risk-weighted
 assets)                $539,699     14.77%    $504,620   14.83%            10%        8%
Tier 1 capital
 (to risk-weighted
 assets)                $494,683     13.54%    $464,456   13.65%             6%        4%
Tier 1 capital
 (to average
 assets)                $494,683      9.64%    $464,456    9.28%             5%        4%
--------------------- ---------- ---------- ----------- -------- -------------- ---------

At December 31, 1996 and 1995, each significant subsidiary of Keystone had capital at or above the well capitalized level for each of the three ratios.

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no problems in meeting the current or future capital standards. As of December 31, 1996, each subsidiary bank had been categorized as "well capitalized" by its primary regulator at its most recent examination.

Restrictions

Under Federal Reserve regulations, depository institutions must maintain reserves in the form of cash or amounts on deposit with Federal Reserve Banks. For the year ended December 31, 1996, Keystone's bank subsidiaries maintained average reserve balances of approximately $64,000,000 in compliance therewith.

Dividends that may be paid to Keystone by the subsidiary banks are limited by state and federal regulations. The related amount available for dividends aggregated $146,373,000 at December 31, 1996. Federal Reserve regulations also limit each subsidiary bank as to the amount it may loan its affiliates, including Keystone. At December 31, 1996, the maximum amount available for loans to affiliates approximated 10% of consolidated net assets.

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

The following schedule displays at December 31, the carrying values and related estimated fair values for financial instruments (in thousands):

                                            1996                      1995
-------------------------------------------------------------------------------------
                                    Carrying    Estimated     Carrying    Estimated
                                     Amount     Fair Value     Amount     Fair Value
--------------------------------- ------------ ------------ ------------ ------------
Financial Assets:
Cash and due from banks               $167,403     $167,403     $182,459     $182,459
Federal funds sold and other            78,354       78,354      109,422      109,422
Investment securities
 available for sale                    856,380      856,380      837,910      837,910
Investment securities held
 to maturity                           379,958      383,526      385,262      393,835
Loans held for resale                   51,225       51,225       57,454       57,454
Loans, net of allowance for
 credit losses                       3,177,381    3,211,254    3,136,785    3,169,901
--------------------------------- ------------ ------------ ------------ ------------
Total Financial Assets              $4,710,701   $4,748,142   $4,709,292   $4,750,981
--------------------------------- ------------ ------------ ------------ ------------
Leases                                 331,265                   184,554
Premises and equipment                  74,407                    70,888
Other assets                           114,895                   110,051
--------------------------------- ------------ ------------ ------------ ------------
Total Assets                        $5,231,268                $5,074,785
--------------------------------- ------------ ------------ ------------ ------------
Financial Liabilities:
Time deposits                       $2,414,979   $2,423,504   $2,267,296   $2,292,161
Other deposits                       1,682,132    1,682,132    1,794,592    1,794,592
Short-term borrowings                  326,070      326,070      279,841      279,841
FHLB borrowings                        205,929      203,443      163,771      164,601
Long-term debt                           2,154        2,154        4,048        4,048
--------------------------------- ------------ ------------ ------------ ------------
Total Financial Liabilities         $4,631,264   $4,637,303   $4,509,548   $4,535,243
--------------------------------- ------------ ------------ ------------ ------------
Other liabilities                       92,697                    84,543
--------------------------------- ------------ ------------ ------------ ------------
 Total Liabilities                  $4,723,961                $4,594,091
--------------------------------- ------------ ------------ ------------ ------------
Off-Balance Sheet Instruments:
--------------------------------- ------------ ------------ ------------ ------------
Lending commitments and
 letters of credit                      $-----     $(2,625)       $-----       $(574)
--------------------------------- ------------ ------------ ------------ ------------
All other                               $-----        $(79)       $-----       $(402)
================================= ============ ============ ============ ============

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

Unfunded lending commitments and letters of credit: Fair values for Keystone's unfunded lending commitments and letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Other off-balance sheet instruments: Fair values for off-balance sheet instruments including interest rate swaps, forward mortgage commitments, and securities underlying put options and short sales are based on dealer quotes and current trading prices. The fair values represent the estimated amounts that Keystone would receive or pay to terminate the contracts, taking into account current interest rates.

Mergers and Acquisitions

During the fourth quarter of 1996, Keystone announced the signing of a definitive agreement to merge with Financial Trust Corporation (Financial Trust), a financial institution with $1.2 billion of assets headquartered in Carlisle, Pennsylvania. Under the terms of the agreement, each Financial Trust shareholder will receive Keystone common stock at a fixed exchange ratio of 1.65 shares for each Financial Trust share. The transaction will be accounted for under the pooling of interests method of accounting.

The following table provides a summary of the consolidated operating results and financial condition on a pro forma basis as of and for the year ended December 31, 1996 (in thousands):

                              Keystone       Financial       Keystone
                           (As reported)       Trust        Pro forma
------------------------ --------------- --------------- ---------------
Net Interest Income             $209,763         $52,356        $262,119
Net Income                        69,475          20,031          89,506
Assets                         5,231,268       1,219,311       6,450,579
Liabilities                    4,723,961       1,066,212       5,790,173
Shareholders' Equity             507,307         153,099         660,406
------------------------ --------------- --------------- ---------------

During the fourth quarter of 1996, Keystone also announced the signing of a definitive agreement to acquire First Financial Corporation (First Financial), a thrift holding company with assets of $361 million based in Cumberland, Maryland. Under the terms of the agreement with First Financial, each of its shareholders will receive Keystone common stock at a fixed exchange ratio of
1.29 shares for each First Financial share, or an equivalent amount of cash. The stock issuance will amount to between 55% and 60% of the total consideration, and as such, the transaction will be accounted for as a purchase.

Both the Financial Trust and First Financial acquisitions are subject to regulatory and shareholder approval and are expected to be consummated during the first half of 1997.

During the fourth quarter of 1995, Keystone completed mergers of two Pennsylvania bank holding companies, Shawnee Financial Services Corporation (Shawnee) and National American Bancorp (NAB); and the acquisition of Martindale Andres & Company (Martindale), a Philadelphia-based asset management firm. The Shawnee and NAB mergers resulted in the issuance of 501,000 and 1,158,000 shares, respectively, of Keystone stock in exchange for 80,200 and 579,000 shares of Shawnee and NAB, respectively. The bank subsidiaries of both Shawnee and NAB were merged into existing Keystone affiliated banks and the mergers were accounted for under the pooling-of-interests method of accounting. Due to the immaterial impact of both transactions to Keystone's financial position and results of operation, prior periods were not restated. Consolidated results of Keystone include Shawnee's and NAB's results of operations from the consummation dates of October 10, 1995 and December 29, 1995, respectively.

The acquisition of Martindale Andres, which occurred on November 30, 1995 was accounted for under the purchase method of accounting and, accordingly, the results of Martindale's operations were included in Keystone's consolidated results beginning December 1, 1995. Proforma results of operations of Keystone as though Martindale had been acquired as of January 1 of the respective periods, would not have been materially different from the consolidated results presented herein. The purchase price, consisting of both cash and shares of Keystone common stock, was not significant to Keystone's financial condition.

On November 1, 1994, Keystone completed the purchase of American Savings Bank (American), a state-chartered savings bank with assets of approximately $135,000,000, which was merged into an affiliate bank. Former shareholders of American received cash, in the approximate amount of $5,774,000 and 317,000 shares of Keystone common stock, with total consideration valued at approximately $14,522,000. The transaction was accounted for under the purchase method of accounting and resulted in the recognition of intangible assets totaling approximately $8,539,000. The intangible assets consist primarily of core deposit intangibles which will be amortized on an accelerated basis over a period of ten years.

Parent Company Financial Statements

The  following  parent  company  condensed   statements  reflect  the  financial
condition and results of operations of Keystone (in thousands):

                        Statements of Condition
                                                      December 31,
-------------------------------------------------------------------------
                                                    1996         1995
----------------------------------------------- ------------ ------------
Assets:
   Cash                                                 $423       $1,274
   Investment securities                              22,076        9,176
   Investments in:
     Subsidiary banks                                450,587      442,890
     Other subsidiaries                               50,775       23,976
   Other assets                                          119       21,298
----------------------------------------------- ------------ ------------
TOTAL ASSETS                                        $523,980     $498,614
----------------------------------------------- ------------ ------------
Liabilities:
   Long-term debt                                     $1,250       $1,750
   Other liabilities                                  15,423       16,170
----------------------------------------------- ------------ ------------
TOTAL LIABILITIES                                     16,673       17,920
Shareholders' Equity                                 507,307      480,694
----------------------------------------------- ------------ ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $523,980     $498,614
=============================================== ============ ============

                             Statements of Income
                                                   Year Ended December 31,
-------------------------------------------- -----------------------------------
                                                1996       1995        1994
-------------------------------------------- ---------- ----------- -----------
Income:
 Dividends from subsidiaries:
  Bank subsidiaries                             $63,365     $38,910     $59,335
  Other subsidiaries                              -----       -----       -----
Expenses                                          2,331       6,837       7,210
-------------------------------------------- ---------- ----------- -----------
Income before taxes and undistributed
 earnings of subsidiaries                        61,034      32,073      52,125
Income taxes (benefit)                            (333)     (2,539)     (3,430)
Equity in undistributed earnings of
 subsidiaries                                     8,108      26,702     (4,196)
-------------------------------------------- ---------- ----------- -----------
NET INCOME                                      $69,475     $61,314     $51,359
============================================ ========== =========== ===========

                           Statements of Cash Flows

                                                 Year Ended December 31,
------------------------------------------ -----------------------------------
                                              1996        1995        1994
------------------------------------------ ----------- ----------- -----------
OPERATING ACTIVITIES:
 Net income                                   $69,475     $61,314     $51,359
 Equity in undistributed (earnings)
   losses                                      (8,108)    (26,702)      4,196
 Other                                            712     (10,514)      5,637
------------------------------------------ ----------- ----------- -----------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                    62,079      24,098      61,192
------------------------------------------ ----------- ----------- -----------
INVESTING ACTIVITIES:
 Net (increase) decrease in investments       (12,900)      9,160      (9,490)
 Investments in subsidiaries                   (8,451)     (1,842)     (7,270)
------------------------------------------ ----------- ----------- -----------
NET CASH PROVIDED BY (USED BY) INVESTING
 ACTIVITIES                                   (21,351)      7,318     (16,760)
------------------------------------------ ----------- ----------- -----------
FINANCING ACTIVITIES:
 Cash dividends declared                      (38,860)    (33,092)    (30,985)
 KSOP activity:
   Common stock proceeds                          302         613         495
   Payment of debt                               (501)       (500)       (500)
 Acquisition of treasury stock                 (8,186)     (6,363)    (20,563)
 Proceeds from issuance of common stock
  under benefits plans                          5,725       7,894       6,340
 Other                                            (59)        500          (2)
------------------------------------------ ----------- ----------- -----------
NET CASH USED BY FINANCING ACTIVITIES         (41,579)    (30,948)    (45,215)
------------------------------------------ ----------- ----------- -----------
Increase (decrease) in cash                      (851)        468        (783)
Cash at beginning of year                       1,274         806       1,589
------------------------------------------ ----------- ----------- -----------
CASH AT END OF YEAR                              $423      $1,274        $806
========================================== =========== =========== ===========

SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Income

Keystone's largest source of revenue is net interest income, which is the difference between interest on earning assets and interest expense on deposits and other borrowed funds. The following table provides a summary of net interest income performance for the three years ended December 31, 1996:

                                                             1996
-------------------------------------------------------------------------------
(in thousands)                                 Average                  Yield/
                                               Balance     Interest      Rate
-------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------
Federal funds sold and other                   $101,505      $5,403      5.32%
Investment securities:
    Negotiable money market investments         153,631       8,583      5.59
    Taxable investment securities               909,854      56,538      6.21
    Nontaxable investment securities(1)         128,736      10,944      8.50
Loans held for resale                            53,656       4,688      8.74
Consumer loans (2) (3)                        1,144,103     101,214      8.85
Real estate loans (1) (2) (3)                 1,663,475     146,681      8.82
Commercial loans (1) (2) (3)                    624,553      55,362      8.86
-------------------------------------------------------------------------------
Total earning assets                          4,779,513    $389,413      8.15%
-------------------------------------------------------------------------------
Allowance for credit losses                     (44,978)
Other assets                                    320,123
-------------------------------------------------------------------------------
Total Assets                                 $5,054,658
-------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
NOW                                            $426,312      $5,773      1.35%
Savings                                         391,692       7,735      1.97
Money market                                    403,885       9,500      2.35
Time deposits                                 2,328,002     130,124      5.59
Short-term borrowings                           265,527      11,524      4.34
FHLB borrowings                                 151,924       9,767      6.43
Long-term debt                                    3,117         335      9.01
-------------------------------------------------------------------------------
Total interest-bearing liabilities            3,970,459    $174,758      4.40%
-------------------------------------------------------------------------------
Demand deposits                                 497,260
Other liabilities                                94,609
Shareholders' equity                            492,330
-------------------------------------------------------------------------------

Total Liabilities and Equity                 $5,054,658
-------------------------------------------------------------------------------

Interest rate spread                                                     3.75%
-------------------------------------------------------------------------------
Net interest income and net interest margin                $214,655      4.49%
Tax-equivalent adjustment                                    (4,892)
-------------------------------------------------------------------------------
Net interest income                                        $209,763
-------------------------------------------------------------------------------

                                                             1995
-------------------------------------------------------------------------------
(in thousands)                                 Average                  Yield/
                                               Balance     Interest      Rate
-------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------
Federal funds sold and other                   $140,723    $  8,309      5.90%
Investment securities:
    Negotiable money market investments          98,541       5,773      5.86
    Taxable investment securities               853,024      51,735      6.06
    Nontaxable investment securities(1)         130,178      12,290      9.44
Loans held for resale                            21,378       1,636      7.65
Consumer loans (2) (3)                        1,034,494      91,537      8.85
Real estate loans (1) (2) (3)                 1,654,658     145,782      8.81
Commercial loans (1) (2) (3)                    577,362      52,487      9.09
-------------------------------------------------------------------------------
Total earning assets                          4,510,358    $369,549      8.19%
-------------------------------------------------------------------------------
Allowance for credit losses                     (44,040)
Other assets                                    297,018
-------------------------------------------------------------------------------
Total Assets                                 $4,763,336
-------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
NOW                                            $431,387    $  7,306      1.69%
Savings                                         419,721       8,641      2.06
Money market                                    423,226      10,601      2.50
Time deposits                                 2,105,544     118,542      5.63
Short-term borrowings                           210,025      10,195      4.85
FHLB borrowings                                 176,636      10,827      6.13
Long-term debt                                    5,055         467      9.24
-------------------------------------------------------------------------------
Total interest-bearing liabilities            3,771,594    $166,579      4.42%
-------------------------------------------------------------------------------
Demand deposits                                 474,571
Other liabilities                                81,085
Shareholders' equity                            436,086
-------------------------------------------------------------------------------

Total Liabilities and Equity                 $4,763,336
-------------------------------------------------------------------------------

Interest rate spread                                                     3.77%
-------------------------------------------------------------------------------
Net interest income and net interest margin                $202,970      4.49%
Tax-equivalent adjustment                                    (5,618)
-------------------------------------------------------------------------------
Net interest income                                        $197,352
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                            1994
-------------------------------------------------------------------------------
(in thousands)                                 Average                  Yield/
                                               Balance     Interest      Rate
-------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------
Federal funds sold and other                    $88,855    $  3,840      4.32%
Investment securities:
    Negotiable money market investments          86,977       3,703      4.26
    Taxable investment securities               962,001      54,984      5.72
    Nontaxable investment securities(1)         138,949      13,556      9.76
Loans held for resale                            15,624       1,164      7.45
Consumer loans (2) (3)                          830,669      72,168      8.69
Real estate loans (1) (2) (3)                 1,534,542     124,682      8.13
Commercial loans (1) (2) (3)                    556,471      45,409      8.16
-------------------------------------------------------------------------------
Total earning assets                          4,214,088    $319,506      7.59%
-------------------------------------------------------------------------------
Allowance for credit losses                     (40,939)
Other assets                                    272,283
-------------------------------------------------------------------------------
Total Assets                                 $4,445,432
-------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
NOW                                            $449,330    $  7,261      1.62%
Savings                                         457,065       9,278      2.03
Money market                                    506,229      11,126      2.20
Time deposits                                 1,776,172      83,507      4.70
Short-term borrowings                           188,662       6,671      3.54
FHLB borrowings                                 130,264       6,446      4.95
Long-term debt                                    6,676         495      7.41
-------------------------------------------------------------------------------
Total interest-bearing liabilities            3,514,398    $124,784      3.55%
-------------------------------------------------------------------------------
Demand deposits                                 462,414
Other liabilities                                64,628
Shareholders' equity                            403,992
-------------------------------------------------------------------------------

Total Liabilities and Equity                 $4,445,432
-------------------------------------------------------------------------------

Interest rate spread                                                     4.04%
-------------------------------------------------------------------------------
Net interest income and net interest margin                $194,722      4.63%
Tax-equivalent adjustment                                    (6,304)
-------------------------------------------------------------------------------
Net interest income                                        $188,418
-------------------------------------------------------------------------------

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates (in thousands):

                                          1996 change from 1995

                                       Total               Change due to(4)
                                      Change           Volume             Rate
-------------------------------------------------------------------------------
Interest income on:
 Federal funds sold and other       ($2,906)          ($2,172)         ($  734)
 Investment securities(1)             6,267             6,778             (511)
 Loans held for resale                3,052             2,790              262
 Loans and leases (1)(2)(3)          13,451            14,750           (1,299)
-------------------------------------------------------------------------------
                                     19,864            22,146           (2,282)

Interest expense on:
 NOW                                  1,533                85            1,448
 Savings                                906               562              344
 Money market                         1,101              (412)           1,513
 Time deposits                      (11,582)          (11,548)             (34)
 Short-term borrowings               (1,329)           (2,490)           1,161
 FHLB borrowings                      1,060             1,570             (510)
 Long-term debt                         132               200              (68)
-------------------------------------------------------------------------------
                                     (8,179)          (12,033)           3,854
-------------------------------------------------------------------------------
Net Interest Income Change -
 Tax Equivalent                     $11,685           $10,113           $1,572
-------------------------------------------------------------------------------
                                         1995 change from 1994

                                      Total                Change due to(4)
                                      Change            Volume           Rate
-------------------------------------------------------------------------------
Interest income on:
 Federal funds sold and other       $ 4,469           $ 2,745           $1,724
 Investment securities(1)           ( 2,445)          ( 6,536)           4,091
 Loans held for resale                  472               440               32
 Loans and leases (1)(2)(3)          47,547            28,849           18,698
-------------------------------------------------------------------------------
                                     50,043            25,498           24,545

Interest expense on:
 NOW                                    (45)              296             (341)
 Savings                                637               767             (130)
 Money market                           525             2,092           (1,567)
 Time deposits                      (35,035)          (18,066)         (16,969)
 Short-term borrowings               (3,524)             (821)          (2,703)
 FHLB borrowings                     (4,381)           (2,623)          (1,758)
 Long-term debt                          28               135             (107)
-------------------------------------------------------------------------------
                                    (41,795)          (18,220)         (23,575)
-------------------------------------------------------------------------------
Net Interest Income Change
 - Tax Equivalent                    $8,248           $ 7,278             $970
-------------------------------------------------------------------------------
(1) Interest income and yields are adjusted to a fully taxable-equivalent basis using a 35% tax rate.
(2)  Non-performing loans are included in the average balances.
(3) Interest on loans includes fees on loans of $3,876,000 in 1996, $2,300,000 in 1995, and $3,616,000 in 1994.
(4) The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the absolute dollar amounts of each change.

GAP

Interest rate sensitivity is evidenced by the changes in net interest income and net interest margin relative to changes in market interest rates. One indicator of interest rate sensitivity is GAP, which measures the volume difference between interest rate sensitive assets and liabilities. The following table provides a detailed analysis of Keystone's GAP position at the end of 1996 (in thousands):

                                                                 Rate Sensitive
--------------------------------------------------------------------------------------------------------------------
                                        1 to 90       91 to 180    181 to 360      1 to 2       Beyond
                                         Days            Days         Days         Years        2 Years      Total
--------------------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------------------
  Federal funds sold and other        $   78,354      $       -      $      -    $      -   $       -     $   78,354
  Investment securities                  263,590         33,021        71,689     270,647      597,391     1,236,338
  Loans held for resale                   51,225              -             -           -            -        51,225
  Consumer loans                         273,012         82,230       153,102     252,048      424,558     1,184,950
  Consumer mortgages                     111,596         84,469       165,022      54,030      378,893       794,010
  Commercial real estate loans           376,794         42,738        67,385      64,378      319,283       870,578
  Commercial loans                       527,571         13,513        18,949      28,836      115,255       704,124
--------------------------------------------------------------------------------------------------------------------
      Total earning assets             1,682,142        255,971       476,147     669,939    1,835,380     4,919,579
--------------------------------------------------------------------------------------------------------------------
       Other assets                            -              -             -           -      311,689       311,689
--------------------------------------------------------------------------------------------------------------------

            TOTAL ASSETS              $1,682,142      $ 255,971      $476,147    $669,939   $2,147,069    $5,231,268
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
  NOW                                 $  153,615      $       -      $      -    $      -   $   261,561   $  415,176
  Savings                                106,220              -             -           -       260,055      366,275
  Money market                           200,632          3,382         3,382           -       181,353      388,749
  Time deposits                        1,013,271        302,083       331,790     419,723       348,113    2,414,980
  Short-term borrowings                  323,290          1,570         1,210           -             -      326,070
  FHLB borrowings                         11,597         42,821        43,266      29,176        79,069      205,929
  Long-term debt                           2,110             44             -           -             -        2,154
--------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                        1,810,735        349,900       379,648     448,899     1,130,151    4,119,333
--------------------------------------------------------------------------------------------------------------------
  Demand deposits                              -              -             -           -       511,931      511,931
  Other liabilities                            -              -             -           -        92,697       92,697
  Shareholders' equity                         -              -             -           -       507,307      507,307
--------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY        $1,810,735      $ 349,900     $ 379,648    $448,899    $2,242,086   $5,231,268
====================================================================================================================
Interest Rate Sensitivity             $ (128,593)     $ (93,929)    $  96,499    $221,040    $  (95,017)
--------------------------------------------------------------------------------------------------------------------
Cumulative GAP                        $ (128,593)     $(222,522)    $(126,023)   $ 95,017
--------------------------------------------------------------------------------------------------------------------

Other Liquidity Elements

The predominant source of income from earning assets is derived from the loan portfolio. Commercial loans and commercial loans secured by real estate comprise 44% of total loans and are closely monitored in terms of the volume of loans which are sensitive to changes in interest rates. The following table shows the maturity of commercial loans and commercial loans secured by real estate as of December 31, 1996, classified according to the sensitivity to changes in interest rates within various time intervals (in thousands):

                                                    After
                                                   One But
                                                   Within      After
                                       Within       Five       Five
                                      One Year      Years      Years       Total
------------------------------------ ----------- ---------- ----------- ------------
Commercial                              $374,975   $201,318    $127,831     $704,124
Commercial real estate                   174,860    326,154     369,564      870,578
------------------------------------ ----------- ---------- ----------- ------------
                                        $549,835   $527,472    $497,395   $1,574,702
------------------------------------ ----------- ---------- ----------- ------------
Loans maturing after one year with:
Fixed interest rates:
 Commercial                                         $79,460     $35,287
 Commercial real estate                             150,165     205,982
Variable interest rates:
 Commercial                                         121,858      92,544
 Commercial real estate                             175,989     163,582
------------------------------------ ----------- ---------- ----------- ------------
Total                                              $527,472    $497,395
==================================== =========== ========== =========== ============

Deposits with balances exceeding $100,000 and short-term borrowings are not considered core funding sources because they are generally short-term in nature and are subject to competitive bids. The following is a maturity summary of deposits of $100,000 or more at December 31, 1996 (in thousands):


                                     Certificates of       Other Time
                                        Deposit of        Deposits of
                                     $100,000 or more   $100,000 or more
----------------------------------- ------------------ ------------------
3 months or less                              $122,460             $6,102
Over 3 months through 6 months                  33,213              3,237
Over 6 months through 12 months                 41,163              4,297
Over 12 months                                  60,109             18,175
----------------------------------- ------------------ ------------------
Total                                         $256,945            $31,811
=================================== ================== ==================

The following table presents the amounts and interest rates for federal funds purchased and security repurchase agreements for each of the last three years (in thousands):

                                                   1996        1995         1994
---------------------------------------------- ------------ ----------- ------------
Balance at December 31,                            $299,895    $260,543     $239,652
Weighted average interest rate at year end            4.67%       4.34%        4.75%
Maximum amount outstanding at any month end        $299,895    $260,543     $239,652
Average amount outstanding during the year         $248,814    $197,374     $177,833
Weighted average interest rate during the
  year                                                4.45%       4.89%        3.71%
---------------------------------------------- ------------ ----------- ------------

Investment Portfolio Analysis
-----------------------------

Keystone's investment policy specifically addresses the use of derivatives and other hedging activities and provides for specific restrictions on the type and extent of Keystone's exposure.

A narrow definition of financial derivatives includes off-balance sheet instruments such as futures, forwards, swaps, and options which are designed to manage various types of business risks. Keystone has made limited use of the off-balance sheet derivatives known as "interest rate swaps" as a means to manage the income exposure associated with changes in interest rates, as well as forward commitments, put options, and short sales to manage exposure to market risk.

A broader definition of derivatives would include any financial instrument which derives its value, or contractually required cash flows, from the price of some other security or index. Keystone's investment in this form of financial derivatives is limited to some forms of collateralized mortgage obligations (CMO's) and structured notes. The following is a brief description of both "on" and "off"-balance sheet derivatives and other hedging activity utilized by Keystone.

Interest Rate Swaps
-------------------

Interest rate swaps are "off"-balance sheet instruments which provide for the exchange of interest payments on a specified principal amount (notional amount) for a specified period of time. Investment policy requires that Keystone may execute a swap contract only as a hedge of an interest rate position and not for the purpose of speculation or trading. That policy further requires that swap contracts must be approved in advance by the affiliate banks' president and parent company executives, and that swap counterparties must be reviewed for credit worthiness on at least an annual basis. Keystone's policy also sets forth specific limitations on exposure to a single counterparty and sets an aggregate limit on the notional value of interest rate swaps at 50% of capital. At December 31, 1996 Keystone's swap activity aggregated $7,000,000 in amortized notional value.

Other Hedging Activity
----------------------

Forward mortgage commitments, as well as put options and short sales of U.S. Treasury securities, are used to reduce the market risk, associated with interest rate fluctuations, of fixed-rate consumer mortgages and indirect automobile loans held for sale. In accordance with Keystone's written policy, such transactions must be ratified by the Board of Directors and can only be executed as a hedge of market risk and not for the purpose of speculation or trading. Such activity is self-limited by the level of loan production.

CMO's
-----

Purchases of CMO's are restricted principally to U.S. Government issues that have passed various regulatory standards associated with mortgage extension or prepayment risk. All Keystone CMO holdings can be disaggregated into groupings which more accurately define the extent of mortgage extension or prepayment risk, and include PAC's (planned amortization class), VADM's (very accurately defined maturity), TAC's (targeted amortization class) and others. All CMO's are subject to at least annual examination to ensure compliance with regulatory standards. CMO's which fail to meet these standards are disclosed to the Board of Directors and are subjected to special review and monitoring procedures.

Other more volatile forms of CMO's include interest-only, principal-only, and inverse floating bonds, which are subject to even more stringent limits set forth in Keystone's investment policy. At December 31, 1996, Keystone had none of these volatile forms of CMO's in its investment portfolio. An even higher-risk form of CMO's, known as CMO residuals, are specifically designated as prohibited investments under Keystone's investment policy.

Structured Notes
----------------

A structured note is a debt security whose cash flow characteristics, including coupon rate or redemption date may be dependent on one or more indices or future cash flow adjustment. Keystone's activity in structured notes has been limited to U.S. Government Agency "step- up" notes purchased in years prior to 1995, which have specified call or redemption features, or are subject to pre-specified coupon adjustments. Keystone's investment in structured notes is also limited by investment policy guidelines and aggregated $3,500,000 at the end of 1996.

The following presentation provides an analysis of the composition of investments included in both investments available-for-sale and investments held-to-maturity. This comparison includes a detailed presentation of derivative financial instruments included in the U.S. Government agency category (in thousands):

                                                  December 31, 1996
-------------------------------------- ----------------------------------------
                                         Amortized      Market     Unrealized
                                           Cost         Value      Gain/(Loss)
-------------------------------------- ------------- ------------ -------------
U.S. Government Agency Obligations:
 Conventional                               $446,397     $444,233      $(2,164)
 Mortgage-backed                             100,308      100,727           419
 CMO's:
     PAC's1                                   32,202       31,949         (253)
     VADM's2                                   5,517        5,409         (108)
     TAC's3                                   12,927       12,785         (142)
     Other                                    12,701       12,603          (98)
 Structured notes                              3,500        3,475          (25)
-------------------------------------- ------------- ------------ -------------
 Subtotal                                    613,552      611,181       (2,371)
-------------------------------------- ------------- ------------ -------------
Negotiable money market instruments          194,566      194,566         -----
U.S. Treasury securities                     198,099      198,376           277
State and political subdivision
 obligations                                 134,194      137,367         3,173
Corporate and other                           97,620       98,416           796
-------------------------------------- ------------- ------------ -------------
     Total                                $1,238,031   $1,239,906        $1,875
====================================== ============= ============ =============
1. A PAC(planned amortization class) has a principal payment schedule that is guaranteed within a predetermined range of mortgage prepayment rates, i.e. has built-in call protection, lower prepayment risk and lower average life variability.
2. A VADM(very accurately defined maturity) has a stated final payment date which provides protection from mortgage payment extension risk.
3. A TAC(targeted amortization class) has a payment schedule that offers some call protection if mortgage prepayments increase, but little to no extension protection if prepayments slow down.

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

Loan Composition
----------------

Keystone maintains a diverse loan portfolio. The composition of Keystone's loan portfolio is illustrated in the following comparison of loan balances at the end of each of the last five years (in thousands):


                       1996          1995          1994         1993          1992
------------------ ------------- ------------- ------------ ------------- ------------
Commercial:
Commercial and
 industrial             $498,657      $448,639     $398,450      $374,790     $387,707
Floor plan
 financing               168,521       163,431      146,582       112,740      110,478
Obligations of
 political
 subdivisions             36,946        31,159       29,796        29,253       35,757
------------------ ------------- ------------- ------------ ------------- ------------
                         704,124       643,229      574,828       516,783      533,942
------------------ ------------- ------------- ------------ ------------- ------------
Commercial Real
 Estate:
Commercial and
 industrial              683,358       680,161      692,962       660,379      654,720
Multi-family
 residential              76,830        73,079       64,277        69,749       43,961
Obligations of
 political
 subdivisions             29,686        33,010       31,023        27,037       35,778
Construction
 and land
 development              72,083        73,211       57,634        52,754       58,431
Agricultural               8,621         8,853        9,563         9,896       13,605
------------------ ------------- ------------- ------------ ------------- ------------
                         870,578       868,314      855,459       819,815      806,495
------------------ ------------- ------------- ------------ ------------- ------------
Consumer:
Real estate              794,010      $828,059     $811,945      $703,543     $721,536
Installment              552,533       562,592      587,951       486,750      437,962
Home equity              294,459       239,915      209,323       166,786      178,401
Personal lines
 of credit                36,475        39,053       42,167        26,451       50,474
Leases                   301,483       184,554      111,732        55,070       56,525
------------------ ------------- ------------- ------------ ------------- ------------
                       1,978,960     1,854,173    1,763,118     1,438,600    1,444,898
------------------ ------------- ------------- ------------ ------------- ------------
Total                 $3,553,662    $3,365,716   $3,193,405    $2,775,198   $2,785,335
================== ============= ============= ============ ============= ============

Concentration Risk
------------------

The diversity of Keystone's loan portfolio is an end result of Keystone's effort to manage credit risk. Keystone's credit policy has established specific limits on the level of credit to a borrower or single group of borrowers, which serve to reduce concentration risk. This diversity is evidenced by the absence of industry and customer concentrations.

o The largest group of customers in a single industry to whom Keystone provides credit extensions is automobile dealers. At December 31, 1996 credit extensions totaling $203,728,000 were outstanding, and consisted of floor plan and related commercial loans and mortgages.

o Keystone has no dependence on a single customer. The top ten credit relationships account for only 4.8% of the total loans outstanding at the end of 1996.

Geographic Risk
---------------

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

Categories of Exposure
----------------------

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

Keystone has examined its exposure to commercial and commercial real estate loans. This examination included a review of all customer account relationships and classification of credits into risk-related categories. The following table summarizes the commercial and commercial real estate segments of the portfolio (in thousands):

                                    December 31, 1996
-----------------------------------------------------------
                                               Average
                                Balance      Relationship
----------------------------- ------------  --------------
Commercial loans                  $704,124
Commercial real estate             870,578
----------------------------- ------------  --------------
                                $1,574,702          $104
----------------------------- ------------  --------------

At December 31, 1996, approximately 48% of the balance of commercial real estate was nonowner occupied. Individual categories of nonowner-occupied in excess of $50 million were office buildings and apartment/rental units which totaled $127,741,000 and $104,064,000, respectively.

Secondary Market Activity
-------------------------

Keystone sells a significant portion of its fixed consumer mortgages and securitized indirect automobile loans to secondary market investors. Keystone recognizes an income stream from the servicing of these loans subsequent to the sale. The sale of these loans enables mortgage loans and indirect automobile loans to be self-funding activities.

Allocation of Allowance
-----------------------

The allowance for credit losses is maintained at a level adequate to absorb losses associated with credit risk. Management exercises its judgment to allocate the allowance to specific categories of loans. The following table summarizes the allocation of the allowance for credit losses at December 31, (in thousands):

                             1996       1995      1994       1993       1992
-------------------------- --------- ---------- --------- ---------- ----------
Commercial                    $9,594    $11,226   $10,501    $10,543    $10,418
Real estate secured:
  Commercial                   7,696      7,637     6,884      9,373     10,479
  Consumer                     1,541      1,322     1,615      2,106      2,443
Consumer                      12,566      7,602     6,888      6,661      7,949
General risk                  13,619     16,590    16,552     11,498      7,651
-------------------------- --------- ---------- --------- ---------- ----------
                             $45,016    $44,377   $42,440    $40,181    $38,940
========================== ========= ========== ========= ========== ==========

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

Keystone assesses the reasonableness of the allocation of the allowance by preparing a percentage-based comparison of the allocated allowance to the actual loan portfolio. At December 31, the following comparison is provided:


                                  1996       1995      1994       1993      1992
------------------------------ ---------- ---------- --------- ---------- ---------
Commercial:
% of Total loans                      20%        19%       18%        19%       19%
% Allocation of allowance             21%        25%       25%        26%       27%
Commercial real estate:
% of Total loans                      24%        26%       27%        30%       29%
% Allocation of allowance             17%        17%       16%        23%       27%
Consumer real estate:
% of Total loans                      22%        25%       25%        25%       26%
% Allocation of allowance              3%         3%        4%         5%        6%
Consumer:
% of Total loans                      34%        30%       30%        26%       26%
% Allocation of allowance             28%        17%       16%        17%       20%
General Risk:
% Allocation of allowance             31%        38%       39%        29%       20%
------------------------------ ---------- ---------- --------- ---------- ---------
Total loans                          100%       100%      100%       100%      100%
------------------------------ ---------- ---------- --------- ---------- ---------
Allocation of allowance              100%       100%      100%       100%      100%
------------------------------ ---------- ---------- --------- ---------- ---------

QUARTERLY INFORMATION

Income Performance

(in thousands, except per
share data)                                            1996
------------------------------ -----------------------------------------------------
                                  Fourth         Third        Second       First
                                  Quarter       Quarter      Quarter      Quarter
------------------------------ ------------- ------------- ------------ ------------
Interest income                      $97,911       $96,599      $94,596      $95,415
Interest expense                      45,073        44,700       42,161       42,824
------------------------------ ------------- ------------- ------------ ------------
Net interest income                   52,838        51,899       52,435       52,591
Provision for credit losses            3,522         2,312        2,036        1,988
------------------------------ ------------- ------------- ------------ ------------
Net interest income after
 provision                            49,316        49,587       50,399       50,603
Noninterest income                    16,536        15,373       14,782       15,426
Security transactions                      3         -----          101          452
Noninterest expense                   40,762        40,781       39,519       41,497
------------------------------ ------------- ------------- ------------ ------------
Income before income taxes            25,093        24,179       25,763       24,984
Income Taxes                           7,233         7,154        8,030        8,127
------------------------------ ------------- ------------- ------------ ------------
Net income                           $17,860       $17,025      $17,733      $16,857
------------------------------ ------------- ------------- ------------ ------------
Tax effect of security
 transactions                        $     1        $-----          $35         $158
------------------------------ ------------- ------------- ------------ ------------
Earnings per share                     $0.47         $0.45        $0.47        $0.44
Dividends per share                    $0.26         $0.24        $0.24        $0.24
Average shares outstanding        38,043,623    38,164,065   38,022,920   37,950,453
------------------------------ ------------- ------------- ------------ ------------

                                                       1995
------------------------------ -----------------------------------------------------
(in thousands, except per         Fourth         Third        Second       First
  share data)                     Quarter       Quarter      Quarter      Quarter
------------------------------ ------------- ------------- ------------ ------------
Interest income                      $93,646       $91,426      $90,101      $88,758
Interest expense                      43,239        42,930       41,378       39,032
------------------------------ ------------- ------------- ------------ ------------
Net interest expense                  50,407        48,496       48,723       49,726
Provision for credit losses            1,357         2,160        2,258        2,084
------------------------------ ------------- ------------- ------------ ------------
Net interest income after
 provision                            49,050        46,336       46,465       47,642
Noninterest income                    12,427        13,112       12,011       11,454
Security transactions                    925             6          354           32
Noninterest expense                   38,338        36,806       37,557       37,933
------------------------------ ------------- ------------- ------------ ------------
Income before income taxes            24,064        22,648       21,273       21,195
Income Taxes                           7,860         7,215        6,252        6,539
------------------------------ ------------- ------------- ------------ ------------
Net income                           $16,204       $15,433      $15,021      $14,656
------------------------------ ------------- ------------- ------------ ------------
Tax effect of security
 transactions                           $324            $2         $124          $11
------------------------------ ------------- ------------- ------------ ------------
Earnings per share                     $0.45         $0.43        $0.43        $0.42
Dividends per share                    $0.24         $0.23        $0.23        $0.23
Average shares outstanding        36,142,553    35,352,675   35,197,571   35,146,901
------------------------------ ------------- ------------- ------------ ------------

STOCK INFORMATION

Market Prices and Dividends

The common stock of Keystone Financial, Inc. is traded in the over-the-counter market under the symbol KSTN and is listed in the National Market System of NASDAQ. At the close of business on January 31, 1997, there were approximately 12,094 shareholders of record.

The table below sets forth the quarterly range of high and low closing sales prices for Keystone common stock as reported by NASDAQ and dividends declared per common share.


                         Quarterly Closing         Cash
                         Sales Price Range      Dividends
-----------------------------------------------------------
                         High         Low
-------------------- ------------ ------------ ------------
1996
-------------------- ------------ ------------ ------------
I                          $22.83       $19.83        $0.24
II                          22.75        20.75         0.24
III                         25.33        21.67         0.24
IV                          27.75        24.50         0.26
-------------------- ------------ ------------ ------------
                                                      $0.98
==================== ============ ============ ============
1995
-------------------- ------------ ------------ ------------
I                          $20.17        17.50        $0.23
II                          19.33        18.00         0.23
III                         21.50        18.50         0.23
IV                          22.67        19.67         0.24
-------------------- ------------ ------------ ------------
                                                      $0.93
==================== ============ ============ ============

While Keystone is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly dividends. Future dividends will depend, in part, upon the earnings and financial condition of Keystone.

The payment of dividends is subject to applicable regulatory rules and policies. See the dividend and loan restriction information listed in the notes to the consolidated financial statements.
                                   99