Form 10-K, Exhibit 13
period 1997-12-31
KEYSTONE FINANCIAL INC
filed 1998-03-30
CIK 717809

Selected Financial Data

(in thousands except per share data)               Year Ended December 31,
                                 1997       1996        1995        1994        1993
---------------------------    ---------- ----------- ----------- ----------- -----------
Operations:
---------------------------    ---------- ----------- ----------- ----------- -----------
Interest income                  $510,738    $473,420    $446,786    $386,894    $378,403
Interest expense                  232,494     211,301     200,775     152,463     151,943
---------------------------    ---------- ----------- ----------- ----------- -----------
Net interest income               278,244     262,119     246,011     234,431     226,460
Provision for credit losses        15,316      10,713       8,568      10,324      11,580
Noninterest income                 89,932      71,525      58,137      51,921      52,684
Noninterest expense               225,990     196,245     182,130     182,333     176,034
Income tax expense                 38,953      37,180      34,001      25,907      25,846
---------------------------    ---------- ----------- ----------- ----------- -----------
Net Income                        $87,917     $89,506     $79,449     $67,788     $65,684
---------------------------    ---------- ----------- ----------- ----------- -----------
Pre-tax security gains,
included above                     $6,071        $871      $1,789        $978      $1,707

Net interest spread                  3.87%       3.87%       3.90%       4.11%       4.19%
Impact of noninterest funds           .72         .74         .71         .57         .55
---------------------------    ---------- ----------- ----------- ----------- -----------
Net interest margin                  4.59%       4.61%       4.61%       4.68%       4.74%
---------------------------    ---------- ----------- ----------- ----------- -----------

Per Share:
---------------------------    ---------- ----------- ----------- ----------- -----------
Net income:
     Basic                          $1.70       $1.72       $1.60       $1.38       $1.34
     Diluted                         1.68        1.70        1.59        1.37        1.33
Dividends                            1.06        0.98        0.93        0.86        0.79
Dividend payout ratio               63.65%      56.98%      58.13%      54.85%      44.67%
Average shares outstanding     51,692,534  52,118,819  49,557,082  49,188,961  49,036,666

Balances at December 31:
---------------------------    ---------- ----------- ----------- ----------- -----------
Loans & leases                 $4,712,566  $4,336,470  $4,096,866  $3,900,900  $3,440,210
Allowance for credit losses       (65,091)    (56,256)    (55,415)    (53,708)    (51,084)
Total assets                    6,841,337   6,450,579   6,213,222   5,796,576   5,414,897
Deposits                        5,233,165   5,059,721   4,993,608   4,726,842   4,419,421
FHLB borrowings & long-term debt  349,943     226,776     168,564     155,752     136,605
Shareholders' equity              685,485     660,406     621,766     533,643     527,617

Ratios:
---------------------------     ---------- ----------- ----------- ----------- -----------
Return on average assets             1.33%       1.44%       1.35%       1.23%       1.24%
Return on average equity            13.27       14.09       14.00       12.90       13.01
Equity to assets, average            9.99       10.19        9.66        9.53        9.51

Risk adjusted capital ratios:
 Leverage ratio                      9.15%      10.03%      10.12%       9.59%       9.74%
 "Tier 1"                           12.50       14.43       14.48       13.75       13.95
 "Total" capital                    13.75       15.66       15.67       15.00       15.20

Loans to deposits, year-end         90.05%      85.71%      82.04%      82.53%      77.84%
Allowance for credit losses to
loans                                1.38        1.30        1.35        1.38        1.48

Nonperforming assets to loans        0.55%       0.65%       0.72%       0.87%       1.21%
Loans 90 days past due               0.70        0.46        0.41        0.25        0.16
---------------------------     ---------- ----------- ----------- ----------- -----------
Total risk elements to loans         1.25%       1.11%       1.13%       1.12%       1.37%
---------------------------     ---------- ----------- ----------- ----------- -----------

Financial Review

This review has been provided to present information needed to fully understand the financial condition and the results of operations of Keystone Financial Inc., (Keystone). In May of 1997, Keystone consummated the merger of Financial Trust Corp(FTC), a bank holding company with $1.2 billion in assets, and the acquisition of First Financial Corporation of Western Maryland (FFWM), a thrift institution with $355 million in assets. The merger of FTC was accounted for as a pooling of interests and all prior periods have been restated. The thrift institution acquired through the FFWM transaction was merged into an existing Keystone bank and was accounted for under the purchase method of accounting. Accordingly, the acquired assets and liabilities and results of operations of FFWM were included in combined results from May 29, 1997 and reflected approximately half of the growth in average earning assets and the majority of the increase in total deposits.

Throughout this review net interest income and yield on earning assets are presented on a fully taxable-equivalent basis. Additionally, balances represent average daily balances unless otherwise indicated.

1997 Summary

Performance Results

Performance during 1997 was significantly influenced by the expansion of Keystone's franchise during the year. The merger of FTC added another strategic partner in Keystone's expanding financial services marketplace while the acquisition of FFWM added important market share to Keystone's existing franchise in Maryland and West Virginia.

Net income, which was affected by special charges incurred in connection with the FTC merger, was $87.9 million in 1997 versus $89.5 million in 1996, a decrease of 1.8%. Special charges, which included pre-tax merger expenses of $11.4 million as well as certain portfolio restructuring charges, reduced net income by $8.6 million, or $.17 per basic share. Excluding special charges, net income in 1997 was $96.5 million or $1.87 per basic share, compared to $89.5 million and $1.72 in 1996, an 8.7% improvement in basic earnings per share. Keystone's return on average assets (ROA)and return on average equity (ROE), the most commonly used measures of financial institution performance, were 1.33% and 13.27%, respectively, versus 1.44% and 14.09%, in the prior year. Excluding the effect of the special charges, ROA and ROE were 1.46% and 14.54% in 1997. Comparable ratios for Keystone's peer group of financial institutions with assets of $5 billion to $10 billion, as compiled by Keefe, Bruyette & Woods, Inc. for 1997, were 1.39% and 16.03%, respectively.

Core operating performance in 1997 was marked by an increase in net interest income, substantial growth in fee-based revenues, prudent credit risk management, and expense growth which accompanied revenue expansion. Total revenues, excluding security gains, grew 8.6%, including a 5.9% increase in net interest income and 18.7% growth in noninterest revenues. The growth in net interest income was stimulated by both increased loan volume and improvement in the proportionate mix of earnings assets. The growth rate of noninterest revenues continued to be driven by new and expanded asset management activities, strength in mortgage banking performance and successful electronic banking initiatives. Keystone continues to execute a strategic diversification of its revenue stream by expanding its menu of financial services. The introduction of KeyPremier Funds, Keystone's own proprietary mutual funds, and the acquisition of MMC&P, a retirement benefit services firm, reflected Keystone's commitment to meeting the expanding needs of its financial services customers.

Consumer credit concerns were an integral component of asset quality issues on a national level, particularly in the area of credit card debt. Though Keystone had eliminated its credit card operations prior to 1996, increased consumer delinquencies and rising levels of personal bankruptcies did impact consumer loan charge-offs levels during 1997. Though improvements in credit quality were experienced through the course of the year, Keystone prudently increased its provision for credit losses and sustained a strong ratio of allowance to loans of 1.38% at December 31, 1997.

Growth in operating expenses was influenced by expenses associated with the 1997 merger activity, by investments in activities connected with the growth in fee income, and by ongoing improvement in Keystone's financial services delivery system. During 1997, Keystone completed an aggressive effort to expand its banking franchise and, at the same time, continued its expansion of financial services capabilities. These efforts, combined with a prudent strategy to evolve Keystone's delivery system, were critical to the overall expansion of the revenue base.

Strategic Focus

Keystone has always been driven by its fundamental goal of increasing shareholder value through continuous performance improvement. Managerial focus on this goal has shaped Keystone's competitive market strategy, which is designed to provide value to customers through local delivery of superior financial services. This has led to the development of Keystone's operating structure, now commonly described as "Super Community Banking". During 1997, Keystone executed strategies in six major areas, which influenced 1997 performance and provided a foundation for improved performance in 1998 and beyond. These six areas include relationship banking, marketing, asset management, delivery systems, overhead expense management and franchise expansion.

Strategic focus within Keystone begins with relationship banking, a business approach executed to deliver a value proposition that is customer-focused. The execution of relationship banking began with the formation of market teams composed of competent, well-trained financial professionals capable of delivering both customary and specialized financial services within specified geographic regions. These teams focus on the delivery of financial solutions built upon, simplified customer access to services that is distinguishable from competitors' product-focused strategies. Successful execution requires investment in Keystone's human capital, including targeted selection of new associates, combined with training, skill development and performance-driven variable compensation for Keystone's existing employee base.

Keystone's second strategic focus involves its approach to marketing efforts. Keystone's customer-focused approach to the delivery of financial services has dramatically influenced its overall marketing execution. Marketing begins with life cycle segmentation, a process which allows Keystone to understand the financial needs of its customer base by understanding the financial profile of its individual customer segments. This understanding shapes Keystone's marketing philosophy by reducing mass marketing initiatives and delivering a targeted service delivery approach.

Keystone's asset management capabilities have had a dramatic impact on its organizational evolution and performance. Over the last several years, Keystone augmented existing financial products and services with more integrated financial solutions. Keystone is now able to more effectively compete with both financial institutions and other financial service providers. Prior to 1997, Keystone acquired Martindale Andres & Company, a registered investment advisory firm that provided expanded revenues, improved trust-related performance and, in late 1996, introduced KeyPremier mutual funds. Keystone continued its expansion of financial service capabilities in August of 1997, with the acquisition of MMC&P, a retirement benefit services consulting firm specializing in retirement plan recordkeeping and plan management for employee benefit programs.
Additionally, Keystone's asset management capabilities were extended to the retail sector through Keystone Investor Services, a newly-formed subsidiary specializing in the delivery of brokerage and annuity products.

Effective integration of financial services would not be complete without an ongoing evaluation of the service delivery system. During 1997, Keystone evolved its multi-channel service delivery system by transforming its community office network and by expanding its alternate channel capabilities through ATMs and telephone banking. Constant evaluation and modification of the service delivery network is necessary to ensure a competitive advantage in the financial services industry.

Overhead expense management requires multi-skilled job training, continuing investment in technology, evaluation of outsourcing alternatives, and development of specialized expertise. An important gauge of management's effectiveness in this area involves merger integration efforts and the realization of anticipated efficiencies. The extent of merger integration made necessary by Keystone's market and product expansion activities presented special challenges during 1997. Keystone's demonstrated skill in directing this effort has provided a strong foundation that will effectively accommodate future growth.

Keystone's final key strategy involves franchise expansion. The year 1997 has been pivotal to Keystone as it grows into an increasingly important regional franchise in the mid-Atlantic states. Franchise expansion includes achievement of performance gains from both the banking business as well as specialty offerings necessary for a fully-developed financial services company.

Successful achievement of improved shareholder value through "Super Community Banking" has been driven by aligning the needs of Keystone's customers with the skills of its professional workforce, engaging the customer base with a shared objective of improving the customer's financial position, and delivering financial products and services consistent with Keystone's value proposition.

Economic Trends & Interest Rates

The financial services industry is constantly influenced by a multitude of factors, not the least of which are overall economic trends and the interest rate environment. Through the third quarter of 1997, virtually all critical indicators of economic activity suggested that the economy was operating near peak performance levels. Low interest rates, record-high employment, and virtually nonexistent inflationary concerns created conditions wherein the economic expansion was expected to continue unabated. The U.S. economy, in particular, continued along a record-setting period of economic expansion. The optimism born of a strong economy influenced stock market valuations as the Dow Jones industrial average increased 23% during the year to 7908.

Entering the fourth quarter, emerging trends were observed which raised concerns over the long-term sustainability of the robust economy. Global economic developments, particularly the turmoil in Asian markets, caused speculation on the impact of a crisis in that region and the potential ripple effect on the U.S. economy. Interest rate conditions, which have been characterized by a relatively flat yield curve throughout 1997, exhibited the potential for further flattening that could compress net interest income by reducing traditional spreads between long and short term rates. Despite these concerns, however, the overall economic picture remained the most optimistic in a generation and fueled the third largest economic expansion in history. The confidence born of a fundamentally strong U.S. economy continues to heighten expectations for 1998.

The economic and interest rate conditions present during 1997 provided special challenges for financial institutions. On the asset generation side, Keystone has been responsive to strong consumer credit demand through its product development and management effort, best exemplified by the Personal Financial Analysis (PFA) program. This program is a unique financial service designed to blend credit and debt consolidation needs with an effective investment or savings plan. Demand for an expanded array of financial products also led to the introduction of Keystone's family of KeyPremier mutual funds that are managed by Keystone's nationally-recognized fund managers, Martindale Andres & Co.
Expanding consumer demand for enhanced retirement plan services influenced Keystone's acquisition of MMC&P, thus improving its ability to provide a complete package of retirement plan services. Performance beyond 1997 will continue to depend largely on Keystone's ability to deliver products and services which meet the changing financial needs of its customers.

Forward-Looking Statements

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

NET INTEREST INCOME

Keystone derives revenue from both intermediation activities, the results of which are reflected in net interest income, and from fee and service based income, which is included in noninterest income performance. Net interest income continues to be the most significant component of revenue, comprising over 77% of total revenues.

Net interest income is defined as the difference between interest income on earning assets and interest expense on deposits and borrowed funds. Net interest margin provides a relative measure of a financial institution's ability to efficiently deliver net interest income from a given level of average earning assets. Both net interest income and net interest margin are influenced by interest rate changes, changes in the relationships between rates, and changes in the composition or absolute volumes of earning assets and liabilities.

The following table compares net interest income and net interest margin components between 1997 and 1996 (in thousands):


                                1997                 1996                Change
----------------------- -------------------- -------------------- --------------------
                                    Yield/               Yield/                 Yield/
                         Amount      Rate      Amount     Rate         Amount     Rate
======================= ========== ========= ========== ========= =========== ========
Interest income           $519,598     8.32%   $482,393     8.20%     $37,205     0.12
Interest expense           232,494     4.45     211,301     4.33       21,193    (0.12)
----------------------- ---------- --------- ---------- --------- ----------- --------
Net interest income       $287,104             $271,092              $16,012*
======================= ========== ========= ========== ========= =========== ========
Interest spread                        3.87%                3.87%              -----
Impact of
 noninterest funds                     0.72                 0.74                (0.02)
----------------------- ---------- --------- ---------- --------- ----------- --------
Net interest margin                    4.59%                4.61%               (0.02)
======================= ========== ========= ========== ========= =========== ========
   *The change in net interest income  consisted of a favorable  volume variance of $24.2 million, offset by an unfavorable rate variance of $8.2 million.

Interest Rates

The interest rate environment, combined with Keystone's management of pricing, product mix, and execution of relationship banking, influenced the rate of growth in net interest income. The interest rate environment has remained remarkably constant through the last three years, and rates throughout 1997 were only slightly above the rates that existed throughout 1996. These slightly higher rates influenced both a rise in earning asset yield and an increase in the cost of funding sources. By the end of 1997, rates began to slide toward historic lows and included an overall flattening of the yield curve. Continuation of this trend on an extended basis would reduce the opportunity to extend asset maturities to improve yields and would compress the natural spread between long-term asset yields and short-term funding sources.

The following is a comparison of the average yield curve for U.S. Treasury instruments for specific intervals between three months and thirty years, which serves as an illustration of the relative comparability of interest rate trends between 1997 and 1996.

         Three      Six       One       Two      Three     Five       Ten     Thirty
        Months    Months     Year      Years     Years     Years     Years     Years
------ --------- --------- --------- --------- --------- --------- --------- ---------
1997       5.18%     5.37%     5.60%     5.96%     6.07%     6.21%     6.34%     6.60%
1996       5.14%     5.28%     5.49%     5.83%     5.97%     6.17%     6.43%     5.70%


The similarity of performance in net interest margin belies the fact that Keystone has continued to actively manage the development, the delivery, and pricing of products in response to changes in customer preferences. Keystone's relationship banking focus remains at the core of loan and deposit product innovations, including the Personal Financial Analysis (PFA) lending product and the highly regarded variable-rate CD. Successful management of both net interest income and net interest margin is a function of proactively fulfilling customer needs and preferences in a manner which is considerate of the changing interest rate environment.

Interest Income/Earning Assets

Interest income grew 7.7% on the strength of slightly higher interest rates and steady growth in loans, driving an improved earning asset mix. Interest income grew to $520 million in 1997 from $482 million in 1996 an increase of $38 million. Generation of increased levels of interest income is influenced by the evolution of relationship banking, overall trends in interest rates, dynamic changes in rate relationships, and overall liquidity management. The credit component of Keystone's relationship banking strategy has affected both growth in earning assets and earning asset mix trends. Relationship banking, which focuses primarily on middle market businesses and retail customers, has fostered significant growth of both commercial real estate loans and direct consumer credits, which grew 23% and 27%, respectively, during 1997 and have become increasing components of Keystone's earning asset mix. At the same time, customers are demanding products which are more responsive to interest rate changes. Increasing components of both earning assets and funding sources are now more sensitive to changes in interest rates, particularly specific maturity points along the Treasury curve. By balancing customer needs with a successful pricing strategy, Keystone has attempted to more effectively insulate net interest income performance from interest rate risk.

Growth in loans was also affected by balance sheet management and liquidity strategies. For example, a sale of approximately $259 million of mortgage loans was executed as a strategic component of Keystone's acquisition of FFWM. Keystone's ongoing mortgage banking operations and the strategic curtailment of the indirect automobile lending business preserved funding capacity for relationship banking and eliminated the need to aggressively price deposits to fund commodity-based activities. Keystone's on-going execution of its mortgage banking operations, which includes both the sale and service components, has preserved customer affinity and permitted consistent customer access to a full menu of mortgage products under various interest rate conditions.

Keystone's focus on relationship banking, responsiveness to interest rates, and prudent liquidity management have enabled it to achieve an increase in earning asset yields at 8.32% verses 8.20% in 1996. The 12 basis point improvement in yields, combined with a 6% increase in earning assets, allowed Keystone to sustain steady revenue growth.

Interest Expense/Funding Sources

Improvement in net interest income must include increased levels of interest income combined with prudent management of both funding cost and capacity. Financial institutions have been consistently challenged to achieve revenue improvement despite an erosion of the funding base as customers seek increased investment returns. Successful integration of relationship banking requires innovative and responsive product management in terms of both deposit product lines and asset management offerings. As competitive pressures constrain deposit growth, deposit-gathering strategies have been augmented by self-funding securitization activities as well as prudent use of credit markets, most notably FHLB advances. Keystone's funding approach resulted in an increase in the overall funding costs from 4.33% in 1996 to 4.45% in 1997, a 12 basis point increase which was equal to the improvement in asset yield.

Net Interest Spread and Net Interest Margin

Combining the impact of both yield on earning assets with the cost of funding sources results in interest spread, a measure of a financial institution's ability to effectively blend the impact of changing rates, shifting interest rate indexes, and earning assets and funding mix changes with evolving consumer needs. Net interest margin combines the impact of interest spread with both the investment of noninterest funding sources and the level of nonearning assets. In 1997, Keystone successfully sustained both its overall interest spread and its net interest margin, rising to the challenges of an increasingly competitive marketplace for financial services. Interest spread was 3.87% in both 1997 and 1996. Similarly, net interest margin remained constant at 4.59% compared to 4.61% in 1996, reflecting little change in either interest spread or the net impact of noninterest funding sources and nonearning assets.

Quarterly Performance

The following table provides a comparative summary of earning asset yields, funding costs, and other information for each of the four quarters of 1997 and 1996 (in thousands):


                                                   1997
------------------------------ --------------------------------------------
                                 Fourth      Third      Second     First
                                 Quarter    Quarter    Quarter    Quarter
============================== =========== ========== ========== ==========
Asset yield                          8.38%      8.38%      8.33%      8.20%
Funding cost                         4.55       4.47       4.44       4.36
------------------------------ ----------- ---------- ---------- ----------
 Interest spread                     3.83%      3.91%      3.89%      3.84%
------------------------------ ----------- ---------- ---------- ----------
 Net interest margin                 4.56%      4.62%      4.63%      4.56%
------------------------------ ----------- ---------- ---------- ----------
Net interest income                $72,788    $74,087    $71,687    $68,542
============================== =========== ========== ========== ==========

                                                   1996
------------------------------ --------------------------------------------
                                 Fourth       Third     Second      First
                                 Quarter     Quarter    Quarter    Quarter
============================== =========== ========== ========== ==========
Asset yield                          8.20%      8.11%      8.20%      8.26%
Funding cost                         4.36       4.35       4.24       4.35
------------------------------ ----------- ---------- ---------- ----------
 Interest spread                     3.84%      3.76%      3.96%      3.91%
------------------------------ ----------- ---------- ---------- ----------
 Net interest margin                 4.58%      4.50%      4.68%      4.63%
------------------------------ ----------- ---------- ---------- ----------
Net interest income                $69,012    $67,228    $67,532    $67,320
============================== =========== ========== ========== ==========

Quarterly performance throughout 1997 and 1996 was marked by the consistency of yields and cost of funds, reflecting similar interest rate conditions throughout those periods. Factors influencing both net interest spread and net interest margin performances gave rise to a relatively constant band of conditions and consistent quarter-to-quarter performance.


PROVISION FOR CREDIT LOSSES

The provision for credit losses grew by 43% during the year from $10.7 million in 1996 to $15.3 million in 1997. The provision was influenced by higher levels of consumer charge-offs and the changing risk characteristics of Keystone's credit portfolio. Charge-offs were primarily affected by the evolving risk characteristics of consumer debt as reflected in higher levels of defaults and personal bankruptcy trends. Since the end of 1996, the allowance for credit losses expressed as a percentage of loans grew from 1.30% to 1.38%. In addition, the allowance expressed as a percentage of nonperforming loans increased from 285% at the end of 1996 to 310% at the end of 1997, reflecting Keystone's commitment to maintaining appropriate coverage of risk elements within its loan portfolio. See the Allowance for Credit Losses and Asset Quality section of this review for additional information.

NONINTEREST INCOME

Revenue stream diversification has been directly influenced by Keystone's commitment to enhance its position as the "financial services provider of choice" in the market in which it operates. This focus has manifested itself in an increasing relative contribution of noninterest revenues to the overall revenue stream. During 1997, noninterest revenues (excluding security transactions) accounted for 22.6% of aggregate revenues versus 20.7% in 1996. In total, noninterest revenues grew 18.7% over 1996 performance.

Keystone's commitment to the expansion and diversification of the revenue stream was exemplified not only by the growth of noninterest revenues but also by its corporate acquisition and product development strategies. In prior years, Keystone successfully integrated both Martindale Andres & Co. and Keystone Financial Mortgage Corporation into its traditional banking franchise and also expanded its cutting-edge electronic delivery of financial services. During 1997, Keystone's roll-out of KeyPremier, its proprietary family of mutual funds, and the acquisition of MMC&P, a retirement benefit services firm, provided additional complimentary financial services capabilities geared toward customer needs. These services are particularly relevant in today's increasingly competitive marketplace, reflecting the trend toward personal responsibility for retirement planning efforts. This trend, exemplified by the growth in 401(K) plans and self-directed IRA products, has created a need for responsive retirement plan counseling, monitored investment performance, and enhanced record-keeping capabilities for employers, employees, and individual consumers.

Trust and investment advisory services, the largest single source of fee-base revenues within Keystone, was a major driver of the improved revenues and reflected 21% growth over 1996 performance. Assets under management within Keystone now exceed $3.5 billion, growth of nearly 10% since 1996. Such growth has been influenced by the emergence of Martindale Andres & Co., now nationally recognized as one of the top portfolio managers of its class in the country. Expansion of revenue sources is also expected to continue through the acquisition of MMC&P.

Keystone has been equally successful in evolving its mortgage banking strategy through leveraging its traditional banking network as a source of mortgage originations. The specialized expertise provided through Keystone Financial Mortgage Corporation has been successfully integrated within Keystone's banking network, providing seamless access to a full complement of mortgage products and consistent delivery of this core component of the consumer relationship. Keystone has demonstrated an ability to provide both a high level of service and a competitive product menu under a variety of interest rate or market conditions. Originations during 1997 approached $300 million, reflecting a 5% increase over 1996. Residential mortgage loans serviced at the end of 1997 grew to nearly $1.9 billion. As a result of the growth in originations and loans serviced, mortgage banking revenues grew 31% during 1997.

During the third quarter of 1997, Keystone began a deliberate curtailment of activities related to the indirect financing of automobiles through its automobile dealer network in an attempt to focus on more relationship-oriented lines of business. Execution of this strategic decision was completed by year-end. Despite the reduction in indirect lending, both automobile dealer floor plan financing and other more direct forms of automobile lending to consumers remain vital and profitable elements of Keystone's product delivery strategy that will continue to be explored and enhanced.

Deposit account service charges in 1997 were flat as compared to the prior year. In late 1996, Keystone had introduced "KeyFree", its free checking option which served as a vehicle to introduce consumers to the various financial services available through Keystone including credit products, deposit services and alternative investment products. This strategic initiative, which provided Keystone with a competitive position in its marketplace, has constrained the rate of growth in deposit fee income.

Similar to the strategies employed within both asset management and mortgage banking, Keystone has successfully leveraged its impressive electronic banking configuration to improve related fee income growth. Growing demand for access to funds and technological innovations contributed to a $2.3 million increase in ATM and debit card fees. Keystone has consistently made strategic alliances and prudent investments in ATM technology to improve its fee generation capabilities. Keystone's joint ventures to place ATMs in convenience stores; the expansion of KeyCheck, Keystone's ATM/debit card product; and the investment in advanced function ATMs have all provided Keystone with a competitive advantage in serving customers and generating fee income. Keystone now has an expansive network of over 450 ATMs including both traditional and expanded service ATMs. The investment in ATMs has allowed Keystone to become one of the 40 largest ATM networks in the United States. Keystone remains committed to ATM network expansion which will include partnerships with other convenience stores and retail outlets. Aggregate ATM transaction activity grew 33% from 1996 and debit card activity rose 63% over the same period, convincing evidence of Keystone's successful execution of its electronic banking initiatives. Surcharge fees, which enable Keystone to charge noncustomers who access their bank through Keystone's ATM network, also have strategic relevance for improved fee generation. These factors combined with other fee-based initiatives to grow aggregate fee income by 26.5%.

Keystone has developed an effective distribution channel analysis model which provides a framework to constantly evaluate Keystone's various delivery channel networks. This model has been used to evaluate current and prospective networks, including the most visible distribution channel, the community office. With a current network of nearly 200 offices, Keystone must constantly evaluate a number of factors, including demographic trends and market share, to maximize its return on investment. Decisions regarding this investment are subjected to thorough analysis. During 1997, Keystone sold nine offices resulting in gains of $4.5 million, which are reflected in other income. This strategy has allowed Keystone to increase investments in those markets which provide acceptable profit contributions and explore alternative delivery options in other markets.

NONINTEREST EXPENSE

Noninterest expenses, exclusive of the special charges associated with the merger of FTC, rose to $214.6 million from $196.2 million, an increase of $18.4 million or 9.3%. Of the overall increase, approximately 26% was attributed to the absorption of the expense structures in both the FFWM and MMC&P acquisitions, both of which were accounted for under the purchase method of accounting. Core operating expenses, excluding the impact of acquisitions, grew approximately 7%, resulting in an efficiency ratio of 57.8% for 1997, virtually unchanged from the previous year. Special charges in connection with the merger of FTC totaled $11.4 million and included professional fees, integration and conversion expenses, and costs of various separation plans directly related to the merger.

The most significant individual component of noninterest expense involves salary-related expenses. Traditionally, salary and benefit expenses approximate 50% of total operating expense of a financial institution and this pattern remained constant during 1997. Salary expenses grew to $92.6 million versus $81.9 million in 1996, an increase of 13.1%. A portion of this increase was related to personnel additions from the FFWM and MMC&P transactions. On average, the number of full time equivalent employees grew only 3% from 1996 to 1997, reflecting efficiency gains which offset employees added in the acquisitions. Several additional factors influenced the growth in salary expenses, including average salary increases approximating 4%. Effective in 1997, Keystone executed a comprehensive sales compensation program that has been coordinated with corporate efforts to improve revenue performance. This program resulted in higher levels of variable compensation correlated to improved market revenue performance, increased mortgage banking revenues and enhanced asset management fees. This program was designed to provide additional incentive opportunities and manage compensation expenses at levels commensurate with revenue improvement.

Over the last several years, Keystone has demonstrated an ability to control the pace of growth in employee benefits, a significant component of which is linked to the cost of providing employee health care. Consistent with national health care trends, the cost control features of managed care have constrained the growth in these expenses while providing high quality health care services. Further, Keystone's ability to efficiently and effectively absorb employees through its merger and acquisition strategies has enabled it to leverage its health care structure over a more substantial employee base.

The evaluation and constant evolution of delivery channels in the financial services industry continues to affect changes in the related expense structure. During 1997, Keystone expanded the use of technology-related delivery channels while, at the same time, subjecting its more traditional community office network to analysis which quantified the effectiveness and efficiency of product and service delivery. Technology investment in delivery channels included the expanded ATM network and Keystone's automated telephone banking network. The telephone banking network facilitates increased sales and services to new and existing customers through this convenient delivery channel. The investment in this program will also support more aggressive inbound and outbound sales initiatives, providing enterprise-wide sales support and focused telemarketing capabilities. Keystone will also continue to explore other, less traditional delivery channels, such as PC and internet banking, as customer affinity for these channels increases.

The reconfiguration of delivery channels has also affected the most traditional and visible financial services outlet, the community banking office, and the occupancy expenses related thereto. During 1997, Keystone modified its delivery approach to certain markets by selling offices in these markets and relying on more effective and efficient alternative channels of delivery for providing products and services to customers within these markets. This strategy will enable Keystone to make incremental investments in markets more closely aligned with the changing flow of economic commerce. Keystone will continue to pursue strategic initiatives through its on-going analysis of markets and market potential. Through effective use of these analyses, Keystone will continue to prudently manage the rate of growth in occupancy-focused expenses.

Other expenses grew to $68.7 million, or 6.1% compared with 1996 and were also affected by the impact of the purchase accounting for the FFWM and MMC&P transactions. Exclusive of the impact of the absorption of these expense structures, increases in specific categories included merchant banking expenses, postage and communication-related costs, each of which were influenced by revenue-related activities or expansions of customer-focused product or service capabilities.

Year 2000

Much has been written about the approach of the Year 2000 and the widespread concern over its potential impact on computer systems. Historically, most computer programs were written with two digits, rather than four, to designate the applicable year. Accordingly, it is anticipated that most systems may recognize a date using "00" as the year "1900" rather than "2000", thus increasing the possibility of computer system failures, miscalculations, and disruption of normal business operations. Issues surrounding the concern over the approach of the Year 2000, particularly as it would affect the financial services industry, have been the subject of intense management focus. Prior to 1997, Keystone began a planning effort designed to ensure identification of Year 2000 business issues and develop a strategic response to those issues. The resulting business plan was designed to achieve substantial implementation of its Year 2000 compliance program by the end of 1998 in order to provide sufficient time and resources for testing and resolution of unforeseen complexities that may arise prior to final implementation in 1999.

It is difficult to isolate the incremental cost of this effort given that it primarily impacts technical manpower already in place and modestly accelerates already planned technological investments. Costs incurred to execute this plan have been reflected in Keystone's operating expenses in both 1996 and 1997 and will continue to affect expense levels through the Year 2000 and beyond. Keystone currently projects that it will incur capital investment and period expenses in excess of $9 million over the course of program implementation, inclusive of nearly $1 million that has been expensed through the end of 1997. Period expense should aggregate approximately $3 to $4 million in 1998 and 1999, with an additional $4 to $5 million of investments in software and system replacements which will be capitalized and amortized over a three to five year period. These forward-looking cost estimates may be influenced by any number of factors and risks including, but not limited to, the availability and cost of properly trained programmers, the ability to identify all possible issues, the timely availability of compliant software, and other uncertainties.

Keystone also continues to analyze and discuss these issues with its vendors, service partners, and customer base to determine the extent to which Keystone is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The projected costs include the estimated time and costs associated with the impact of third party issues. While Keystone has taken and will continue to take appropriate actions to mitigate the risk of adverse consequences associated with the failure of a third party to address these issues, there can be no guarantee that the systems of third parties will be timely converted and will not have an adverse effect on Keystone.

Income Taxes

Income tax expense reached $39 million in 1997 versus $37 million in 1996, reflecting effective tax rates of 30.7% and 29.3% respectively.

BALANCE SHEET OVERVIEW

At the end of 1997, Keystone's total assets reached $6.8 billion versus $6.4 billion at December 31, 1996. Approximately $355 million of assets were acquired in connection with the acquisition of FFWM. During 1997, Keystone executed certain asset sales, including the restructuring of its mortgage loan portfolio in connection with the FFWM acquisition, which constrained asset growth. However, this strategy precluded the need for aggressive acquisition pricing for deposit funding to support increased strategic lending activities. Average loans grew 9% to $4.6 billion at the end of 1997 versus $4.2 billion in 1996. Deposit acquisition continued to be less than robust though growth did occur in both variable rate CD's and the insured money market product lines.

LOANS

Keystone experienced solid growth in its loan portfolio as well as changes in the loan mix consistent with its relationship banking focus. Loans grew 9.1%, including increases in commercial real estate and direct consumer loans of 23% and 27%, respectively. The absolute level of loan growth was offset by runoff in indirect automobile loans and consumer mortgages, influenced largely by Keystone's securitization strategies. The following is a summary of various lending categories within Keystone between 1996 and 1997.

                              1997               1996               Change
------------------------ ------------------ ----------------- ------------------
                            Amount     %      Amount      %    Amount       %
------------------------ ---------- ------- ---------- ------ ----------- ------
Commercial                 $622,569     14%   $558,276   13%   $ 64,293     12 %
Floor plan financing        186,737      4     150,052    4      36,685     24
Commercial-real estate
  secured                 1,294,933     28   1,055,688   25     239,245     23
Consumer mortgages          944,731     21   1,153,491   28    (208,760)   (18)
Direct consumer             856,225     19     675,783   16     180,442     27
Indirect consumer           293,013      6     330,463    8     (37,450)   (11)
Lease financing             374,421      8     265,416    6     109,005     41
------------------------ ---------- ------- ---------- ------ ----------- ------
                         $4,572,629    100% $4,189,169  100%   $383,460      9 %
------------------------ ---------- ------- ---------- ------ ----------- ------


Keystone's focus on relationship banking has manifested itself in the pace of growth in both commercial real estate and commercial lending. This improvement demonstrated Keystone's commitment to meeting the credit needs of these critical segments of Keystone's market. Keystone's emphasis on meeting the needs of both middle market and smaller business customers requires skillful execution and understanding of real estate-based lending issues. The delivery of products and services which are adaptable to individual business situations has been a hallmark of Keystone's focus on relationship banking.

One of the more specialized business segments that remains important to Keystone's strategic execution of its lending strategy involves automobile dealer floor plan financing. Keystone's commitment to this and other facets of automobile dealer financial needs remains a natural extension of its overall relationship banking focus for business customers.

Similarly, Keystone's emphasis on direct consumer lending, combined with its ability to develop, deliver, and manage products for that important segment, has influenced the growth in various forms of consumer lending. Traditional home equity lending, including credit products growing out of PFA efforts, contributed to the substantial increase in lending to this market sector. Additionally, growth in lease financing, primarily automobile financing, has evidenced Keystone's attention to providing competitive products that are responsive to consumer needs. Keystone's array of consumer credit products is undergoing continuous improvement in order to facilitate service to this important market segment.

Keystone experienced runoff of various degrees in mortgages and indirect lending. With respect to mortgages, Keystone has executed a strategy of providing competitive mortgage products with an emphasis on service delivery. Keystone established Keystone Financial Mortgage Corporation (KFMC) to facilitate delivery of specialized services to its consumer base and to ensure consistent access to competitive products. KFMC's expertise in product delivery, combined with its ability to access the secondary market via securitization, continues to provide a competitive advantage throughout Keystone's market.

During 1996, Keystone had executed a similar securitization strategy to accommodate consumer financing needs through its automobile dealer network. The indirect securitization programs provided automobile financing to customers of automobile dealers on a self-funding basis, thus preserving core funding for core relationship activities. In 1997, Keystone evaluated the profitability and alignment of its indirect automobile lending business with its overall relationship banking strategy and elected to curtail this activity. Keystone will continue to explore opportunities designed to expand automobile financing activities into more comprehensive retail relationships.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY

Keystone's ratio of the allowance for credit losses to loans reached 1.38% at December 31, 1997 versus 1.30% at the end of 1996. The absolute level of the allowance reached $65.1 million at the end of 1997 compared to $56.3 million at the end of the previous year. The following table sets forth five years of activity within the allowance for loan losses beginning January 1, 1993 (in thousands):

                                 1997      1996       1995      1994       1993
============================= ========== ========= ================================
Balance at January 1,           $56,256   $55,415    $53,708    $51,084    $46,405
Allowance obtained through
acquisitions                      8,311     -----        935      2,096      -----
Loans charged off:
 Commercial                      (1,930)   (1,936)      (874)    (4,417)    (2,871)
 Real estate-secured:
  Commercial                     (1,234)   (1,646)    (1,971)    (4,265)    (2,834)
  Consumer                       (1,116)     (651)      (708)      (638)      (470)
 Consumer                       (10,010)   (6,702)    (5,498)    (2,932)    (3,704)
 Lease financing                 (2,987)   (1,330)      (786)      (198)      (238)
----------------------------- ---------- --------- --------------------------------
Total loans charged off         (17,277)  (12,265)    (9,837)   (12,450)   (10,117)
----------------------------- ---------- --------- --------------------------------
Recoveries:
 Commercial                         501       461        281        528      1,743
 Real estate-secured:
  Commercial                        410       465        538        849        359
  Consumer                          219       152        164        280         73
 Consumer                         1,104     1,138        900        968        997
 Lease financing                    251       177        158         29         44
----------------------------- ---------- --------- --------------------------------
Total recoveries                  2,485     2,393      2,041      2,654      3,216
----------------------------- ---------- --------- --------------------------------
Net loans charged off           (14,792)   (9,872)    (7,796)    (9,796)    (6,901)
Provision charged to
operations                       15,316    10,713      8,568     10,324     11,580
----------------------------- ---------- --------- --------------------------------
Balance at December 31,         $65,091   $56,256    $55,415    $53,708    $51,084
============================= ========== ========= ================================
Ratio of allowance to
year-end loans                     1.38%     1.30%      1.35%      1.38%      1.48%
============================= ========== ========= ================================

The following statistics are relevant to activity that has occurred within the allowance for credit losses during the most recent five year period:

                                    1997    1996     1995    1994     1993
--------------------------------- -------- ------- -------- ------- --------
Ratio to Average Loans:
 Provision                          .33%    .26%     .21%    .29%     .34%
 Net charge-offs                    .32%    .24%     .20%    .27%     .20%

Traditionally, Keystone has reflected a loan loss provision in excess of the level of net charge-offs, a pattern which was sustained over the most recent five year period. During that time, trends have emerged which reflect the underlying risk characteristics and the changing composition of Keystone's loan portfolio.

While commercial credits have experienced less significant charge-off activity, consumer credit charge-offs have grown substantially. This shift was affected by both Keystone's strategic emphasis on consumer lending and by national trends associated with higher levels of consumer defaults and personal bankruptcies. Keystone will continue to manage its exposure to credit risk as it relates to its strategic focus on relationship banking, with particular emphasis on the consumer sector.

Risk Elements

As a means of assessing the risk profile of its loan portfolio, Keystone has monitored the level of aggregate risk elements which include the following: nonaccrual loans, nonperforming assets (NPA's)and loans past due more than 90 days. Keystone will also review trends with respect to less severe categories of past due loans, including loans which are 30 to 60 days past due and 60 to 90 days past due. Nonperforming assets include nonaccrual loans, restructurings, and other real estate (ORE). Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collection of interest and/or principal. Restructured loans may involve renegotiated interest rates, repayment terms, or both, because of a deterioration in the financial condition of the borrower. ORE activity in 1997 reflected no unusual or significant fluctuations in balances. The following table provides a comparative summary of nonperforming assets and total risk elements at the end of each of the last five years (in thousands):

                                1997       1996       1995       1994       1993
----------------------------- --------- ---------- ---------- ---------- ----------
Nonaccrual loans                $20,520    $19,350    $19,142    $26,701    $26,571
Restructurings                      489        393        503        144      5,508
----------------------------- --------- ---------- ---------- ---------- ----------
Nonperforming loans              21,009     19,743     19,645     26,845     32,079
Other real estate                 5,028      8,305      9,777      7,028      9,505
----------------------------- --------- ---------- ---------- ---------- ----------
Nonperforming assets             26,037     28,048     29,422     33,873     41,584
Loans past due 90 days
 or more                         33,062     20,141     16,798     10,062      5,771
----------------------------- --------- ---------- ---------- ---------- ----------
Total risk elements             $59,099    $48,189    $46,220    $43,935    $47,355
----------------------------- --------- ---------- ---------- ---------- ----------

Substantially all of the loans in the nonaccrual category at December 31, 1997, were contractually past due as to principal or interest.

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

                                             1997    1996    1995    1994    1993
------------------------------------------- ------- ------- ------- ------- -------
Ratio to Year-End Loans:
 Nonperforming assets                         0.55%   0.65%   0.72%   0.87%   1.21%
 90 days past due                             0.70    0.46    0.41    0.25    0.16
------------------------------------------- ------- ------- ------- ------- -------
 Total risk elements                          1.25%   1.11%   1.13%   1.12%   1.37%
------------------------------------------- ------- ------- ------- ------- -------
Coverage Ratios:
 Ending allowance to nonperforming loans       310%   285%     282%    200%    159%
 Ending allowance to risk  elements*           120%   141%     152%    146%    135%
 Ending  allowance to net charge-offs          4.4x   5.7x     7.1x    5.5x    7.4x
------------------------------------------- ------- ------- ------- ------- -------
* Excludes ORE.


While the level of nonperforming assets has continued to decline, loans 90 days past due as a percent of loans have increased over the last few years. As a result, total risk elements expressed as a percent of loans increased from 1.11% at December 31, 1996 to 1.25% at December 31, 1997. The increase was due to the migration of a single credit of approximately $5.7 million into loans 90 days past due as well as an increase in consumer loan delinquencies. Management will continue to closely monitor these and other components of risk elements and manage the level of adversely classified assets. Coverage ratios, which measure the capacity of the allowance to absorb the impact of possible collectability problems, remained at strong levels.

Credit risk associated with nonperforming assets also can be measured in terms of exposure to specific categories of loans. The following table provides the components of nonperforming assets, detailed by loan categories, at the end of each of the past five years, (in thousands):

------------------------------- ---------------------------------------------------
                                   1997      1996       1995      1994      1993
------------------------------- ---------- --------- ---------- --------- ---------
Commercial                          $4,550    $4,340     $4,833    $5,651    $8,762
Commercial real estate:
 Construction and
  development                          220       764      1,951     5,690     6,007
 Permanent                          11,960    12,196     10,919    10,597    12,871
Residential real estate              1,465     1,014      1,173     4,486     3,443
Consumer                             2,814     1,429        769       421       996
------------------------------- ---------- --------- ---------- --------- ---------
Nonperforming loans                 21,009    19,743     19,645    26,845    32,079
Other real estate                    5,028     8,305      9,777     7,028     9,505
------------------------------- ---------- --------- ---------- --------- ---------
 Total nonperforming assets        $26,037   $28,048    $29,422   $33,873   $41,584
------------------------------- ---------- --------- ---------- --------- ---------

The following is a comparative summary of past due loans at the end of 1997 and 1996 (in thousands):

                               % of Total                % of Total
                      1997       Loans        1996         Loans
------------------ ---------- ------------ ----------- --------------
30-59 days           $53,320        1.1%     $47,135         1.1%
60-89 days            15,807        0.3       16,421         0.4
Over 90 days          33,062        0.8       20,141         0.4
------------------ ---------- ------------ ----------- --------------
                    $102,189        2.2%     $83,697         1.9%
------------------ ---------- ------------ ----------- --------------

The level of past due credits in the over 90-days category increased as a result of the aforementioned $5.7 million credit and higher consumer delinquencies brought about by the stress of high debt levels on consumer credit.

Management has identified approximately $8.3 million of loans outstanding at December 31, 1997 where concern exists as to the potential for future classification into one of the risk element categories. Substantially all of these loans were current at the end of 1997. Such loans totaled $9.1 million at December 31, 1996.

Overall Assessment

Keystone has assessed all of the above factors in the establishment of the allowance for credit losses. The determination as to the adequacy of the allowance reflects management's judgment, and was based upon collateral, various estimates, local market conditions, and other information that requires subjective analysis. These factors, which are prone to change, are monitored by management to evaluate their potential impact on management's assessment of the adequacy of the allowance. Based on its evaluation of loan quality, management believes that the allowance for credit losses at December 31, 1997 was adequate to absorb potential losses within the loan portfolio.

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

At December 31, 1997, Keystone's investments represented 23.7% of total assets. The following is a summary of the carrying values of investments at December 31, 1997 and 1996 (in thousands):


                                         1997                   1996
--------------------------- ------------------------- -------------------------
                             Available     Held to     Available     Held to
                              for Sale     Maturity     for Sale     Maturity
--------------------------- ------------ ------------ ------------ ------------
Negotiable money market
 investments                    $178,404       $-----     $194,566      $ -----
U.S. Treasury securities         194,120        -----      244,542        -----
U.S. Government agency
  obligations                    503,078      366,238      559,438      230,402
Obligations of states and
 political subdivisions           74,171      143,910      103,520      134,194
Corporate and other              141,627       18,240      108,028       15,362
--------------------------- ------------ ------------ ------------ ------------
                              $1,091,400     $528,388   $1,210,094     $379,958
=========================== ============ ============ ============ ============

FASB Statement No. 119, "Disclosures About Derivative Financial Instruments and the Fair Value of Financial Instruments" defined two distinct types of off-balance sheet derivative activities: "trading" activities and "end-user" activities. Keystone does not engage in derivatives trading activities and has made only limited use, as an end-user, of interest rate swaps. These swaps, together with other strategies, have been used to manage Keystone's overall exposure to the effect of changes in interest rates. Keystone has also made use of forward mortgage commitments as well as put options and short sales of U.S. Treasury securities. These instruments were executed to reduce the market risk associated with interest rate fluctuations in fixed consumer mortgages and the indirect automobile loans held for sale. Further disclosures of these activities are included in the footnotes of the financial statements. Both the FASB and SEC have issued pronouncements concerning the derivatives, hedging activities and overall market risk. The FASB Exposure Draft on accounting for derivatives, which has undergone considerable revision, continues to be deliberated and a final standard is expected in 1998. Key elements of the expected standard include provisions to measure derivatives at fair value as assets or liabilities as well as establishment of more specific criteria for hedge accounting treatment. Currently, these proposed changes are not expected to have a material impact on Keystone's future financial statement presentations.

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

The weighted average life of Keystone's fixed rate investments was 4.16 years at December 31, 1997. Ratings for state and municipal, and corporate issues are provided by major rating agencies, principally Moody's and Standard & Poor's. At the end of 1997, the portion of all state and municipal holdings rated "AAA" was 90.0% and the portion of all corporate issues rated "A" or better was 98.5%.

The relationship of market value to the amortized cost of investments at December 31, 1997, was 101.4% compared to 100.6% at the end of 1996. At December 31, 1997, investments "held-to-maturity", which are carried at amortized cost, contained gross unrealized gains and losses of $10 million and $173,000, respectively. Unrealized gains and losses included in the carrying value of the "available-for-sale" investments of $15 million and $2 million, respectively, were reflected, on a net of tax basis, as an adjustment to shareholders' equity. Keystone holds no concentration of corporate or municipal investment securities of any single issuer which exceeds 10% of shareholders' equity.

DEPOSITS

Customer deposits remained the primary source of funding for traditional banking activities. Keystone has actively responded to competitive pressures which have the potential to contribute to the erosion of this important funding base. During 1997, Keystone experienced growth of 3% in overall deposit funding due primarily to the late May acquisition of FFWM, summarized as follows (in thousands):

                                                                   Change
                                                                 ==========
                                   1997          1996         Amount       %
============================== ============= ============ ============== ======
Noninterest-bearing demand          $606,907     $604,536        $2,371   --%
NOW                                  330,514      532,480      (201,966)  (38)
Savings                              600,759      569,814        30,945     5
Money market                         650,082      536,237       113,845    21
Variable-rate CD                     575,025      415,812       159,213    38
Other time deposits less than
  $100,000                         2,114,231    2,055,888        58,343     3
Time deposits $100,000 or more       278,181      288,273       (10,092)   (4)
------------------------------ ------------- ------------ -------------- ------
                                  $5,155,699   $5,003,040      $152,659     3%
============================== ============= ============ ============== ======

Keystone's retail customers continued to express a preference for competitive deposit products which are responsive both to individual liquidity needs and competitive investment returns. Both the indexed money market account (IMMA), which is included in the money market category, and the variable rate certificate of deposit have been developed in response to these customer preferences. The IMMA, whose rate is pegged to the Treasury Bill, has provided customers with a market-based rate of return combined with the liquidity features of a more traditional money market account. Of the total growth of $114 million in money market deposits, approximately $71 million was attributed to growth in the IMMA accounts. Similarly, the variable-rate CD has provided Keystone with a significant competitive advantage in retaining and growing its certificate of deposit funding. Consumer access to variable-rate deposits has furnished a viable alternative, blending the security of deposit insurance with the flexibility to achieve higher returns. Keystone experienced some erosion of its traditional NOW deposits, which was partially attributable to growth in these other, more innovative product lines. NOW deposits were also impacted by the introduction of a sweep account product now provided to retail customers. As a consequence of these various initiatives, Keystone has been able to grow these competitive deposit products and sustain its critical funding composition.

BORROWED FUNDS

While deposits remain the most significant bank funding source, Keystone has consistently accessed other funding sources critical to its overall funding strategy. The following table provides a summary of the various components of borrowed funds(in thousands):

                                                              Change
                                                              ------
                                1997        1996        Amount         %
---------------------------- ----------- ----------- ------------- ----------
  Short-term borrowings         $371,645    $323,938       $47,707       15%
  FHLB borrowings                240,533     159,503        81,030       51
  Long-term debt                  64,016       3,569        60,447      100+
---------------------------- ----------- ----------- ------------- ----------
                                $676,194    $487,010      $189,184       39%
---------------------------- ----------- ----------- ------------- ----------

Growth in Keystone's lending and strategic acquisition efforts has influenced the volume and composition of nondeposit funding sources. The most common form of these funding sources, short-term borrowings, are obtained to meet both the short-term funding needs and the short-term investment requirements of primarily commercial and governmental entities. FHLB borrowings, which are collateralized by Keystone's mortgage portfolio, reflect a variety of credit products available to Keystone through the membership of its banks in the Federal Home Loan Bank. These borrowings consist primarily of fixed-rate borrowings with various maturities, primarily in the one to five year time frames. In May of 1997, Keystone issued $100 million of senior medium-term notes at a coupon rate of 7.30%, with a maturity date of 2004 under a $400 million shelf registration. The proceeds were used primarily to fund the acquisition of FFWM. From time to time, Keystone expects to access this funding source for general corporate purposes as the need arises.

SHAREHOLDERS' EQUITY

The changing nature of the financial services industry, including the expansion of fee-based activities such as asset management services and mortgage banking, requires a proactive view of capital management. Maintenance of appropriate levels of capital is subjected to constraints and restrictions imposed by regulatory authorities, dividend requirements, and acquisition opportunities. Keystone's capital management policies have been designed to ensure maintenance of appropriate levels of capital under a variety of economic conditions. At the end of 1997, shareholders' equity reached $685 million versus $660 million at December 31, 1996 resulting in an equity to assets ratio of 10.02%.

The principal source of new capital for Keystone is earnings retention, which is a function of its return on beginning equity and the dividends paid to shareholders. Keystone, in its capital management policies, has set forth specific guidelines to ensure a favorable, consistent, and sustainable pattern of dividend payments. Dividend declarations during 1997 equated to an 8% payout on year-end 1996 book value. Many financial institutions, including Keystone, continued to generate earnings retention levels in excess of asset growth rates which has resulted in increased relative levels of capital.

Under guidelines set forth in its capital management policies, Keystone has sought to execute strategies and tactics which would moderate capital growth and increase the level of earning assets, thus improving the leverage of its capital base. The acquisition of treasury stock reissued in the acquisition of FFWM and the annual dividend to shareholders were influenced by Keystone's capital management strategies. Despite these efforts, the ability to manage capital levels continues to be constrained by external factors. Among these factors are the desire to preserve pooling-of-interests accounting treatment for future merger opportunities as well as Keystone's objective to preserve "well-capitalized" ratings for its member banks.

Bank regulators have set forth requirements for risk-based capital, which resulted in the establishment of international capital standards for banks. These requirements set forth minimum "leverage", "Tier 1" and "Total" capital ratios in order to provide measures of capital adequacy that are more risk responsive than previous regulatory guidelines. Risk-based capital standards included the establishment of ranges of capital adequacy which extend from "significantly undercapitalized" to "well-capitalized". These assessments of capital adequacy directly influence the focus of regulatory oversight, including the premium rates charged for deposit insurance. Regulators, including both the Federal Reserve Board and the Office of the Comptroller of the Currency, now operate under a risk-based supervisory approach designed to encourage management focus on the most effective use of limited capital and the generation of the highest possible returns with the least amount of associated risk. With regulatory oversight increasingly focused on capital issues, Keystone and other financial institutions have been challenged to develop a capital measurement system that will ensure effective management of capital levels and associated business risk. Keystone will continue to be responsive to the need to balance both capital adequacy levels and business risk issues.

The following table provides Keystone's risk-based capital position at the end of 1997 and a comparison to the various regulatory capital requirements.

                                             "Well          Minimum
                            Keystone     Capitalized"    Requirements
------------------------- ------------- --------------- ---------------
Leverage ratio                 9.15%           5.00%           4.00%
"Tier 1" capital ratio        12.50%           6.00%           4.00%
"Total" capital ratio         13.75%          10.00%           8.00%
------------------------- ------------- --------------- ---------------

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no significant problems in meeting the current or future capital standards. Intangible assets, consisting primarily of core deposit intangibles and goodwill, totaled $63 million at December 31, 1997 or 10% of "Tier 1" capital.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

The process by which financial institutions manage earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income within an acceptable range of overall risk tolerance. Two important performance barometers are net interest margin and liquidity. Net interest margin is increased by widening interest spread while controlling interest rate sensitivity. The adequacy of liquidity is determined by the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset/liability management within Keystone is the primary responsibility of the Asset/Liability Management Committee (ALCO) whose representation includes both bank and holding company personnel.

Interest Rate Risk

Interest rate risk, which is the single most significant market risk within Keystone, can be quantified by measuring the change in net interest margin relative to changes in market interest rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. Keystone's asset/liability management policy sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges. Keystone and its subsidiary banks utilize a variety of techniques to measure and monitor interest rate risk, including the use of simulation analysis. In order to quantify the impact of changes in interest rates on net interest income, Keystone conducts quarterly interest rate shock simulations which quantify the impact of interest rate changes over periods up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of Keystone or its banks. Keystone's asset/liability management policy limits interest rate risk exposure to 5% of net interest income for the succeeding twelve-month period and 8% for the succeeding twenty-four-month period. Simulations prepared as of December 31,

1997 for the ensuing twelve month and twenty-four month periods have measured potential reductions in net interest income of approximately 1% and 2%, respectively, well within Keystone's defined tolerance levels. Current simulations are prepared under the assumption that rates will increase 200 basis points or decrease 100 basis points over a three month period and then stabilize. Simulation results are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies, cashflows, and others. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income. The results of these simulations are reported to Keystone's Board of Directors on a quarterly basis. Management has determined that Keystone maintained a level of interest rate risk within its asset/liability management policy limits at December 31, 1997.

Management augments rate shock simulations with GAP interest rate sensitivity analysis and with market value of portfolio equity (MVPE) computations. GAP is defined as the volume difference between interest rate-sensitive assets and liabilities. GAP is used by management to assist in evaluating the results of rate shock simulations, to identify areas that may warrant corrective action, and to identify interest rate risk exposure for periods beyond one year. By utilizing GAP to monitor longer term interest rate risk, Keystone attempts to minimize fluctuations in net interest margin and thereby achieve consistent net interest income growth during periods of changing interest rates. MVPE is a more comprehensive measure that attempts to quantify the impact of aggregate interest rate risk exposure on the intrinsic value of financial institutions, and is particularly useful in quantifying the impact of changing interest rates on that intrinsic value. Analyses similar to those conducted for interest rate shock simulations are conducted for MVPE computations, with policy guidelines on the acceptable reduction in Keystone's intrinsic value under defined interest rate conditions. Under current guidelines, intrinsic value must exceed regulatory capital requirements for "well capitalized" institutions. Computations of Keystone's MVPE yielded intrinsic values well in excess of these limits, under both a 200 basis points increase or 100 basis points decrease in overall interest rates. This measurement tool, while valuable as a gauge of longer-term interest rate risk, is less useful as a tool to provide strategic solutions to the management of that risk.

The following table provides an analysis of Keystone's interest rate sensitivity as measured under GAP at December 31, 1997 compared to 1996 (dollars in thousands):

                                                                    December 31,
                          December 31, 1997                             1996
--------------------------------------------------------------------------------
                  1 month     3 months     6 months      1 year        1 year
--------------------------------------------------------------------------------
Assets            $1,684,979   $1,978,390   $2,342,271   $3,017,875  $2,988,260
Liabilities        1,408,717    2,398,355    2,794,965    3,313,948   2,996,283
Cumulative GAP       276,262     (419,965)    (452,694)    (296,073)     (8,023)
As a percent of
  total assets         4.04%      (6.14)%      (6.62)%      (4.33)%      (0.12)%
Gap ratio              1.20        0.82         0.84         0.91         1.00
--------------------------------------------------------------------------------

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

Despite these inherent limitations, Keystone believes that the tools used to manage its level of interest rate risk provide an appropriate measure of market risk exposure.

Liquidity

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

Keystone's primary sources of liquidity are funds derived through earnings and deposit balances. Liquidity is also provided by scheduled maturities of loans and investment securities, as well as the early payoff of customer loan balances. Liquidity may also be influenced by the volume and timing of securitizations, particularly mortgage loans. Consideration is given to the maturity of assets and expected future growth/funding needs when developing investment strategies. These liquidity sources may also be augmented by other forms of liability liquidity, such as FHLB borrowings. Various funding sources have been used to support increases in overall earning asset balances during the year. Keystone's operating, investing, and financing activities are conducted within the overall constraints of Keystone's liquidity management policy.

Parent company liquidity represents another important aspect of liquidity management. Within Keystone, the parent company relies on the banking subsidiaries to provide funding for dividends to shareholders and unallocated corporate expenses. The amount of dividends from bank subsidiaries to the parent company is constrained by both state and federal regulations, which have not historically limited Keystone's practices. Periodically, the parent company may also access other forms of funding such as medium-term notes to facilitate strategic corporate initiatives. Based upon the inherent strength and profitability of the Keystone banks, holding company liquidity is deemed adequate.

REGULATORY MATTERS

Keystone and its banking affiliates are subject to periodic examinations by one or more of the various regulatory agencies. During 1997, examinations were conducted at the holding company and at Keystone's various banking and nonbanking subsidiaries. These examinations included, but were not limited to, procedures designed to review lending practices, credit quality, liquidity, compliance, and capital adequacy of Keystone and its subsidiaries. No comments were received from the various regulatory bodies which would have a material effect on Keystone's liquidity, capital resources, or operations.

The Federal Deposit Insurance Corporation Improvement Act (FDICIA), established a new framework for the relationship between insured depository institutions and the various regulatory bodies. FDICIA regulations, which addressed capital adequacy, brokered deposits, annual audits, expanded regulatory requirements, audit committee composition, and truth in savings provisions have been implemented throughout Keystone.

INFLATION

Keystone's ability to cope with the impact of inflation is best determined by an analysis of its ability to respond to changing interest rates and manage noninterest income and expense. As discussed in the asset/liability management section of this review, Keystone manages the mix of interest rate-sensitive assets and liabilities in order to limit the impact of changing interest rates on net interest income. Inflation also has a direct impact on noninterest income and expense, such as service fees, salary expense and benefits, and other overhead expenses. Inflationary pressure over the last several years has been modest, although concern exists over the sustained strength of the economy and the potential impact on inflationary pressure. Management will continue to monitor the impact of these pressures on the pricing of its products and services and on the control of overhead expenses.

SEGMENT REPORTING

In 1997, the FASB issued a new accounting pronouncement, Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information". This new Standard will be effective for 1998 and will require disclosure of financial information on the basis of operating segments used by management for decision-making and performance assessment. Keystone's super community banking operating structure and relationship banking philosophy will influence the manner in which Keystone defines it operating segments. Keystone currently provides traditional commercial and retail banking services to both middle market business and retail customers. Keystone also provides substantial asset management and mortgage banking services, as well as other related financial services to its customer base. Keystone will consider these factors in assessing the impact of the new accounting Standard and will comply with the reporting requirements for the year ended December 31, 1998.

1996 VS 1995

Summary

Keystone's financial performance for 1996 reflected continued improvement as net income reached a record high of $89.5 million, a 12.6% improvement over 1995 net income of $79.4 million. Basic earnings per share also grew to $1.72 in 1996, a 7.5% improvement over the 1995 performance of $1.60. Keystone recorded strong performance in both ROA and ROE, which were 1.44% and 14.09%, respectively in 1996, a slight improvement over the comparable measures of 1.35% and 14.00% in 1995.

During the fourth quarter of 1995, Keystone completed mergers of two Pennsylvania bank holding companies, Shawnee Financial Services Corporation (Shawnee) and National American Bancorp (NAB); and the acquisition of Martindale Andres & Company, a Philadelphia-based asset management firm. The bank subsidiaries of both Shawnee and NAB were merged into existing Keystone affiliated banks and the mergers were accounted for under the pooling-of-interests method of accounting. Due to the immaterial impact of both transactions to Keystone's financial position and results of operation, prior periods were not restated. Consolidated results of Keystone included Shawnee's and NAB's results of operations from the consummation dates of October 10, 1995, and December 29, 1995, respectively. Total assets added through these three transactions approximated $230 million.

Revenue expansion efforts were the primary focus of Keystone's profit improvement initiatives during 1996. Total revenues, consisting of both net interest income and noninterest income, grew 9% from 1995 to 1996, including a 6% increase in net interest income and a 23% increase in revenue from noninterest sources. Net interest income growth was stimulated primarily by loan growth, including loans added in the late 1995 bank mergers, as net interest margin was constant from 1995 to 1996. Under the direction of Martindale Andres & Company, assets under management continued to grow, translating to improvement in trust and investment advisory fees. Keystone's ratio of noninterest expense to revenues of 57.42% for 1996 reflected improvement over the ratio of 58.44% for 1995, as growth in noninterest expenses was 8%. Additional expense added from the late 1995 mergers was partially offset by the benefit of a full-year reduction in the FDIC insurance premium. Finally, Keystone continued to sustain solid asset quality in its investment and loan portfolios, including a low level of nonperforming loans.

Interest Income

Interest income reached $482 million in 1996, compared to $456 million in 1995, an increase of 6%. The improvement was driven by loan growth of 5%, as the total yield on earning assets actually declined slightly from 8.23% for 1995 to 8.20% for 1996. The most notable loan growth occurred in the categories of commercial, direct consumer and leases. The 5% growth was achieved despite the securitization and sale of indirect loans and fixed rate consumer mortgages in the secondary market.

Interest Expense

While the overall cost of funds remained stable at 4.33% for 1995 and 1996, interest expense increased 5% from $201 million in 1995 to $211 million in 1996. This increase was driven by a 5% increase in deposits, including the impact of deposits acquired in acquisitions.

Net Interest Income

Net interest income grew $16 million or 6% to reach $271 million for 1996. Both the yield on earning assets and cost of funds were relatively constant between 1996 and 1995, resulting in little change in interest spread. Net interest margin also remained stable at 4.61% for both years.

Provision for Credit Losses

The provision for credit losses increased from $8.6 million in 1995 to $10.7 million in 1996, as a direct response to increased charge-offs and a decrease in the allowance for loan losses expressed as a percentage of loans from 1.35% at the end of 1995 to 1.30% at December 31, 1996.

Noninterest Income

Keystone's total noninterest revenue increased $13 million or 23% in 1996. Areas of continued focus and strength included trust and investment management fees, service charges on deposits, electronic banking fees, and income from loan servicing.

Trust and investment management fees increased 19% in 1996, and were benefitted by the late 1995 acquisition of Martindale Andres & Company and an overall increase in assets under management. Revenues from these activities were positively influenced by both expanded product offerings and intensified marketing efforts to customers, including the introduction of KeyPremier funds late in the year.

Service charges on deposits and fee income consisting primarily of ATM and debit card fees and revenue from merchant banking activities increased 11% and 16%, respectively, from 1995 to 1996, and were benefitted by late 1995 acquisitions. In addition, towards the later part of 1996, Keystone significantly expanded its ATM network through contracts with convenience stores to provide ATM's at their locations.

During 1996, Keystone became more active in the securitization and sale of indirect loans and consumer mortgages in the secondary market as a strategy to provide liquidity for "relationship banking" activities. As a result of this increased sale and servicing activity, mortgage banking and other secondary market income increased by $3 million or 39% in 1996.

As a result of Keystone's 1996 acquisition of KeyInvestor Services, a distributor of investment products, revenue from annuity sales increased notably in 1996. This improvement, together with a gain recognized on the sale of its credit card portfolio, led to a $4 million increase in other income from 1995.

Noninterest Expense

Noninterest expenses increased from $182 million in 1995 to $196 million in 1996, an increase of 8%. While overhead expenses were impacted favorably by the full-year reduction in FDIC insurance premiums, the late 1995 bank mergers and acquisitions of Martindale Andres and KeyInvestor resulted in increases in the various other categories of noninterest expense.

Salary and benefit expenses increased a total of $10 million, or 11%, from 1995 to 1996. Merger and acquisition activity drove a 5% increase in the average number of full-time equivalent employees. This increase, combined with
Keystone's emphasis on performance-based incentive programs and an overall average merit increase of 5%, led to higher salary and benefit expenses.

Office reconfiguration, including the expansion of delivery channels and continued technological investments, attributed to growth in occupancy expenses of 7% and furniture and equipment expenses of 13% in 1996. Efforts included the expansion of the ATM network into convenience stores and the start-up of KeyCall telephone center.

During the third quarter of 1995, the FDIC announced that the Bank Insurance Fund reached its recapitalization level, and enacted a significant reduction to insurance premiums, particularly for "well-capitalized" institutions. As a result, Keystone's deposit insurance expense decreased $5 million in 1996. Conversely, in 1996, a one-time premium was levied on thrifts and banks which had acquired thrift deposits to boost the undercapitalized Savings Association Insurance Fund. This one-time charge resulted in an increase of nearly $2 million to the "other" category of noninterest expense in 1996. The remaining increase of approximately $4.5 million was related to the late 1995 mergers and acquisitions as well as expenses associated with revenue expansion activities.

Income Taxes

Keystone's recorded tax expense reached $37 million for 1996 versus $34 million in 1995. Expressed as a percentage of income before taxes, the effective tax rate decreased slightly from 30.0% in 1995 to 29.3% in 1996.

                Report of Ernst & Young LLP, Independent Auditors


Shareholders and Board of Directors
Keystone Financial, Inc.

We have audited the accompanying consolidated statements of condition of Keystone Financial, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Keystone Financial, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 financial statements of Financial Trust Corp, a wholly owned subsidiary, which statements reflect total assets constituting 19% as of December 31, 1996, and net interest income constituting 20% of the related consolidated totals for the year ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Financial Trust Corp, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Financial, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                        /s/ Ernst & Young, LLP
                                        ----------------------

Pittsburgh, Pennsylvania
January 30, 1998

Consolidated Statements of Condition                     December 31,
(in thousands, except share data)                     1997          1996
------------------------------------------------ -------------- -------------
ASSETS
------------------------------------------------ -------------- -------------
Cash and due from banks                                $206,223      $206,972
Federal funds sold                                       25,300        44,500
Interest-bearing deposits with banks                      1,928        36,913
Investment securities available for sale              1,091,400     1,210,094
Investment securities held to maturity
 (market values 1997 - $538,218; 1996 - $383,526)       528,388       379,958
Loans held for resale                                    43,055        51,225

Loans and leases                                      4,712,566     4,336,470
Allowance for credit losses                             (65,091)      (56,256)
------------------------------------------------ -------------- -------------
Net loans                                             4,647,475     4,280,214

Premises and equipment                                  116,615        97,932
Other assets                                            180,953       142,771
------------------------------------------------ -------------- -------------
TOTAL ASSETS                                         $6,841,337    $6,450,579
------------------------------------------------ -------------- -------------
LIABILITIES
------------------------------------------------ -------------- -------------
Noninterest-bearing deposits                           $637,164      $625,536
Interest-bearing deposits                             4,596,001     4,434,185
------------------------------------------------ -------------- -------------
Total deposits                                        5,233,165     5,059,721

Federal funds purchased and security repurchase
agreements                                              399,730       368,886
Other short-term borrowings                              26,160        29,078
------------------------------------------------ -------------- -------------
Total short-term borrowings                             425,890       397,964

FHLB borrowings                                         248,150       224,203
Long-term debt                                          101,793         2,573
Other liabilities                                       146,854       105,712
------------------------------------------------ -------------- -------------
TOTAL LIABILITIES                                     6,155,852     5,790,173
------------------------------------------------ -------------- -------------
SHAREHOLDERS' EQUITY
------------------------------------------------ -------------- -------------
Preferred stock; $1.00 par value, authorized
8,000,000 shares; none issued or outstanding              -----         -----
Common stock: $2.00 par value, authorized
100,000,000 shares; issued 52,029,017 - 1997
and 52,320,142 - 1996                                   104,058       104,640
Surplus                                                 155,430       139,213
Retained earnings                                       418,605       422,018
Deferred KSOP benefit expense                            (1,150)       (1,249)
Treasury stock; 1996 - 333,966 shares at cost             -----        (8,412)
Net unrealized securities gains, net of tax               8,542         4,196
------------------------------------------------ -------------- -------------
TOTAL SHAREHOLDERS' EQUITY                              685,485       660,406
------------------------------------------------ -------------- -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $6,841,337    $6,450,579
------------------------------------------------ -------------- -------------
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

                                                Year Ended December 31,
(in thousands except per share data)        1997          1996         1995
--------------------------------------- ------------- ------------ -------------
INTEREST INCOME
--------------------------------------- ------------- ------------ -------------
 Loans and fees on loans                     $404,096     $370,364      $353,025
 Investments - taxable                         82,664       79,977        69,957
 Investments - tax-exempt                      12,230       12,723        13,105
 Federal funds sold and other                   5,340        5,668         9,063
 Loans held for resale                          6,408        4,688         1,636
--------------------------------------- ------------- ------------ -------------
                                              510,738      473,420       446,786
--------------------------------------- ------------- ------------ -------------
INTEREST EXPENSE
--------------------------------------- ------------- ------------ -------------
 Deposits                                     194,898      186,257       176,571
 Short-term borrowings                         18,134       14,506        12,747
 FHLB borrowings                               14,677       10,175        10,955
 Long-term debt                                 4,785          363           502
--------------------------------------- ------------- ------------ -------------
                                              232,494      211,301       200,775
--------------------------------------- ------------- ------------ -------------
NET INTEREST INCOME                           278,244      262,119       246,011
 Provision for credit losses                   15,316       10,713         8,568
--------------------------------------- ------------- ------------ -------------
NET INTEREST INCOME AFTER PROVISION
 FOR CREDIT LOSSES                            262,928      251,406       237,443
--------------------------------------- ------------- ------------ -------------
NONINTEREST INCOME
--------------------------------------- ------------- ------------ -------------
 Trust and investment advisory fees            21,291       17,597        14,843
 Service charges on deposit accounts           17,356       17,234        15,497
 Fee income                                    20,029       15,840        13,651
 Mortgage banking income                        9,633        7,334         6,130
 Other secondary market income                  2,477        3,607         1,728
 Reinsurance income                             3,512        2,864         2,577
 Other income                                   9,563        6,178         1,922
 Net gains - equity securities                  5,754          529           755
 Net gains - debt securities                      317          342         1,034
--------------------------------------- ------------- ------------ -------------
                                               89,932       71,525        58,137
--------------------------------------- ------------- ------------ -------------
NONINTEREST EXPENSE
--------------------------------------- ------------- ------------ -------------
 Salaries                                      92,650       81,894        73,852
 Employee benefits                             17,311       16,508        14,683
 Occupancy expense, net                        16,407       15,916        14,894
 Furniture and equipment expense               18,732       16,156        14,324
 Special charges                               11,410        -----         -----
 Deposit insurance                                778        1,014         6,195
 Other expense                                 68,702       64,757        58,182
--------------------------------------- ------------- ------------ -------------
                                              225,990      196,245       182,130
--------------------------------------- ------------- ------------ -------------
Income before income taxes                    126,870      126,686       113,450
Income tax expense                             38,953       37,180        34,001
--------------------------------------- ------------- ------------ -------------
NET INCOME                                    $87,917      $89,506       $79,449
--------------------------------------- ------------- ------------ -------------
PER SHARE DATA
--------------------------------------- ------------- ------------ -------------
Net income:
 Basic                                          $1.70        $1.72         $1.60
 Diluted                                         1.68         1.70          1.59
--------------------------------------- ------------- ------------ -------------
Dividends                                       $1.06        $0.98         $0.93
--------------------------------------- ------------- ------------ -------------

The accompanying notes are an integral part of the consolidated financial statements.


Consolidated Statements of Changes in Shareholders' Equity

                              Issued and                                   Deferred             Net Unrealized
                              Outstanding                                    KSOP                 Securities
(in thousands)                  Common     Common               Retained   Benefit    Treasury   Gains(Losses),  Shareholders'
                                Shares     Stock     Surplus    Earnings   Expense     Stock      Net of Tax        Equity
------------------------------------------------------------------------------------------------------------------------------------
JANUARY 1, 1995                  36,175     $73,730   $153,558   $344,487   ($2,250)   ($20,576)   ($15,306)      $533,643
------------------------------------------------------------------------------------------------------------------------------------

1995 Net Income                  -          -          -           79,449     -          -           -              79,449
Dividends                        -          -          -          (39,875)    -          -           -             (39,875)
Stock issued:
  Benefit plans                     276         552      4,686    -           -          -           -               5,238
  KSOP                               21          42        571    -           -          -           -                 613
  Dividend reinvestment              89         176      2,480    -           -          -           -               2,656
Deferred KSOP benefit expense    -          -          -          -             500      -           -                 500
Acquisition of treasury stock      (229)    -          -          -           -          (6,649)     -              (6,649)
Reissuance of treasury stock         17     -              (29)   -           -             286      -                 257
Shares issued in acquisitions     1,721       1,640    (21,372)    17,387    -           26,939      -              24,594
Other                                (1)         (1)        (8)   -           -          -           -                  (9)
Change in unrealized gain on
  available-for-sale securities  -          -          -          -           -          -           21,349         21,349
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1995                38,069     $76,139   $139,886   $401,448   ($1,750)    $-           $6,043       $621,766
------------------------------------------------------------------------------------------------------------------------------------

1996 Net Income                  -          -          -           89,506     -          -           -              89,506
Dividends                        -          -          -          (46,998)    -          -           -             (46,998)
Stock issued:
  Stock split/dividend           14,004      28,009     (6,170)   (21,938)    -          -           -                 (99)
  Benefit plans                     137         273      2,561    -           -          -           -               2,834
  KSOP                               12          24        278    -           -          -           -                 302
  Dividend reinvestment              98         195      2,696    -           -          -           -               2,891
Deferred KSOP benefit expense    -          -          -          -             501      -           -                 501
Acquisition of treasury stock      (424)    -          -          -           -          (9,915)     -              (9,915)
Reissuance of treasury stock         90     -              (38)   -           -           1,503      -               1,465
Change in unrealized gain on
  available-for-sale securities  -          -          -          -           -          -           (1,847)        (1,847)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1996                51,986    $104,640   $139,213   $422,018   ($1,249)    ($8,412)     $4,196       $660,406
------------------------------------------------------------------------------------------------------------------------------------
1997 Net Income                  -          -          -           87,917    -           -           -              87,917
Dividends                        -          -          -          (55,964)   -           -           -             (55,964)
Stock issued:
  Benefit plans                     524       1,048     8,178     -           -          -           -               9,226
  KSOP                               28          56       763     -           -          -           -                 819
  Dividend reinvestment             130         260     3,422     -           -          -           -               3,682
Deferred KSOP benefit expense    -          -          -          -             523      -           -                 523
Acquisition of treasury stock    (2,318)    -          -          -           -         (72,586)     -             (72,586)
Reissuance of treasury stock          7     -          -          -           -             182      -                 182
Retirement of  treasury stock    -           (2,290)   (3,312)   (35,366)    -           40,931      -                 (37)
Shares issued in acquisitions     1,672         344     7,166     -            (424)     39,885      -              46,971
Change in unrealized gain on
  available-for-sale securities  -          -          -          -           -          -            4,346          4,346
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1997                52,029    $104,058  $155,430   $418,605    ($1,150)    $-            $8,542      $685,485
====================================================================================================================================
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.

Consolidated Statements of Cash Flows

                                                        Year Ended December 31,
(in thousands)                                        1997         1996        1995
------------------------------------------------ -------------- ----------- ----------
OPERATING ACTIVITIES:
Net income                                              $87,917     $89,506    $79,449
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:

 Provision for credit losses                             15,316      10,713      8,568
 Provision for depreciation and amortization             18,062      15,840     14,830
 Deferred income taxes                                   14,537      14,880     11,219
 Sale of loans held for resale                          203,887     441,716    157,803
 Origination of loans held for resale                  (385,458)   (466,469)  (162,678)
 Increase in interest receivable                         (4,459)     (3,964)    (1,690)
 Increase (decrease) in interest payable                   (567)         (1)     3,299
 Other                                                   20,660      (6,391)   (25,987)
------------------------------------------------ -------------- ----------- ----------
NET CASH PROVIDED BY(USED IN) OPERATING ACTIVITIES      (30,105)     95,830     84,813
------------------------------------------------ -------------- ----------- ----------
INVESTING ACTIVITIES:
Net cash received in bank acquisitions                   35,646       -----     49,639
Net increase in interest-earning deposits               (25,363)     (3,121)    (6,922)
Available for sale securities:
 Sales                                                  176,606      98,724    116,880
 Maturities                                             855,464   1,208,804    701,267
 Purchases                                             (891,694) (1,368,734)  (847,228)
Held to maturity securities:
 Maturities                                              91,370     108,438    103,343
 Purchases                                             (192,900)   (103,268)   (55,258)
Net increase in loans                                  (198,217)   (265,833)  (145,153)
Proceeds from sales of loans                            302,840      52,013     34,305
Purchases of loans                                      (11,947)     (1,986)   (15,869)
Purchases of premises and equipment                     (23,641)    (16,870)   (19,050)
Other                                                    (6,404)     (1,025)    (1,619)
------------------------------------------------ -------------- ----------- ----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES     111,760    (292,858)   (85,665)
------------------------------------------------ -------------- ----------- ----------
FINANCING ACTIVITIES:
Net increase (decrease) in deposits                     (99,242)     66,113     74,606
Net increase in short-term borrowings                    27,926      64,593     23,499
Proceeds from FHLB borrowings                           242,313     420,892    138,352
Repayments of FHLB borrowings                          (253,418)   (360,715)  (129,973)
Issuance of long-term debt                              100,000        ----       ----
Repayment of long-term debt                                (780)     (1,962)    (2,068)
Acquisition of treasury stock                           (72,586)     (9,915)    (6,649)
Cash dividends                                          (55,964)    (46,998)   (39,875)
Other                                                    10,147       7,894      8,755
------------------------------------------------ -------------- ----------- ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES    (101,604)    139,902     66,647
------------------------------------------------ -------------- ----------- ----------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS          (19,949)    (57,126)    65,795
Cash and cash equivalents at beginning of year          251,472     308,598    242,803
------------------------------------------------ -------------- ----------- ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR               $231,523    $251,472   $308,598
------------------------------------------------ -------------- ----------- ----------
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized Accounting Policies

The accounting policies discussed below are followed consistently by Keystone Financial, Inc., and its subsidiaries (Keystone). These policies are in accordance with generally accepted accounting principles and conform to common practices in the banking industry.

On May 30, 1997, Keystone acquired Financial Trust Corp in a transaction accounted for under the pooling of interests method of accounting. As such, all periods presented include the consolidated accounts of Financial Trust Corp.

Nature of Operations: Keystone provides a wide range of financial services to a diverse client base through its banking subsidiaries. The client base includes individual, business, public, and institutional customers primarily located in Pennsylvania, Maryland, and West Virginia. Lending services include secured and unsecured commercial loans, residential and commercial mortgages, installment loans, revolving consumer loans and lease financing. Deposit services include a variety of checking, savings, time, money market, and individual retirement accounts. Money management services are available to customers through a variety of techniques, all of which are designed to improve cash flow, control disbursements, and increase return on investments.

A full spectrum of asset management services is offered by specialists, including administration of trusts and estates, investment management, administration of retirement and employee benefit plans, and other fiduciary responsibilities.

Keystone's  nonbanking   subsidiaries  perform  specialized  services  including
mortgage banking, small-ticket equipment leasing, discount brokerage services, investment advisor services, and reinsurance.

Keystone is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates, and such difference may be material to the financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of: Keystone Financial, Inc., the parent company; its wholly-owned banking subsidiaries consisting of: American Trust Bank, N.A., and its subsidiaries, ATB Real Estate Investment Trust, Inc., Keystone Brokerage, Inc., and Key Investor Services, Inc.; Financial Trust Company; Keystone Bank, N.A., and its subsidiary, Keystone Financial Leasing Corporation; Keystone National Bank and its subsidiary, Keystone Financial Mortgage Corporation; Mid-State Bank and Trust Company; Northern Central Bank; Pennsylvania National Bank and Trust Company; and other nonbanking subsidiaries of Keystone consisting of Financial Trust Services Company, Key Trust Company, Keystone Financial Mid-Atlantic Funding Corp., Keystone Financial Unlimited, Inc., Keystone Investment Services, Inc., Keystone Life Insurance Company, Martindale Andres & Co., MMC&P and two community development corporations. All significant intercompany accounts have been eliminated in consolidation.

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

Loans Held for Resale: Loans held for resale, primarily consisting of fixed-rate consumer mortgages, are valued at the lower of cost or market, determined on an aggregate basis.

Mortgage Servicing Rights: An asset is recognized for mortgage servicing rights acquired through purchase or origination. If mortgage loans are sold or securitized with servicing retained, the total cost of the mortgage loans is allocated to the loans and the servicing rights based on their relative fair values. Keystone performs a periodic review for impairment in the fair value of recorded mortgage servicing rights.

Interest and Fees on Loans: Interest income on loans is accrued based upon the principal amount outstanding using methods that produce level yields. Loan origination fees and certain direct loan origination costs have been deferred and the net amount amortized as an adjustment of the related loan yield over the estimated contractual life of the related loans.

Keystone places loans and leases on nonaccrual when collection of principal is in doubt, or when interest is 90 days past due, unless the loan is well-secured and in the process of collection. Classification of a loan as nonaccrual is also considered when the financial condition of the borrower is in a state of significant deterioration. When loans are placed on nonaccrual, including those identified as impaired, loan interest receivable is reversed. Interest payments received on these loans and leases are applied as a reduction of the principal balance when concern exists as to the ultimate collectability of principal; otherwise such payments are recognized as interest income. Loans and leases are removed from nonaccrual when they have performed in accordance with contract terms for a reasonable period of time and when concern no longer exists as to their collectability.

Impaired Loans: Impaired loans are defined as those loans for which it is probable that contractual amounts due will not be received. Impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The determination of impairment requires judgement including estimates of the amount and timing of cash flows. Loans included as components of risk elements are not deemed to be impaired when it is probable that contractual amounts due will be received through the normal collection process.

Identification of impaired loans is the primary obligation of the credit extension function and is augmented by the normal loan review process. Factors which are considered in the identification of impaired loans include, but are not limited to: classification into nonaccrual or workout status; a history of payment delinquency; adverse industry trends; and a general understanding of a customer's financial status. An insignificant delay or payment shortfall, such as those attributable to seasonal payment waivers, would not necessarily require treatment as an impaired loan when other factors make it probable that contractual amounts will be received. The majority of loans classified as impaired on an individual basis are commercial loans and commercial loans secured by real estate. Other loans, such as residential real estate and consumer loans and leases are aggregated for the purpose of measuring impairment due to their homogeneous risk characteristics and their predilection for statistically valid historical analysis. Loans, including impaired loans, are charged-off when they are deemed to be substantially uncollectible.

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

Financial Derivatives and other Hedging Activity: Interest rate swap contracts have been utilized to hedge specific credit and/or funding activities, and the differential of interest paid or received is reflected on the accrual method in interest income or expense. The fair values of these swap contracts have been appropriately disclosed in a footnote to these financial statements and have not been recognized in the financial statements.

Forward mortgage commitments, as well as put options and short sales of U.S. Treasury securities, have been used to reduce the market risk associated with interest rate fluctuations of fixed-rate consumer mortgages and the indirect automobile loans held for sale. Changes in the market value of the forward mortgage commitments, as well as the securities underlying the put options and short sales, are recognized in income when the related changes in the fair values of the loans being hedged are recognized.

Transfers and Servicing of Financial Assets and  Extinguishments of Liabilities:
In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provided new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishment of liabilities. Provisions of this standard, which became effective in 1997 or will become effective in 1998, have not had a significant impact on Keystone's financial condition or results of operations.

Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally on the straight-line method over the estimated useful lives of the related assets.

Intangible Assets: Intangible assets, consisting primarily of goodwill and core deposit intangibles, are stated at cost, less accumulated amortization. Amortization of goodwill is generally recognized on the straight-line method over periods ranging from 15-25 years. Amortization of core deposit intangibles is recognized on an accelerated basis, generally over a ten-year period.

Other Real Estate: Other real estate is comprised of property acquired through a foreclosure proceeding or an acceptance of a deed in lieu of foreclosure. Balances are carried at the lower of the related loan balance or estimated fair value less estimated disposition costs. Any losses realized upon disposition of the property, and holding costs prior thereto, are charged against income.

Trust Assets and Income: Assets held in a fiduciary capacity are not assets of the company and are therefore not included in the consolidated financial statements.

Stock Based Compensation: Stock options and shares issued under the Employee Stock Purchase Plan are accounted for under Accounting Principles Board Opinion
(APB) No. 25. Stock options are granted at exercise prices not less than the fair value of the common stock on the date of grant. Under APB 25, no compensation expense is recognized related to these plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized based on the estimated fair value of the options and purchase rights on the date of the grant is disclosed in the notes to the consolidated financial statements.

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

Comprehensive  Income: In June of 1997, the Financial Accounting Standards Board
(FASB) issued Statement 130, "Reporting Comprehensive Income", which will be effective for fiscal years beginning after December 15, 1997, and will require reclassification of financial statements for earlier periods. This Statement sets forth guidance regarding the reporting and prominent display of comprehensive income and its components in the financial statements. The adoption of this statement is not expected to have a significant impact on Keystone's financial statements.

Per Share Information: During 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which requires dual presentation of basic and diluted earnings per share. This statement was adopted in 1997 and required restatement of all prior-period earnings per share data. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. Keystone's dilutive securities are limited to stock options granted under various incentive plans.

Historical shares outstanding and per share data have been restated to reflect the 1996 three-for-two stock split.

Treasury Stock: The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost inventory method.

Segment Reporting: In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for years beginning after December 15, 1997. This statement establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas, and major customers. Keystone will adopt the new requirements beginning with its annual report for the year ended December 31, 1998.

Cash Flow Information: Keystone considers cash and due from banks and federal funds sold as cash and cash equivalents. Interest paid on deposits and other borrowings aggregated $233,061,000, $211,302,000, and $196,293,000 in 1997,
1996, and 1995, respectively. Cash payments for income taxes approximated $19,253,000, $23,898,000, and $22,983,000 for 1997, 1996, and 1995,
respectively.

Investments

The amortized cost, related fair value, and unrealized gains and losses for investment securities classified as available-for-sale or held-to-maturity were as follows at December 31 (in thousands):

-------------------------------------- ------------ ---------------------- ------------
                                                            1997
                                                     Available-for-Sale
-------------------------------------- ------------ ---------------------- ------------
                                        Amortized         Unrealized        Fair Value
                                           Cost       Gains      Losses
-------------------------------------- ------------ ---------------------- ------------
Negotiable money market investments        $178,455        $18         $69     $178,404
U.S. Treasury securities                    193,099      1,063          42      194,120
U.S. Government agency obligations          502,483      2,363       1,768      503,078
Obligations of states and political
 subdivisions                                72,487      1,688           4       74,171
Corporate and other securities              131,735      9,918          26      141,627
-------------------------------------- ------------ ---------------------- ------------
Total                                    $1,078,259    $15,050      $1,909   $1,091,400
-------------------------------------- ------------ ---------- ----------- ------------
                                                            1997
                                                      Held-to-Maturity
-------------------------------------- ------------------------------------------------
                                        Amortized         Unrealized        Fair Value
                                           Cost       Gains      Losses
-------------------------------------- ------------ ---------------------- ------------
U.S. Government agency obligations         $366,238     $4,928        $150     $371,016
Obligations of states and political
 subdivisions                               143,910      4,845           5      148,750
Corporate and other securities               18,240        230          18       18,452
-------------------------------------- ------------ ---------------------- ------------
Total                                      $528,388    $10,003        $173     $538,218
-------------------------------------- ------------ ---------- ----------- ------------

--------------------------------------- ------------- --------------------------------
                                                            1996
                                                      Available-for-Sale
--------------------------------------- ------------- --------------------------------
                                          Amortized        Unrealized      Fair Value
                                            Cost       Gains      Losses
--------------------------------------- ------------- --------------------------------
Negotiable money market investments          $194,566       $15        $15    $194,566
U.S. Treasury securities                      244,010     1,083        551     244,542
U.S. Government agency obligations            561,245     2,817      4,624     559,438
Obligations of states and political
 subdivisions                                 101,992     1,669        141     103,520
Corporate and other securities                101,846     6,324        142     108,028
--------------------------------------- ------------- --------------------------------
Total                                      $1,203,659   $11,908     $5,473  $1,210,094
--------------------------------------- ------------- --------- ----------------------
                                                            1996
                                                       Held-to-Maturity
--------------------------------------- ----------------------------------------------
                                          Amortized        Unrealized      Fair Value
                                            Cost       Gains      Losses
--------------------------------------- ------------- --------------------------------
U.S. Government agency obligations           $230,402    $1,997     $1,680    $230,719
Obligations of states and political
 subdivisions                                 134,194     3,308        135     137,367
Corporate and other securities                 15,362       156         78      15,440
--------------------------------------- ------------- --------------------------------
Total                                        $379,958    $5,461     $1,893    $383,526
--------------------------------------- ------------- --------- ----------------------
                                                            1995
                                                      Available-for-Sale
--------------------------------------- ------------- --------------------------------
                                         Amortized        Unrealized        Fair Value
                                           Cost       Gains      Losses
-------------------------------------- ------------- --------------------- ------------
Negotiable money market investments         $237,107         $11       $16     $237,102
U.S. Treasury securities                     327,338       2,137       434      329,041
U.S. Government agency obligations           380,533       2,199     1,236      381,496
Obligations of states and political          107,723       1,763       190      109,296
   subdivisions
Corporate and other securities                92,890       5,565       651       97,804
--------------------------------------- ------------- --------------------------------
Total                                     $1,145,591     $11,675    $2,527   $1,154,739
-------------------------------------- ------------- ----------- --------- ------------
                                                            1995
                                                       Held-to-Maturity
-------------------------------------- ------------------------------------------------
                                         Amortized        Unrealized        Fair Value
                                           Cost       Gains      Losses
-------------------------------------- ------------- --------------------- ------------
U.S. Government agency obligations          $237,122      $4,423      $338     $241,207
Obligations of states and political
   subdivisions                              132,541       4,242       102      136,681
Corporate and other securities                15,599         367        19       15,947
--------------------------------------- ------------- --------------------------------
Total                                       $385,262      $9,032      $459     $393,835
-------------------------------------- ------------- ----------- --------- ------------

Investment securities having a carrying value of $717,785,000 at December 31, 1997, were pledged to secure public and trust deposits and security repurchase agreements.

Security gains and losses included in operating results from 1995 through 1997 were as follows (in thousands):

                          1997            1996           1995
-------------------- --------------- -------------- ---------------
Gains                        $6,847           $980          $1,800
Losses                         (776)          (109)            (11)
-------------------- --------------- -------------- ---------------
      Net                    $6,071           $871          $1,789
-------------------- --------------- -------------- ---------------

The following tables display at December 31, 1997, the amortized cost, related fair values, and the weighted average yield (tax-equivalent basis) available thereon of investment securities maturing at various intervals (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                                                         Available for Sale
-----------------------------------------------------------------------------------------------------------------------------------
                                                            After One,                 After Five,
                                     Within One Year   But Within Five Years       But Within Ten Years          After Ten Years
-----------------------------------------------------------------------------------------------------------------------------------
                                Amortized   Fair          Amortized  Fair          Amortized  Fair         Amortized  Fair
                                  Cost      Value   Yield   Cost     Value  Yield    Cost     Value  Yield   Cost     Value  Yield
-----------------------------------------------------------------------------------------------------------------------------------
Negotiable money market
   investments                  $ 178,455 $178,404  5.54%  $-       $-        -   % $ -      $-        -   % $-      $-        -  %
U.S. Treasury securities          125,202  125,442  5.96     67,897   68,678  6.37    -       -        -      -       -        -
Government agency obligations      56,919   56,935  5.70    346,198  345,840  6.28    81,389   82,171  7.42   17,978   18,132 7.28
Obligations of states and
   political subdivisions           3,675    3,704  5.47     28,399   28,957  4.90    28,899   29,679  5.06   11,514   11,832 5.38
Corporate and other securities      8,664    8,677  6.63     54,753   54,976  6.46       400      400  7.68   67,918   77,573 8.12
-----------------------------------------------------------------------------------------------------------------------------------
Total                           $ 372,915 $373,162  5.68%  $497,247 $498,451  5.94% $110,688 $112,250  5.46% $97,410 $107,537 7.08%
-----------------------------------------------------------------------------------------------------------------------------------

                                                                           Held to Maturity
 -----------------------------------------------------------------------------------------------------------------------------------
                                                            After One,               After Five,
                                     Within One Year   But Within Five Years      But Within Ten Years     After Ten Years
-----------------------------------------------------------------------------------------------------------------------------------
                               Amortized Fair           Amortized  Fair        Amortized  Fair          Amortized  Fair
                                  Cost   Value   Yield     Cost    Value Yield   Cost     Value   Yield   Cost     Value  Yield
-----------------------------------------------------------------------------------------------------------------------------------
Government agency obligations   $ 2,172 $ 2,170  3.58%  $109,589 $110,813 6.67% $135,956  $137,211 6.97% $118,521 $120,822 7.07%
Obligations of states and
  political subdivisions          9,060   9,209  6.53     20,675   21,524 5.87    14,496    15,067 5.46    99,679  102,950 5.52
Corporate and other securities    -       -      -        16,964   17,148 6.53     1,276     1,304 7.27   -            -   -
-----------------------------------------------------------------------------------------------------------------------------------
Total                           $11,232 $11,379  5.96%  $147,228 $149,485 6.54% $151,728  $153,582 6.83% $218,200 $223,772 6.36%
-----------------------------------------------------------------------------------------------------------------------------------

Loans and Leases

The composition of loans and leases was as follows at December 31, (in thousands):


                                                      1997           1996
------------------------------------------------- ------------ - ------------
Consumer financings:
 Consumer loans                                     $1,218,730       $978,157
 Net investment in direct lease financing
  receivables                                          335,017        301,483
------------------------------------------------- ------------ - ------------
                                                     1,553,747      1,279,640

Loans secured by real estate:
 Consumer                                              862,227      1,186,663
 Commercial                                          1,384,923      1,077,017
------------------------------------------------- ------------ - ------------
                                                     2,247,150      2,263,680
Commercial                                             911,669        793,150
------------------------------------------------- ------------ - ------------
Total                                               $4,712,566     $4,336,470
================================================= ============ = ============

At December 31, 1997, substantially all of the consumer real estate loans outstanding were pledged under blanket collateral agreements to secure outstanding Federal Home Loan Bank borrowings. No industry-related concentrations are deemed to exist.

Activity within the allowance for credit losses was summarized as follows (in thousands):

                                              1997         1996         1995
======================================== =========== = ========= = ===========
Balance at January 1                         $56,256     $55,415      $53,708
Allowance obtained through acquisitions        8,311       -----          935

Recoveries on loans previously charged off     2,485       2,393        2,041
Loans charged off                            (17,277)    (12,265)      (9,837)
------------------------------------------------- ------------ - ------------
Net loans charged off                        (14,792)     (9,872)      (7,796)
Provision charged to operations               15,316      10,713        8,568
------------------------------------------------- ------------ - ------------
Balance at December 31                       $65,091     $56,256      $55,415
========================================= ========== = ========== = ==========

                                      41

Total nonaccrual and restructured loan balances and related annual interest data were as follows (in thousands):

                                         1997        1996         1995
------------------------------------- ---------- - --------- - ----------
Nonaccrual                               $20,520     $19,350      $19,142
Restructured                                 489         393          503
------------------------------------- ---------- - --------- - ----------
Total                                    $21,009     $19,743      $19,645
------------------------------------- ---------- - --------- - ----------
Interest computed at original
 terms                                    $2,144      $1,896       $2,045
Interest recognized                          473         598          623
------------------------------------- ---------- - --------- - ----------

At December 31, 1997, there were no significant commitments to lend additional funds on these loans.

The following is a summary presentation of loans that are considered to be impaired as defined under FASB Statement No. 114:


---------------------------------------------------------------------- ---------
At December 31,                                       1997     1996
---------------------------------------------------------------------- ---------
  Recorded investment in impaired loans               $12,805   $7,375
  Amount of allowance for loan losses
    specifically allocated to impaired loans            1,540    1,560
---------------------------------------------------------------------- ---------
For the years ended December 31,                      1997     1996      1995
---------------------------------------------------------------------- ---------
  Average recorded investment in impaired loans        13,305    9,212    10,414
  Interest income recognized on impaired loans            153      326       361
---------------------------------------------------------------------- ---------

Certain directors and executive officers of Keystone and its subsidiaries, and their associates, were indebted to the bank subsidiaries during 1997. Such loans were made in the ordinary course of business and on customary terms. Loan activity during 1997 with these related parties was as follows (in thousands):


  Beginning Balance       Additions         Repayments      Ending Balance
--------------------- ------------------ ----------------- -----------------
      $116,066             $102,287           $93,504          $124,849

Financial Derivatives, Hedging Activity, and Commitments

Keystone engages in activities associated with the use of off-balance sheet derivative financial instruments (derivatives) and hedges to manage its exposure to changes in interest rates. Activities have included limited interest rate swap activity, forward commitments for mortgage banking inventory management, the use of short sales and put options to hedge against the potential deterioration in the value of indirect auto financings held for sale, loan commitments and standby letters of credit made in the ordinary course of its banking business.

At December 31, 1997, outstanding hedging activity was limited to forward mortgage commitments related to management of its mortgage banking inventory. Under the terms of these commitments, Keystone agreed to deliver a specified volume of mortgage loans with a specified portfolio yield, and received a pre-established price commitment pursuant to timely delivery of the mortgage loans. The purpose of these arrangements is to manage the effect of interest rate changes on these loans between the date of the original loan commitment and the date of delivery for sale into the secondary market. At December 31, 1997,

Keystone had entered into commitments to deliver approximately $44,721,000 of mortgage loans for sale into the secondary market. The delivery dates for these commitments are short-term in nature and will expire at various dates in the first half of 1998.

Keystone is a party to financial instruments with off-balance sheet risk used in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

Keystone's maximum exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for the loan commitments and standby letters of credit is the contractual or notional amount of those instruments. Keystone uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount and nature of collateral obtained, if deemed necessary, is based on management's credit evaluation of the couterparty.

Standby letters of credit are agreements used by Keystone's customers as a means of improving their credit standings in dealing with others. Under these agreements, Keystone guarantees certain financial commitments of its customers.

At December 31, 1997, outstanding commitments for loans and standby letters of credit were as follows (in thousands):

          Loan commitments                 $75,574
          --------------------------- ------------
          Standby letters of credit     $1,027,782
          --------------------------- ------------

Premises and Equipment

The following summarizes premises and equipment at December 31, (in thousands):

                                                    1997         1996
---------------------------------------------- ----------- ------------
Land                                               $12,801      $12,333
Buildings                                           97,298       84,085
Equipment                                          108,169       99,000
Leasehold improvements                              15,741       14,676
---------------------------------------------- ----------- ------------
                                                   234,009      210,094
Accumulated depreciation and amortization         (117,394)    (112,162)
---------------------------------------------- ----------- ------------
Total                                             $116,615      $97,932
---------------------------------------------- ----------- ------------

Depreciation  and   amortization   expense  amounted  to  $14,554,000  in  1997,
$13,058,000 in 1996, and $11,616,000 in 1995.

Keystone and its subsidiaries lease various equipment and buildings under operating lease agreements. In 1997, 1996, and 1995, total rent expense amounted to $7,377,000, $7,956,000, and $7,715,000, respectively. Future annual minimum lease payments do not significantly exceed historic levels.

Federal Home Loan Bank Borrowings

The subsidiary banks of Keystone are members of a Federal Home Loan Bank (FHLB) and, as such, can take advantage of the FHLB program for overnight and term advances at published daily rates, which are advantageous to members as compared to issuing notes directly in the market. Under the terms of a blanket collateral agreement, advances from the FHLB are collateralized by first mortgage loans and securities. Advances available under this agreement are limited by available and qualifying collateral and the amount of FHLB stock held by the borrower. At December 31, 1997, Keystone member banks could borrow an additional $836,265,000 based on qualifying collateral. Such additional borrowing would require that the banks increase their investment in FHLB stock by $83,941,200. Outstanding borrowings from the Federal Home Loan Bank are summarized as follows (in thousands):


---------------------------------------------------------------
                                            December 31,
                                           1997         1996
----------------------------------------------------------------
Due 1997, 5.48% to 7.04%                    $------      $67,420
Due 1998, 5.45% to 7.71%                     57,957       48,848
Due 1999, 4.75% to 6.51%                     49,286       30,786
Due 2000, 5.54% to 6.51%                     70,830        2,500
Due 2001, 4.92% to 6.80%                      6,000       71,000
Due 2002, 5.25% to 6.08%                     60,550       ------
Due After 2002, 4.75% to 7.23%                3,527        3,649
------------------------------------ -------------- -----------
                                           $248,150     $224,203
------------------------------------ -------------- ------------

Of the December 31, 1997 outstanding balance, $164,900,000 was either adjustable, variable, or subject to conversion. Of the $164,900,000, $10,000,000 was variable with Prime and $13,500,000 was adjustable with LIBOR. The remaining $141,400,000 are advances which are subject to conversion to adjustable rates at the option of the FHLB at various dates in 1998 and 1999. In the event the FHLB elects to convert these advances to adjustable rates, Keystone has the option to prepay the borrowings without penalty.

Long-term Debt

Long-term debt at December 31 consisted of the following (in thousands):


                                                   1997        1996
----------------------------------------------- ----------- -----------
Medium-term notes, interest at 7.3%                 $99,777      $-----
Other                                                 2,016       2,573
----------------------------------------------- ----------- -----------
Total                                              $101,793      $2,573
----------------------------------------------- ----------- -----------

On May 15, 1997, Keystone Financial Mid-Atlantic Funding Corp., a wholly-owned funding subsidiary of Keystone, issued $100 million of senior medium term notes under a $400 million shelf registration statement. The notes, which mature on May 15, 2004, provide for semi-annual interest payments at a fixed rate of 7.3%, and are unconditionally guaranteed by Keystone. The proceeds from the issuance of the notes were used primarily to finance the acquisition of First Financial of Western Maryland (see Mergers and Acquisitions footnote).

Shareholders' Equity

Series A Junior Participating Preferred Stock (Preferred Stock) (par value $1.00 per share, with voting powers and dividends and liquidation rights per share equal to 187.5 times that of the current common stock) has been established in connection with the adoption of a Shareholders' Rights Plan (Rights Plan). Under the Rights Plan, 200,000 shares of Preferred Stock are reserved for issuance on the exercise of rights attached to the outstanding common stock. The rights are exercisable only if a person or group acquires or announces a tender or exchange offer to acquire 20% or more of Keystone's common stock. In the event a person or group acquires a 20% position, each right not owned by the person or group will entitle its holder to purchase at the exercise price of $70.00, a number of shares of common stock, 5.333 one-thousandths (0.005333) of a share of Preferred Stock, or other securities or assets of Keystone or common shares of the acquiring company having a market value equal to twice the exercise price. At any time after a person or group acquires 20% or more (but less than 50%) of the outstanding common stock, the Board of Directors may exchange part or all of the rights (other than the rights held by the person or group) for shares of common or 5.333 one-thousandths of a share of Preferred Stock on a one-for-one basis. The Board of Directors is entitled to redeem the rights at any time before a 20% position has been acquired. Unless extended, the rights will expire on February 8, 2000.

Stock-based Compensation

Keystone provides eligible employees and directors with various stock option and stock purchasing plans which are more fully described below. Keystone has adopted the disclosure only provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", and accordingly, continues to account for its plans in accordance with APB Opinion No. 25 and related interpretations. As such, no compensation expense has been recognized for its stock option plans and employee stock purchase plan.

Keystone has an employee "Stock Incentive Plan" and a "Nonemployee Directors' Stock Option Plan." Under the terms of these plans, Keystone has reserved for issuance a total of 2,875,000 shares of common stock for qualifying employees and nonemployee directors, of which approximately 2,836,000 are available for future grants. The plans provide for the issuance of nonqualified options and, under the employee plan, incentive stock options. Options are granted at an exercise price not less than the fair market value of Keystone common stock on the date of grant, vest in two years, and expire approximately ten years after the grant date. Keystone also has outstanding options pursuant to predecessor plans and plans of acquired banks.

The following table provides a summary of options outstanding under the "Stock Incentive Plan," the "Nonemployee Directors' Stock Option Plan", and other predecessor or acquired plans.

                               Weighted
                               Average
                               Exercise      Common
                                Price        Shares
---------------------------- ------------ ------------
January 1, 1995                    $16.63    1,954,121
  Granted                          $20.70      201,645
  Exercised                         $9.59     (279,300)
  Terminated                       $20.08      (50,830)
---------------------------- ------------ ------------
December 31, 1995                  $17.92    1,825,636
---------------------------- ------------ ------------
  Granted                          $21.09      312,636
  Exercised                        $10.60      (83,966)
  Terminated                       $20.88      (51,146)
---------------------------- ------------ ------------
December 31, 1996                  $18.62    2,003,160
---------------------------- ------------ ------------
  Granted                          $25.40      307,339
  Exercised                        $16.30     (443,815)
  Terminated                       $23.16      (21,926)
---------------------------- ------------ ------------
December 31, 1997                  $19.61    1,844,758
---------------------------- ------------ ------------

The following table summarizes information about stock options outstanding at December 31, 1997:

-------------------------------------------------------    ---------------------
                       Options Outstanding                  Options Exercisable
-------------------------------------------------------    ---------------------
                                Weighted-
                                 Average       Weighted-              Weighted-
    Range of                    Remaining       Average                Average
    Exercise        Number     Contractual     Exercise    Number     Exercise
    Prices       Outstanding   Life (years)     Price    Exercisable   Price
---------------------------------------------- ---------------------------------
  $4.95 - $10.50       226,944    3.03          $8.95      226,944     $8.95
 $11.13 - $15.98       225,007    3.35         $14.42      218,245    $14.39
 $16.46 - $20.92       478,224    6.83         $19.79      244,590    $19.53
 $21.08 - $26.31       912,763    6.81         $23.41      502,878    $22.22
 $36.00 - $39.94         1,820    4.80         $37.73        -----     -----
--------------------------------------------------------------------------------
  $4.95 - $39.94     1,844,758    5.93         $19.61    1,192,657    $17.71
--------------------------------------------------------------------------------
Options exercisable at the end of 1996 and 1995 were 1,333,422 and 883,029, respectively.

Under the "Employee Stock Purchase Plan", eligible employees are provided an opportunity to purchase Keystone common stock at a discount from market price. The Plan provides for the purchase of stock through payroll deductions at a price which is the lesser of 85% of the fair market value of the common stock as of the first or last day of the annual purchase period. The purchase period commences on July 1 and ends on June 30. Through modifications made to the plan in 1995, Keystone reserved 750,000 shares of common stock, of which 559,000 remain available for future purchases. The amount of common shares issued under this program in 1997, 1996, and 1995 were as follows:

                            Price Per     Shares
                              Share       Issued
-------------------------- ----------- ----------
1997                            $19.20     94,195
1996                            $15.79     97,196
1995                            $15.90     74,249

The following pro forma amounts indicate the net income and earnings per share that would have resulted if compensation expense for the stock option plans and employee stock purchase plan was determined under the recognition provisions of Statement No. 123 using the fair value of the awards at the grant date.


                                          1997          1996         1995
----------------------- ------------- ------------- ------------ -------------
Net Income              As reported        $87,917      $89,506       $79,449
 (in thousands)         Pro forma           86,457       88,348        78,876

Diluted earnings per    As reported          $1.68        $1.70         $1.59
   share                Pro forma             1.65         1.68          1.58

The pro forma effect is not fully reflected in 1995 since Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, and Keystone's options have a two-year vesting period.

Information regarding the weighted-average grant-date fair values for stock options and purchase rights granted in 1997, 1996, and 1995 were as follows:


                                                       Assumptions
                                           ------------------------------------
                                Grant Date  Dividend   Expected  Interest
                                Fair Value   Yield    Volatility   Rate    Life
                               (Per Option
                                 /Share)
------------------------------ -------------------------------------------------
Stock option plans:
     1997                             $4.20      4.2%         15%    6.37%  7yrs
     1996                             $3.01      4.6%         15%    5.50%  7yrs
     1995                             $3.34      4.3%         15%    7.88%  7yrs
Employee stock purchase plan:
     1997                             $6.30      4.5%         15%    5.63%  1yr
     1996                             $4.28      4.1%         12%    5.75%  1yr
     1995                             $3.50      4.8%         13%    5.64%  1yr
------------------------------ -------------------------------------------------

The fair values were estimated using the Black-Scholes model. This model is predominantly used to value traded options, which differ from Keystone's options, and requires the use of numerous assumptions, many of which are subjective in nature. Therefore, the pro forma results are estimates of the impact to operations if compensation expense had been recognized for all stock based compensation plans and are not indicative of the impact on future periods.

Keystone also has a Management Stock Ownership Program (the "Program") which is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to focus on value creation. To accomplish these purposes, the Program establishes stock ownership goals for executive and senior officers of the Corporation to be achieved over a five-year period. In order to assist the officers in attaining their stock ownership goals, a related plan provides for nonrecourse, noninterest-bearing loans, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Keystone common stock at fair market value. The loans are secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of Keystone stock purchased with the loan plus additional shares of stock or other acceptable collateral owned by the executive. The aggregate number of shares which may be issued and sold pursuant to the Program is limited to 750,000 shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events. At December 31, 1997, approximately 650,000 shares remain available for future issuances. During 1997, 1996 and 1995, 6,000, 19,000 and 72,000 shares, respectively, were issued under the Program. At December 31, 1997 and 1996, the amount executives participating in the Program owed Keystone for financed purchases totaled $1,709,000 and $1,786,000, respectively.

Keystone has a dividend reinvestment plan for shareholders under which additional shares of Keystone common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Keystone has reserved 900,000 shares of common stock for this Plan, and approximately 336,000 shares remain unissued. The following number of shares of Keystone common stock were purchased pursuant to this plan: 130,000 in 1997, 98,000 in 1996, and 89,000 in 1995.

Employee Benefit Plans

Keystone provides a noncontributory defined benefit pension plan covering substantially all full-time employees. Plan benefits are based on years of service and qualifying compensation during the final years of employment. A summary of the components of net periodic pension expense for Keystone's defined benefit plan was as follows for the years ended December 31 (in thousands):

                                                      1997       1996       1995
-------------------------------------------------- ---------- ---------- -----------
Service cost benefits earned during the period         $2,907     $2,793      $2,648
Interest cost on projected benefit obligation           5,458      5,166       4,547
Actual return on plan assets                          (20,922)    (9,802)    (13,590)
Net amortization and deferral                          12,940      2,377       7,189
-------------------------------------------------- ---------- ---------- -----------
Pension expense                                          $383       $534        $794
================================================== ========== ========== ===========

The  following  table sets forth the funded  status and  amounts  recognized  in
Keystone's   consolidated   statement  of  condition  as  of  December  31,  (in
thousands):

                                                            1997        1996
--------------------------------------------------------  ---------- -----------
Actuarial present value of the accumulated benefit
   obligation, including vested benefits of $66,042
   in 1997 and $59,432 in 1996                              $66,789     $59,964
-------------------------------------------------------- ----------- -----------
Actuarial present value of projected benefit
obligation for service rendered to date                     (84,890)   $(75,060)
Fair value of plan assets                                   106,239      89,560
-------------------------------------------------------- ----------- -----------
Plan assets in excess of projected benefit obligation        21,349      14,500
Unrecognized net assets at transition                        (3,137)     (3,862)
Unrecognized net gain                                       (12,839)     (5,181)
Unrecognized prior service cost                              (1,497)     (1,501)
--------------------------------------------------------  ---------- -----------
Prepaid pension expense, included in other assets            $3,876      $3,956
======================================================== =========== ===========

Actuarial assumptions used in the determination of the projected benefit obligation were as follows:

                                                      1997     1996    1995
--------------------------------------------------- -------- -------- -------
Rate of increase in future compensation levels         5.50%   5.50%    5.50%
Expected long-term rate of return on plan assets       8.50    8.50     8.00
Weighted average discount rate                         7.00    7.50     7.50
--------------------------------------------------- -------- -------- -------

The unrecognized net assets at transition and the unrecognized prior service costs are being amortized over the expected service lives of eligible employees, which approximate 15 years. Trusteed pension plan assets consist primarily of equity and fixed income securities and short-term investments.

A 401(k) deferred savings plan covers eligible employees of Keystone. The plan provides for a matching employer contribution equal to 60% of the employee contribution. While empolyees can contribute up to 15% of their compensation, the employer match is limited to 5% of employee compensation. Matching contributions are paid entirely in Keystone stock.

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

Group-based incentive plans include both long-term and annual incentive programs designed to focus management and employee efforts on profit performance objectives and revenue growth targets. Employees earn awards under these programs based on the profitability of their operating unit and/or Keystone or based on achievement of revenue-driven sales objectives. Expenses for these plans, a predecessor profit sharing plan, and the above-mentioned 401(k) plan totaled $9,160,000 in 1997, $6,640,000 in 1996, and $6,467,000 in 1995.

Income Taxes

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                December 31,
----------------------------------------- -------------------------
Deferred tax assets:                          1997         1996
----------------------------------------- ------------ ------------
  Allowance for credit losses                 $20,717      $16,388
  Deferred liabilities                          1,879          945
  Compensation accruals                         3,229        2,599
----------------------------------------- ------------ ------------
Deferred tax liabilities:
----------------------------------------- ------------ ------------
  Lease financing activities                  (47,672)     (33,950)
  Net unrealized gains on securities
   available-for-sale                          (4,600)      (2,465)
  Premises and equipment                       (3,862)      (2,542)
  Intangible assets                            (4,044)      (1,494)
  Other                                           287       (1,086)
----------------------------------------- ------------ ------------
Net deferred tax liability                   ($34,066)    $(21,605)
----------------------------------------- ------------ ------------

The provision for income taxes consisted of the following components (in thousands):

                                    1997            1996            1995
--------------------------------- --------- ---- ----------- --- ----------

Deferred provision                  $14,537         $14,880         $11,219
Current provision:
 Federal taxes                       23,229          21,441          22,217
 State taxes                          1,187             859             565
--------------------------------- --------- ---- ----------- --- ----------
Total                               $38,953         $37,180         $34,001
--------------------------------- --------- ---- ---------- ---- ----------

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) was as follows (in thousands):

                                        1997            1996            1995
------------------------------------ ---------- ---- ---------- ---- ----------
Provision on pre-tax income at
 statutory rates                       $44,405         $44,340         $39,708
Tax exempt interest income              (5,089)         (6,212)         (6,863)
Other                                     (363)           (948)          1,156
----------------------------------- ---------- ---- ---------- ---- -----------
Total                                  $38,953         $37,180         $34,001
------------------------------------ ---------- ---- ---------- ---- ----------
Effective Rate                            30.7%           29.3%           30.0%
==================================== ========== ==== ========== ==== ==========
Income taxes attributable to investment security gains were $2,125,000 in 1997, $305,000 in 1996, and $626,000 in 1995.

Earnings Per Share

Effective December 31, 1997, Keystone adopted Statement of Financial Accounting Standards No.128, "Earnings Per Share." This statement requires the dual presentation of basic and diluted earnings per share, and requires the restatement of all prior period earnings per share amounts. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except per share data):

                                       1997           1996           1995
-------------------------------- --------------- -------------- --------------
Numerator                                $87,917        $89,506        $79,449

Denominators:

  Basic shares outstanding                51,693         52,119         49,557
  Dilutive option effect                     627            362            289
-------------------------------- --------------- -------------- --------------
  Dilutive shares outstanding             52,320         52,481         49,846
-------------------------------- --------------- -------------- --------------
EPS:

  Basic                                    $1.70          $1.72          $1.60
  Diluted                                  $1.68          $1.70          $1.59
-------------------------------- --------------- -------------- --------------

Regulatory Capital Requirements

Bank regulators have set forth requirements for risk-based capital, which resulted in the establishment of international capital standards for banks.

The following table provides Keystone's risk-based capital position at the end of 1997 and 1996 and a comparison to the various regulatory capital requirements (in thousands):


                              1997            1996            Well-
                              ----            ----         Capitalized   Minimum
                        Amount  Ratio   Amount     Ratio      Ratio       Ratio
--------------------- -------- ------- --------- -------- ------------- --------
Total capital
 (to risk-weighted
 assets)              $675,575  13.75%  $688,794   15.66%          10%        8%
Tier 1 capital
 (to risk-weighted
 assets)               614,172  12.50    634,590   14.43            6         4
Tier 1 capital
 (to average
 assets)               614,172   9.15    634,590   10.03            5         4
--------------------- -------- -------- --------- -------- ------------ --------

At December 31, 1997 and 1996, each significant subsidiary of Keystone had capital at or above the "well-capitalized" level for each of the three ratios.

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no problems in meeting the current or future capital standards. As of December 31, 1997, each subsidiary bank had been categorized as "well-capitalized" by its primary regulator at its most recent examination.

Restrictions

Under Federal Reserve regulations, depository institutions must maintain reserves in the form of cash or amounts on deposit with Federal Reserve Banks. For the year ended December 31, 1997, Keystone's bank subsidiaries maintained average reserve balances of approximately $53,252,000 in compliance therewith.

Dividends that may be paid to Keystone by the subsidiary banks are limited by state and federal regulations. The related amount available for dividends aggregated $222,000,000 at December 31, 1997. Federal Reserve regulations also limit each subsidiary bank as to the amount it may loan its affiliates, including Keystone. At December 31, 1997, the maximum amount available for loans to affiliates approximated 10% of consolidated net assets.

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

The following schedule displays at December 31, the carrying values and related estimated fair values for financial instruments (in thousands):

                                         1997                     1996
 ------------------------------------------- -----------------------------------

                                 Carrying    Estimated    Carrying   Estimated
                                  Amount     Fair Value    Amount    Fair Value
------------------------------------------- ------------------------------------
Financial Assets:
Cash and due from banks           $206,223     $206,223    $206,972    $206,972
Federal funds sold and other        27,228       27,228      81,413      81,413
Investment securities
  available for sale             1,091,400    1,091,400   1,210,094   1,210,094
Investment securities held
  to maturity                      528,388      538,218     379,958     383,526
Loans held for resale               43,055       43,055      51,225      51,225
Loans, net of allowance for
  credit losses                  4,275,218    4,447,413   3,948,949   3,996,601
Leases                             372,257      380,855     331,265     336,101
------------------------------------------- ------------------------------------
Financial Liabilities:
Time deposits                   $3,023,702   $3,048,175  $2,842,032  $2,848,996
Other deposits                   2,209,463    2,209,463   2,217,689   2,217,689
Short-term borrowings              425,890      425,890     397,964     397,964
FHLB borrowings                    248,150      249,629     224,203     222,349
Long-term debt                     101,793      101,793       2,573       2,573
------------------------------------------- ------------------------------------
Off-Balance Sheet Instruments:
Lending commitments and
  letters of credit                 $-----        $(684)      $-----    $(2,625)
All other                           $-----        $(217)      $-----       $(79)
------------------------------------------- ------------------------------------


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

Loans receivable: For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of comparable credit quality. The carrying amount of accrued interest approximates its fair value.

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

Mergers and Acquisitions

On May 30, 1997 Keystone completed the merger of Financial Trust Corp (Financial Trust), a financial institution with $1.2 billion of assets headquartered in Carlisle, Pennsylvania. Under the terms of the agreement, each Financial Trust shareholder received Keystone common stock at a fixed exchange ratio of 1.65 shares for each Financial Trust share, resulting in the issuance of 14.2 million shares of Keystone stock. The merger was accounted for under the pooling-of-interests method of accounting, and, as such, all prior period information has been restated.

During the second quarter of 1997, Keystone recorded previously announced special charges associated with the merger of Financial Trust. These charges, which totaled $11.4 million, included the estimated expenses for professional services, employment matters, system conversions and occupancy and equipment.

The following summarizes the activity in the special charge accrual (in thousands):


                                                   Paid         Balance at
                                 Initial          During        December 31,
                                 Accrual           1997            1997
---------------------------- -------------- ---------------- --------------
Professional                         $2,400           $2,197           $203
Employment matters                    1,700            1,002            698
Integration and conversion            2,785            2,646            139
Net occupancy and equipment           2,575            1,114          1,461
Other                                 1,950            1,145            805
---------------------------- -------------- ---------------- --------------
                                    $11,410           $8,104         $3,306
---------------------------- -------------- ---------------- --------------
The majority of the remaining expenses will be paid during 1998.

The results of operations and financial condition of Financial Trust were combined with Keystone as follows (in thousands):


                                                 Financial       Consolidated
For the year ended:             Keystone           Trust           Keystone
---------------------------- --------------- ----------------- ----------------
1996:
  Net interest income              $209,763           $52,356         $262,119
  Net income                         69,475            20,031           89,506
1995:
  Net interest income              $197,352           $48,659         $246,011
  Net income                         61,314            18,135           79,449
---------------------------- --------------- ----------------- ----------------

December 31, 1996:
---------------------------- --------------- ----------------- ----------------
Assets                           $5,231,268        $1,219,311       $6,450,579
Liabilities                       4,723,961         1,066,212        5,790,173
Shareholders' equity                507,307           153,099          660,406
---------------------------- --------------- ----------------- ----------------

Financial data for Keystone and Financial Trust from the beginning of 1997 to the date of consummation, May 30, 1997, is presented below:

                                                Financial        Consolidated
                              Keystone            Trust            Keystone
------------------------ ----------------- ------------------ ----------------
  Net interest income              $89,411            $22,623         $112,034
  Net income                        28,773              9,225           37,998
  Dividends declared                23,120              4,796           27,916
------------------------ ----------------- ------------------ ----------------

On May 29, Keystone completed the acquisition of First Financial Corporation of Western Maryland (FFWM), a thrift holding company with assets approximating $355 million based in Cumberland, Maryland. Under the terms of the agreement with FFWM, each of its shareholders received Keystone common stock at a fixed exchange ratio of 1.29 shares of Keystone for each FFWM share, or cash. The issuance of 1.6 million Keystone shares amounted to 60% of the total consideration of $76 million and, accordingly, the transaction was accounted for as a purchase. The transaction resulted in the recognition of goodwill and core deposit intangibles totaling approximately $34 million and $6 million, respectively, which will be amortized over 25 and 10-year periods. The results of FFWM have been included herein from the consummation date of May 29, 1997.

Pro forma results of operations as though FFWM had been combined with Keystone at the beginning of the periods presented do not differ materially from consolidated results presented herein.

During 1995, Keystone completed mergers of two Pennsylvania bank holding companies, Shawnee Financial Services Corporation (Shawnee) and National American Bancorp (NAB); and the acquisition of Martindale Andres & Company (Martindale), a Philadelphia-based asset management firm. The Shawnee and NAB mergers resulted in the issuance of 501,000 and 1,158,000 shares, respectively, of Keystone stock in exchange for 80,200 and 579,000 shares of Shawnee and NAB, respectively. The bank subsidiaries of both Shawnee and NAB were merged into existing Keystone affiliated banks and the mergers were accounted for under the pooling of interests method of accounting. Due to the immaterial impact of both transactions to Keystone's financial position and results of operation, prior periods were not restated. Consolidated results of Keystone include Shawnee's and NAB's results of operations from the consummation dates of October 10, 1995 and December 29, 1995, respectively.

The acquisition of Martindale Andres, which occurred on November 30, 1995 was accounted for under the purchase method of accounting and, accordingly, the results of Martindale's operations were included in Keystone's consolidated results beginning December 1, 1995. Pro forma results of operations of Keystone as though Martindale had been acquired as of January 1 of the respective periods would not have been materially different from the consolidated results presented herein. The purchase price, consisting of both cash and shares of Keystone common stock, was not significant to Keystone's financial condition.

Parent Company Financial Statements

The  following  parent  company  condensed   statements  reflect  the  financial
condition and results of operations of Keystone (in thousands):

                        Statements of Condition
                                                      December 31,
                                                    1997         1996
----------------------------------------------- ------------ ------------
Assets:
   Cash                                               $1,489       $1,027
   Investment securities                              65,024       22,383
   Investments in:
     Subsidiary banks                                630,102      591,786
     Other subsidiaries                              115,624       54,362
   Other assets                                          889        9,911
----------------------------------------------- ------------ ------------
TOTAL ASSETS                                        $813,128     $679,469
----------------------------------------------- ------------ ------------
Liabilities:
   Long-term debt                                   $100,106       $1,669
   Other liabilities                                  27,537       17,394
----------------------------------------------- ------------ ------------
TOTAL LIABILITIES                                    127,643       19,063
Shareholders' Equity                                 685,485      660,406
----------------------------------------------- ------------ ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $813,128     $679,469
----------------------------------------------- ------------ ------------

                             Statements of Income
                                                 Year Ended December 31,
                                                1997       1996        1995
-------------------------------------------- ---------- ----------- -----------
Income:
 Dividends from subsidiaries:
  Bank subsidiaries                             $67,305     $71,891     $48,363
  Other subsidiaries                               ----         134          30
Expenses                                         11,627       2,934       6,889
-------------------------------------------- ---------- ----------- -----------
Income before taxes and undistributed
 earnings of subsidiaries                        55,678      69,091      41,504
Income taxes (benefit)                           (3,712)       (799)     (2,630)
Equity in undistributed earnings
 of subsidiaries                                 28,527      19,616      35,315
--------------------------------------------- ---------- ----------- ----------
NET INCOME                                      $87,917     $89,506     $79,449
-------------------------------------------- ---------- ----------- -----------

                           Statements of Cash Flows
                                                Year Ended December 31,
                                             1997          1996       1995
------------------------------------------ ----------- ----------- -----------
OPERATING ACTIVITIES:
 Net income                                    $87,917     $89,506     $79,449
 Equity in undistributed earnings              (28,527)    (19,616)    (35,315)
 Other                                          14,729       1,042     (10,842)
------------------------------------------ ----------- ----------- -----------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                                    74,119      70,932      33,292
------------------------------------------ ----------- ----------- -----------
INVESTING ACTIVITIES:
 Net (increase) decrease in investments        (38,529)    (13,030)      9,147
 Investments in subsidiaries                   (24,459)     (8,451)     (4,042)
------------------------------------------ ----------- ----------- -----------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                          (62,988)    (21,481)      5,105
------------------------------------------ ----------- ----------- -----------
FINANCING ACTIVITIES:
 Cash dividends declared                       (55,964)    (46,998)    (39,875)
 KSOP activity:
   Common stock proceeds                           819         302         613
   Payment of debt                                (523)       (569)       (562)
 Proceeds of long-term debt                     98,960         ---         ---
 Acquisition of treasury stock                 (72,586)     (9,915)     (6,649)
 Proceeds from issuance of common stock
   under benefits plans                         12,908       7,190       8,151
 Other                                           5,717          34         573
------------------------------------------ ----------- ----------- -----------
NET CASH USED IN FINANCING ACTIVITIES          (10,669)    (49,956)    (37,749)
------------------------------------------ ----------- ----------- -----------
Increase (decrease) in cash                        462        (505)        648
Cash at beginning of year                        1,027       1,532         884
------------------------------------------ ----------- ----------- -----------
CASH AT END OF YEAR                             $1,489      $1,027      $1,532
------------------------------------------ ----------- ----------- -----------

Net Interest Income

Keystone's largest source of revenue is net interest income, which is the difference between interest on earning assets and interest expense on deposits and other borrowed funds. The following table provides a summary of net interest income performance for the three years ended December 31, 1997:



                                                        1997                         1996                        1995
                                          ---------------------------    ---------------------------   --------------------------
(in thousands)                             Average               Yield/    Average              Yield/   Average             Yield/
                                           Balance     Interest   Rate     Balance   Interest   Rate     Balance   Interest   Rate
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
ASSETS
Federal funds sold and other                 $84,032     $5,340   6.35%    $106,374    $5,668   5.33%     $153,528   $9,063   5.90%
Investment securities:
    Negotiable money market investments      108,278      6,155   5.68      153,631     8,583   5.59       98,541     5,773   5.86
    Taxable investment securities          1,174,674     77,034   6.56    1,143,073    71,458   6.25    1,060,838    64,230   6.05
    Nontaxable investment securities(1)      225,384     17,557   7.79      235,731    18,953   8.04      223,046    19,525   8.75
Loans held for resale                         77,330      6,408   8.29       53,656     4,688   8.74       21,378     1,636   7.65
Consumer loans (2) (3)                     1,523,659    136,257   8.94    1,271,662   113,377   8.92    1,159,363   103,071   8.89
Real estate loans (1) (2) (3)              2,239,664    196,964   8.79    2,209,179   196,152   8.88    2,187,063   193,349   8.84
Commercial loans (1) (2) (3)                 809,306     73,883   9.13      708,328    63,514   8.97      640,408    59,457   9.28
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Total earning assets                       6,242,327   $519,598   8.32%   5,881,634  $482,393   8.20%   5,544,165  $456,104   8.23%
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Allowance for credit losses                  (61,800)                       (56,211)                      (55,324)
Other assets                                 449,475                        407,225                       382,395
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Total Assets                              $6,630,002                     $6,232,648                    $5,871,236
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
LIABILITIES AND SHAREHOLDERS' EQUITY
NOW deposits                                $330,514     $4,865   1.47%    $532,480    $7,889   1.48%    $586,576   $10,614   1.81%
Savings deposits                             600,759     11,065   1.84      569,814    12,515   2.20      603,918    13,826   2.29
Money market deposits                        650,082     16,306   2.51      536,237    12,732   2.37      501,709    12,929   2.58
Time deposits                              2,967,437    162,662   5.48    2,759,973   153,121   5.55    2,501,740   139,202   5.56
Short-term borrowings                        371,645     18,134   4.88      323,938    14,506   4.48      257,113    12,747   4.96
FHLB borrowings                              240,533     14,677   6.10      159,503    10,175   6.38      178,791    10,955   6.13
Long-term debt                                64,016      4,785   7.47        3,569       363  10.17        5,574       502   9.01
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Total interest-bearing liabilities         5,224,986   $232,494   4.59%   4,885,514  $211,301   4.33%   4,635,421  $200,775   4.33%
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Demand deposits                              606,907                        604,536                       576,445
Other liabilities                            135,789                        107,247                        92,008
Shareholders' equity                         662,320                        635,351                       567,362
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Total Liabilities and Equity              $6,630,002                     $6,232,648                    $5,871,236
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Interest rate spread                                              3.87%                         3.87%                         3.90%
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Net interest income and net
  interest margin                                      $287,104   4.59%              $271,092   4.61%              $255,329   4.61%
Tax-equivalent adjustment                                (8,860)                       (8,973)                       (9,318)
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----
Net interest income                                    $278,244                      $262,119                      $246,011
----------------------------------------- ----------   --------   -----   ---------  --------   -----   ---------  --------   ----

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates (in thousands):



                                                    1997 change from 1996            1996 change from 1995
                                                 ---------------------------      --------------------------
                                                 Total     Change due to(4)       Total     Change due to(4)
                                                 Change    Volume      Rate       Change    Volume      Rate
                                                 ------    ------      ----       ------    ------      ----

Interest income on: Federal funds sold and other   ($328)    ($1,400)   $1,072     ($3,395)   ($2,606)   ($789)
                    Investment securities(1)       1,752        (156)    1,908       9,466      9,697     (231)
                    Loans held for resale          1,720       1,973      (253)      3,052      2,790      262
                    Loans and leases (1)(2)(3)    34,061      39,782    (5,721)     17,166     17,844     (678)
---------------------------------------------------------------------------------------------------------------
                                                  37,205      40,199    (2,994)     26,289     27,725   (1,436)
---------------------------------------------------------------------------------------------------------------
Interest expense on: NOW deposits                  3,024       2,973        51       2,725        919    1,806
                     Savings deposits              1,450        (652)    2,102       1,311        762      549
                     Money market deposits        (3,574)     (3,968)      394         197     (1,641)   1,838
                     Time deposits                (9,541)     (2,623)   (6,918)    (13,919)   (13,452)    (467)
                     Short-term borrowings        (3,628)     (2,255)   (1,373)     (1,759)    (3,079)   1,320
                     FHLB borrowings              (4,502)     (4,962)      460         780      1,217     (437)
                     Long-term debt               (4,422)     (4,543)      121         139        198      (59)
---------------------------------------------------------------------------------------------------------------
                                                 (21,193)    (16,030)   (5,163)    (10,526)   (15,076)   4,550
---------------------------------------------------------------------------------------------------------------
Net Interest Income Change - Tax Equivalent      $16,012     $24,169   ($8,157)    $15,763    $12,649   $3,114
---------------------------------------------------------------------------------------------------------------

(1)  Interest income and yields are adjusted to a fully taxable-equivalent basis using a 35% tax rate.
(2)  Non-performing loans are included in the average balances.
(3)  Interest on loans includes fees on loans of $6,523,000 in 1997, $5,954,000 in 1996, and $3,696,000 in 1995.
(4)  The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the absolute dollar amounts of each change.
                                       60

GAP

Interest rate sensitivity is evidenced by the changes in net interest income and net interest margin relative to changes in market interest rates. One indicator of interest rate sensitivity is GAP, which measures the volume difference between interest rate sensitive assets and liabilities. The following table apportions the balance sheet at December 31, 1997, into rate sensitive periods based on the repricing or maturity dates of the various cash-flow streams (in thousands).

                                                                        Rate-Sensitive
---------------------------------------------------------------------------------------------------------------------
                                              1 to 90    91 to 180    181 to 360   1 to 2      Beyond
                                               Days         Days         Days      Years       2 Years       Total
---------------------------------------------------------------------------------------------------------------------
       Federal funds sold and other         $   27,228   $       -   $        -  $        -   $        -   $   27,228
       Investment securities                   300,189      50,838      132,199     159,565      976,997    1,619,788
       Loans held for resale                    16,134       3,193       21,833       1,895            -       43,055
       Consumer loans                          360,682     119,823      220,418     350,150      502,674    1,553,747
       Consumer mortgages                      112,868     110,925      162,332      72,512      403,590      862,227
       Commercial real estate loans            507,991      57,788      116,623     142,936      559,585    1,384,923
       Commercial loans                        653,298      21,314       22,199      34,920      179,938      911,669
---------------------------------------------------------------------------------------------------------------------
           Total earning assets              1,978,390     363,881      675,604     761,978    2,622,784    6,402,637
---------------------------------------------------------------------------------------------------------------------
       Other assets                                  -           -            -           -      438,700      438,700
---------------------------------------------------------------------------------------------------------------------
            TOTAL ASSETS                    $1,978,390   $ 363,881   $  675,604  $  761,978   $3,061,484   $6,841,337
---------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
       NOW deposits                         $  226,385   $       -   $        -  $        -   $  385,465   $  611,850
       Savings deposits                         69,230           -            -           -      169,492      238,722
       Money market deposits                   366,772       9,839        9,839           -      335,277      721,727
       Time deposits                         1,218,939     359,177      465,119     603,034      377,433    3,023,702
       Short-term borrowings                   404,915         200          100      20,675            -      425,890
       FHLB borrowings                         110,142      27,350       43,925      43,689       23,044      248,150
       Long-term debt                            1,972          44            -           -       99,777      101,793
---------------------------------------------------------------------------------------------------------------------
         Total interest-bearing liabilities  2,398,355     396,610      518,983     667,398    1,390,488    5,371,834
---------------------------------------------------------------------------------------------------------------------
       Demand deposits                               -           -            -           -      637,164      637,164
       Other liabilities                             -           -            -           -      146,854      146,854
       Shareholders' equity                          -           -            -           -      685,485      685,485
---------------------------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY         $2,398,355   $ 396,610   $  518,983  $  667,398   $2,859,991   $6,841,337
---------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity                   $ (419,965)  $ (32,729)  $  156,621  $   94,580   $  201,493
Cumulative GAP                              $ (419,965)  $(452,694)  $ (296,073) $ (201,493)
---------------------------------------------------------------------------------------------------------------------

Other Liquidity Elements

The predominant source of income from earning assets is derived from the loan portfolio. Commercial loans and commercial loans secured by real estate comprise 49% of total loans and are closely monitored in terms of the volume of loans which are sensitive to changes in interest rates. The following table shows the maturity of commercial loans and commercial loans secured by real estate as of December 31, 1997(in thousands):

                                                    After
                                                   One But
                                                   Within      After
                                       Within       Five       Five
                                      One Year      Years      Years       Total
------------------------------------ ----------- ---------- ----------- ------------
Commercial                              $485,357   $265,354    $160,958     $911,669
Commercial real estate                   273,842    431,993     679,088    1,384,923
------------------------------------ ----------- ---------- ----------- ------------
                                        $759,199   $697,347    $840,046   $2,296,592
------------------------------------ ----------- ---------- ----------- ------------
Loans maturing after one year with:
Fixed interest rates:
 Commercial                                        $137,266     $69,143
 Commercial real estate                             208,622     347,346
Variable interest rates:
 Commercial                                         128,088      91,815
 Commercial real estate                             223,371     331,742
------------------------------------ ----------- ---------- ----------- ------------
Total                                              $697,347    $840,046
------------------------------------ ----------- ---------- ----------- ------------

Deposits with balances exceeding $100,000 and short-term borrowings are not considered core funding sources because they are generally short-term in nature and are subject to competitive bids. The following is a maturity summary of deposits of $100,000 or more at December 31, 1997 (in thousands):

                                     Certificates of       Other Time
                                        Deposit of        Deposits of
                                     $100,000 or more   $100,000 or more
----------------------------------- ------------------ ------------------
3 months or less                              $139,618             $4,473
Over 3 months through 6 months                  57,530              3,881
Over 6 months through 12 months                 45,997              5,969
Over 12 months                                  83,824             24,109
----------------------------------- ------------------ ------------------
Total                                         $326,969            $38,432
----------------------------------- ------------------ ------------------

The following table presents the amounts and interest rates for federal funds purchased and security repurchase agreements for each of the last three years (in thousands):

                                                   1997        1996         1995
---------------------------------------------- ------------ ----------- ------------
Balance at December 31,                            $399,730    $368,886     $312,494
Weighted average interest rate at year end            4.75%       4.75%        4.52%
Maximum amount outstanding at any month end        $405,268    $377,727     $322,256
Average amount outstanding during the year         $367,102    $307,225     $246,357
Weighted average interest rate during the
  year                                                4.78%       4.58%        5.00%
---------------------------------------------- ------------ ----------- ------------

Investment Portfolio Analysis

Keystone's investment policy specifically addresses the use of derivatives and other hedging activities and provides for specific restrictions on the type and extent of Keystone's exposure.

A narrow definition of financial derivatives includes off-balance sheet instruments such as futures, forwards, swaps, and options which are designed to manage various types of business risks. Keystone has historically made limited use of the off-balance sheet derivatives known as "interest rate swaps" as a means to manage the income exposure associated with changes in interest rates, as well as forward commitments, put options, and short sales to manage exposure to market risk.

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

Interest Rate Swaps

Interest rate swaps are "off"-balance sheet instruments which provide for the exchange of interest payments on a specified principal amount (notional amount) for a specified period of time. Investment policy requires that Keystone may execute a swap contract only as a hedge of an interest rate position and not for the purpose of speculation or trading. That policy further requires that swap contracts must be approved in advance by the affiliate banks' president and parent company executives, and that swap counterparties must be reviewed for credit-worthiness on at least an annual basis. Keystone's policy also sets forth specific limitations on exposure to a single counterparty and sets an aggregate limit on the notional value of interest rate swaps at 50% of capital.

Other Hedging Activity

Forward mortgage commitments, as well as put options and short sales of U.S. Treasury securities, have been used to reduce the market risk, associated with interest rate fluctuations, of fixed-rate consumer mortgages and indirect automobile loans held for sale. In accordance with Keystone's written policy, such transactions must be ratified by the Board of Directors and can only be executed as a hedge of market risk and not for the purpose of speculation or trading. Such activity is self-limited by the level of loan production.

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

Other more volatile forms of CMO's include interest-only, principal-only, and inverse floating bonds, which are subject to even more stringent limits set forth in Keystone's investment policy. At December 31, 1997, Keystone had none of these volatile forms of CMO's in its investment portfolio. An even higher-risk form of CMO's, known as CMO residuals, are specifically designated as prohibited investments under Keystone's investment policy.

Structured Notes

A structured note is a debt security whose cash flow characteristics, including coupon rate, redemption amount or redemption rate may be dependent on one or more indices or future cash flow adjustment. Keystone's activity in structured notes has been limited to U.S. Government Agency index amortization notes
(IANs), whereby the principal balance amortizes according to the prepayments on a specific collateral pool of mortgage-backed securities. Keystone's investment in structured notes is also limited by investment policy guidelines and aggregated $9,968,000 at the end of 1997.

The following presentation provides an analysis of the composition of investments included in both investments available-for-sale and investments held-to-maturity. This comparison includes a detailed presentation of derivative financial instruments included in the U.S. Government agency category (in thousands):


                                                  December 31, 1997
-------------------------------------- ----------------------------------------
                                         Amortized      Market     Unrealized
                                           Cost         Value      Gain/(Loss)
-------------------------------------- ------------- ------------ -------------
U.S. Government Agency Obligations:
 Conventional                               $671,826     $674,358       $2,532
 Mortgage-backed                             125,450      127,693        2,243
 CMO's:
     PAC's(1)                                 21,611       21,610           (1)
     VADM's (2)                               10,966       11,023           57
     TAC's (3)                                 6,190        6,179          (11)
     Other                                    22,710       23,131          421
 Structured notes                              9,968       10,100          132
-------------------------------------- ------------- ------------ -------------
 Subtotal                                    868,721      874,094        5,373
-------------------------------------- ------------- ------------ -------------
Negotiable money market instruments          178,455      178,404          (51)
U.S. Treasury securities                     193,099      194,120        1,021
State and political subdivision
 obligations                                 216,397      222,921        6,524
Corporate and other                          149,975      160,079       10,104
-------------------------------------- ------------- ------------ -------------
     Total                                $1,606,647   $1,629,618      $22,971
-------------------------------------- ------------- ------------ -------------

(1) A PAC(planned amortization class) has a principal payment schedule that is guaranteed within a predetermined range of mortgage prepayment rates, i.e. has built-in call protection, lower prepayment risk and lower average life variability.
(2) A VADM(very accurately defined maturity) has a stated final payment date which provides protection from mortgage payment extension risk.
(3) A TAC(targeted amortization class) has a payment schedule that offers some call protection if mortgage prepayments increase, but little to no extension protection if prepayments slow down.

Credit Risk and Loan Portfolio Analysis

Keystone's objective as a lending institution is to profitably meet the credit needs of customers within the communities in which it operates. Credit risk and lending practices are governed by written policies and procedures which have been designed to provide for an acceptable level of risk and compensating return. These policies have also established requirements for lending authority, underwriting practices, collateral standards, lending concentrations, geographic limits, and other important elements of the credit process. Significant policies are reviewed, at a minimum, on an annual basis.

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

Loan Composition

Keystone maintains a diverse loan portfolio. The composition of Keystone's loan portfolio is illustrated in the following comparison of loan balances at the end of each of the last five years (in thousands):


                      1997      1996          1995         1994         1993
---------------- ----------- ----------- ------------ ------------ -------------
Commercial:
Commercial and
  industrial        $637,617    $547,153     $487,843     $426,434      $404,171
Floor plan
  financing          203,189     172,248      167,504      150,066       118,362
Obligations of
  political
  subdivisions        70,863      73,749       64,677       60,160        58,915
---------------- ----------- ----------- ------------ ------------ -------------
                     911,669     793,150      720,024      636,660       581,448
---------------- ----------- ----------- ------------ ------------ -------------
Commercial Real
Estate:
Commercial and
  industrial       1,080,776     843,746      828,508      840,910       799,614
Multi-family
  residential        130,148      99,074       92,544       84,548        91,288
Obligations of
  political
  subdivisions        40,930      29,686       33,010       31,023        27,037
Construction
  and land
  development        117,503      91,755       86,983       68,652        63,074
Agricultural          15,566      12,756       13,363       14,364        14,424
---------------- ----------- ----------- ------------ ------------ -------------
                   1,384,923   1,077,017    1,054,408    1,039,497       995,437
---------------- ----------- ----------- ------------ ------------ -------------
Consumer:
Real estate          862,227   1,186,663    1,206,547    1,184,346     1,042,375
Installment          704,242     626,573      631,584      655,163       550,152
Home equity          473,365     311,086      256,505      227,110       185,083
Personal lines
  of credit           41,123      40,498       43,244       46,392        30,645
Leases               335,017     301,483      184,554      111,732        55,070
---------------- ----------- ----------- ------------ ------------ -------------
                   2,415,974   2,466,303    2,322,434    2,224,743     1,863,325
---------------- ----------- ----------- ------------ ------------ -------------
Total             $4,712,566  $4,336,470   $4,096,866   $3,900,900    $3,440,210
---------------- ----------- ----------- ------------ ------------ -------------

Concentration Risk

The diversity of Keystone's loan portfolio is directly influenced by Keystone's efforts to manage credit risk. Keystone's credit policy has established specific limits on the level of credit to a borrower or single group of borrowers, which serve to reduce concentration risk. This diversity is evidenced by the absence of industry and customer concentrations.

o The largest group of customers in a single industry to whom Keystone provides credit extensions is automobile dealers. At December 31, 1997 credit extensions totaling $258,547,000 were outstanding, and consisted of floor plan and related commercial loans and mortgages.

o Keystone has no dependence on a single customer. The top ten credit relationships account for only 4% of the total loans outstanding at the end of 1997.

Geographic Risk

In addition to industry or customer concentrations, credit risk is also affected by the geographic characteristics of the loan portfolio. The credit risk profile of Keystone's portfolio is enhanced by the stable economic climate and the industry diversification of Keystone's-defined market.

o The overwhelming majority of Keystone's lending activities are conducted within its own defined market.

o  Keystone has no loan exposure in foreign countries.

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

Keystone has examined its exposure to commercial and commercial real estate loans. This examination included a review of all customer account relationships and classification of credits into risk-related categories. The following table summarizes the commercial and commercial real estate segments of the portfolio (in thousands):

                                    December 31, 1997
-----------------------------------------------------------
                                                Average
                                Balance       Relationship
----------------------------- ------------ - --------------
Commercial loans                  $911,669
Commercial real estate           1,384,923
----------------------------- ------------ - --------------
                                $2,296,592             $121
----------------------------- ------------ - --------------

At December 31, 1997, approximately 37% of the balance of commercial real estate was nonowner occupied. Individual categories of nonowner-occupied in excess of $75 million were office buildings and apartment/rental units which totaled $123,356,000 and $129,773,000, respectively.

Secondary Market Activity

Keystone sells a significant portion of its fixed consumer mortgages to secondary market investors. Keystone recognizes an income stream from the servicing of these loans subsequent to the sale. The sale of these loans enables mortgage loans to be self-funding.

Allocation of Allowance

The allowance for credit losses is maintained at a level adequate to absorb losses associated with credit risk. Management exercises its judgment to allocate the allowance to specific categories of loans. The following table summarizes the allocation of the allowance for credit losses at December 31, (in thousands):


                             1997       1996      1995       1994       1993
-------------------------- --------- ---------- --------- ---------- ----------
Commercial                   $11,266     $9,944   $11,450    $11,168    $11,564
Real estate secured:
  Commercial                  12,630     11,922    11,969     12,104     13,338
  Consumer                     1,849      2,324     2,251      2,563      2,957
Consumer                      16,844     12,693     7,724      7,036      6,854
General risk                  22,502     19,373    22,021     20,837     16,371
-------------------------- --------- ---------- --------- ---------- ----------
                             $65,091    $56,256   $55,415    $53,708    $51,084
-------------------------- --------- ---------- --------- ---------- ----------

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

Keystone assesses the reasonableness of the allocation of the allowance by preparing a percentage-based comparison of the allocated allowance to the actual loan portfolio. At December 31, the following comparison is provided:

                                1997       1996      1995       1994      1993
---------------------------- ---------- ---------- --------- ---------- --------
Commercial:
% of Total loans                   19%        18%       18%        16%       17%
% Allocation of allowance          17%        18%       21%        21%       23%
Commercial real estate:
% of Total loans                   29%        25%       26%        27%       29%
% Allocation of allowance          19%        21%       22%        23%       26%
Consumer real estate:
% of Total loans                   18%        27%       29%        30%       30%
% Allocation of allowance           3%         4%        4%         5%        6%
Consumer:
% of Total loans                   34%        30%       27%        27%       24%
% Allocation of allowance          26%        23%       14%        13%       13%
General Risk:
% Allocation of allowance          35%        34%       39%        38%       32%
---------------------------- ---------- ---------- --------- ---------- --------
Total loans                       100%       100%      100%       100%      100%
---------------------------- ---------- ---------- --------- ---------- --------
Allocation of allowance           100%       100%      100%       100%      100%
---------------------------- ---------- ---------- --------- ---------- --------

                             Quarterly Information
Income Performance

                                                 1997
--------------------------------------------------------------------------------
  (in thousands, except per  Fourth         Third        Second       First
   share data                Quarter        Quarter      Quarter      Quarter
------------------------- -------------- ------------- ------------ ------------
Interest income                $131,273      $132,215     $126,804     $120,446
Interest expense                 60,650        60,446       57,341       54,057
------------------------- -------------- ------------- ------------ ------------
Net interest income              70,623        71,769       69,463       66,389
Provision for credit
losses                            3,544         4,319        3,659        3,794
------------------------ -------------- ------------- ------------- ------------
Net interest income after
 provision                       67,079        67,450       65,804       62,595
Noninterest income               21,681        20,825       20,429       20,926
Security transactions             2,842         3,524         (444)         149
Noninterest expense              55,329        55,531       63,768       51,362
------------------------ -------------- ------------- ------------- ------------
Income before income taxes       36,273        36,268       22,021       32,308
Income taxes                     10,709        11,668        7,039        9,537
------------------------ -------------- ------------- ------------- ------------
Net income                      $25,564       $24,600      $14,982      $22,771
------------------------ -------------- ------------- ------------- ------------
Tax effect of security
   transactions                    $995        $1,233        ($155)         $52
------------------------ -------------- ------------- ------------- ------------
Earnings per share:
 Basic                            $0.49         $0.48        $0.29        $0.44
 Diluted                           0.49          0.47         0.29         0.43
Dividends per share               $0.28         $0.26        $0.26        $0.26
Average shares outstanding   51,979,519    51,834,406   51,320,373   51,630,443
------------------------ -------------- ------------- ------------- ------------

                                                  1996
--------------------------------------------------------------------------------
(in thousands, except per    Fourth         Third        Second       First
    share data)              Quarter        Quarter      Quarter      Quarter
------------------------ -------------- ------------- ------------- ------------
Interest income                $120,864      $119,070     $116,634     $116,852
Interest expense                 54,470        53,955       51,139       51,737
------------------------ -------------- ------------- ------------- ------------
Net interest expense             66,394        65,115       65,495       65,115
Provision for credit
   losses                         3,778         2,494        2,307        2,134
------------------------ -------------- ------------- ------------- ------------
Net interest income after
   provision                     62,616        62,621       63,188       62,981
Noninterest income               18,727        17,861       16,814       17,252
Security transactions                (2)           29          314          530
Noninterest expense              49,475        49,716       47,650       49,404
------------------------ -------------- ------------- ------------- ------------
Income before income taxes       31,866        30,795       32,666       31,359
Income Taxes                      9,077         8,508        9,897        9,698
------------------------ -------------- ------------- ------------- ------------
Net income                      $22,789       $22,287      $22,769      $21,661
------------------------ -------------- ------------- ------------- ------------
Tax effect of security
   transactions                    $(1)           $10         $110         $186
------------------------ -------------- ------------- ------------- ------------
Earnings per share:
 Basic                            $0.44         $0.43        $0.43        $0.42
 Diluted                           0.44          0.42         0.43         0.41
Dividends per share              $ 0.26         $0.24        $0.24        $0.24
Average shares outstanding   52,134,311    52,243,456   52,116,068   52,041,141
------------------------ -------------- ------------- ------------- ------------

STOCK INFORMATION

Market Prices and Dividends

The common stock of Keystone Financial, Inc. trades on The Nasdaq Stock MarketSM under the symbol KSTN. The Nasdaq Stock MarketSM, which began operation in 1971, is the world's first electronic securities market and the fastest growing stock market in the U.S. Nasdaq utilizes today's information technologies-computers and telecommunications-to unite its participants in a screen-based, floorless market. This competitive marketplace, along with the many products and services available to issuers and their shareholders, attracts today's largest and fastest growing companies to Nasdaq. More domestic and foreign companies list on Nasdaq than on all other U.S. stock markets combined. At the close of business on January 30, 1998, there were approximately 15,056 shareholders of record.

The table below sets forth the quarterly range of high and low closing sales prices for Keystone common stock as reported by NASDAQ and dividends declared per common share.

                         Quarterly Closing      Dividends
                         Sales Price Range      Declared
-------------------- ------------ ------------ ------------
                         High         Low
-------------------- ------------ ------------ ------------
1997
-------------------- ------------ ------------ ------------
I                          $28.00       $24.88        $0.26
II                          33.25        24.50         0.26
III                         38.88        30.56         0.26
IV                          41.00        34.00         0.28
-------------------- ------------ ------------ ------------
                                                      $1.06
==================== ============ ============ ============
1996
-------------------- ------------ ------------ ------------
I                          $22.83       $19.83        $0.24
II                          22.75        20.75         0.24
III                         25.33        21.67         0.24
IV                          27.75        24.50         0.26
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