Form 10-K, Exhibit 13
period 1998-12-31
KEYSTONE FINANCIAL INC
filed 1999-03-30
CIK 717809

EXHIBIT 13.1

Selected Financial Data


(in thousands except per share data)                Year Ended December 31,
                                            1998       1997         1996         1995       1994
---------------------------------------------------------------------------------------------------
Operations:
---------------------------------------------------------------------------------------------------
Interest income                        $  517,649 $   510,738   $  473,420  $  446,786 $  386,894
Interest expense                          240,684     232,494      211,301     200,775    152,463
---------------------------------------------------------------------------------------------------
Net interest income                       276,965     278,244      262,119     246,011    234,431
Provision for credit losses                17,150      15,316       10,713       8,568     10,324
Noninterest income                        108,813      89,932       71,525      58,137     51,921
Noninterest expense                       223,189     225,990*     196,245     182,130    182,333
Income tax expense                         45,692      38,953       37,180      34,001     25,907
---------------------------------------------------------------------------------------------------
Net Income                             $   99,747 $    87,917*  $   89,506  $   79,449  $  67,788
---------------------------------------------------------------------------------------------------
Pre-tax security gains, included above $  11,018  $     6,071   $      871  $    1,789  $     978
---------------------------------------------------------------------------------------------------

Net interest spread                       3.71%        3.87%         3.87%      3.90%       4.11%
Impact of noninterest funds                .71          .72           .74        .71         .57
---------------------------------------------------------------------------------------------------
Net interest margin                       4.42%        4.59%         4.61%      4.61%       4.68%
---------------------------------------------------------------------------------------------------

Per Share:
-----------------------------------------------------------------------------------------------------
Net income:
     Basic                                $1.94       $1.70*        $1.72      $1.60        $1.38
     Diluted                               1.92        1.68*         1.70       1.59         1.37
Dividends                                  1.13        1.06          0.98       0.93         0.86
Dividend payout ratio                     58.25%      63.65%        56.98%     58.13%       54.85%
Average shares outstanding             51,446,436  51,692,534   52,118,819   49,557,082  49,188,961
-----------------------------------------------------------------------------------------------------
Balances at December 31:
-----------------------------------------------------------------------------------------------------
Loans & leases                       $  4,459,783 $ 4,712,566  $ 4,336,470  $ 4,096,866 $ 3,900,900
Allowance for credit losses               (60,274)    (65,091)     (56,256)     (55,415)    (53,708)
Total assets                            6,968,227   6,841,337    6,450,579    6,213,222   5,796,576
Deposits                                5,231,718   5,233,165    5,059,721    4,993,608   4,726,842
FHLB borrowings & long-term debt          557,266     349,943      226,776      168,564     155,752
Shareholders' equity                      661,665     685,485      660,406      621,766     533,643

Ratios:
-----------------------------------------------------------------------------------------------------
Return on average assets                   1.45%       1.33%         1.44%      1.35%        1.23%
Return on average equity                  14.63       13.27         14.09      14.00        12.90
Equity to assets, average                  9.92        9.99         10.19       9.66         9.53
Risk adjusted capital ratios:
 Leverage ratio                            8.66%       9.15%        10.03%     10.12%        9.59%
 "Tier 1"                                 12.59       12.50         14.43      14.48        13.75
 "Total" capital                          13.84       13.75         15.66      15.67        15.00


Loans to deposits, year-end               85.25%      90.05%        85.71%     82.04%       82.53%
Allowance for credit losses to loans       1.35        1.38          1.30       1.35         1.38

Nonperforming assets to loans              0.65%       0.55%         0.65%      0.72%        0.87%
Loans 90 days past due                     0.64        0.70          0.46       0.41         0.25
-----------------------------------------------------------------------------------------------------
Total risk elements to loans               1.29%       1.25%         1.11%      1.13%        1.12%
---------------------------------------------------------------------------------------------------
*Merger-related  special  charges in 1997  reduced net income by $8.6 million or
$0.17 per share and increased noninterest expenses by $11.4 million.

Financial Review

This review has been provided to present information needed to fully understand the financial condition and the results of operations of Keystone Financial Inc., (Keystone). The review will include comparisons of financial performance for 1998, 1997, and 1996. Results for 1997 were influenced by the impact of special charges incurred in connection with a merger that was completed in that year. Unless otherwise indicated, all year-to-year comparisons will be presented exclusive of these special charges. Throughout this review, net interest income and the yield on earning assets are presented on a fully-tax equivalent basis. Additionally, balances represent average daily balances unless otherwise indicated.

1998 Summary

Performance Results

Keystone's 1998 performance, like that of many financial institutions, reflected underlying strength despite forces which constrained the rate of performance improvement. Results were influenced by both changes in national and international economic conditions and by Keystone's strategic evolution as a diversified financial services company. On the economic front, low inflation, reduced interest rates, higher consumer confidence, and strong consumer spending all contributed to a continuation of our national economic expansion. On the other hand, the third quarter stock market correction, rising consumer delinquencies, the fallout from the Asian crisis, and the possibility of an inverted yield curve all combined to increase the possibility of recessionary pressures beyond 1998.

In much the same way, Keystone's 1998 performance was influenced by these contrasting conditions. Net income reached $99.7 million during 1998, a modest 3.4% improvement over core 1997 performance results of $96.5 million. Likewise, EPS rose to $1.94 versus core EPS of $1.87, or 3.7% growth. Keystone's ROA and ROE were 1.45% and 14.63%, respectively, compared to 1.46% and 14.54% in 1997. Comparable peer group ratios for Keefe, Bruyette, and Woods, Inc. financial institutions with assets between and $5 and $10 billion were 1.33% and 14.43%.

The three major essentials of improved profit performance for a financial institution are increased revenues, management of credit quality, and control over operating expenses. Keystone's revenue base expanded during 1998, including the impact of strong growth in noninterest revenue sources such as asset management, mortgage banking, and electronic banking. Conversely, Keystone experienced a slight decline in its largest source of revenue, net interest income. Low interest rates, which helped create conditions wherein asset management and mortgage banking activities have flourished, also created more competitive conditions that reduced the spread between earning asset yields and funding costs, and compressed net interest income. Similarly, while consumer spending and lower rates spurred increases in the consumption of credit, the number of consumer defaults also increased, raising Keystone's charge-off levels and loan loss provision. Finally, management's efforts in controlling overhead expenses combined with the successful integration of 1997 merger partners resulted in only modest growth in operating expenses and contributed to improved overall performance in 1998.

Strategic Evolution

Keystone's desire for improved performance, combined with its ongoing evolution into a diversified provider of financial services within the communities it serves, was the catalyst for the decision to combine its seven separate banking charters at the end of 1998. Effective December 31, 1998, Keystone's seven banks operate under one name: Keystone Financial Bank, N.A. This change will represent a significant adjustment within Keystone's internal operations. Customers, however, will continue to be served under the banner of "Relationship Banking", with a corporate culture emphasizing community banking and localized service. Externally, the change will provide Keystone with a common platform from which to serve customers throughout its markets, expanding delivery channel capabilities while linking product lines through a common branding strategy.

Internally, the changes will increase the focus on customer needs, and will simplify and standardize work processes for Keystone associates.

External Issues and Economic Conditions

The U.S. economy began 1998 under the cloud of potential fallout from the collapse of the Asian economy. Though the conditions in Asia had little direct effect on Keystone or the customers it serves, the ripple effect on the national economy effected some erosion of consumer confidence and raised concerns over the ability to sustain the largest expansion in U.S. history.

Throughout 1998, interest rates exhibited a steady decline, which had a direct impact on financial institutions. Since rates began the year at what were thought to be historically low levels, further declines in interest rates during 1998 had a multi-faceted influence on bank performance. The declines reduced the amount of interest that financial institutions could pay to depositors, making growth in traditional funding sources difficult. Furthermore, meaningful reductions in deposit rates as a means to lower funding costs were less practicable given the already low rates being paid. The steady decline in rates also became a catalyst for businesses and consumers to refinance or renegotiate existing debt, which reduced asset yields and increased competitive pressures. Finally, the rate decline was accompanied by a flattening of the yield curve, creating little opportunity to increase asset yields by extending maturities. In summary, the trends in interest rates during 1998 served to create conditions which, over the course of the year, compressed net interest margin and constrained growth in net interest income.

Interest rate trends were more conducive to improvements in revenues from both asset management activities and mortgage banking. Asset management provides fee income from investment management services, personal trust, employee benefit plan management, mutual funds, annuities, and employee benefits record keeping. Employee benefit plan sponsors, as well as individual consumers of investment products, were proactive in seeking higher returns through these product offerings during the low interest rate environment. The proliferation of employer-sponsored plans and Keystone's proven ability to provide competitive services through specialized subsidiaries such as Martindale Andres (investment services) and MMC&P (benefits administration and consulting) contributed to revenue growth. Keystone also provided competitive and convenient access to consumer investment product offerings that included brokerage services, mutual funds, annuities, and other programs. Similarly, interest rate trends played a key role in the expansion of revenues from mortgage banking activities. Keystone's success in this area has been historically driven by the purchased money mortgage business, with less dependence on the refinancing segment of the market. Like many mortgage banking companies, Keystone was favorably affected by the influence of lower rates on home purchases and refinancing activity, which contributed to the highest level of mortgage loan volume in its history.

External issues and economic conditions went beyond the trend toward lower interest rates. During the third quarter, concerns over the unprecedented growth in stock market valuations led to a significant market correction. Concern over the third quarter correction, accompanied by the threat of a protracted bear market, was allayed somewhat by the fourth quarter revival in stock prices. Nonetheless, consumer confidence was shaken by the potential for increased recessionary risk.

Adding to the complexity of economic trends was the looming Year 2000 (Y2K) deadline. During 1998, Keystone completed the vast majority of programming changes necessary to achieve Y2K readiness, with final testing scheduled for completion in mid 1999. Keystone has incurred substantial costs to ensure Y2K readiness. Despite these incremental costs, overhead levels were controlled by effective management of the workforce, success with merger integration initiatives, and low inflation. At the same time, Keystone continued to make the appropriate investment in technology necessary for revenue expansion, including the electronic banking network and process improvement initiatives.

Outlook for 1999

External issues and economic conditions will continue to be factors in Keystone's 1999 performance results. These factors, combined with Keystone's efforts to evolve its seven banks into a single financial services company, will provide substantial challenges. In connection therewith, Keystone has announced a first quarter 1999, restructuring charge of approximately $15 million, which will help to facilitate its reorganization under the single bank charter. This change, together with the commitment of Keystone's capable team of associates, will allow Keystone to simplify, standardize, and improve the efficiency of internal processes. More importantly, these changes will set the stage for Keystone's continuing emergence as the premier financial institution in its market place. This emergence will manifest itself through focused, highly-trained, financial consultants and associates capable of understanding customer needs, making recommendations, delivering solutions, and deepening relationships with businesses and consumers. It will emanate from the continued development and expansion of Keystone's product mix including both conventional banking products, as well as new and improved offerings such as Keystone's proprietary mutual funds, now known as the "Governor Funds". Finally, Keystone's emergence will be revealed in its ongoing commitment to relationship banking with a local, community-based emphasis. The year will bring significant challenges and unprecedented opportunities that will allow Keystone to successfully position itself closer to its goal of becoming the financial institution of choice in the Mid-Atlantic region.

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

NET INTEREST INCOME

Keystone derives revenue from both intermediation activities, the results of which are reflected in net interest income, and from fee- and service-based income, which is included in noninterest income performance. Net interest income continues to be the most significant component of revenue, comprising over 74% of total revenues.

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

The following table compares net interest income and net interest margin components between 1998 and 1997 (in thousands):


                                   1998                 1997                Change
                                       Yield/                Yield/               Yield/
                             Amount     Rate       Amount     Rate     Amount      Rate
-------------------------- ---------- --------- ----------- -------- ----------- --------
Interest income              $526,218     8.15%    $519,598    8.32%     $6,620   (0.17)
Interest expense              240,684     4.44      232,494    4.45      (8,190)   0.01
-------------------------- ---------- --------- ----------- -------- ----------- --------
Net interest income          $285,534              $287,104             $(1,570)
-------------------------- ---------- --------- ----------- -------- ----------- --------
Interest spread                           3.71%                3.87%              (0.16)
Impact of noninterest                     0.71                 0.72               (0.01)
funds

-------------------------- ---------- --------- ----------- -------- ----------- --------
Net interest margin                       4.42%                4.59%              (0.17)
-------------------------- ---------- --------- ----------- -------- ----------- --------
*The change in net interest  income  consisted of unfavorable  volume  variances totaling $961,000 and unfavorable rate variances totaling $609,000.

Interest Rates

While efforts to improve net interest margin and net interest income are influenced by pricing, product mix and customer preferences, the general level of interest rates and the shape of the overall yield curve are also major factors. By the end of 1997, it was the general consensus that rates were not likely to experience dramatic easing, though some downward pressure was expected if the economy cooled and inflation remained under control. In fact, economic growth did slow during 1998 and inflation remained largely in check. Overall interest rates, however, declined more significantly than most observers would have predicted at the beginning of the year. The decline was particularly notable given the more dramatic drop in longer term interest rates, which served to flatten the slope of the U.S. Treasury yield curve. The average difference between the most extreme points on the curve, the 3-month T-bill and 30-year bond rates, was 142 basis points in 1997, and dropped to 67 basis points in 1998. This trend, if it were to continue, would reduce the opportunity for financial institutions to improve their net interest margins.

The following is a comparison of the average yield curve for U.S. Treasury instruments for specific intervals between three months and thirty years, which serves as an illustration of the extent of rate declines and the corresponding change in the yield curve between 1998 and 1997.

         Three      Six       One       Two      Three     Five       Ten     Thirty
        Months    Months     Year      Years     Years     Years     Years     Years
------ --------- --------- --------- --------- --------- --------- --------- ---------
1998       4.91%     5.02%     5.05%     5.13%     5.14%     5.15%     5.26%     5.58%
1997       5.18%     5.37%     5.60%     5.96%     6.07%     6.21%     6.34%     6.60%

Successful management of both net interest income and net interest margin is a function of proactively fulfilling customer needs and preferences in a manner which is considerate of the changing interest rate environment.

Interest Income/Earning Assets

Interest income grew slightly during the year from $519.6 million in 1997 to $526.2 million in 1998, an increase of 1.3%. Pricing trends and product mix played significant roles in the determination of interest income performance. Businesses and consumers, sensitized to the steady decline in interest rates, exhibited a higher propensity to renegotiate or refinance existing borrowings. Consequently, asset yields and interest income came under measurable pressure.

While Keystone exhibited growth in its core "Relationship Banking" credit activities, absolute growth in the loan portfolio was mitigated by a number of factors. As announced late in 1997, Keystone undertook a strategic curtailment of its indirect lending activities to reduce funding pressures and increase the capacity for more relationship-oriented lending. While commercial loans, commercial real estate loans, and consumer credits exhibited stable growth, aggregate loan growth abated in the later stages of 1998. The run-off of the remaining portfolio of indirect automobile loans and leases began to outpace the growth in relationship-based credit activities. Likewise, the ongoing and successful execution of Keystone's mortgage banking operation, which has resulted in a substantial volume of fixed-rate loans that are sold in the secondary market, has served to accelerate the run-off of the existing balance sheet portfolio of variable-rate mortgage loans. On a combined basis, these factors served to moderate both absolute growth in loan volumes as well as increases in interest income.

Reduced aggregate loan volumes also influenced the yield on the investment portfolio. During the course of the year, the loan to deposit ratio eased somewhat resulting in a higher relative level of investments. Interest rate trends, including the impact of both steadily declining rates and the flatter yield curve, provided less opportunity to price these higher volumes of investments at more favorable rates.

Improvement in earning asset yields during 1998 presented many challenges. During 1998, the earning asset yield was 8.15%, a decline of 17 basis points from the yield of 8.32% recorded in 1997. Keystone will continue to focus on its relationship banking approach, balancing customer needs with an appropriate value-added pricing strategy.

Interest Expense/Funding Sources

Improvement in net interest income is achieved by maximizing interest income and minimizing interest expense, while simultaneously moderating the exposure to interest rate risk factors. Like most financial institutions, Keystone's ability to both attract funding through deposit vehicles and calibrate the impact of lower rates with customer desire for higher returns, made substantial increases in the deposit funding base difficult. Keystone achieved deposit growth in its more competitive product offerings such as free checking, the index money market account (IMMA), and variable rate certificates of deposit. Consumer preferences for products which meet the dual objectives of responsiveness to liquidity needs and competitive returns sustained growth in these funding sources. As expected, these same consumer preferences contributed to a decline in more conventional core deposit vehicles, such as savings deposits, mitigating the overall growth in deposit funding. While the lower rate environment contributed to reduced yield on earning assets, funding costs were virtually unchanged. This trend was driven by two primary factors. First, the reduced mix of lower cost core deposits, accompanied by the migration into higher priced competitive deposit vehicles such as IMMAs and variable rate CDs, exerted upward pressure on funding costs. Though both IMMAs and variable rate CDs reflected lower rates than in

1997, the increased mix of these deposit sources, combined with the lower mix of less expensive core deposits, mitigated the potential for more measurable cost reductions. Secondly, Keystone experienced a slightly higher dependency on other funding sources such as FHLB advances and medium-term notes. Consequently, funding costs decreased only slightly, from 4.45% in 1997 to 4.44% in 1998.

Net Interest Spread and Net Interest Margin

Combining the impact of both yield on earning assets with the cost of funding sources results in interest spread, a measure of a financial institution's ability to effectively blend the impact of changing rates, shifting rate indices, and product mix changes with evolving consumer needs. Net interest margin combines the impact of interest spread with both the investment of noninterest funding sources and the level of nonearning assets.

In 1998, Keystone experienced a compression in interest rate spread due to a more competitive loan pricing environment, and the impact of higher cost funding sources. Interest spread declined from 3.87% in 1997 to 3.71% in 1998. Lower interest rates reduced the impact of noninterest funding sources one basis point from .72% in 1997 to .71% in 1998. Consequently, net interest margin dropped from 4.59% to 4.42%.

Quarterly Performance

The following table provides a comparative summary of earning asset yields, funding costs, and other information for each of the four quarters of 1998 and 1997 (in thousands):

                                                   1998
                                 Fourth      Third      Second     First
                                 Quarter    Quarter    Quarter    Quarter
------------------------------ ----------- ---------- ---------- ----------
Asset yield                          7.93%      8.14%      8.24%      8.22%
Funding cost                         4.29       4.47       4.48       4.52
------------------------------ ----------- ---------- ---------- ----------
 Interest spread                     3.64%      3.67%      3.76%      3.70%
------------------------------ ----------- ---------- ---------- ----------
 Net interest margin                 4.33%      4.39%      4.48%      4.43%
------------------------------ ----------- ---------- ---------- ----------
Net interest income                $70,258    $71,584    $72,377    $71,315
------------------------------ ----------- ---------- ---------- ----------
                                                   1997
                                  Fourth      Third      Second     First
                                 Quarter     Quarter    Quarter    Quarter
------------------------------ ----------- ---------- ---------- ----------
Asset yield                          8.38%      8.38%      8.33%      8.20%
Funding cost                         4.55       4.47       4.44       4.36
------------------------------ ----------- ---------- ---------- ----------
 Interest spread                     3.83%      3.91%      3.89%      3.84%
------------------------------ ----------- ---------- ---------- ----------
 Net interest margin                 4.56%      4.62%      4.63%      4.56%
------------------------------ ----------- ---------- ---------- ----------
Net interest income                $72,788    $74,087    $71,687    $68,542
------------------------------ ----------- ---------- ---------- ----------

The steady decline in rates during 1998 had less dramatic impact on reducing quarterly funding costs, but influenced a more measurable drop in earning asset yields. This trend, combined with the influence of rapid run-off of the curtailed commodity-based indirect loan and lease products, reduced the potential for growth in net interest income, particularly since mid year. Keystone's strategic focus on expanding and deepening customer relationships through delivery of more value-added products is expected to provide opportunities to mitigate the impact of these trends during 1999.

PROVISION FOR CREDIT LOSSES

The provision for credit losses grew in 1998 to $17.2 million from $15.3 million in 1997, an increase of 12%. The conditions which influenced the level of credit quality erosion were linked to the residual effect of the late 1997 curtailment of indirect lending activities combined with the higher level of defaults and personal bankruptcies within the consumer sector. These factors culminated in an increased provision and associated charge-offs which occurred during the second quarter. While erosion of credit quality in the consumer sector has been influenced by unfavorable national trends, no similar trends have emerged within the commercial sector. In fact, the credit quality trends and standards within Keystone's overall commercial portfolio have remained stable. The allowance for credit losses expressed as a percentage of loans, was 1.35% at December 31, 1998 versus 1.38% one year earlier. The coverage of nonperforming credits provided by the allowance was 242% compared to the prior year ratio of 310%. Credit quality has always been a cornerstone of Keystone's performance and remains one of its highest priorities. See the allowance for credit loss and asset quality section of this review for additional information.

NONINTEREST INCOME

At the end of 1993, noninterest income (exclusive of security gains) comprised 17% of Keystone's total revenue stream. By the end of 1998, the noninterest income component of revenues grew to almost 26%. The evolution of Keystone into a diversified provider of financial services has dramatically influenced the growth potential of the service and fee income component of revenues. From 1997 to 1998, aggregate noninterest revenues (exclusive of security gains) grew 16.6% from $83.9 million to $97.8 million. This followed 18.7% growth in 1997.

Efforts to expand and deepen customer relationships by developing a comprehensive slate of financial products has enhanced the rate of growth in revenues from asset management activities, mortgage banking, and electronic banking. These changes have included the expansion of the menu of services combined with strategic delivery channel advances that have been designed to be more responsive to customer's preferences.

Asset Management

Keystone's asset management activities provide an effective illustration of the adaptive strategies that have fueled the growth in noninterest revenues. Keystone banks historically provided personal and employee benefit trust services. In 1995, Keystone acquired Martindale Andres to both expand asset management capabilities and leverage recognized investment advisory expertise throughout Keystone. Similar advances occurred with the 1997 introduction of proprietary mutual funds, now known as "Governor Funds", as well as the acquisition of MMC&P, a retirement benefit consulting firm. Furthermore, it was during these periods that Keystone also added enhanced brokerage services and annuity sales and introduced, on a limited basis in 1998, insurance capabilities. These strategies have all influenced the related expansion in fees and made Keystone one of a limited number of institutions in its marketplace with the competence to deliver a diverse menu of asset management services. The growth in the individual fee income categories included an 8% increase in trust fees, 44% increase in investment management, a more than doubling of benefit services, and an overall increase of 22% in total trust and investment advisory fees. Total fees grew from $21.3 million in 1997 to $25.9 million in 1998.

Mortgage Banking

Similar to the experience in asset management, Keystone's successful expansion of mortgage banking activities combined the benefits of innovative product development, rapid customer turnaround processes, and the convenience of

Keystone's extensive network of community offices. Keystone's mortgage banking unit completed its most successful year in 1998, originating nearly $500 million of mortgage loans, including approximately $333 million which were sold in the secondary market. Keystone now services $1.7 billion of loans, of which approximately $957 million is "serviced for others". Following a 31% increase in mortgage banking fees in 1997, Keystone produced a 29% increase during 1998 as mortgage banking revenues grew to $12.4 million or 12.7% of total noninterest revenues. Growth in this area of the business has been generated by a consistently innovative approach during a period of unprecedented opportunity. The low interest rate environment and the consistently strong consumer demand for housing has expanded opportunities, and Keystone has been responsive. For example, Keystone became a recognized specialist in the area of construction lending and has also carved a niche in the self-build log home financing business. Additionally, Keystone gained access to another consistent source of increased volume and high quality loans through its correspondent network.

In summary, Keystone successfully managed the business opportunities presented to its mortgage banking unit by understanding customer needs and preferences and meeting these needs through innovative and responsive product design and delivery.

Electronic Banking

Electronic banking has also had a major strategic impact on the growth in noninterest revenues. Keystone's electronic banking network includes traditional and advanced function ATMs and is composed of both internal ATM sites as well as those sites available through Keystone's alliance with major convenience store chains. Keystone's electronic banking strategy has been responsive to changing consumer preferences for convenient and strategically located sites to obtain cash, conduct transactions, and access payment systems.

With nearly 500 ATMs throughout its network, Keystone now has the 45th largest network of automatic teller machines in the United States. Overall access through electronic means includes conventional ATM transactions, advanced-function ATM capability, point of sale services utilizing Keystone's Visa Check Card services, and telephone banking which is now fully operational within Keystone's Telephone Banking Center. Keystone continuously evaluates its entire electronic banking network in order to minimize unproductive services or locations and emphasize redeployment of electronic services into markets with higher transaction and fee potential. Keystone also has enhanced its electronic network through new and innovative products and services including its electronic checking account services and preferred provider status for ATM placements within colleges or universities located within its markets.

During 1998, Keystone achieved a 25% increase in the aggregate ATM and point of service activity including nearly a 60% increase in its Keystone Visa Check Card transactions. Keystone's usage rate for its Visa Check Card exceeds the national average based upon number of transactions per card. Additionally, the Telephone Banking Center calls increased nearly three-fold from the activity levels as of the end of 1997. In total, electronic banking fees increased 57% including an approximately $2 million increase from the impact of surcharging.

Service Charges and Other

Fees from service charges on deposits have historically been a major and important source of noninterest revenues. Such revenues grew 6% to $18.4 million in 1998 from $17.4 million in 1997 and were reflective of both fee adjustments and the expansion of customer services. Other income increased by $1.2 million in 1998 as income from bank-owned life insurance and the gain on the sale of an insignificant subsidiary exceeded branch sale gains recognized in 1997. During 1998, Keystone realized approximately $11 million in security gains, the majority of which related to the disposition of its minority interest in a financial institution that was acquired by another company.

Noninterest Expenses

Core noninterest expenses, exclusive of the charges associated with the 1997 merger, rose 4.0% from $214.6 million to $223.2 million, an increase of $8.5 million. For the most part, core expense growth was negligible, as most of the 1998 increase reflected the first full year impact of the mid-year 1997 purchases of MMC&P and a Maryland-based thrift. Additionally, expenses in 1998 included the current year impact of incremental expenses necessary to achieve Y2K readiness. Growth in controllable expenses reflected ongoing efforts associated with expense management. Keystone's decision to unify its banks under a single charter should accelerate expense reduction opportunities. We anticipate that this unification will reduce operating expenses by 10% beginning with the Year 2000. Expense management efforts, however, also reflected investment in those areas of the business which demonstrate superior potential for revenue expansion and in technological initiatives which achieved a more efficient leverage of Keystone's human capital.

Salaries and Benefits

Effective and efficient delivery of a broad menu of financial services begins with attracting and retaining a motivated, experienced and well-trained team of associates. Over the past several years, Keystone has embarked on a structured program to attract and retain a skilled workforce and to provide a financial reward system linked to execution of revenue-enhancing activities. These programs include Keystone's "targeted selection" initiative, which is an interview process for prospective associates designed to identify and attract candidates with demonstrated potential to succeed in a consultative selling environment. Additional programs include the variable compensation program which is linked to preestablished "pay-for-performance" criteria. Such programs have been designed to increase the amount of compensation for those associates more directly responsible for customer responsiveness and revenue growth. While these programs tend to elevate the "at risk" component of employee compensation, they also provide associates with greater incentive and opportunity for personal financial reward. Most of these programs are in the second or third year of implementation and have now become an integral part of Keystone's reward system. Keystone will continue to prospectively adjust and adapt compensation systems to ensure that these programs provide the most effective link between reward-based compensation and meeting customers' financial needs.

In 1998, salary expense grew 5.1% from $92.6 million to $97.4 million. This growth related primarily to the first full year of activity for businesses that had been acquired in 1997, and, to a lesser extent, merit increases and increased variable compensation. The increase was mitigated by the offsetting influence of a reduced workforce. Efficiency gains, some of which relate to the benefits of technology, were linked to the reduction in full-time equivalent employees from 3,114 at the end of 1997 to 2,965 at the end of 1998.

Benefits expense levels have also stabilized, due to the favorable impacts of both a reduced workforce and effective management of Keystone's benefit costs, primarily its employee health care plan. Benefit expenses rose only slightly from $17.3 million in 1997 to $17.5 million in 1998. Keystone's efforts to provide high quality health care through its company-sponsored managed care program has mitigated increases in this vital component of employee compensation. More recent national trends portend possible increases in benefit costs after 1998 as the health care industry continues to evolve and consolidate. Keystone's effort to manage its workforce levels is expected to offset the potential for meaningful increases in these projected expenses.

Occupancy and Equipment Expenses

Changing customer needs and preferences continue to be the primary stimulus for the evolution and enhancement of Keystone's customer delivery systems and related internal processes. While these initiatives have increased both occupancy and equipment expense in the near term, such expenses are critically evaluated to ensure appropriate leverage of Keystone's skilled team of financial consultants. Investments included the costs associated with the Telephone Banking Center, an ever-expanding network of ATM and electronic banking enhancements, and infrastructure improvements to internal processes. In 1998, occupancy expenses rose 5.5% to $17.3 million while equipment expenses rose 9.8% to $20.6 million. Results for 1997 included comparable expenses of $16.4 and $18.7 million, respectively.

At the same time, Keystone has constantly and consistently worked to revamp and revitalize its network of community offices. Late in 1998 and early in 1999, Keystone finalized its planning efforts to enhance the community office delivery system. Such efforts will include more precise assessments of market potential and ongoing evaluations of optimum service levels within Keystone's community office systems. The results of these efforts, which were an integral component of Keystone's reorganization strategy, will begin to be reflected in early 1999.

Other Expenses

Other expenses, which include items such as marketing, insurance, audit and legal fees, consulting expenses, bank shares tax, and postage expenses aggregated $70.3 million in 1998 and $69.5 million in 1997. This increase of 1.2% is reflective of Keystone's ongoing effort to achieve efficiencies in its expense structure. Notably, Keystone achieved substantial reductions in categories such as marketing, recruiting, professional fees, and problem loan expense, which served to overcome increased expenses in areas more affected by corresponding improvement in fee income, such as reinsurance and merchant interchange activities.

Income Taxes

Income tax expense was $45.7 million in 1998 versus $38.9 million in 1997. The increase in taxes was reflective of higher levels of taxable income as the effective tax rate was approximately 31% in both years.

Year 2000

There are few individual topics which have engendered as much discussion and wide-spread media attention as the issue of Year 2000 (Y2K) readiness and its many associated concerns. Given its potentially significant impact on business in general and financial institutions in particular, Y2K readiness has been a subject of intense management focus. The level of awareness and attention has been particularly acute within the financial services industry with its many layers of regulatory oversight and perceived influence on the overall flow of commerce. The fundamental issue associated with Y2K readiness stems from the fact that historically, most computer systems were written with two digits rather than four digits to designate the applicable year. Accordingly, it is anticipated that systems may recognize a date using "00" as the year "1900" rather than "2000", thus increasing the possibility of computer system failures, miscalculations and disruption of normal business operations.

Keystone's computer systems are managed by its information technology (IT) division, which has the primary responsibility to meet information processing needs through the acquisition, operation, and customization of software and hardware acquired from major providers. A limited portion of data processing needs, estimated at approximately 15%, is met by various third party service providers. Keystone's formal plan to resolve issues attendant to the approach of the Y2K consists of four major phases: inventory; assessment; distribution; and implementation. The four phases of the plan are primarily being performed using internal resources.

     The initial or inventory phase of Keystone's Y2K Plan identified all information technology and significant non-IT components. The inventory of components, which was identified during this phase, serves as the foundation for assessment of all potential Y2K issues. Keystone has completed this step. However, we recognize that as a part of doing business, new items will be added to the inventory as needed and these items will be exposed to the process.

     The second, or assessment phase of the plan evaluated the need for modification, upgrade or replacement of either internally managed or service-based systems to meet Y2K readiness standards. Ten corporate critical IT systems were identified to be the highest level of execution risk if not adequately safeguarded for failure or malfunction. Assessment of all identified components is complete. In the process of completing this phase, Keystone has determined it has no significant exposure due to non-IT components with embedded technology.

     During the third, or distribution phase, decisions were made about how to remedy Y2K problems detected by the assessment. Decisions were made for all components to either retire, replace, update or convert each software or hardware item that is not year 2000 compliant.

     The final, or implementation phase includes installation, system testing and transition to a production environment. Of the ten corporate critical systems, three systems are in production with testing complete; six systems are in production and require only minor additional testing; the remaining system is scheduled for production by the end of the second quarter of 1999.

It has been determined that all identified corporate critical replacement or updated systems meet the standards necessary for Y2K readiness. The risk associated with Y2K readiness, therefore, is primarily associated with the implementation of these systems and can be remedied, if necessary, via standard vendor support channels or by redirecting internal or external resources. Management's current risk assessment is that should difficulties be encountered with implementation, only minor delays in transaction processing or information availability will occur. If delays in either transaction processing or information availability would occur for extended periods for corporate critical systems, or if timely modification could not be made, Y2K issues could have a material effect on both customers and on the operations of Keystone. In a worst case scenario, which management does not consider to be likely, Keystone may be unable to clear checks, process payments, or obtain customer account information. In addition, customers' access to funds could be delayed. Failure to achieve Y2K readiness could also subject Keystone or its subsidiaries to potential sanctions or directives from various regulatory agencies responsible for supervisory oversight of financial institutions.

The impact of Year 2000 issues on Keystone will depend not only on steps taken by Keystone to address and prevent potential Y2K problems but also on the way in which Y2K issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from, Keystone, or whose financial condition or operational capability is important to Keystone. Keystone is engaged in an effort to survey the readiness of such third party suppliers, vendors, and major customers, and to date, Keystone is not aware of any third party problems which would materially impact Keystone's results of operations, liquidity or capital resources. However, Keystone has no means to determine with absolute assurance that external parties will by Y2K ready, or that such parties failure to be Y2K ready would not have a material impact on Keystone.

Expenditures since the inception of the project have aggregated $5.6 million, of which $3 million were capitalized. During 1999, Keystone expects to spend an additional $2 million, of which $.5 million will be capitalized and amortized over a three- to five-year period. All expenditures will be funded through operating cash flows.

Keystone's estimate of costs and the time required to complete Y2K modifications, as well as the assessment of readiness to deal with Y2K issues, are based on forward-looking information and are dependent upon assumptions regarding future events. There can be no guarantee that estimates of costs or completion dates will be achieved or that all risk has been appropriately identified and assessed. Specific factors that might cause differences include, but are not limited to, the availability and cost of personnel, satisfactory Y2K upgrade execution, the ability to identify all issues, and similar uncertainties.

BALANCE SHEET OVERVIEW

Keystone's total assets reached $6.97 billion at the end of 1998, a slight increase over the total of $6.84 billion reported at the end of 1997. Growth was constrained by a number of factors including the run-off of curtailed credit products, such as indirect loans and leases, and the securitization of mortgage products. Period end loan balances declined as growth in relationship- based product offerings was not sufficient to offset this run-off. In addition, balance sheet expansion was also constrained by sluggish deposit growth.

LOANS

During 1998, Keystone experienced less than robust growth in aggregate loan balances despite strong increases in relationship-based activities. Growth trends within Keystone's loan portfolio resulted directly from the execution of its core business strategy, meeting customer needs through relationship banking. First, Keystone seeks to preserve precious funding sources to ensure credit availability for creditworthy customers that exhibit demonstrated potential and desire for more expanded relationships. At the same time, Keystone also seeks ways to more appropriately meet credit needs through the delivery of commodity-based products that have the potential to create opportunities for expanded relationships. A prime example of this effort is mortgage banking, which also combines balance sheet risk management strategies and accessability to funding through the secondary market. Finally, Keystone has curtailed those activities which tend to absorb funding with little or no opportunity to profitably expand relationships, such as indirect lending and leasing.

The following summary reflects the impact of these strategies on specific loan balances through 1998 and 1997 (in thousands):


                                 1998                 1997                Change
------------------------ --------------------- ------------------- --------------------
                            Amount        %       Amount      %      Amount       %
------------------------ ------------- ------- ------------ ------ ----------- --------
Commercial                    $663,415     14%     $622,569    14%    $40,846      7 %
Floor plan financing           171,872      4       186,737     4     (14,865)    (8)
Commercial-real estate
 secured                     1,496,526     33     1,294,933    28     201,593     16
Consumer mortgages             774,388     17       944,731    21    (170,343)   (18)
Direct consumer                919,952     20       856,225    19      63,727      7
Indirect consumer              248,942      5       293,013     6     (44,071)   (15)
Lease financing                314,749      7       374,421     8     (59,672)   (16)
------------------------ ------------- ------- ------------ ------ ----------- --------
                            $4,589,844    100%   $4,572,629   100%     $17,215   --- %
------------------------ ------------- ------- ------------ ------ ----------- --------

Though declines in commodity-based indirect loan and lease categories were anticipated, the actual pace of runoff exceeded expectations and offset the growth that was achieved in relationship-based categories. Growth in commercial real estate (16%), commercial loan (7%) and direct consumer credit (7%) was strong, however, and reflected Keystone's stated commitment to maximize relationship banking opportunities.

The changes in Keystone's organizational structure announced near the end of 1998 were designed to build on this foundation and identify service delivery enhancements through an intense and skillful focus through a line of business approach. Coincident with the implementation of its proprietary business analysis tools, Keystone has divided its commercial business into three broad segments: commercial banking, business banking, and emerging business banking. Pursuant to this stratification, Keystone examined and identified more common financial needs and attributes of customers included therein, and will seek to tailor its approach to meeting individual financial needs through its financial consultancy model. For example, Keystone has a demonstrated familiarity with the nuances of automobile dealer floor plan financing and has constantly evaluated and improved service delivery features to this important business segment. Despite this focus on floor plan financing, outstanding balances declined during 1998 due to the mid-year strike of a major auto manufacturer.

Likewise, the formal restructuring of Keystone under one charter, with its regional focus and local market teams, has been designed to ensure high touch delivery and local market knowledge combined with the benefits of focused business line management. This restructuring is a logical evolution of Keystone's relationship banking culture. The growing demand for direct lending coupled with the strategic effort to make Keystone the premier lender in its community markets, are expected to accelerate both lending and other financial service delivery opportunities within the retail sector.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY

Keystone's ratio of the allowance for credit losses to loans was 1.35% at December 31, 1998, versus 1.38% at the end of 1997. The absolute level of the allowance was $60.3 million at the end of 1998 compared to $65.1 million at the end of the previous year. This reduction was directly attributed to lower loan balances and risk exposure for commodity and securitized loan products.

The following table sets forth five years of activity within the allowance for loan losses beginning January 1, 1994 (in thousands):



                                            1998       1997      1996      1995       1994
----------------------------------------- --------- -------------------- --------- ----------
Balance at January 1,                      $65,091    $56,256   $55,415   $53,708    $51,084
Loans charged off:
 Commercial                                 (2,326)    (1,930)   (1,936)     (874)    (4,417)
 Real estate-secured:
  Commercial                                (2,543)    (1,234)   (1,646)   (1,971)    (4,265)
  Consumer                                    (885)    (1,116)     (651)     (708)      (638)
 Consumer                                  (14,442)   (10,010)   (6,702)   (5,498)    (2,932)
 Lease financing                            (3,862)    (2,987)   (1,330)     (786)      (198)
----------------------------------------- --------- -------------------- --------- ----------
Total loans charged off                    (24,058)   (17,277)  (12,265)   (9,837)   (12,450)
----------------------------------------- --------- -------------------- --------- ----------
Recoveries:
 Commercial                                    303        501       461       281        528
 Real estate-secured:
  Commercial                                   675        410       465       538        849
  Consumer                                     444        219       152       164        280
 Consumer                                    1,302      1,104     1,138       900        968
 Lease financing                               244        251       177       158         29
----------------------------------------- --------- -------------------- --------- ----------
Total recoveries                             2,968      2,485     2,393     2,041      2,654
----------------------------------------- --------- -------------------- --------- ----------
Net loans charged off                      (21,090)   (14,792)   (9,872)   (7,796)    (9,796)
Provision charged to operations             17,150     15,316    10,713     8,568     10,324
Other                                         (877)     8,311      ----       935      2,096
----------------------------------------- --------- -------------------- --------- ----------
Balance at December 31,                    $60,274    $65,091   $56,256   $55,415    $53,708
----------------------------------------- --------- -------------------- --------- ----------
Ratio of allowance to year-end loans          1.35%      1.38%     1.30%     1.35%      1.38%
Ratio to Average Loans:
 Provision                                     .37%       .33%      .26%      .21%       .29%
 Net charge-offs                               .46%       .32%      .24%      .20%       .27%
----------------------------------------- --------- -------------------- --------- ----------

The most significant credit risk issue affecting Keystone during 1998 was the impact of rising consumer delinquencies, consumer bankruptcies, and related net charge-off activity. Keystone's most substantial credit exposures involved those loans that had been originated through indirect automobile lending and leasing activities. Although Keystone curtailed this line of business near the end of 1997, absolute levels of problem credits associated with these loans and leases grew during the first half of 1998. Approximately 20% of the $14.4 million consumer charge-offs incurred during 1998 and all of the lease financing charge-offs related to the indirect business.

Risk Elements

As a means of assessing the risk profile of its loan portfolio, Keystone has monitored the level of aggregate risk elements which include nonperforming assets (NPA's)and loans past due more than 90 days. Nonperforming assets include nonaccrual loans, restructurings, and other real estate (ORE). Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collection of interest and/or principal. Restructured loans may involve renegotiated interest rates, repayment terms, or both, because of a deterioration in the financial condition of the borrower. ORE activity in 1998 reflected no unusual or significant fluctuations in balances. The following table provides a comparative summary of nonperforming assets and total risk elements at the end of each of the last five years (in thousands):

                                    1998      1997      1996       1995       1994
--------------------------------- --------- --------- --------- ---------- ----------
Nonaccrual loans                    $24,675   $20,520   $19,350    $19,142    $26,701
Restructurings                          264       489       393        503        144
--------------------------------- --------- --------- --------- ---------- ----------
Nonperforming loans                  24,939    21,009    19,743     19,645     26,845
Other real estate                     3,982     5,028     8,305      9,777      7,028
--------------------------------- --------- --------- --------- ---------- ----------
Nonperforming assets                 28,921    26,037    28,048     29,422     33,873
Loans past due 90 days or more       28,549    33,062    20,141     16,798     10,062
--------------------------------- --------- --------- --------- ---------- ----------
Total risk elements                 $57,470   $59,099   $48,189    $46,220    $43,935
--------------------------------- --------- --------- --------- ---------- ----------

Substantially all of the loans in the nonaccrual category at December 31, 1998, were contractually past due as to principal or interest.

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

                                               1998    1997    1996    1995    1994
-------------------------------------------   ------- ------- ------- ------- -------
Ratio to Year-End Loans:
 Nonperforming assets                           0.65%   0.55%   0.65%   0.72%   0.87%
 90 days past due                               0.64    0.70    0.46    0.41    0.25
-------------------------------------------   ------- ------- ------- ------- -------
 Total risk elements                            1.29%   1.25%   1.11%   1.13%   1.12%
-------------------------------------------   ------- ------- ------- ------- -------
Coverage Ratios:
   Ending allowance to nonperforming loans      242%    310%    285%    282%    200%
   Ending allowance to risk elements*           113%    120%    141%    152%    146%
   Ending allowance to net charge-offs          2.9x    4.4x    5.7x    7.1x    5.5x
-------------------------------------------   ------- ------- ------- ------- -------

* Excludes ORE.

The relative level of nonperforming assets continues to moderate within rather narrow boundaries and has been influenced by the ebb and flow of broad economic trends. Total risk elements expressed as a percentage of loans grew only slightly during the year from 1.25% at the end of 1997 to 1.29% at the end of 1999. The migration of a single large commercial credit from the 90-days past due category at the end of 1997 into nonaccrual status during 1998 increased the ratio of nonperforming assets to loans while decreasing the ratio of 90-days past due to loans. During this period, Keystone's credit risk exposure has not been substantially influenced by any systemic deterioration in commercial or commercial real estate categories but more by the broad trends within the consumer sector. As the relative mix of indirect credit is reduced, the proclivity for more relationship-based lending is expected to introduce a higher density of loans with more favorable credit attributes.

Management has identified approximately $12.2 million of loans outstanding at December 31, 1998 were concern exists as to the potential for future classification into one of the risk element categories. Substantially all of these loans were current at the end of 1998. Such loans totaled $8.3 million at the end of 1997.

Credit risk associated with nonperforming assets also can be measured in terms of exposure to specific categories of loans. The following table provides the components of nonperforming assets, detailed by loan categories, at the end of each of the past five years, (in thousands):

-------------------------------- ---------------------------------------------------
                                    1998      1997      1996      1995       1994
-------------------------------- ---------- --------- --------- --------- ----------
Commercial                          $10,066    $4,550    $4,340    $4,833     $5,651
Commercial real estate:
 Construction and development         1,941       220       764     1,951      5,690
 Permanent                            8,640    11,960    12,196    10,919     10,597
Residential real estate                 960     1,465     1,014     1,173      4,486
Consumer                              3,332     2,814     1,429       769        421
-------------------------------- ---------- --------- --------- --------- ----------
Nonperforming loans                  24,939    21,009    19,743    19,645     26,845
Other real estate                     3,982     5,028     8,305     9,777      7,028
-------------------------------- ---------- --------- --------- --------- ----------
 Total nonperforming assets         $28,921   $26,037   $28,048   $29,422    $33,873
-------------------------------- ---------- --------- --------- --------- ----------

Keystone also reviews trends with respect to less severe categories of past due loans, including loans which are 30 to 90 days past due.

The following is a comparative summary of past due loans at the end of 1998 and 1997 (in thousands):

                               % of Total                % of Total
                      1998       Loans        1997         Loans
------------------ ---------- ------------ ----------- --------------
30-59 days            $47,899         1.1%    $53,320           1.1%
60-89 days             12,451         0.3      15,807           0.4
Over 90 days           28,549         0.6      33,062           0.7
------------------ ---------- ------------ ----------- --------------
                      $88,899         2.0%   $102,189           2.2%
------------------ ---------- ------------ ----------- --------------
The level of past due loans expressed as a percentage of total loans at December 31, 1998 was consistent with the same period in 1997.

Allocation of Allowance

In determining the adequacy of the allowance for loan losses, management makes allocations to specific problem commercial loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to pools of other commercial loans based on various credit risk factors. Allocations to loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

The following table summarizes the allocation of the allowance for credit losses at December 31, for each of the past five years (in thousands):

                             1998        1997        1996        1995       1994
------------------------ ------------ ----------- ----------- ----------- ---------
Commercial                    $13,436     $11,266      $9,944     $11,450   $11,168
Real Estate secured:
  Commercial                    8,813      12,630      11,922      11,969    12,104
  Consumer                      2,064       1,849       2,324       2,251     2,563
Consumer                       15,574      16,844      12,693       7,724     7,036
General Risk                   20,387      22,502      19,373      22,021    20,837
------------------------ ------------ ----------- ----------- ----------- ---------
                              $60,274     $65,091     $56,256     $55,415   $53,708
------------------------ ------------ ----------- ----------- ----------- ---------

During 1998, the portion of the allowance specifically allocated to commercial loans increased, while conversely, the portion allocated to commercial real estate decreased to reflect changes in management's risk ratings for these categories of loans. Similarly, the level of nonperforming commercial loans increased during 1998 while the level of nonperforming commercial real estate decreased.

Overall Assessment

Keystone has assessed all of the above factors in the establishment of the allowance for credit losses. The determination as to the adequacy of the allowance reflects management's judgment, and was based upon collateral, local market conditions, various estimates, and other information that requires subjective analysis. These factors, which are prone to change, are monitored by management to evaluate their potential impact on management's assessment of the adequacy of the allowance. Based on its evaluation of loan quality, management believes that the allowance for credit losses at December 31, 1998 was adequate to absorb potential losses within the loan portfolio.

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

At December 31, 1998, Keystone's investments represented 25.7% of total assets. The following is a summary of the carrying values of investments at December 31, 1998 and 1997 (in thousands):

                                         1998                        1997
------------------------------ ------------------------- ----------------------------
                                Available     Held to       Available      Held to
                                 for Sale     Maturity      for Sale       Maturity
------------------------------ ------------ ------------ --------------- ------------
Negotiable money market
  investments                      $290,975       $-----        $178,404       $-----
U.S. Treasury securities            123,388        -----         194,120        -----
U.S. Government agency
  obligations                       548,572      500,418         503,078      366,238
Obligations of states and
 political subdivisions              57,692      146,018          74,171      143,910
Corporate and other                 109,126       13,100         141,627       18,240
------------------------------ ------------ ------------ --------------- ------------
                                 $1,129,753     $659,536      $1,091,400     $528,388
============================== ============ ============ =============== ============

The weighted average duration of Keystone's fixed rate investments was 2.33 years at December 31, 1998. Ratings for state and municipal, and corporate issues are provided by major rating agencies, principally Moody's and Standard & Poor's. At the end of 1998, the portion of all state and municipal holdings rated "AAA" was 89.8% and the portion of all corporate issues rated "A" or better was 98.2%. The relationship of market value to the amortized cost of investments at December 31, 1998, was 101.1% compared to 101.4% at the end of 1997. At December 31, 1998, investments "held-to-maturity", which are carried at amortized cost, contained gross unrealized gains and losses of $11.7 million and $0.3 million, respectively. Unrealized gains and losses included in the carrying value of the "available-for-sale" investments of $11.5 million and $1.8 million, respectively, were reflected, on a net of tax basis, as an adjustment to shareholders' equity. Keystone holds no concentration of corporate or municipal investment securities of any single issuer which exceeds 10% of shareholders' equity.

FASB Statement No. 119, "Disclosures About Derivative Financial Instruments and the Fair Value of Financial Instruments" defined two distinct types of off-balance sheet derivative activities: "trading" activities and "end-user" activities. Keystone does not engage in derivatives trading activities but has made use, as an end-user, of interest rate swaps. These swaps, together with other strategies, have been used to manage Keystone's overall exposure to the effect of changes in interest rates. Keystone has also made use of forward mortgage commitments to reduce the market risk associated with interest rate fluctuations in fixed consumer mortgages. Further disclosures of these activities are included in the footnotes to the financial statements.

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

In June of 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement provides new accounting treatment for derivatives transactions and hedging activities. The standard will be effective for Keystone beginning on January 1, 2000. Adoption of the standard is not expected to have a significant impact on Keystone's financial condition or results of operations.

DEPOSITS

Financial institutions continue to rely heavily on deposit balances as the primary source of funding for credit activities. Customer desires for higher returns, the lure of increased stock market valuations, higher consumer risk tolerance, and more accessible investment distribution channels, such as on-line investing, have all served as impediments to growth in this important funding source. Despite these trends, Keystone has been able to preserve its funding base through product development initiatives designed to meet these competitive challenges. Though aggregate deposit funding remained relatively static from 1997 to 1998, the mix of deposits reflect the influence of competitive pressures and Keystone's proactive strategy to meet customers' needs. Deposit composition consisted of the following for 1998 and 1997:(in thousands):

                                                                            Change
                                                                          -----------
                                               1998         1997        Amount       %
------------------------------------------ ------------ ------------ ------------ -------
Noninterest-bearing demand                     $637,533     $606,907       30,626      5%
NOW                                             309,238      330,514     (21,276)     (6)
Savings                                         514,226      600,759     (86,533)    (14)
Money market                                    740,086      650,082       90,004     14
Variable-rate CD                                719,165      575,025      144,140     25
Other time deposits less than $100,000        1,958,919    2,114,231    (155,312)     (7)
Time deposits $100,000 or more                  310,137      278,181       31,956     11
------------------------------------------ ------------ ------------ ------------ -------
                                             $5,189,304   $5,155,699       33,605      1%
------------------------------------------ ------------ ------------ ------------ -------

Keystone's deposit mix was most significantly affected by initiatives in three major areas. First, Keystone's earlier introduction and continued promotion of its free-checking and electronic checking products, combined with a corporate cash management product, contributed to 5% growth in noninterest-bearing demand deposit balances. Secondly, Keystone developed and expanded its indexed money market account (IMMA) in order to provide customers with a competitive alternative to retail products now available through a variety of financial intermediaries. The rate provided on this account has been indexed to short-term Treasury rates rather than to administered rates, providing added assurance to Keystone customers that they are achieving competitive returns combined with convenient access. Finally, the variable rate certificate of deposit, with its indexed rate and flexible liquidity options, has been a formidable and competitive product offering. Each of these products has been successful in blending the security of deposit insurance with competitive features in pricing.

Keystone's preemptive approach to providing its customers with competitive product offerings has facilitated some internal disintermediation of more established deposit products such as savings and NOW accounts. More importantly, Keystone believes that this approach provides consumers with assurance that, in its role as a financial services provider, the foremost objective is to meet customer needs.

BORROWED FUNDS

While deposits continue to be the primary source of funding, Keystone has augmented its funding needs through other sources based on its overall funding strategy. The composition of other borrowed funds is presented in the following table (in thousands):

                                     Change
                                1998        1997        Amount         %
---------------------------- ----------- ----------- ------------- ----------
  Short-term borrowings         $375,131    $371,645        $3,486         1%
  FHLB borrowings                372,097     240,533       131,564        55
  Long-term debt                 119,313      64,016        55,297        86
---------------------------- ----------- ----------- ------------- ----------
                                $866,541    $676,194      $190,347        28%
---------------------------- ----------- ----------- ------------- ----------

Strategic leverage efforts, including investment initiatives and share repurchase programs, have influenced the volume and composition of nondeposit funding sources. The most common form of these funding sources, short-term borrowings, are obtained to meet both the short-term funding needs and the short-term investment requirements of primarily commercial and governmental customers. FHLB borrowings, which are collateralized by residential mortgages or other qualified securities, reflect a variety of credit products available to Keystone through its membership in the Federal Home Loan Bank. In May of 1998,
Keystone issued $30 million of senior medium-term notes under a shelf registration executed in 1997, at a coupon rate of 6.50% and a maturity date of 2008. The proceeds were used to fund the common stock repurchase program and other general funding needs. Remaining aggregate funding available under this registration was $270 million. Keystone will continue to access this funding source for general corporate purposes on an as needed basis.

SHAREHOLDERS' EQUITY

The changing nature of the financial services industry, including the expansion of fee-based activities such as asset management services and mortgage banking, requires a proactive view of capital management. Maintenance of appropriate levels of capital is subjected to constraints and restrictions imposed by regulatory authorities, dividend requirements, and acquisition opportunities. Keystone's capital management policies have been designed to ensure maintenance of appropriate levels of capital under a variety of economic conditions. At the end of 1998, shareholders' equity was $662 million versus $685 million at December 31, 1997, resulting in an equity to assets ratio of 9.50%.

The principal source of new capital for Keystone is earnings retention, which is a function of its return on beginning equity and the dividends paid to shareholders. Keystone, in its capital management policies, has set forth specific guidelines to ensure a favorable, consistent, and sustainable pattern of dividend payments. Dividend declarations during 1998 equated to an 8.6% payout on year-end 1997 book value. Many financial institutions, including Keystone, continued to generate earnings retention levels in excess of asset growth rates which has resulted in increased relative levels of capital.

Under guidelines set forth in its capital management policies, Keystone has sought to execute strategies and tactics which would moderate capital growth and increase the level of earning assets, thus improving the leverage of its capital base. Two capital management strategies contributing to the equity contraction experienced in 1998 included the acquisition of treasury stock and the increased annual dividend to shareholders. In formulating these capital management initiatives, a multitude of additional external factors are considered, including regulatory implications and the desire to preserve pooling-of-interests accounting.

In November 1998, the Board of Directors approved a share repurchase program which authorized the repurchase from that date of up to 3,000,000 common shares. Under the program, the shares are to be repurchased from time to time in the open market or through negotiated transactions. Under a separate 1997 authorization, one million common shares were repurchased in the first half of 1998 and retired. The 1 million shares held at December 31, 1998, were acquired under the November, 1998, authorization and are expected to be reissued over time in connection with employee stock purchase, 401(k), stock option and dividend reinvestment plans as well as other corporate purposes.

Banking industry regulators have set forth capital adequacy guidelines based on capital ratios for bank holding companies and their banking subsidiaries. Based on risk-adjusted capital rules and definitions prescribed by the regulators, the regulatory guidelines establish ranges of capital adequacy which extend from "significantly undercapitalized" to "well-capitalized". These assessments of capital adequacy directly influence the focus of regulatory oversight, including the premium rates charged for deposit insurance. Regulators, including both the Federal Reserve Board and the Office of the Comptroller of Currency, operate under a risk-based supervisory approach designed to encourage management focus on the most effective use of capital commensurate with its risk profile in generating a return to stockholders, while serving depositors, creditors, and regulatory needs.

With regulatory oversight increasingly focused on capital issues, Keystone and other financial institutions have been challenged to develop a capital measurement system that will ensure effective management of capital levels and associated business risk. Keystone will continue to be responsive to the need to balance both capital adequacy levels and business risk issues.

The following table provides Keystone's risk-based capital position at the end of 1998 and a comparison to the various regulatory capital requirements.

                                             "Well          Minimum
                            Keystone     Capitalized"    Requirements
------------------------- ------------- --------------- ---------------
Leverage ratio                    8.66%           5.00%           4.00%
"Tier 1" capital ratio           12.59%           6.00%           4.00%
"Total" capital ratio            13.84%          10.00%           8.00%
------------------------- ------------- --------------- ---------------

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no significant problems in meeting the current or future capital standards. Intangible assets, consisting primarily of core deposit intangibles and goodwill, totaled $62 million at December 31, 1998 or 10% of "Tier 1" capital.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

The process by which financial institutions manage earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income through the prudent control of market risk, liquidity, interest rate risk, and capital. Two important barometers of performance are net interest margin and liquidity. Net interest margin is increased by widening interest spread while controlling interest rate sensitivity. The adequacy of liquidity is determined by the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset/liability management within Keystone is governed by the Board of Directors (the Board). The Board delegates the responsibility of asset/liability management to the corporate Asset/Liability Management Committee (ALCO) whose representation includes both bank and holding company personnel. ALCO sets forth strategic directives which guide day-to-day asset/liability management initiatives. ALCO also reviews and approves all significant market risk, liquidity, long-term funding opportunities, and capital management programs.

Interest Rate Risk

Interest rate risk can be quantified by measuring the change in net interest margin relative to changes in market interest rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. Keystone's ALCO policy sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges.

Keystone utilizes a variety of techniques to measure and monitor interest rate risk, including the use of simulation analysis. In order to quantify the impact of changes in interest rates on net interest income, Keystone conducts quarterly interest rate shock simulations which quantify the impact of interest rate changes over periods of up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of Keystone. Keystone's asset/liability management policy limits interest rate risk exposure to 5% of net interest income for the succeeding twelve-month period and 8% for the succeeding twenty-four- month period. Simulations prepared as of December 31, 1998 for the ensuing twelve month and twenty-four month periods have measured potential reductions in net interest income of approximately 3% and 2%, respectively, well within Keystone's defined tolerance levels. Comparable measures as of December 31, 1997 were 1% for the twelve-month period and 2% for the twenty-four month period. Current simulations are prepared under the assumption that rates will increase 200 basis points or decrease 100 basis points over a three month period and then stabilize. Simulation results are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies, cash flows, and others. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income. The results of these simulations are reported to Keystone's Board of Directors on a quarterly basis. Management has determined that Keystone maintained a level of interest rate risk within its asset/liability management policy limits at December 31, 1998.

Management augments rate shock simulations with GAP interest rate sensitivity analysis and with market value of portfolio equity (MVPE) computations. GAP is defined as the volume difference between interest rate-sensitive assets and liabilities. GAP is used by management to assist in evaluating the results of rate shock simulations to identify areas that may warrant corrective action, and to identify interest rate risk exposure for periods beyond one year. By utilizing GAP to monitor longer term interest rate risk, Keystone attempts to minimize fluctuations in net interest margin and thereby achieve consistent net interest income growth during periods of changing interest rates. MVPE is a more comprehensive measure that attempts to quantify the impact of aggregate interest rate risk exposure on the intrinsic value of financial institutions, and is particularly useful in quantifying the impact of changing interest rates on that intrinsic value. Analyses similar to those conducted for interest rate shock simulations are conducted for MVPE computations, with policy guidelines on the acceptable reduction in Keystone's intrinsic value under defined interest rate conditions. Under current guidelines, intrinsic value must exceed regulatory capital requirements for "well capitalized" institutions. Computations of

Keystone's MVPE yielded intrinsic values well in excess of these limits, under both a 200 basis points increase or 100 basis points decrease in overall interest rates. This measurement tool, while valuable as a gauge of longer-term interest rate risk, has several limitations including: the intrinsic value of assets, liabilities and off-balance sheet instruments does not necessarily represent the fair value of the financial instruments since it does not include credit risk and liquidity; estimated cash flows are required for nonmaturity financial instruments; and the future structure of Keystone's balance sheet does not include ongoing loan and deposit activities from core business within the present value assessment.

The following table provides an analysis of Keystone's interest rate sensitivity as measured under GAP at December 31, 1998 compared to 1997 (dollars in thousands):

                                               December 31, 1998                December 31,1997
                                1 month    3 months     6 months     1 year        1 year
------------------------------------------------------------------ ----------------------------
Assets                        $1,383,118   $1,704,278  $2,029,396  $2,567,125       $3,017,875
Liabilities                    1,703,836    2,592,327   2,996,943   3,514,717        3,313,948
Cumulative GAP                  (320,718)    (888,049)   (967,547)   (947,592)        (296,073)
As a percent of total assets      (4.60%)     (12.74%)    (13.89%)    (13.60%)           (4.33)%
Gap ratio                          0.81         0.66        0.68        0.73              0.91
------------------------------------------------------------------ ----------------------------

While rate shock simulations, GAP analysis, and MVPE computations provide measures of interest rate risk, such presentations cannot accurately reflect all actual repricing opportunities which will occur within loan and deposit categories. The information provided by these analyses, however, provides some indication of the potential for interest rate adjustment, but does not necessarily mean that the rate adjustment will occur or that it will occur in accordance with the assumptions.

Despite these inherent limitations, Keystone believes that the tools used to manage its level of interest rate risk provide an appropriate measure of market risk exposure.

Liquidity

Liquidity is defined as Keystone's ability to meet maturing obligations and customers' demand for funds on a continuous basis. Liquidity is sustained by stable core deposits, a diversified mix of liabilities, strong credit perception, and the maintenance of sufficient assets convertible to cash without material loss or disruption of normal operations. Keystone monitors liquidity through regular computations of prescribed liquidity ratios. Failure to meet the prescribed minimum standards for these ratios requires that management identify tactics which will ensure compliance with policy guidelines. Keystone actively manages liquidity within a defined range and has developed reasonable liquidity contingency plans, including ensuring availability of alternate funding sources to maintain adequate liquidity under a variety of business conditions.

Keystone's primary sources of liquidity are funds derived through earnings and deposit balances. Liquidity is also provided by scheduled maturities of loans and investment securities, as well as the early payoff of customer loan balances. Liquidity may also be influenced by the volume and timing of securitizations, particularly mortgage loans. Consideration is given to the maturity of assets and expected future growth/funding needs when developing investment strategies. These liquidity sources may also be augmented by other forms of liability liquidity, such as FHLB borrowings, medium term notes, or other forms of term borrowings. For example, Keystone had $270 million available for the issuance of senior or subordinated debt securities at December 31, 1998 under an existing shelf registration filed with the Securities and Exchange Commission (SEC). Keystone's ability to access the capital markets was demonstrated in 1998 through the issuance of $30 million in senior medium-term notes near mid-year. Keystone's operating, investing, and financing activities are conducted within the overall constraints of Keystone's liquidity management policy.

Parent company liquidity represents another important aspect of liquidity management. The parent company relies primarily on the bank subsidiary to provide funding for dividends to its shareholders and unallocated corporate expenses. The amount of dividends from the bank to the parent company is constrained by federal regulations, which have not historically limited Keystone's practices. Periodically, the parent company may also access other forms of funding to facilitate strategic corporate initiatives. Based upon the inherent strength and profitability of its bank subsidiary, holding company liquidity is deemed adequate.

REGULATORY MATTERS

Keystone and its affiliates are subject to periodic examinations by one or more of the various regulatory agencies. During 1998, examinations were conducted at the holding company and at Keystone's banking and nonbanking subsidiaries. These examinations included, but were not limited to, procedures designed to review lending practices, credit quality, liquidity, compliance, and capital adequacy. Reviews specifically designed to assess the status of Keystone's Y2K readiness were also conducted on a regular basis during the year by regulatory examiners. No comments were received from the various regulatory bodies which would have a material adverse effect on Keystone's liquidity, capital resources, or operations.

INFLATION

Keystone's ability to cope with the impact of inflation is best determined by an analysis of its ability to respond to changing interest rates and manage noninterest income and expense. As discussed in the asset/liability management section of this review, Keystone manages the mix of interest rate-sensitive assets and liabilities in order to limit the impact of changing interest rates on net interest income. Inflation also has a direct impact on noninterest income and expense, such as service fees, salary expense and benefits, and other overhead expenses. Inflationary pressures over the last several years have been modest, although the potential for future inflationary pressure is always present given changing trends in the economy. Management will continue to monitor the impact of these trends on the pricing of its products and services and on the control of overhead expenses.

SEGMENT REPORTING

Keystone's business segments are community banking, mortgage banking, and asset management services. These segments are managed separately because they offer distinctly different products distributed through different delivery channels. No customer of Keystone individually represents 10% or more of consolidated revenue and revenues from foreign customers are negligible. The community banking segment constituted over 90% of Keystone's revenue, profit, and assets for the years ended December 31, 1998, 1997 and 1996 and was the only reportable segment. As such, financial information for this segment does not differ materially from the information provided in the consolidated financial statements.

1997 vs 1996

Summary

Performance during 1997 was significantly influenced by the expansion of Keystone's franchise during the year. The merger of Financial Trust Corp. (FTC) added another strategic partner in Keystone's expanding financial services marketplace while the acquisition of First Financial Corp of Western Maryland
(FFWM) added important market share to Keystone's existing franchise in Maryland and West Virginia. The merger of FTC was accounted for as a pooling of interests and all prior periods were restated. The thrift institution acquired through the FFWM transaction was merged into an existing Keystone bank and was accounted for under the purchase method of accounting. Accordingly, the acquired assets and liabilities and results of operations of FFWM were included in combined results from May 29, 1997, and reflected approximately half of the growth in average earning assets and the majority of the increase in total deposits.

Net income, which was affected by special charges incurred in connection with the FTC merger, was $87.9 million in 1997 versus $89.5 million in 1996, a decrease of 1.8%. Special charges, which included pre-tax merger expenses of $11.4 million as well as certain portfolio charges, reduced net income by $8.6 million, or $.17 per basic share. Excluding special charges, net income in 1997 was $96.5 million or $1.87 per basic share, compared to $89.5 million and $1.72 in 1996, an 8.7% improvement in basic earnings per share. Keystone's return on average assets (ROA) and return on average equity (ROE) were 1.33% and 13.27%, respectively, versus 1.44% and 14.09% in the prior year. Excluding the effect of the special charges, ROA and ROE were 1.46% and 14.54% in 1997.

Total revenues, excluding security gains, grew 8.6%, including a 5.9% increase in net interest income and 18.7% growth in noninterest revenues. The growth in net interest income was stimulated by both increased loan volume and improvement in the proportionate mix of earning assets. The growth rate of noninterest revenues continued to be driven by new and expanded asset management activities, strength in mortgage banking performance, and successful electronic banking initiatives.

Though improvements in credit quality were experienced through the course of the year, Keystone prudently increased its provision for credit losses and sustained a strong ratio of the allowance to loans of 1.38% at December 31, 1997 compared with 1.30% at the end of 1996.

Operating expenses were influenced by 1997 merger activity, by investments in activities connected with the growth in fee income, and by ongoing improvement in Keystone's financial services delivery system.


Interest Income

Interest income grew 7.7% on the strength of slightly higher interest rates and steady growth in loans, driving an improved earning asset mix. Interest income grew to $520 million in 1997 from $482 million in 1996, an increase of $38 million. Interest income was influenced by expanded middle market businesses and retail customers, and included growth in commercial real estate loans and direct consumer credits of 23% and 27%, respectively.

Growth in loans was also affected by balance sheet management and liquidity strategies. For example, a sale of approximately $259 million of mortgage loans was executed as a strategic component of Keystone's acquisition of FFWM.

Keystone's focus on relationship banking, responsiveness to interest rates, and prudent liquidity management enabled it to achieve an increase in earning asset yields of 8.32% versus 8.20% in 1996. The 12 basis points improvement in yields, combined with a 6% increase in earning assets, allowed Keystone to sustain steady revenue growth.

Interest Expense

Improvement in net interest income must include increased levels of interest income combined with prudent management of both funding cost and capacity. While competitive pressures constrained deposit growth, deposit-gathering strategies have been augmented by self-funding securitization activities as well as prudent use of credit markets, most notably FHLB advances. Keystone's funding approach resulted in an increase in the overall funding costs from 4.33% in 1996 to 4.45% in 1997, a 12 basis points increase which was equal to the improvement in asset yields.

Net Interest Income

Combining the impact of yield on earning assets with the cost of funding sources results in interest spread. Net interest margin combines the impact of interest spread with both the investment of noninterest funding sources and the level of nonearning assets. In 1997, Keystone successfully sustained both its overall interest spread and its net interest margin. Interest spread was 3.87% in both 1997 and 1996. Similarly, net interest margin remained constant at 4.59% compared to 4.61% in 1996.

Provision for Credit Losses

The provision for credit losses grew by 43% during the year from $10.7 million in 1996 to $15.3 million in 1997. The provision was influenced by higher levels of consumer charge offs and the changing risk characteristics of Keystone's credit portfolio. Charge-offs were primarily affected by the evolving risk characteristics of consumer debt as reflected in higher levels of defaults and personal bankruptcy trends. Since the end of 1996, the allowance for credit losses expressed as a percentage of loans grew from 1.30% to 1.38%.

Noninterest Income

Revenue stream diversification has been directly influenced by Keystone's commitment to enhance its position as the "financial services provider of choice" in the markets in which it operates. This focus has manifested itself in an increasing higher relative contribution of noninterest revenues to the overall revenue stream. During 1997, noninterest revenues (excluding security transactions) accounted for 22.6% of aggregate revenues versus 20.7% in 1996. In total, noninterest revenues grew 18.7% over 1996 performance.

Trust and investment advisory services, the largest single source of fee-based revenues within Keystone, was a major driver of the improved revenues and reflected 21% growth over 1996 performance. Assets under management within Keystone now exceed $3.5 billion, growth of nearly 10% since 1996. Such growth has been influenced by the emergence of Martindale Andres & Co. and the expansion of revenue sources through the acquisition of MMC&P.

Keystone has been equally successful in enhancing its mortgage banking strategy. Originations during 1997 approached $300 million, reflecting a 5% increase over 1996. Residential mortgage loans serviced at the end of 1997 grew to nearly $1.9 billion. As a result of the growth in originations and loans serviced, mortgage banking revenues grew 31% during 1997.

Deposit account service charges in 1997 were flat as compared to the prior year. In late 1996, Keystone had introduced its free checking option. This strategic initiative, which provided Keystone with a competitive position in its marketplace, constrained the rate of growth in deposit fee income.

Similar to the strategies employed within both asset management and mortgage banking, Keystone has successfully leveraged its electronic banking configuration to improve related fee income growth. Growing demand for access to funds and technological innovations contributed to a $2.3 million increase in ATM and debit card fees. Surcharge fees also enabled Keystone to charge noncustomers who access their banks through Keystone's ATM network. These factors, along with other fee-based initiatives, resulted in growth to aggregate fee income of 26.5%.

Noninterest Expense

Noninterest expenses, exclusive of the special charges associated with the merger of FTC, rose to $214.6 million from $196.2 million, an increase of $18.4 million or 9.3%. Of the overall increase, approximately 26% was attributed to the absorption of the expense structures in both the FFWM and MMC&P acquisitions, both of which were accounted for under the purchase method of accounting. Core operating expenses, excluding the impact of acquisitions, grew approximately 7% virtually unchanged from the previous year. Special charges in connection with the merger of FTC totaled $11.4 million and included professional fees, integration and conversion expenses, and costs of various separation plans directly related to the merger.

Salary expenses grew to $92.6 million versus $81.9 million in 1996, an increase of 13.1%. A portion of this increase was related to personnel additions from the FFWM and MMC&P transactions. On average, the number of full-time equivalent employees grew only 3% from 1996 to 1997, reflecting efficiency gains which offset employees added in the acquisitions. Other factors influencing the increase included average salary increases approximating 4% and Keystone's sales compensation program. This program was designed to provide additional incentive opportunities and manage compensation expenses at levels commensurate with revenue improvement.

The cost control features of managed care have constrained the growth in benefit expenses while providing high-quality health care services. Keystone's ability to efficiently and effectively absorb employees through its merger and acquisition strategies has also enabled it to leverage its health care structure over a more substantial employee base.

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

Other expenses grew to $69.5 million, or 6.1% compared with 1996, and were also affected by the impact of the purchase accounting for the FFWM and MMC&P transactions. Exclusive of the impact of the absorption of these expense structures, increases in specific categories included merchant banking expenses, postage, and communications-related costs, each of which were influenced by revenue-related activities or expansions of customer-focused product or service capabilities.

Income Taxes

Income tax expense reached $39 million in 1997, reflecting an effective tax rate of 30.7% versus 29.3% in 1996.


                  Report of Ernst & Young LLP, Independent Auditors


Shareholders and Board of Directors
Keystone Financial, Inc.

We have audited the accompanying consolidated statements of condition of Keystone Financial, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Keystone Financial, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 financial statements of Financial Trust Corp, a wholly owned subsidiary, which statements reflect net interest income constituting 20% of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Financial Trust Corp, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1996, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Financial, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Pittsburgh, Pennsylvania

January 29, 1999


Consolidated Statements of Condition                      December 31,
(in thousands, except share data)                      1998           1997
------------------------------------------------- -------------- --------------
ASSETS
------------------------------------------------- -------------- --------------
Cash and due from banks                                 $190,622       $206,223
Federal funds sold                                       141,700         25,300
Interest-bearing deposits with banks                       5,978          1,928
Investment securities available for sale               1,129,753      1,091,400
Investment securities held to maturity
 (fair values 1998 - $670,934; 1997- $538,218)           659,536        528,388
Loans held for resale                                     76,423         43,055

Loans and leases                                       4,459,783      4,712,566
Allowance for credit losses                              (60,274)       (65,091)
------------------------------------------------- -------------- --------------
Net loans                                              4,399,509      4,647,475

Premises and equipment                                   124,080        116,615
Other assets                                             240,626        180,953
------------------------------------------------- -------------- --------------
TOTAL ASSETS                                          $6,968,227     $6,841,337
------------------------------------------------- -------------- --------------
LIABILITIES
------------------------------------------------- -------------- --------------
Noninterest-bearing deposits                            $710,161       $637,164
Interest-bearing deposits                              4,521,557      4,596,001
------------------------------------------------- -------------- --------------
Total deposits                                         5,231,718      5,233,165

Federal funds purchased and security repurchase
 agreements                                              363,739        399,730
Other short-term borrowings                               11,306         26,160
------------------------------------------------- -------------- --------------
Total short-term borrowings                              375,045        425,890

Federal Home Loan Bank Borrowings                        427,027        248,150
Long-term debt                                           130,239        101,793
Other liabilities                                        142,533        146,854
------------------------------------------------- -------------- --------------
TOTAL LIABILITIES                                      6,306,562      6,155,852
------------------------------------------------- -------------- --------------
SHAREHOLDERS' EQUITY
------------------------------------------------- -------------- --------------
Preferred stock; $1.00 par value, authorized
8,000,000 shares; none issued or outstanding               -----          -----
Common stock: $2.00 par value, authorized 100,000,000
shares; issued 51,448,335 - 1998 and 52,029,017 - 1997   102,897        104,058
Surplus                                                  162,350        155,430
Retained earnings                                        424,873        418,605
Deferred KSOP benefit expense                              (553)        (1,150)
Treasury stock: 1,013,600 shares at cost - 1998         (34,186)          -----
Accumulated other comprehensive income                     6,284          8,542
------------------------------------------------- -------------- --------------
TOTAL SHAREHOLDERS' EQUITY                               661,665        685,485
------------------------------------------------- -------------- --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $6,968,227     $6,841,337
------------------------------------------------- -------------- --------------
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


Consolidated Statements of Income
                             Year Ended December 31,
(in thousands except per share data)             1998        1997        1996
--------------------------------------------- ----------- ----------- ----------
INTEREST INCOME
--------------------------------------------- ----------- ----------- ----------
 Loans and fees on loans                         $401,949    $404,096   $370,364
 Investments - taxable                             93,955      82,664     79,977
 Investments - tax-exempt                          11,366      12,230     12,723
 Federal funds sold and other                       4,820       5,340      5,668
 Loans held for resale                              5,559       6,408      4,688
--------------------------------------------- ----------- ----------- ----------
                                                  517,649     510,738    473,420
INTEREST EXPENSE
--------------------------------------------- ----------- ----------- ----------
 Deposits                                         193,087     194,898    186,257
 Short-term borrowings                             17,486      18,134     14,506
 FHLB borrowings                                   21,507      14,677     10,175
 Long-term debt                                     8,604       4,785        363
--------------------------------------------- ----------- ----------- ----------
                                                  240,684     232,494    211,301
--------------------------------------------- ----------- ----------- ----------
NET INTEREST INCOME                               276,965     278,244    262,119
 Provision for credit losses                       17,150      15,316     10,713
--------------------------------------------- ----------- ----------- ----------
NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES                                 259,815     262,928    251,406
--------------------------------------------- ----------- ----------- ----------
NONINTEREST INCOME
--------------------------------------------- ----------- ----------- ----------
 Trust and investment advisory fees                25,906      21,291     17,597
 Service charges on deposit accounts               18,443      17,356     17,234
 Fee income                                        24,548      20,029     15,840
 Mortgage banking income                           12,412       9,633      7,334
 Reinsurance income                                 3,167       3,512      2,864
 Other income                                      13,319      12,040      9,785
 Net gains - equity securities                     10,306       5,754        529
 Net gains - debt securities                          712         317        342
--------------------------------------------- ----------- ----------- ----------
                                                  108,813      89,932     71,525
--------------------------------------------- ----------- ----------- ----------
NONINTEREST EXPENSE
--------------------------------------------- ----------- ----------- ----------
 Salaries                                          97,443      92,650     81,894
 Employee benefits                                 17,535      17,311     16,508
 Occupancy expense, net                            17,302      16,407     15,916
 Furniture and equipment expense                   20,567      18,732     16,156
 Special charges                                    -----      11,410      -----
 Other expense                                     70,342      69,480     65,771
--------------------------------------------- ----------- ----------- ----------
                                                  223,189     225,990    196,245
--------------------------------------------- ----------- ----------- ----------
Income before income taxes                        145,439     126,870    126,686
Income tax expense                                 45,692      38,953     37,180
--------------------------------------------- ----------- ----------- ----------
NET INCOME                                        $99,747     $87,917    $89,506
--------------------------------------------- ----------- ----------- ----------
PER SHARE DATA
--------------------------------------------- ----------- ----------- ----------
Net income:
 Basic                                              $1.94       $1.70      $1.72
 Diluted                                             1.92        1.68       1.70
Dividends                                            1.13       $1.06      $0.98
--------------------------------------------- ----------- ----------- ----------
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


Consolidated Statements of Changes in Shareholders' Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                     Issued and                                  Deferred
                                    Outstanding                                     KSOP                Net Unrealized
(in thousands)                        Common      Common                Retained  Benefit   Treasury     Securities   Shareholders'
                                      Shares      Stock      Surplus    Earnings  Expense     Stock        Gains         Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1996                       38,069     $76,139    $139,886    $401,448  ($1,750)   $   ---      $6,043         $621,766

Net income                               ---         ---         ---      89,506      ---        ---         ---           89,506
Change in unrealized gain on
   available-for-sale securities         ---         ---         ---         ---      ---        ---      (1,847)         (1,847)
                                                                                                                          -------
Comprehensive income                                                                                                      87,659
Dividends                                ---         ---         ---     (46,998)     ---        ---         ---         (46,998)
Stock issued:
  Stock split/dividend                14,004      28,009      (6,170)    (21,938)     ---        ---         ---             (99)
  Benefit plans                          137         273       2,561        ---       ---        ---         ---           2,834
  KSOP                                    12          24         278        ---       ---        ---         ---             302
  Dividend reinvestment                   98         195       2,696        ---       ---        ---         ---           2,891
Deferred KSOP benefit expense            ---         ---         ---        ---       501        ---         ---             501
Acquisition of treasury stock           (424)        ---         ---                  ---     (9,915)        ---          (9,915)
Reissuance of treasury stock              90         ---         (38)       ---       ---      1,503         ---           1,465
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1996                     51,986    $104,640    $139,213    $422,018  ($1,249)   ($8,412)     $4,196        $660,406
Net income                               ---         ---         ---      87,917      ---        ---         ---          87,917
Change in unrealized gain on
   available-for-sale securities         ---         ---         ---         ---      ---        ---       4,346           4,346
                                                                                                                          -------
Comprehensive income                                                                                                      92,263
Dividends                                ---         ---         ---     (55,964)     ---        ---         ---         (55,964)
Stock issued:
  Benefit plans                          524       1,048       8,178         ---      ---        ---         ---           9,226
  KSOP                                    28          56         763         ---      ---        ---         ---             819
  Dividend reinvestment                  130         260       3,422         ---      ---        ---         ---           3,682
Deferred KSOP benefit expense            ---         ---         ---         ---      523        ---         ---             523
Acquisition of treasury stock         (2,318)        ---         ---         ---      ---    (72,586)        ---         (72,586)
Reissuance of treasury stock               7         ---         ---         ---      ---        182         ---             182
Retirement of  treasury stock            ---      (2,290)     (3,312)    (35,366)     ---     40,931         ---             (37)
Shares issued in acquisitions          1,672         344       7,166         ---     (424)    39,885         ---          46,971
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1997                     52,029    $104,058    $155,430    $418,605  ($1,150)   $   ---      $8,542        $685,485
Net income                               ---         ---         ---      99,747      ---        ---         ---          99,747
Change in unrealized gain on
   available-for-sale securities         ---         ---         ---         ---      ---        ---      (2,258)         (2,258)
                                                                                                                          -------
Comprehensive income                                                                                                      97,489
Dividends                                ---         ---         ---     (58,195)     ---        ---         ---         (58,195)
Stock issued:
  Benefit plans                          255         511       4,570         ---      ---        ---         ---           5,081
  KSOP                                    20          40         637         ---      ---        ---         ---             677
  Dividend reinvestment                  144         288       4,840         ---      ---        ---         ---           5,128
Deferred KSOP benefit expense            ---         ---         ---         ---      597        ---         ---             597
Acquisition of treasury stock         (2,014)        ---         ---         ---      ---    (74,597)        ---         (74,597)
Retirement of  treasury stock            ---      (2,000)     (3,127)    (35,284)     ---     40,411         ---             ---
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1998                     50,434    $102,897    $162,350    $424,873    ($553)  ($34,186)     $6,284        $661,665
-----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
                                                         Year Ended December 31,
(in thousands)                                        1998         1997         1996
------------------------------------------------ -------------- ----------- ------------
OPERATING ACTIVITIES:
Net income                                             $99,747     $87,917      $89,506
Adjustments to reconcile net income to net
cash provided by operating activities:

 Provision for credit losses                            17,150      15,316       10,713
 Provision for depreciation and amortization            21,653      18,062       15,840
 Deferred income taxes                                   4,770      14,537       14,880
 Sale of loans held for resale                         244,103     203,887      441,716
 Origination of loans held for resale                 (285,974)   (240,325)    (365,209)
 (Increase) decrease in interest receivable              4,437      (4,459)      (3,964)
 Increase (decrease) in interest payable                   125        (567)          (1)
 Other                                                 (31,669)     20,660       (6,391)
------------------------------------------------ -------------- ----------- ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES               74,342     115,028      197,090
------------------------------------------------ -------------- ----------- ------------
INVESTING ACTIVITIES:
Net cash received in bank acquisitions                   -----      35,646       -----
Net increase in interest-bearing deposits w/ banks      (4,050)    (25,363)      (3,121)
Available for sale securities:
 Sales                                                 224,089     176,606       98,724
 Maturities                                          1,174,685     855,464    1,208,804
 Purchases                                          (1,423,334)   (891,694)  (1,368,734)
Held to maturity securities:
 Maturities                                            177,096      91,370      108,438
 Purchases                                            (308,589)   (192,900)    (103,268)
Net (increase) decrease in loans                       238,686    (343,350)    (367,093)
Proceeds from sales of loans                            12,372     302,840       52,013
Purchases of loans                                     (12,666)    (11,947)      (1,986)
Purchases of bank-owned life insurance                 (50,230)       -----        -----
Purchases of premises and equipment                    (24,366)    (23,641)     (16,870)
Other                                                  (10,959)     (6,404)      (1,025)
------------------------------------------------ -------------- ----------- ------------
NET CASH USED IN INVESTING ACTIVITIES                  ( 7,266)    (33,373)    (394,118)
------------------------------------------------ -------------- ----------- ------------
FINANCING ACTIVITIES:
Net increase (decrease) in deposits                     (1,447)    (99,242)      66,113
Net increase (decrease) in short-term borrowings       (50,845)     27,926       64,593
Proceeds from FHLB borrowings                          273,000     242,313      420,892
Repayments of FHLB borrowings                          (94,122)   (253,418)    (360,715)
Issuance of long-term debt                              30,000     100,000         ----
Repayment of long-term debt                             (1,554)       (780)      (1,962)
Acquisition of treasury stock                          (74,597)    (72,586)      (9,915)
Cash dividends                                         (58,195)    (55,964)     (46,998)
Other                                                   11,483      10,147        7,894
------------------------------------------------ -------------- ----------- ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES     33,723    (101,604)     139,902
------------------------------------------------ -------------- ----------- ------------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS         100,799     (19,949)     (57,126)
Cash and cash equivalents at beginning of year         231,523     251,472      308,598
------------------------------------------------ -------------- ----------- ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR              $332,322    $231,523     $251,472
------------------------------------------------ -------------- ----------- ------------
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized Accounting Policies

The accounting policies discussed below are followed consistently by Keystone Financial, Inc., and its subsidiaries (Keystone). These policies are in accordance with generally accepted accounting principles and conform to common practices in the banking industry.

Nature of Operations: Keystone provides a wide range of financial services to a diverse client base through its bank and nonbank subsidiaries. The client base includes individual, business, public, and institutional customers primarily located in Pennsylvania, Maryland, and West Virginia. Lending services include secured and unsecured commercial loans, residential and commercial mortgages, installment loans, revolving consumer loans and lease financing. Deposit services include a variety of checking, savings, time, money market, and individual retirement accounts. Money management services are available to customers through a variety of techniques, all of which are designed to improve cash flow, control disbursements, and increase return on investments.

A full spectrum of asset management services is offered by specialists, including administration of trusts and estates, investment management, administration of retirement and employee benefit plans, and other fiduciary responsibilities.

Keystone's  nonbanking   subsidiaries  perform  specialized  services  including
mortgage banking, discount brokerage services, investment advisor services, and reinsurance.

Keystone is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by various regulatory authorities.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates, and such differences may be material to the financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of: Keystone Financial, Inc., the parent company; its wholly-owned banking subsidiary, Keystone Financial Bank, N.A., and its subsidiaries, ATB Real Estate Investment Trust, Inc., Keystone Brokerage, Inc, and other nonbanking subsidiaries of Keystone consisting of Financial Trust Services Company, Key Trust Company, Keystone Financial Mid-Atlantic Funding Corp., Keystone Financial Unlimited, Inc., Keystone Investment Services, Inc., Keystone Life Insurance Company, Martindale Andres & Co., MMC&P Retirement Benefit Services, Inc. and two community development corporations. On December 31, 1998, Keystone combined its former seven separate banks into a single charter, Keystone Financial Bank, N.A. The seven former banks were American Trust Bank, N.A.; Financial Trust Company; Keystone Bank, N.A., Keystone National Bank; Mid-State Bank and Trust Company; Northern Central Bank; and Pennsylvania National Bank and Trust Company. All significant intercompany accounts have been eliminated in consolidation.

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

Mortgage Servicing Rights: An asset is recognized for mortgage servicing rights acquired through purchase or origination. Amounts capitalized are amortized in proportion to, and over the period of, estimated net servicing income. If mortgage loans are sold or securitized with servicing retained, the total cost of the mortgage loans is allocated to the loans and the servicing rights based on their relative fair values. Keystone performs a periodic review for impairment in the fair value of recorded mortgage servicing rights.

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

Impaired Loans: Impaired loans are defined as those loans for which it is probable that contractual amounts due will not be received. Impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The determination of impairment requires judgement including estimates of the amount and timing of cash flows. Loans included as components of risk elements are not deemed to be impaired when it is probable that contractual amounts due will be received through the normal collection process.

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

Direct Lease Financing: Financing of equipment, principally consisting of automobiles and business equipment, had been provided to customers under lease arrangements accounted for as direct financing leases. These leases are reported in the consolidated statements of condition under the loan caption as a net amount, consisting of the aggregate of lease payments receivable and estimated residual values, less unearned income. Income is recognized in a manner which results in an approximate level yield over the lease term. New lease activity since the beginning of 1998 has been limited pursuant to the curtailment of the indirect automobile leasing program and the sale of the business equipment leasing operation.

Allowance for Loan Losses:

The allowance for loan losses is established through provisions charged against income. Loans deemed to be uncollectible are charged against the allowance and recoveries of previously charged-off loans are credited to the allowance.

Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including, but not limited to, the amounts and timing of expected future cash flows or the fair value of collateral on impaired loans, estimated losses on installment and residential mortgage loans, and general amounts for historical loss experience, economic conditions, known deterioration in certain classes of loans or collateral, trends in delinquencies, uncertainties in estimating losses, and inherent risks in the various portions of the loan portfolio, all of which may be susceptible to significant change.

In determining the adequacy of the allowance for loan losses, management makes allocations to specific problem commercial loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to pools of other commercial loans based on various credit risk factors. Allocations to loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

While the Company's allowance methodology strives to reflect all risk factors, there continues to be a certain element of risk arising in part from, but not limited to, potential for estimation or judgmental errors, charge-off volatility, rapid declines in the credit quality of assets arising from such factors as fraud, portfolio management risks, or sudden economic or industry shifts. Unallocated amounts of the allowance provide coverage for such risks. The level of total allowance is evaluated based on the facts known about the individual components and certain asset quality coverage ratios.

Financial Derivatives and other Hedging Activity:

Interest rate swap contracts are utilized to hedge specific credit and/or funding activities, and the differential of interest paid or received is reflected in the interest income or expense of the hedged item. The fair values of these swap contracts have been appropriately disclosed in a footnote to these financial statements and have not been recognized in the financial statements.

Forward mortgage commitments, and other hedging vehicles have been used to reduce the market risk associated with interest rate fluctuations, most notably in connection with the hedge of the pipeline of fixed rate consumer mortgages. Changes in the market value of the forward mortgage commitments, are recognized in income when the related changes in the fair values of the loans being hedged are recognized.

In June of 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement provides new accounting treatment for derivatives transactions and hedging activities. The standard will be effective for Keystone on January 1, 2000. Adoption of the standard is not expected to have a significant impact on Keystone's financial condition or results of operations.

Transfers and Servicing of Financial Assets and  Extinguishment  of Liabilities:
In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provided new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishment of liabilities. Provisions of this standard have not had a significant impact on Keystone's financial condition or results of operations.

Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally on the straight-line method over the estimated useful lives of the related assets.

On January 1, 1998, Keystone adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This statement requires the capitalization of certain computer software costs incurred during the application development stage of internal use software. The adoption of this statement did not have a material impact on Keystone's financial condition or results of operations.

Intangible Assets: Intangible assets, consisting primarily of goodwill and core deposit intangibles, are stated at cost, less accumulated amortization. Amortization of goodwill is generally recognized on the straight-line method over periods ranging from 15-25 years. Amortization of core deposit intangibles is recognized on an accelerated basis, generally over a ten-year period. Intangible assets are reviewed periodically for impairment.

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

Pensions:  In  1998,  Keystone  adopted  Financial  Accounting  Standards  Board
Statement No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits". This statement requires revised disclosures about pension and other post-retirement benefit plans but does not impact the measurement or recognition of those plans. As such, adoption of this statement did not impact Keystone's financial condition or results of operations. Disclosures for 1997 and 1996 were restated in accordance with this new statement.

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

Comprehensive Income: During 1998, Keystone adopted Financial Accounting Standards Board Statement 130, "Reporting Comprehensive Income", which required reclassification of financial statements for earlier periods. Sources of comprehensive income not included in net income are limited to unrealized gains and losses on certain investments in debt and equity securities.

Reclassifications: Certain amounts reported in the 1997 annual report have been reclassified to conform with the 1998 presentation. These reclassifications did not impact Keystone's financial condition or results of operations.

Per Share Information: Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. Keystone's dilutive securities are limited to stock options granted under various incentive plans.

Historical shares outstanding and per share data have been restated to reflect the 1996 three-for-two stock split.

Treasury Stock: The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost inventory method.

Segment Reporting: In 1998, Keystone adopted Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement established standards for reporting information about operating segments and related disclosures about products and services, geographic areas, and major customers. The adoption of this new standard did not affect Keystone's financial condition or results of operations.

Cash Flow Information: Keystone considers cash and due from banks and federal funds sold as cash and cash equivalents. Interest paid on deposits and other borrowings aggregated $240,888,000, $233,061,000, and $211,302,000, in 1998,
1997, and 1996, respectively. Cash payments for income taxes approximated $39,830,000, $19,253,000, and $23,898,000 for 1998, 1997, and 1996,
respectively.

Investments

The amortized cost, related fair value, and unrealized gains and losses for investment securities classified as available-for-sale or held-to-maturity were as follows at December 31 (in thousands):

                                                             1998
                                                        Available-for-Sale
-------------------------------------- ------------------------------------------------
                                        Amortized         Unrealized
                                           Cost        Gains     Losses     Fair Value
-------------------------------------- ------------ ---------------------- ------------
Negotiable money market investments        $290,954     $  103         $82     $290,975
U.S. Treasury securities                    122,155      1,234           1      123,388
U.S. Government agency obligations          546,452      3,737       1,617      548,572
Obligations of states and political
 subdivisions                                55,991      1,703           2       57,692
Corporate and other securities              104,533      4,712         119      109,126
-------------------------------------- ------------ ---------- ----------- ------------
Total                                    $1,120,085    $11,489      $1,821   $1,129,753
-------------------------------------- ------------ ---------- ----------- ------------
                                                             1998
                                                         Held-to-Maturity
-------------------------------------- ------------------------------------------------
                                        Amortized         Unrealized
                                           Cost          Gains   Losses     Fair Value
-------------------------------------- ------------ ---------------------- ------------
U.S. Government agency obligations         $500,418     $5,936        $135     $506,219
Obligations of states and political
 subdivisions                               146,018      5,333         158      151,193
Corporate and other securities               13,100        422         ---       13,522
-------------------------------------- ------------ ---------- ----------- ------------
Total                                      $659,536    $11,691        $293     $670,934
-------------------------------------- ------------ ---------- ----------- ------------

                                                           1997
                                                     Available-for-Sale
-------------------------------------- ----------------------------------------------
                                         Amortized        Unrealized
                                            Cost        Gains   Losses    Fair Value
--------------------------------------- ------------ ------------------- ------------
Negotiable money market investments         $178,455       $18       $69     $178,404
U.S. Treasury securities                     193,099     1,063        42      194,120
U.S. Government agency obligations           502,483     2,363     1,768      503,078
Obligations of states and political           72,487     1,688         4       74,171
 subdivisions
Corporate and other securities               131,735     9,918        26      141,627
--------------------------------------- ------------ --------- --------- ------------
     Total                                $1,078,259   $15,050    $1,909   $1,091,400
--------------------------------------- ------------ --------- --------- ------------
                                                            1997
                                                      Held-to-Maturity
--------------------------------------- ---------------------------------------------
                                         Amortized       Unrealized
                                            Cost       Gains    Losses    Fair Value
--------------------------------------- ------------ ------------------- ------------
U.S. Government agency obligations          $366,238    $4,928      $150     $371,016
Obligations of states and political          143,910     4,845         5      148,750
 subdivisions
Corporate and other securities                18,240       230        18       18,452
--------------------------------------- ------------ --------- --------- ------------
     Total                                  $528,388   $10,003      $173     $538,218
--------------------------------------- ------------ --------- --------- ------------

                                                             1996
                                                        Available-for-Sale
-------------------------------------- ------------------------------------------------
                                        Amortized          Unrealized
                                           Cost          Gains    Losses    Fair Value
-------------------------------------- ------------- --------------------- ------------
Negotiable money market investments         $194,566         $15       $15     $194,566
U.S. Treasury securities                     244,010       1,083       551      244,542
U.S. Government agency obligations           561,245       2,817     4,624      559,438
Obligations of states and political          101,992       1,669       141      103,520
   subdivisions
Corporate and other securities               101,846       6,324       142      108,028
-------------------------------------- ------------- ----------- --------- ------------
Total                                     $1,203,659     $11,908    $5,473   $1,210,094
-------------------------------------- ------------- ----------- --------- ------------

                                                             1996
                                                        Held-to-Maturity
-------------------------------------- ------------------------------------------------
                                         Amortized        Unrealized
                                           Cost         Gains      Losses   Fair Value
-------------------------------------- ------------- --------------------- ------------
U.S. Government agency obligations          $230,402      $1,997    $1,680     $230,719
Obligations of states and political          134,194       3,308       135      137,367
   subdivisions
Corporate and other securities                15,362         156        78       15,440
-------------------------------------- ------------- ----------- --------- ------------
Total                                       $379,958      $5,461    $1,893     $383,526
-------------------------------------- ------------- ----------- --------- ------------

Investment securities having a carrying value of $893,097,000 at December 31, 1998, were pledged to secure public and trust deposits, treasury tax and loan activity, discount window and FHLB borrowings, and security repurchase agreements.

Pre-tax security gains and losses included in operating results from 1996 through 1998 were as follows (in thousands):

                          1998            1997           1996
-------------------- --------------- -------------- ---------------
Gains                       $11,148         $6,847            $980
Losses                         (130)          (776)           (109)
-------------------- --------------- -------------- ---------------
         Net                $11,018         $6,071            $871
-------------------- --------------- -------------- ---------------

The following tables display at December 31, 1998, the contractual maturities, amortized costs, related fair values, and the weighted average yield (tax-equivalent basis) available thereon, of investment securities (in thousands):

                                                                       Available for Sale
--------------------------------------------------------------------------------------------------------------
                                                                                          After One,
                                                            Within One Year           But Within Five Years
                                                    Amortized    Fair            Amortized      Fair
                                                      Cost       Value     Yield     Cost       Value    Yield
--------------------------------------------------------------------------------------------------------------
Negotiable money market investments                  $290,954   $290,975   4.99%   $    ---   $    ---    ---%
U.S. Treasury securities                               54,577     54,821   6.25      67,578     68,567   5.67
Government agency obligations                          31,191     31,349   6.44     312,514    313,773   5.82
Obligations of states and political subdivisions        4,612      4,676   5.54      23,557     24,185   4.92
Corporate and other securities                          6,769      6,831   6.45      14,760     14,929   6.31
--------------------------------------------------------------------------------------------------------------
Total                                                $388,103   $388,652   5.32%   $418,409   $421,454   5.77%
--------------------------------------------------------------------------------------------------------------

                                                                       Held to Maturity
--------------------------------------------------------------------------------------------------------------
                                                                                          After One,
                                                            Within One Year           But Within Five Years
                                                    Amortized    Fair            Amortized      Fair
                                                      Cost       Value     Yield     Cost       Value    Yield
--------------------------------------------------------------------------------------------------------------
Government agency obligations                        $  2,086   $  2,106   6.23%   $191,297   $193,698   6.37%
Obligations of states and political subdivisions        8,015      8,137   5.68      14,275     14,868   5.61
Corporate and other securities                            -          -       -       12,964     13,386   6.63
--------------------------------------------------------------------------------------------------------------
Total                                                $ 10,101   $ 10,243   5.79%   $218,536   $221,952   6.34%
--------------------------------------------------------------------------------------------------------------

                                                                       Available for Sale
---------------------------------------------------------------------------------------------------------------
                                                            After Five,
                                                        But Within Ten Years            After Ten Years
                                                    Amortized      Fair            Amortized   Fair
                                                     Cost         Value   Yield      Cost     Value     Yield
---------------------------------------------------------------------------------------------------------------
Negotiable money market investments                  $    ---   $    ---    ---%   $    ---   $    ---    ---%
U.S. Treasury securities                                  ---        ---    ---         ---        ---    ---
Government agency obligations                          36,305     36,505   6.37     166,442    166,945   6.39
Obligations of states and political subdivisions       18,306     19,007   5.18       9,516      9,824   5.34
Corporate and other securities                            250        250   7.54      82,754     87,116   6.68
--------------------------------------------------------------------------------------------------------------
Total                                                $ 54,861   $ 55,762   5.97%   $258,712   $263,885   6.45%
--------------------------------------------------------------------------------------------------------------

                                                                     Held to Maturity
--------------------------------------------------------------------------------------------------------------
                                                          After Five,
                                                      But Within Ten Years               After Ten Years
                                                    Amortized    Fair               Amortized     Fair
                                                     Cost       Value     Yield     Cost        Value   Yield
--------------------------------------------------------------------------------------------------------------
Government agency obligations                        $123,659   $125,438   6.50%   $183,376   $184,977   6.47%
Obligations of states and political subdivisions       15,714     16,423   5.50     108,014    111,765   5.33
Corporate and other securities                            136        136   9.00         ---        ---    ---
--------------------------------------------------------------------------------------------------------------
Total                                                $139,509   $141,997   6.39%   $291,390   $296,742   6.05%
--------------------------------------------------------------------------------------------------------------

Loans and Leases

The composition of loans and leases was as follows at December 31, (in thousands):

                                                                1998             1997
----------------------------------------------------------- ------------ --- ------------
Consumer financings:
----------------------------------------------------------- ------------ --- ------------
 Direct loans                                                   $904,178         $884,226
 Indirect loans                                                  187,818          334,504
 Net investment in direct lease financing receivables            235,884          335,017
----------------------------------------------------------- ------------ --- ------------
                                                               1,327,880        1,553,747
Loans secured by real estate:
 Consumer                                                        754,280          862,227
 Commercial                                                    1,530,449        1,384,923
----------------------------------------------------------- ------------ --- ------------
                                                               2,284,729        2,247,150
Commercial                                                       679,412          708,480
Floor plan financing                                             167,762          203,189
----------------------------------------------------------- ------------ --- ------------
Total                                                         $4,459,783       $4,712,566
----------------------------------------------------------- ------------ --- ------------

At December 31, 1998, substantially all of the consumer real estate loans outstanding were pledged under blanket collateral agreements to secure outstanding Federal Home Loan Bank borrowings. No industry concentrations exist.

Activity within the allowance for credit losses was summarized as follows (in thousands):

                                                 1998         1997         1996
--------------------------------------------- ---------- - ---------- - ----------
Balance at January 1                            $65,091      $56,256       $55,415
Recoveries on loans previously charged off        2,968        2,485         2,393
Loans charged off                               (24,058)     (17,277)      (12,265)
Net loans charged off                           (21,090)     (14,792)       (9,872)
Provision charged to operations                  17,150       15,316        10,713
Other                                              (877)       8,311         -----
--------------------------------------------- ---------- - ---------- - -----------
Balance at December 31                          $60,274      $65,091       $56,256
--------------------------------------------- ---------- - ---------- - -----------

Total nonaccrual and restructured loan balances and related annual interest data were as follows (in thousands):

                                          1998            1997            1996
--------------------------------------- --------- --- ------------ --- ----------
Nonaccrual                                $24,675          $20,520        $19,350
Restructured                                  264              489            393
--------------------------------------- --------- --- ------------ --- ----------
Total                                     $24,939          $21,009        $19,743
--------------------------------------- --------- --- ------------ --- ----------
Interest computed at original terms        $2,385           $2,144         $1,896
Interest recognized                           361              473            598
--------------------------------------- --------- --- ------------ --- ----------

At December 31, 1998, there were no significant commitments to lend additional funds on these loans.

The following is a summary presentation of loans that are considered to be impaired:

------------------------------------------------------------- --------- --------
At December 31,                                       1998     1997      1996
------------------------------------------------------------- --------- --------
  Recorded investment in impaired loans               $20,647  $16,730   $17,300
  Impaired loans for which an allowance exists          5,091   12,805     7,375
  Amount of allowance specifically
   allocated to impaired loans                          3,131    1,540     1,560


For the years ended December 31,                      1998     1997      1996
------------------------------------------------------------- -------- ---------
  Average recorded investment in impaired loans       $18,689  $17,015   $17,501
------------------------------------------------------------- -------- ---------

Certain directors and executive officers of Keystone and its subsidiaries, and their associates, were indebted to the bank subsidiaries during 1998. Such loans were made in the ordinary course of business and on customary terms. Loan activity during 1998 with these related parties was as follows (in thousands):

  Beginning Balance       Additions         Repayments      Ending Balance
--------------------- ------------------ ----------------- -----------------
      $179,377             $201,889          $202,529          $178,737

Financial Derivatives, Hedging Activity, and Commitments

Keystone engages in activities associated with the use of off-balance sheet derivative financial instruments (derivatives) and hedges to manage its exposure to changes in interest rates. Activities have included interest rate swap activity, forward commitments for mortgage banking inventory management, the use of short sales and put options to hedge against the potential deterioration in the value of indirect auto financings held for sale, loan commitments and standby letters of credit made in the ordinary course of its banking business.

In managing net interest income, Keystone uses interest rate swaps to offset the difference or mismatch in repricing indices of core banking assets and related funding. The risk associated with potential reductions in net interest income attributable to this mismatch is broadly defined as "basis risk". At December 31, 1998, interest rate swaps totaling $250,000,000 (notional amount) were used to manage this component of risk to net interest income performance.

Another form of interest rate risk managed through specific hedging activity at December 31, 1998, related to outstanding forward mortgage commitments and put options related to the mortgage banking pipeline. Under the terms of these commitments, Keystone agreed to deliver a specified volume of mortgage loans with a specified portfolio yield, and received a pre-established price commitment pursuant to timely delivery of the mortgage loans. The purpose of these arrangements is to manage the effect of interest rate changes on these loans between the date of the original loan commitment and the date of delivery for sale into the secondary market. At December 31, 1998, Keystone had entered into commitments to deliver approximately $95,064,000 of mortgage loans for sale into the secondary market. The fair value of these commitments at December 31, 1998, was $826,000 and was considered in the lower of cost or market evaluation of loans held for sale. The delivery dates for these commitments are short-term in nature and will expire at various dates in the first half of 1999.

Keystone is a party to financial instruments with off-balance sheet risk used in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

Keystone's maximum exposure to credit loss in the event of nonperformance by the counter party to the financial instrument for the loan commitments and standby letters of credit is the contractual or notional amount of those instruments. Keystone uses the same policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount and nature of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counter party.

Standby letters of credit are agreements used by Keystone's customers as a means of improving their credit standings in dealing with others. Under these agreements, Keystone guarantees certain financial commitments of its customers.

Outstanding commitments for loans and standby letters of credit were as follows as December 31 (in thousands):

                                1998         1997
--------------------------- ------------ ------------
Loan commitments              $1,091,657   $1,027,782
Standby letters of credit         73,843       75,574
--------------------------- ------------ ------------

Premises and Equipment

The following summarizes premises and equipment at December 31, (in thousands):


                                                  1998         1997
---------------------------------------------- ----------- ------------
Land                                               $12,562      $12,801
Buildings                                           99,702       97,298
Equipment                                          120,564      108,169
Leasehold improvements                              15,544       15,741
---------------------------------------------- ----------- ------------
                                                   248,372      234,009
Accumulated depreciation and amortization         (124,292)    (117,394)
---------------------------------------------- ----------- ------------
Total                                             $124,080     $116,615
---------------------------------------------- ----------- ------------

Depreciation and amortization expense related to premises and equipment amounted to $16,056,000 in 1998, $14,554,000 in 1997, and $13,058,000 in 1996.

Keystone and its subsidiaries lease various equipment and buildings under operating lease agreements. In 1998, 1997, and 1996, total rent expense amounted to $8,203,000, $7,377,000, and $7,956,000, respectively. Future annual minimum lease payments do not significantly exceed historic levels.

Federal Home Loan Bank Borrowings

Keystone Financial Bank, N.A. is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh and, as such, can take advantage of the FHLB program for overnight and term advances at published daily rates. Under the terms of a blanket collateral agreement, advances from the FHLB are collateralized by first mortgage loans and securities. Advances available under this agreement are limited by available and qualifying collateral and the amount of FHLB stock held by the borrower. At December 31, 1998, Keystone's member bank could borrow an additional $826,684,000 based on qualifying collateral. Such additional borrowing would require that the bank increase its investment in FHLB stock by approximately $90,000,000. Outstanding borrowings from the Federal Home Loan Bank are summarized as follows (in thousands):

                                             December 31,
                                          1998          1997
------------------------------------ -------------- ------------
Due 1998, 5.45% to 7.71%                    $------      $57,957
Due 1999, 4.75% to 6.51%                     64,268       49,286
Due 2000, 4.77% to 6.51%                     80,831       70,830
Due 2001, 4.73% to 6.80%                     67,000        6,000
Due 2002, 5.25% to 6.08%                     60,550       60,550
Due 2003, 5.71% to 7.23%                      7,768        2,893
After 2003, 1.00% to 7.20%                  146,610          634
------------------------------------ -------------- ------------
                                           $427,027     $248,150
------------------------------------ -------------- ------------

Of the December 31, 1998 outstanding balance, $307,400,000 was either adjustable or subject to conversion. Of this amount, $10,000,000 was adjustable with LIBOR. The remaining $297,400,000 are advances which are subject to conversion to adjustable rates at the option of the FHLB at various dates in 2001 and 2003. In the event the FHLB elects to convert these advances to adjustable rates, Keystone has the option to prepay the borrowings without penalty.

Long-term Debt

Long-term debt at December 31 consisted of the following (in thousands):


                                                      1998        1997
--------------------------------------------------- --------- ------------
Senior medium-term notes:
   Interest at 7.3%, mature 2004                      $99,812      $99,777
   Interest at 6.5%, mature 2008                       29,876          ---
Other                                                     551        2,016
-------------------------------------------------- ---------- ------------
Total                                                $130,239     $101,793
-------------------------------------------------- ---------- ------------


Keystone Financial Mid-Atlantic Funding Corp., a wholly-owned funding subsidiary of Keystone, issued $100 million of senior medium term notes in 1997 and an additional $30 million in 1998 under a $400 million shelf registration statement. The notes provide for semi-annual interest payments at a fixed rate and are unconditionally guaranteed by Keystone. The proceeds from the issuance of the notes were used primarily for general corporate purposes.

Contingencies

Keystone and its subsidiaries are subject to various legal proceedings that arise in the ordinary course of business. In late 1997, an investment advisor not affiliated with Keystone ("investment advisor") was accused by the Securities and Exchange Commission of defrauding its clients, which were primarily school districts and municipalities, resulting in losses alleged to approximate $70 million. A Keystone subsidiary had been previously engaged to maintain custody of certain funds and investments of the unaffiliated investment advisor. In an effort to recover the alleged losses, legal proceedings were subsequently initiated by the court-appointed trustee for the investment advisor and by its clients. These proceedings included individual and class actions against Keystone, its subsidiaries, and some of its employees alleging that these entities or individuals were responsible for, and contributed to, the loss. Management is vigorously contesting these actions. The loss, if any, to Keystone or its subsidiaries resulting from the actions cannot be reasonably estimated at this time. Because of the complexity of these actions, it is expected that final resolution of these matters will not occur for a number of years.

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

Keystone has an employee "Stock Incentive Plan" and a "Nonemployee Directors' Stock Option Plan." Under the terms of these plans, Keystone has reserved for issuance a total of 2,875,000 shares of common stock for qualifying employees and nonemployee directors, of which approximately 2,572,000 are available for future grants. The plans provide for the issuance of nonqualified options and, under the employee plan, incentive stock options. Options are granted at an exercise price not less than the fair market value of Keystone common stock on the date of grant, vest in two years, and expire approximately ten years after the grant date. Keystone also has outstanding options pursuant to predecessor plans and plans of acquired banks.

The following table provides a summary of options outstanding under the "Stock Incentive Plan," the "Nonemployee Directors' Stock Option Plan", and other predecessor or acquired plans.


                               Weighted
                               Average
                               Exercise      Common
                                Price        Shares
---------------------------- ------------ ------------
January 1, 1996                    $17.92   1,825,636
  Granted                           21.09     312,636
  Exercised                         10.60     (83,966)
  Terminated                        20.88     (51,146)
---------------------------- ------------ ------------
December 31, 1996                  $18.62   2,003,160
---------------------------- ------------ ------------
  Granted                          $25.40     307,339
  Exercised                         16.30    (443,815)
  Terminated                        23.16     (21,926)
---------------------------- ------------ ------------
December 31, 1997                  $19.61   1,844,758
---------------------------- ------------ ------------
  Granted                          $40.03     244,651
  Exercised                         15.66    (221,845)
  Terminated                        33.23     (27,552)
---------------------------- ------------ ------------
December 31, 1998                  $22.62   1,840,012
---------------------------- ------------ ------------

The following table summarizes information about stock options outstanding at December 31, 1998:



            Options Outstanding                          Options Exercisable
--------------------------------------------------------------------------------
                                   Weighted-
                                    Average    Weighted-              Weighted-
      Range of                     Remaining    Average                Average
       Exercise          Number   Contractual  Exercise     Number     Exercise
       Prices         Outstanding Life (years)   Price    Exercisable   Price
--------------------------------------------------------------------------------
   $4.95 - $10.50         159,252    2.58          $8.71      159,252     $8.71
  $11.13 - $16.74         187,703    2.49         $14.71      177,567    $14.63
  $18.03 - $24.75         991,268    5.26         $21.53      991,225    $21.52
  $25.00 - $29.87         272,114    8.02         $25.40       22,576    $25.00
  $34.44 - $41.06         229,675    8.66         $40.13        9,823    $37.82
-------------------------------------------------------------------------------
   $4.95 - $41.06       1,840,012    5.58         $22.62    1,360,443    $19.30
-------------------------------------------------------------------------------
Options exercisable at the end of 1997 and 1996 were 1,192,657 and 1,333,422, respectively.


Under the "Employee Stock Purchase Plan", eligible employees are provided an opportunity to purchase Keystone common stock at a discount from market price. The Plan provides for the purchase of stock through payroll deductions at a price which is the lesser of 85% of the fair market value of the common stock as of the first or last day of the annual purchase period. The purchase period commences on July 1 and ends on June 30. Keystone has reserved 750,000 shares of common stock, of which 459,000 remain available for future purchases. The amount of common shares issued under this program in 1998, 1997, and 1996 were as follows:

                                        Price       Shares
                                    Per Share       Issued
-------------------------- ------------------ ------------
1998                                   $26.24       99,980
1997                                   $19.20       94,195
1996                                   $15.79       97,196

The following pro forma amounts indicate the net income and earnings per share that would have resulted if compensation expense for the stock option plans and employee stock purchase plan was determined under the recognition provisions of Statement No. 123 using the fair value of the awards at the grant date.

                                                          1998       1997       1996
------------------------------ ------------------------ --------- ---------- ----------
Net Income (in thousands):     As reported                $99,747    $87,917    $89,506
                               Pro forma                   97,773     86,457     88,348

Diluted earnings per share:    As reported                  $1.92      $1.68      $1.70
                               Pro forma                     1.88       1.65       1.68
------------------------------ ------------------------ --------- ---------- ----------

Information regarding the weighted-average grant-date fair values for stock options and purchase rights granted in 1998, 1997, and 1996 were as follows:

                                                        Assumptions
                                           -------------------------------------
                                Grant Date
                                Fair Value
                               (Per Option  Dividend   Expected  Interest
                                  /Share)     Yield    Volatility   Rates  Life
------------------------------ -------------------------------------------------
Stock option plans:
     1998                          $7.95      2.8%         15%    5.63%    7yrs
     1997                          $4.20      4.2%         15%    6.37%    7yrs
     1996                          $3.01      4.6%         15%    5.50%    7yrs
Employee stock purchase plan:
     1998                          $7.62      3.5%         15%    5.63%    1yr
     1997                          $6.30      4.5%         15%    5.63%    1yr
     1996                          $4.28      4.1%         12%    5.75%    1yr
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

Keystone also has a Management Stock Ownership Program (the "Program") which is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to focus on value creation. To accomplish these purposes, the Program establishes stock ownership goals for executive and senior officers of the Corporation to be achieved over a five-year period. In order to assist the officers in attaining their stock ownership goals, a related plan provides for nonrecourse, noninterest-bearing loans, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Keystone common stock at fair market value. The loans are secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of Keystone stock purchased with the loan plus additional shares of stock or other acceptable collateral owned by the executive. At December 31, 1998 and 1997, the amount executives participating in the Program owed Keystone for financed purchases totaled $2,064,000 and $1,709,000, respectively.

Keystone has a dividend reinvestment plan for shareholders under which additional shares of Keystone common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Keystone has reserved 900,000 shares of common stock for this Plan, and approximately 192,000 shares remain unissued. The following number of shares of Keystone common stock were purchased pursuant to this plan: 144,000 in 1998, 130,000 in 1997, and 98,000 in 1996.

Employee Benefit Plans

Keystone provides a noncontributory defined benefit pension plan covering substantially all full-time employees. Plan benefits are based on years of service and qualifying compensation during the final years of employment.

The following table summarizes the activity in the pension plan for the years ended December 31, (in thousands):

                                                            1998        1997
-------------------------------------------------------- ----------- -----------
Projected benefit obligation, beginning of year             $84,890     $75,060
Service cost                                                  3,268       2,907
Interest cost                                                 5,780       5,458
Benefits paid                                                (4,028)     (4,243)
Change in assumptions                                         1,309       4,500
Amendments                                                     (566)        (97)
Experience loss                                                 717       1,305
-------------------------------------------------------- ----------- -----------
Projected benefit obligation, end of year                   $91,370     $84,890
-------------------------------------------------------- ----------- -----------
Fair value of plan assets at beginning of year             $106,239     $89,560
Actual return on assets                                      (2,766)     20,922
Benefits paid                                                (4,028)     (4,243)
-------------------------------------------------------- ----------- -----------
Fair value of plan assets at end of year                    $99,445    $106,239
-------------------------------------------------------- ----------- -----------
Funded status at end of year                                 $8,075     $21,349
Unrecognized net assets at transition                        (2,510)     (3,137)
Unrecognized net gain                                          (111)    (12,839)
Unrecognized prior service cost                              (1,702)     (1,497)
-------------------------------------------------------- ----------- -----------
Prepaid benefit expense at end of year                       $3,752      $3,876
-------------------------------------------------------- ----------- -----------

                                                      1998       1997       1996
-------------------------------------------------- ---------- ---------- -----------
Service cost benefits earned during the period        $3,268     $2,907      $2,793
Interest cost on projected benefit obligation          5,780      5,458       5,166
Expected return on plan assets                        (7,692)    (7,120)     (6,666)
Net amortization:
  Net transition asset                                  (627)      (725)       (668)
  Prior service cost                                    (181)      (137)       (115)
  Net (gain) loss                                       (424)       ---          24
-------------------------------------------------- ---------- ---------- -----------
Pension expense                                         $124       $383        $534
-------------------------------------------------- ---------- ---------- -----------

Actuarial assumptions used in the determination of the projected benefit obligation were as follows:

                                                      1998       1997       1996
--------------------------------------------------- --------- ---------- ----------
Rate of increase in future compensation levels          5.00%      5.50%      5.50%
Expected long-term rate of return on plan assets        8.00       8.50       8.50
Weighted average discount rate                          6.75       7.00       7.50
--------------------------------------------------- --------- ---------- ----------

The unrecognized net assets at transition and the unrecognized prior service costs are being amortized over the expected service lives of eligible employees, which approximate 15 years. Trusteed pension plan assets consist primarily of equity and fixed income securities and short-term investments.

A 401(k) deferred savings plan covers eligible employees of Keystone. The plan provides for a matching employer contribution equal to 60% of the employee contribution. While employees can contribute up to 15% of their compensation, the employer match is limited to 5% of employee compensation. Matching contributions are paid entirely in Keystone stock. Expense recognized for the employer contributions was $ 1,984,000 in 1998, $ 1,580,000 in 1997, and $1,303,000 in 1996.

Income Taxes

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                December 31,
Deferred tax assets:                          1998         1997
----------------------------------------- ------------ ------------
  Allowance for credit losses                 $19,598      $20,717
  Deferred liabilities                          1,850        1,879
  Compensation accruals                         4,259        3,229
Deferred tax liabilities:
----------------------------------------- ------------ ------------
  Lease financing activities                  (47,742)     (47,672)
  Net unrealized gains on securities
   available-for-sale                          (3,383)      (4,600)
  Premises and equipment                       (3,088)      (3,862)
  Intangible assets                            (4,668)      (4,044)
  Other                                        (2,961)         287
----------------------------------------- ------------ ------------
Net deferred tax liability                   ($36,135)    ($34,066)
----------------------------------------- ------------ ------------

The provision for income taxes consisted of the following components (in thousands):
                                    1998            1997            1996
--------------------------------- --------- ---- ----------- --- ----------

Deferred provision                   $4,770         $14,537         $14,880
Current provision:
 Federal taxes                       39,642          23,229          21,441
 State taxes                          1,280           1,187             859
--------------------------------- --------- ---- ----------- --- ----------
Total                               $45,692         $38,953         $37,180
--------------------------------- --------- ---- ---------- ---- ----------

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) is as follows (in thousands):

                                        1998            1997            1996
------------------------------------ ---------- ---- ---------- ---- ----------
Provision on pre-tax income at
  statutory rates                      $50,904         $44,405         $44,340
Tax exempt interest income              (5,448)         (5,089)         (6,212)
Other                                      236            (363)           (948)
------------------------------------ ---------- ---- ----------- --- ----------
Total                                  $45,692         $38,953         $37,180
------------------------------------ ---------- ---- ---------- ---- ----------
Effective Rate                           31.4%           30.7%           29.3%
------------------------------------ ---------- ---- ---------- ---- ----------

Income taxes attributable to investment security gains were $3,856,000 in 1998, $2,125,000 in 1997, and $305,000 in 1996.

Comprehensive Income

During 1998, Keystone adopted Financial Accounting Standards Board Statement 130, "Reporting Comprehensive Income", which required reclassification of financial statements for earlier periods. Sources of comprehensive income not included in net income are limited to unrealized gains and losses on certain investments in debt and equity securities. The disclosure of comprehensive income is as follows (in thousands):


                                                 Year Ended December 31,
----------------------------- -------------------------------------------------------------
                                     1998                 1997                 1996
----------------------------- ------------------- -------------------- --------------------
                               Before    Net of     Before    Net of    Before     Net of
                                 Tax       Tax       Tax        Tax       Tax       Tax
----------------------------- --------- --------- ---------- --------- --------- ----------
Net Income                               $99,747              $87,917             $89,506
Unrealized gains(losses)
 on securities:
  Unrealized holding gains
   (losses) arising during
   the period                    7,544     4,904     12,757     8,292   (1,971)    (1,281)
  Less: Reclassification
   adjustment for gains
   included in net income       11,018     7,162      6,071     3,946      871        566
----------------------------- --------- --------- ---------- --------- --------- ----------
                                (3,474)   (2,258)     6,686     4,346   (2,842)    (1,847)
----------------------------- --------- --------- ---------- --------- --------- ----------
Comprehensive Income                     $97,489              $92,263             $87,659
============================= ========= ========= ========== ========= ========= ==========

Earnings Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except per share data):

                                                 1998           1997            1996
------------------------------------------- -------------- --------------- ---------------
Numerator - Net Income                             $99,747         $87,917         $89,506

Denominators:

  Average Basic shares outstanding                  51,446          51,693          52,119
  Average Dilutive option effect                       596             627             362
------------------------------------------- -------------- --------------- ---------------
  Average Dilutive shares outstanding               52,042          52,320          52,481
------------------------------------------- -------------- --------------- ---------------
EPS:

  Basic                                              $1.94           $1.70           $1.72
  Diluted                                            $1.92           $1.68           $1.70
------------------------------------------- -------------- --------------- ---------------

Segment Reporting

In June of 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which was effective for fiscal years beginning after December 15, 1997. Under the terms of this new statement, a segment is defined as a revenue producing component of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. Operating segments with a reported measure of revenue, profit or loss, or assets, that is 10% or more of combined revenue, profit or loss, or assets, respectively of all operating segments must be reported separately. Keystone considered the nature of its products and services offered to customers in order to identify its business segments, which are community banking, mortgage banking, and asset management services. These segments are managed separately because they offer distinctly different products distributed through different delivery channels. No customer of Keystone individually represents 10% or more of consolidated revenue and revenues with customers of foreign countries are minimal. The segment of community banking constituted over 90% of Keystone's revenue, profit, and assets for the years ended December 31, 1998, 1997, and 1996 and was the only reportable segment. As such, financial information for this segment does not differ materially from the information provided in the consolidated financial statements.

Regulatory Capital Requirements

Bank regulators have set forth requirements for risk-based capital, which resulted in the establishment of international capital standards for banks.

The following table provides Keystone's consolidated risk-based capital position at the end of 1998 and 1997 and a comparison to the various regulatory capital requirements (in thousands):


                                1998                  1997             Well-
                                ----                  ----          Capitalized    Minimum
                          Amount     Ratio      Amount     Ratio       Ratio        Ratio
----------------------- ---------- ---------- ---------- --------- ------------- -----------
Total capital
 (to risk-weighted
  assets)                 $653,664     13.84%   $675,575    13.75%           10%          8%
Tier 1 capital
 (to risk-weighted
  assets)                  594,623     12.59%    614,172    12.50%            6%          4%
Tier 1 capital (to
average assets)            594,623      8.66%    614,172     9.15%            5%          4%
----------------------- ---------- ---------- ---------- --------- ------------- -----------

At December 31, 1998, Keystone Financial Bank, N.A. had capital at or above the "well-capitalized" level for each of the three ratios.

Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no problems in meeting the current or future capital standards. As of December 31, 1998, each predecessor bank to Keystone Financial Bank, N.A. has been categorized as "well-capitalized" by its primary regulator at its most recent examination.

Restrictions

Under Federal Reserve regulations, depository institutions must maintain reserves in the form of cash or amounts on deposit with Federal Reserve Banks. For the year ended December 31, 1998, Keystone's bank subsidiary maintained average reserve balances of approximately $56,033,000.

Dividends that may be paid to Keystone by its subsidiary bank are limited by state and federal regulations. The related amount available for dividends aggregated $87,226,000 at December 31, 1998. Federal Reserve regulations also limit the subsidiary bank as to the amount it may loan its affiliates, including Keystone. At December 31, 1998, the maximum amount available for loans to affiliates approximated 10% of consolidated net assets.

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

                                           1998                     1997
                                   ----------------------- -----------------------
                                   Carrying    Estimated    Carrying   Estimated
                                    Amount     Fair Value    Amount    Fair Value
--------------------------------------------- ------------------------------------
Financial Assets:
Cash and due from banks              $190,622     $190,622    $206,223    $206,223
Federal funds sold and other          147,678      147,678      27,228      27,228
Investment securities
  available for sale                1,129,753    1,129,753   1,091,400   1,091,400
Investment securities held
  to maturity                         659,536      670,934     528,388     538,218
Loans held for resale                  76,423       76,423      43,055      43,055
Loans, net of allowance for
  credit losses                     4,163,938    4,313,572   4,275,218   4,447,413
Leases                                235,571      243,242     372,257     380,855
--------------------------------------------- ------------------------------------
Financial Liabilities:
Time deposits                      $2,923,751   $2,952,578  $3,023,702  $3,048,175
Other deposits                      2,307,967    2,307,967   2,209,463   2,209,463
Short-term borrowings                 375,045      375,045     425,890     425,890
FHLB borrowings                       427,027      431,470     248,150     249,629
Long-term debt                        130,239      136,707     101,793     101,793
--------------------------------------------- ------------------------------------
Off-Balance Sheet Instruments:
Lending commitments and
  letters of credit                    $-----       $(800)      $-----      $(684)
All other                              $-----        $596       $-----      $(217)
--------------------------------------------- ------------------------------------

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

The results of operations of Financial Trust were combined with Keystone for the year ended December 31, 1996 as follows (in thousands):

                                                      Financial    Consolidated
                                           Keystone      Trust        Keystone
--------------------------------------- ------------ ------------ --------------
  Net interest income                      $209,763      $52,356       $262,119
  Net income                                 69,475       20,031         89,506
--------------------------------------- ------------ ------------ --------------
Financial data for Keystone and Financial Trust from the beginning of 1997 to the date of consummation, May 30, 1997, is presented below:


                                                      Financial    Consolidated
                                            Keystone     Trust        Keystone
----------------------------------------- ---------- ------------ --------------
  Net interest income                       $89,411      $22,623       $112,034
  Net income                                 28,773        9,225         37,998
  Dividends declared                         23,120        4,796         27,916
----------------------------------------- ---------- ------------ --------------

On May 29, 1997, Keystone completed the acquisition of First Financial Corporation of Western Maryland (FFWM), a thrift holding company with assets approximating $355 million based in Cumberland, Maryland. Under the terms of the agreement with FFWM, each of its shareholders received Keystone common stock at a fixed exchange ratio of 1.29 shares of Keystone for each FFWM share, or cash. The issuance of 1.6 million Keystone shares amounted to 60% of the total consideration of $76 million and, accordingly, the transaction was accounted for as a purchase. The transaction resulted in the recognition of goodwill and core deposit intangibles totaling approximately $34 million and $6 million, respectively, which are being amortized over 25 and 10-year periods. The results of FFWM have been included herein from the consummation date of May 29, 1997.

Pro forma results of operations as though FFWM had been combined with Keystone at the beginning of the periods presented do not differ materially from consolidated results presented herein.

Parent Company Financial Statements

The  following  parent  company  condensed   statements  reflect  the  financial
condition and results of operations of Keystone (in thousands):

                        Statements of Condition
                                                       December 31,
                                                    1998         1997
----------------------------------------------- ------------ ------------
Assets:
   Cash                                                 $271       $1,489
   Investment securities                              14,876       65,024
   Investments in:
     Subsidiary banks                                585,189      630,102
     Other subsidiaries                               88,723      115,624
   Other assets                                          726          889
----------------------------------------------- ------------ ------------
TOTAL ASSETS                                        $689,785     $813,128
----------------------------------------------- ------------ ------------
Liabilities:
   Long-term debt                                     $3,556     $100,106
   Other liabilities                                  24,564       27,537
----------------------------------------------- ------------ ------------
TOTAL LIABILITIES                                     28,120      127,643
Shareholders' Equity                                 661,665      685,485
----------------------------------------------- ------------ ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $689,785     $813,128
----------------------------------------------- ------------ ------------

                             Statements of Income
                                                  Year Ended December 31,
                                                1998       1997        1996
-------------------------------------------- ---------- ----------- -----------
Income:
 Dividends from subsidiaries:
   Bank subsidiaries                           $60,068     $67,305     $71,891
   Other subsidiaries                           21,997        ----         134
 Net securities gains                            9,301        ----        ----
-------------------------------------------- ---------- ----------- -----------
Expenses:
 Net interest expense(income)                    6,981       2,144        (299)
 Operating expense                               2,759       9,483       3,233
-------------------------------------------- ---------- ----------- -----------
Income before taxes and undistributed           81,626      55,678      69,091
earnings of subsidiaries
Income taxes (benefit)                          (1,506)     (3,712)       (799)
Equity in undistributed earnings
 of subsidiaries                                16,615      28,527      19,616
-------------------------------------------- ---------- ----------- -----------
NET INCOME                                     $99,747     $87,917     $89,506
-------------------------------------------- ---------- ----------- -----------

                           Statements of Cash Flows
                                                 Year Ended December 31,
                                              1998        1997        1996
------------------------------------------ ----------- ----------- -----------
OPERATING ACTIVITIES:
 Net income                                   $99,747     $87,917     $89,506
 Equity in undistributed earnings             (16,615)    (28,527)    (19,616)
 Other                                         (2,810)      14,729      1,042
------------------------------------------ ----------- ----------- -----------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                                   80,322      74,119      70,932
------------------------------------------ ----------- ----------- -----------
INVESTING ACTIVITIES:
 Net (increase) decrease in investments        50,148     (38,529)    (13,030)
 (Investments in) distributions from
   subsidiaries                                88,429     (24,459)     (8,451)
------------------------------------------ ----------- ----------- -----------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                         138,577     (62,988)    (21,481)
------------------------------------------ ----------- ----------- -----------
FINANCING ACTIVITIES:
 Cash dividends declared                      (58,195)    (55,964)    (46,998)
 KSOP activity:
   Common stock proceeds                          677         819         302
   Payment of debt                               (597)       (523)       (569)
 Proceeds of long-term debt                    30,928      98,960         ---
 Repayment of long-term debt                 (125,735)        ---         ---
 Acquisition of treasury stock                (74,597)    (72,586)     (9,915)
 Proceeds from issuance of common stock
   under benefits plans                        10,211      12,908       7,190
 Other                                         (2,809)      5,717          34
------------------------------------------ ----------- ----------- -----------
NET CASH USED IN FINANCING ACTIVITIES        (220,117)    (10,669)    (49,956)
------------------------------------------ ----------- ----------- -----------
Increase (decrease) in cash                    (1,218)        462        (505)
Cash at beginning of year                       1,489       1,027       1,532
------------------------------------------ ----------- ----------- -----------
CASH AT END OF YEAR                              $271      $1,489      $1,027
------------------------------------------ ----------- ----------- -----------

Supplemental Financial Information

Net Interest Income

Keystone's largest source of revenue is net interest income, which is the difference between interest on earning assets and interest expense on deposits and other borrowed funds. The following table provides a summary of net interest income performance for the three years ended December 31, 1998 (in thousands):

                                                            1998
-------------------------------------------------------------------------------
                                                Average                Yield/
(in thousands)                                  Balance    Interest     Rate
-------------------------------------------------------------------------------
ASSETS
Federal funds sold and other                    $89,247      $4,820    5.40%
Investment securities:
    Negotiable money market investments         160,214       8,713    5.44
    Taxable investment securities             1,338,147      85,399    6.38
    Nontaxable investment securities(1)         209,119      16,692    7.98
Loans held for resale                            68,926       5,559    8.07
Consumer loans (2) (3)                        1,483,643     135,934    9.16
Real estate loans (1) (2) (3)                 2,270,914     196,516    8.65
Commercial loans (1) (2) (3)                    835,287      72,585    8.69
-------------------------------------------------------------------------------
Total earning assets                         $6,455,497    $526,218    8.15%
Allowance for credit losses                     (63,600)
Other assets                                    482,419
-------------------------------------------------------------------------------
Total Assets                                 $6,874,316

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW/Savings deposits                           $823,463     $12,737    1.55%
Money market deposits                           740,086      20,649    2.79
Time deposits                                 2,988,222     159,702    5.34
Short-term borrowings                           375,131      17,486    4.66
FHLB borrowings                                 372,097      21,506    5.78
Long-term debt                                  119,313       8,604    7.21
-------------------------------------------------------------------------------
Total interest-bearing liabilities           $5,418,312    $240,684    4.44%
Demand deposits                                 637,533
Other liabilities                               136,659
Shareholders' equity                            681,812
-------------------------------------------------------------------------------
Total Liabilities and Equity                 $6,874,316

Interest rate spread                                                   3.71%
Net interest income and net interest margin                $285,534    4.42%
Tax-equivalent adjustment                                    (8,569)
-------------------------------------------------------------------------------
Net interest income                                        $276,965
-------------------------------------------------------------------------------
                                                           1997
-------------------------------------------------------------------------------
(in thousands)                                 Average                Yield/
                                               Balance    Interest     Rate
-------------------------------------------------------------------------------
ASSETS
Federal funds sold and other                    $84,032      $5,340    6.35%
Investment securities:
    Negotiable money market investments         108,278       6,155    5.68
    Taxable investment securities             1,174,674      77,034    6.56
    Nontaxable investment securities(1)         225,384      17,557    7.79
Loans held for resale                            77,330       6,408    8.29
Consumer loans (2) (3)                        1,523,659     136,257    8.94
Real estate loans (1) (2) (3)                 2,239,664     196,964    8.79
Commercial loans (1) (2) (3)                    809,306      73,883    9.13
-------------------------------------------------------------------------------
Total earning assets                         $6,242,327    $519,598    8.32%
Allowance for credit losses                     (61,800)
Other assets                                    449,475
-------------------------------------------------------------------------------
Total Assets                                 $6,630,002

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW/Savings deposits                           $931,273     $15,930    1.71%
Money market deposits                           650,082      16,306    2.51
Time deposits                                 2,967,437     162,662    5.48
Short-term borrowings                           371,645      18,134    4.88
FHLB borrowings                                 240,533      14,677    6.10
Long-term debt                                   64,016       4,785    7.47
--------------------------------------------------------------------------------
Total interest-bearing liabilities           $5,224,986    $232,494    4.45%
Demand deposits                                 606,907
Other liabilities                               135,789
Shareholders' equity                            662,320
-------------------------------------------------------------------------------
Total Liabilities and Equity                 $6,630,002

Interest rate spread                                                   3.87%
Net interest income and net interest margin                $287,104    4.59%
Tax-equivalent adjustment                                    (8,860)
-------------------------------------------------------------------------------
Net interest income                                        $278,244
-------------------------------------------------------------------------------

                                                             1996
-------------------------------------------------------------------------------
(in thousands)                                 Average                Yield/
                                               Balance      Interest   Rate
-------------------------------------------------------------------------------
ASSETS
Federal funds sold and other                   $106,374      $5,668    5.33%
Investment securities:
    Negotiable money market investments         153,631       8,583    5.59
    Taxable investment securities             1,143,073      71,458    6.25
    Nontaxable investment securities(1)         235,731      18,953    8.04
Loans held for resale                            53,656       4,688    8.74
Consumer loans (2) (3)                        1,271,662     113,377    8.92
Real estate loans (1) (2) (3)                 2,209,179     196,152    8.88
Commercial loans (1) (2) (3)                    708,328      63,514    8.97
-------------------------------------------------------------------------------
Total earning assets                         $5,881,634    $482,393    8.20%
-------------------------------------------------------------------------------
Allowance for credit losses                     (56,211)
Other assets                                    407,225
-------------------------------------------------------------------------------
Total Assets                                 $6,232,648

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW/Savings deposits                         $1,102,294     $20,404    1.85%
Money market deposits                           536,237      12,732    2.37
Time deposits                                 2,759,973     153,121    5.55
Short-term borrowings                           323,938      14,506    4.48
FHLB borrowings                                 159,503      10,175    6.38
Long-term debt                                    3,569         363   10.17
-------------------------------------------------------------------------------
Total interest-bearing liabilities           $4,885,514    $211,301    4.33%
Demand deposits                                 604,536
Other liabilities                               107,247
Shareholders' equity                            635,351
-------------------------------------------------------------------------------
Total Liabilities and Equity                 $6,232,648

Interest rate spread                                                   3.87%
Net interest income and net interest margin                $271,092    4.61%
Tax-equivalent adjustment                                    (8,973)
-------------------------------------------------------------------------------
Net interest income                                        $262,119
-------------------------------------------------------------------------------


                                                             1998 change from 1997             1997 change from 1996
                                                             ---------------------             ---------------------

                                                             Total     Change due to(4)     Total      Change due to(4)
                                                             Change    Volume      Rate     Change     Volume     Rate
-----------------------------------------------------------------------------------------------------------------------------
Interest income on: Federal funds sold and other              ($520)  ($1,160)     $640      ($328)  ($1,400)   $1,072
                    Investment securities(1)                 10,060    12,643    (2,583)     1,752      (156)    1,908
                    Loans held for resale                      (849)     (681)     (168)     1,720     1,973      (253)
                    Loans and leases (1)(2)(3)               (2,071)    4,881    (6,952)    34,061    39,782    (5,721)
-----------------------------------------------------------------------------------------------------------------------------
                                                              6,620    15,683    (9,063)    37,205    40,199    (2,994)

Interest expense on: NOW deposits                               265       316       (51)     3,024     2,973        51
                     Savings deposits                         2,928     1,480     1,448      1,450      (652)    2,102
                     Money market deposits                   (4,344)   (4,526)      182     (3,574)   (3,968)      394
                     Time deposits                            2,961    (2,110)    5,071     (9,541)   (2,623)   (6,918)
                     Short-term borrowings                      648      (169)      817     (3,628)   (2,255)   (1,373)
                     FHLB borrowings                         (6,829)   (7,641)      812     (4,502)   (4,962)      460
                     Long-term debt                          (3,819)   (3,993)      174     (4,422)   (4,543)      121
-----------------------------------------------------------------------------------------------------------------------------
                                                             (8,190)  (16,643)    8,453    (21,193)  (16,030)   (5,163)
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income Change - Tax Equivalent                 ($1,570)    ($960)    ($610)   $16,012   $24,169   ($8,157)
-----------------------------------------------------------------------------------------------------------------------------

(1) Interest income and yields are adjusted to a fully taxable-equivalent basis using a 35% tax rate.
(2)  Non-performing loans are included in the average balances.
(3) Interest on loans includes fees on loans of $7,056,000 in 1998, $6,523,000 in 1997, and $5,954,000 in 1996.
(4) The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the absolute dollar amounts of each change.

GAP

Interest rate sensitivity is evidenced by the changes in net interest income and net interest margin relative to changes in market interest rates. One indicator of interest rate sensitivity is GAP, which measures the volume difference between interest rate sensitive assets and liabilities. The following table apportions the balance sheet at December 31, 1998, into rate sensitive periods based on the repricing or maturity dates of the various cash-flow streams.

                                                                     Rate Sensitive Period

As of December 31, 1998(in thousands)       1 to 90     91 to 180    181 to 360   1 to 2       Beyond
                                             Days         Days          Days       Years       2 Years       Total
---------------------------------------------------------------------------------------------------------------------
ASSETS
   Federal funds sold and other             $147,678           -            -            -            -      $147,678
   Investment securities                     346,933      51,133       57,806      136,218    1,197,199     1,789,289
   Loans held for resale                      76,423           -            -            -            -        76,423
   Consumer loans                            332,093     110,750      200,839      307,972      376,226     1,327,880
   Consumer mortgages                        176,690     106,730      162,319      179,040      129,501       754,280
   Commercial real estate loans              172,183      38,571       77,717      114,482    1,127,496     1,530,449
   Commercial loans                          452,277      17,935       39,048       71,524      266,390       847,174
---------------------------------------------------------------------------------------------------------------------
       Total earning assets                1,704,277     325,119      537,729      809,236    3,096,812     6,473,173
   Other assets                                    -           -            -            -      495,054       495,054
---------------------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                      $1,704,277    $325,119     $537,729     $809,236   $3,591,866    $6,968,227
---------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
   NOW deposits                             $236,270           -            -            -     $402,298      $638,568
   Savings deposits                           57,768           -            -            -      141,431       199,199
   Money market deposits                     537,448           -            -            -      220,609       758,057
   Time deposits                           1,375,483     378,114      489,810      401,578      280,748     2,925,733
   Short-term borrowings                     374,418         313          314            -            -       375,045
   FHLB borrowings                            10,790      26,041       27,602       81,005      281,589       427,027
   Long-term debt                                149         149           48           96      129,797       130,239
---------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities  2,592,326     404,617      517,774      482,679    1,456,472     5,453,868
   Demand deposits                                 -           -            -            -      710,161       710,161
   Other liabilities                               -           -            -            -      142,533       142,533
   Shareholders' equity                            -           -            -            -      661,665       661,665
---------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY           $2,592,326    $404,617     $517,774     $482,679   $2,970,831    $6,968,227
---------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity                  ($888,049)   ($79,498)     $19,955     $326,557     $621,035
Cumulative GAP                             ($888,049)  ($967,547)   ($947,592)   ($621,035)
---------------------------------------------------------------------------------------------------------------------

Other Liquidity Elements

The predominant source of income from earning assets is derived from the loan portfolio. Commercial loans and commercial loans secured by real estate comprise 53% of total loans and are closely monitored in terms of the volume of loans which are sensitive to changes in interest rates. The following table shows the maturity of commercial loans and commercial loans secured by real estate as of December 31, 1998(in thousands):

                                       After
                                      One But      Within
                                       Within       Five      After Five
                                      One Year     Years        Years         Total
------------------------------------ ----------- ---------- ------------- ------------
Commercial                              $464,622   $198,857      $183,695     $847,174
Commercial real estate                   307,400    376,642       846,407    1,530,449
------------------------------------ ----------- ---------- ------------- ------------
                                        $772,022   $575,499    $1,030,102   $2,377,623
------------------------------------ ----------- ---------- ------------- ------------
Loans maturing after one year with:
Fixed interest rates:
 Commercial                                        $124,143       $77,676
 Commercial real estate                             240,241       606,192
Variable interest rates:
 Commercial                                          74,714       106,019
 Commercial real estate                             136,401       240,215
------------------------------------ ----------- ---------- ------------- ------------
Total                                              $575,499    $1,030,102
==================================== =========== ========== ============= ============

Deposits with balances exceeding $100,000 and short-term borrowings are not considered core funding sources because they are generally short-term in nature and are subject to competitive bids. The following is a maturity summary of deposits of $100,000 or more at December 31, 1998 (in thousands):

                                     Certificates of       Other Time
                                        Deposit of        Deposits of
                                     $100,000 or more   $100,000 or more
----------------------------------- ------------------ ------------------
3 months or less                              $193,455             $5,899
Over 3 months through 6 months                  65,952              4,666
Over 6 months through 12 months                 93,563              5,374
Over 12 months                                  44,668             22,640
----------------------------------- ------------------ ------------------
Total                                         $397,638            $38,579
=================================== ================== ==================

The following table presents the amounts and interest rates for federal funds purchased and security repurchase agreements for each of the last three years (in thousands):

                                                      1998        1997        1996
-------------------------------------------------- ---------- ------------ -----------
Balance at December 31,                              $363,739     $399,730    $368,886
Weighted average interest rate at year end              4.67%        4.75%       4.75%
Maximum amount outstanding at any month end          $395,635     $405,268    $377,727
Average amount outstanding during the year           $357,090     $367,102    $307,225
Weighted average interest rate during the year          4.62%        4.78%       4.58%
-------------------------------------------------- ---------- ------------ -----------

Investment Portfolio Analysis

Keystone's investment policy specifically addresses the use of derivatives and other hedging activities and provides for specific restrictions on the type and extent of Keystone's exposure.

A narrow definition of financial derivatives includes off-balance sheet instruments such as futures, forwards, swaps, and options which are designed to manage various types of business risks. Keystone has historically made use of the off-balance sheet derivatives known as "interest rate swaps" as a means to manage the income exposure associated with changes in interest rates, as well as forward commitments, put options, and short sales to manage exposure to market risk.

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

Interest Rate Swaps

Interest rate swaps are off-balance sheet financial instruments which provide for the exchange of interest payments on a specified principal amount (notional amount) for a specified period of time. Investment policy requires that Keystone may execute a swap contract only as a hedge of an interest rate position and not for the purpose of speculation or trading. That policy further requires that swap contracts must be approved in advance by the bank president and parent company executives, and that swap counterparties must be reviewed for credit-worthiness on at least an annual basis. Keystone's policy also sets forth specific limitations on exposure to a single counter party and sets an aggregate limit on the notional value of interest rate swaps as a percentage of capital.

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

CMO's

Purchases of CMO's are restricted principally to U.S. Government issues that have passed various regulatory standards associated with mortgage extension or prepayment risk. All Keystone CMO holdings can be desegregated into groupings which more accurately define the extent of mortgage extension or prepayment risk, and include PAC's (planned amortization class), SEQ PAY (sequential pay class), VADM's (very accurately defined maturity), TAC's (targeted amortization class) and others. Other more volatile forms of CMO's include interest-only, principal-only, inverse floating bonds, and residuals, all of which are specifically designated as prohibited investments under Keystone's investment policy.

At December 31, 1998, Keystone had $156,844,000 in collateralized mortgage obligations, compared to $61,477,000 at December 31, 1997. The CMO securities held by Keystone are primarily shorter-maturity class bonds that were structured to have more predictable cash flows, by being less sensitive to prepayments during periods of changing interest rates than other longer-term class bonds similarly available. Substantially all of the CMO's held by Keystone were issued or backed by Federal Agencies.

Structured Notes

A structured note is a debt security whose cash flow characteristics, including coupon rate, redemption amount or redemption rate may be dependent on one or more indices or future cash flow adjustment. Keystone's activity in structured notes has been limited to U.S. Government Agency index amortization notes
(IANs), whereby the principal balance amortizes according to the prepayments on a specific collateral pool of mortgage-backed securities. Keystone's investment in structured notes is also limited by investment policy guidelines and aggregated $9,972,000 at the end of 1998.

The following presentation provides an analysis of the composition of investments included in both investments available-for-sale and investments held-to-maturity. This comparison includes a detailed presentation of derivative financial instruments included in the U.S. Government agency category (in thousands):

                                                  December 31, 1998
-------------------------------------- ----------------------------------------
                                         Amortized      Market     Unrealized
                                           Cost         Value      Gain/(Loss)
-------------------------------------- ------------- ------------ -------------
U.S. Government Agency Obligations:
 Conventional                               $561,198     $565,846        $4,648
 Mortgage-backed                             318,856      322,186         3,330
 CMO's:
     PAC's1                                  102,777      102,443         (334)
     Seq Pay's2                               25,374       25,231         (143)
     VADM's3                                   6,254        6,293            39
     TAC's4                                    2,494        2,495             1
     Other                                    19,945       20,184           239
 Structured notes                              9,972       10,113           141
-------------------------------------- ------------- ------------ -------------
 Subtotal                                  1,046,870    1,054,791         7,921
-------------------------------------- ------------- ------------ -------------
Negotiable money market instruments          290,954      290,975            21
U.S. Treasury securities                     122,155      123,388         1,233
State and political subdivision
 obligations                                 202,009      208,885         6,876
Corporate and other                          117,633      122,648         5,015
-------------------------------------- ------------- ------------ -------------
     Total                                $1,779,621   $1,800,687       $21,066
-------------------------------------- ------------- ------------ -------------
1. A PAC(planned amortization class) has a principal payment schedule that is guaranteed within a predetermined range of mortgage prepayment rates, i.e. has built-in call protection, lower prepayment risk and lower average life variability.
2. A SEQ PAY (sequential pay class) allocates collateral principal payments sequentially to a series of bonds. Principal payments are directed initially only to the first tranche until it is completely retired. Once the first tranche is retired, the principal payments are applied to the second tranche until it is retired, and so on.
3. A VADM(very accurately defined maturity) has a stated final payment date which provides protection from mortgage payment extension risk.
4. A TAC(targeted amortization class) has a payment schedule that offers some call protection if mortgage prepayments increase, but little to no extension protection if prepayments slow down.

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

Keystone maintains a corporate loan review function that determines adherence to credit policies, assesses the effectiveness of the credit process, and objectively evaluates the quality of the loan portfolio. In connection with these reviews, adversely classified credits within the portfolio are identified and included on a classified loan report, which is reviewed by management on a monthly basis.

Loan Composition

Keystone maintains a diverse loan portfolio. The composition of Keystone's loan portfolio is illustrated in the following comparison of loan balances at the end of each of the last five years (in thousands):


                                1998         1997          1996         1995         1994
--------------------------- ------------ ------------- ------------ ------------ -------------
Commercial:
Commercial and industrial      $615,925      $637,617     $547,153     $487,843      $426,434
Floor plan financing            167,762       203,189      172,248      167,504       150,066
Obligations of political
 subdivisions                    63,487        70,863       73,749       64,677        60,160
--------------------------- ------------ ------------- ------------ ------------ -------------
                                847,174       911,669      793,150      720,024       636,660
--------------------------- ------------ ------------- ------------ ------------ -------------
Commercial Real  Estate:
Commercial and industrial     1,299,052     1,080,776      843,746      828,508       840,910
Multi-family residential         76,752       130,148       99,074       92,544        84,548
Obligations of political
 subdivisions                    47,493        40,930       29,686       33,010        31,023
Construction and land
 development                     95,279       117,503       91,755       86,983        68,652
Agricultural                     11,873        15,566       12,756       13,363        14,364
--------------------------- ------------ ------------- ------------ ------------ -------------
                              1,530,449     1,384,923    1,077,017    1,054,408     1,039,497
--------------------------- ------------ ------------- ------------ ------------ -------------
Consumer:
Real estate                     754,280       862,227    1,186,663    1,206,547     1,184,346
Installment                     543,513       704,242      626,573      631,584       655,163
Home equity                     508,729       473,365      311,086      256,505       227,110
Personal lines of credit         39,754        41,123       40,498       43,244        46,392
Leases                          235,884       335,017      301,483      184,554       111,732
--------------------------- ------------ ------------- ------------ ------------ -------------
                              2,082,160     2,415,974    2,466,303    2,322,434     2,224,743
--------------------------- ------------ ------------- ------------ ------------ -------------
Total                        $4,459,783    $4,712,566   $4,336,470   $4,096,866    $3,900,900
--------------------------- ------------ ------------- ------------ ------------ -------------

Concentration Risk

The diversity of Keystone's loan portfolio is directly influenced by Keystone's efforts to manage credit risk. Keystone's credit policy has established specific limits on the level of credit to a borrower or single group of borrowers, which serve to reduce concentration risk. This diversity is evidenced by the absence of industry and customer concentrations.

o The largest group of customers in a single industry to whom Keystone provides credit extensions is automobile dealers. At December 31, 1998 credit extensions totaling $191,392,000 were outstanding, and consisted of floor plan and related commercial loans and mortgages.

o Keystone has no dependence on a single customer. The ten largest credit relationships account for only 3% of the total loans outstanding at the end of 1998.

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

Keystone monitors its exposure to commercial and commercial real estate loans. This includes a review of all customer account relationships and classification of credits into risk-related categories. The following table summarizes the commercial and commercial real estate segments of the portfolio (in thousands):

                                    December 31, 1998
                                Balance
                              Relationship       Average
----------------------------- ------------ -- --------------
Commercial loans                  $847,174
Commercial real estate           1,530,449
----------------------------- ------------ -- --------------
                                $2,377,623              $150
----------------------------- ------------ -- --------------

At December 31, 1998, approximately 23% of the balance of commercial real estate was nonowner occupied. Individual categories of nonowner-occupied in excess of $75 million were office buildings and apartment/rental units which totaled $93,304,000 and $83,757,000, respectively.

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

Allocation of Allowance

The allowance for credit losses is maintained at a level adequate to absorb losses associated with credit risk. Management exercises its judgment to allocate the allowance to specific categories of loans. The following table summarizes the allocation of the allowance for credit losses at December 31, (in thousands):


                             1998       1997      1996       1995       1994
-------------------------- --------- ---------- --------- ---------- ----------
Commercial                   $13,436    $11,266    $9,944    $11,450    $11,168
Real estate secured:
  Commercial                   8,813     12,630    11,922     11,969     12,104
  Consumer                     2,064      1,849     2,324      2,251      2,563
Consumer                      15,574     16,844    12,693      7,724      7,036
General risk                  20,387     22,502    19,373     22,021     20,837
-------------------------- --------- ---------- --------- ---------- ----------
                             $60,274    $65,091   $56,256    $55,415    $53,708
-------------------------- --------- ---------- --------- ---------- ----------

While management has apportioned the allowance to the different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

Keystone assesses the reasonableness of the allocation of the allowance by preparing a percentage-based comparison of the allocated allowance to the actual loan portfolio. The percentage allocation of allowance to any given category of loans may change disproportionately to the percentage of total loans in that category due primarily to changes in internal risk ratings of the various categories. At December 31, the following comparison is provided:

                                  1998       1997      1996       1995      1994
------------------------------ ---------- ---------- --------- ---------- ---------
Commercial:
% of Total loans                      19%        19%       18%        18%       16%
% Allocation of allowance             22%        17%       18%        21%       21%
Commercial real estate:
% of Total loans                      33%        29%       25%        26%       27%
% Allocation of allowance             15%        19%       21%        22%       23%
Consumer real estate:
% of Total loans                      18%        18%       27%        29%       30%
% Allocation of allowance              3%         3%        4%         4%        5%
Consumer:
% of Total loans                      30%        34%       30%        27%       27%
% Allocation of allowance             26%        26%       23%        14%       13%
General Risk:
% Allocation of allowance             34%        35%       34%        39%       38%
------------------------------ ---------- ---------- --------- ---------- ---------
Total loans                          100%       100%      100%       100%      100%
------------------------------ ---------- ---------- --------- ---------- ---------
Allocation of allowance              100%       100%      100%       100%      100%
------------------------------ ---------- ---------- --------- ---------- ---------

Quarterly Information

Income Performance

                                                                    1998
------------------------------------------- -----------------------------------------------------
                                               Fourth       Third         Second        First
 (in thousands, except per share data)        Quarter      Quarter       Quarter       Quarter
------------------------------------------- ------------ ------------ -------------- ------------
Interest income                                 $126,957     $130,808       $130,825     $129,059
Interest expense                                  58,748       61,402         60,629       59,905
------------------------------------------- ------------ ------------ -------------- ------------
Net interest income                               68,209       69,406         70,196       69,154
Provision for credit losses                        3,633        3,081          6,679        3,757
------------------------------------------- ------------ ------------ -------------- ------------
Net interest income after provision               64,576       66,325         63,517       65,397
Noninterest income                                26,830       24,310         23,979       22,676
Security transactions                                661        3,444          5,382        1,531
Noninterest expense                               55,484       56,130         55,468       56,107
------------------------------------------- ------------ ------------ -------------- ------------
Income before income taxes                        36,583       37,949         37,410       33,497
Income taxes                                      11,834       12,368         12,129        9,361
------------------------------------------- ------------ ------------ -------------- ------------
Net income                                       $24,749      $25,581        $25,281      $24,136
------------------------------------------- ------------ ------------ -------------- ------------
Tax effect of security transactions                 $231       $1,205         $1,884         $536
------------------------------------------- ------------ ------------ -------------- ------------
Earnings per share:
 Basic                                             $0.48        $0.50          $0.49        $0.47
 Diluted                                           $0.48         0.50           0.48         0.46
Dividends per share                                $0.29        $0.28          $0.28         0.28
Average shares outstanding                    51,169,117   51,368,296     51,429,023   51,827,402

------------------------------------------- ------------ ------------ -------------- ------------

                                                                    1997
------------------------------------------- -----------------------------------------------------
                                               Fourth       Third         Second        First
(in thousands, except per share data)         Quarter      Quarter       Quarter       Quarter
------------------------------------------- ------------ ------------ -------------- ------------
Interest income                                 $131,273     $132,215       $126,804     $120,446
Interest expense                                  60,650       60,446         57,341       54,057
------------------------------------------- ------------ ------------ -------------- ------------
Net interest expense                              70,623       71,769         69,463       66,389
Provision for credit losses                        3,544        4,319          3,659        3,794
------------------------------------------- ------------ ------------ -------------- ------------
Net interest income after provision               67,079       67,450         65,804       62,595
Noninterest income                                21,681       20,825         20,429       20,926
Security transactions                              2,842        3,524          (444)          149
Noninterest expense                               55,329       55,531         63,768       51,362
------------------------------------------- ------------ ------------ -------------- ------------
Income before income taxes                        36,273       36,268         22,021       32,308
Income Taxes                                      10,709       11,668          7,039        9,537
------------------------------------------- ------------ ------------ -------------- ------------
Net income                                       $25,564      $24,600        $14,982      $22,771
------------------------------------------- ------------ ------------ -------------- ------------
Tax effect of security transactions                 $995       $1,233         ($155)          $52
------------------------------------------- ------------ ------------ -------------- ------------
Earnings per share:
 Basic                                             $0.49        $0.48          $0.29        $0.44
 Diluted                                            0.49         0.47           0.29         0.43
Dividends per share                                $0.28        $0.26          $0.26        $0.26
Average shares outstanding                    51,979,519   51,834,406     51,320,373   51,630,443
------------------------------------------- ------------ ------------ -------------- ------------

STOCK INFORMATION

Market Prices and Dividends

The common stock of Keystone Financial, Inc. trades on The Nasdaq Stock MarketSM under the symbol KSTN. The Nasdaq Stock MarketSM, which began operation in 1971, is the world's first electronic securities market and the fastest growing stock market in the U.S. NASDAQ utilizes today's information technologies-computers and telecommunications-to unite its participants in a screen-based, floorless market. This competitive marketplace, along with the many products and services available to issuers and their shareholders, attracts today's largest and fastest growing companies to NASDAQ. More domestic and foreign companies list on NASDAQ than on all other U.S. stock markets combined. At the close of business on January 29, 1999, there were approximately 15,027 shareholders of record.

The table below sets forth the quarterly range of high and low closing sales prices for Keystone common stock as reported by NASDAQ and dividends declared per common share.

                         Quarterly Closing      Dividends
                         Sales Price Range       Declared
                         High         Low
1998
-------------------- ------------ ------------ ------------
I                          $42.00       $36.00        $0.28
II                          41.53        34.00         0.28
III                         37.13        27.88         0.28
IV                          37.00        25.72         0.29
-------------------- ------------ ------------ ------------
                                                      $1.13
-------------------- ------------ ------------ ------------
1997
-------------------- ------------ ------------ ------------
I                          $28.00       $24.88        $0.26
II                          33.25        24.50         0.26
III                         38.88        30.56         0.26
IV                          41.00        34.00         0.28
-------------------- ------------ ------------ ------------
                                                      $1.06
-------------------- ------------ ------------ ------------

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