Form 10-K405, Exhibit 13
period 1999-12-31
KEYSTONE FINANCIAL INC
filed 2000-03-30
CIK 717809


Selected Financial Data                             Year Ended December 31
(in thousands except per share data)
------------------------------------------------------------------------------------------------
                               1999*         1998          1997*         1996          1995
------------------------------------------------------------------------------------------------
Operations:
------------------------------------------------------------------------------------------------
Interest income                $486,031       $517,649      $510,738      $473,420     $446,786
Interest expense                228,658        240,684       232,494       211,301      200,775
------------------------------------------------------------------------------------------------
Net interest income             257,373        276,965       278,244       262,119      246,011
Provision for credit losses      23,376         17,150        15,316        10,713        8,568
Noninterest income              104,345        108,813        89,932        71,525       58,137
Noninterest expense             289,674        223,189       225,990       196,245      182,130
Income tax expense               11,592         45,692        38,953        37,180       34,001
-------------------------------------------------------------------------------------------------
Net income                      $37,076        $99,747       $87,917       $89,506      $79,449
-------------------------------------------------------------------------------------------------
Pre-tax security gains
  (losses), included above        $(338)       $11,018        $6,071          $871       $1,789
-------------------------------------------------------------------------------------------------
Net interest spread                3.57%         3.71%         3.87%         3.87%        3.90%
Impact of noninterest funds         .64           .71            .72          .74           .71
-------------------------------------------------------------------------------------------------
Net interest margin                4.21%         4.42%         4.59%         4.61%        4.61%
-------------------------------------------------------------------------------------------------
Per Share:
-------------------------------------------------------------------------------------------------
Net income:
     Basic                        $0.76         $1.94         $1.70         $1.72        $1.60
     Diluted                       0.75          1.92          1.68          1.70         1.59
Dividends                          1.16          1.13          1.06          0.98         0.93
Dividend payout ratio            152.6%         58.25%        63.65%        56.98%       58.13%
Average shares outstanding     48,856,092     51,446,436    51,692,534    52,118,819   49,557,082

Balances at December 31:
-------------------------------------------------------------------------------------------------
Loans & leases                 $4,459,546    $4,459,783    $4,712,566    $4,336,470   $4,096,866
Allowance for credit losses       (59,975)      (60,274)      (65,091)      (56,256)     (55,415)
Total assets                    6,887,508     6,968,227     6,841,337     6,450,579    6,213,222
Deposits                        4,960,334     5,231,718     5,233,165     5,059,721    4,993,608
FHLB borrowings &
  long-term debt                  858,696       557,266       349,943       226,776      168,564
Shareholders' equity              550,025       661,665       685,485       660,406      621,766

Ratios:
-----------------------------------------------------------------------------------------------
Return on average assets            0.55%         1.45%         1.33%         1.44%        1.35%
Return on average equity            6.33         14.63         13.27         14.09        14.00
Equity to assets, average           8.64          9.92          9.99         10.19         9.66
Risk adjusted capital ratios:
 Leverage ratio                     7.48%         8.66%         9.15%        10.03%       10.12%
 Tier 1                            10.54         12.59         12.50         14.43        14.48
 Total capital                     11.78         13.84         13.75         15.66        15.67
Loans to deposits, year-end        89.90%        85.25%        90.05%        85.71%       82.04%
Allowance for credit losses
  to loans                          1.35          1.35          1.38          1.30         1.35
Nonperforming assets to loans       0.70%         0.65%         0.55%         0.65%        0.72%
Loans 90-days past due to loans     0.50          0.64          0.70          0.46         0.41
------------------------------------------------------------------------------------------------
Total risk elements to loans        1.20%         1.29%         1.25%         1.11%        1.13%
------------------------------------------------------------------------------------------------
* School districts' settlement expense and restructuring-related charges in 1999 reduced net income by $46.6 million or $0.95 per share and increased noninterest expense by $70.6  million.  Merger-related  special  charges in 1997 reduced net income by $8.6 million or $0.17 per share and increased  noninterest  expense by
$11.4 million.


Financial Review

This review has been provided to present information needed to fully understand the financial condition and the results of operations of Keystone Financial, Inc. (Keystone). The review includes comparisons of financial performance for 1999, 1998, and 1997. Results for 1999 were affected by the expenses associated with the settlement of significant litigation and by the restructuring expenses incurred to accommodate the unification of Keystone's seven bank charters. Expense levels in 1997 included expenses associated with merger-related special charges. Unless otherwise indicated, all year-to-year comparisons will be presented exclusive of these special charges. Throughout this review, net interest income and the yield on earning assets are presented on a fully tax-equivalent basis. Additionally, balances represent average daily balances unless otherwise indicated.

1999 Summary

Performance Results

During 1999, Keystone sought to aggressively address the organizational and structural changes necessary to more efficiently and effectively meet the needs of its customers. Throughout the year, Keystone incurred expenses totaling $26.9 million to accommodate the unification of its seven separate banks into a single national bank charter. These expenses included severance and job placement costs for displaced employees, costs to effect the centralization of facilities, requisite professional fees, and marketing fees associated with the introduction of the "Keystone Financial" brand. With the finalization of the restructuring in the fourth quarter of 1999, Keystone is poised to begin a new era as a more streamlined and efficient financial services provider.

During the fourth quarter of 1999, Keystone announced a $51 million settlement of litigation that had arisen out of investment losses suffered by school districts throughout Pennsylvania (hereafter referred to as the "school districts' settlement"). Although the investment manager responsible for these losses, who later pleaded guilty to federal charges in this matter, was unrelated to Keystone, the school districts' settlement was reached to avoid the uncertainty of protracted litigation and the negative publicity associated therewith.

Exclusive of the expenses associated with both the restructuring and the school districts' settlement, Keystone's earnings per diluted share were $1.70 versus $1.92 in 1998. Such results reflected a return on average assets and return on average equity of 1.23% and 13.72% in 1999, compared with 1.45% and 14.63% for 1998. The decline in core operating performance was largely influenced by a $6 million increase in the 1999 loan loss provision, attributed primarily to a single commercial credit that was charged off in the fourth quarter of 1999. Performance was also influenced by a narrowing net interest margin and improved levels of noninterest revenue including asset management, ATM, and sales of financial products. Substantial improvement in the level of Keystone's operating expenses was achieved as a consequence of the restructuring, with the majority of this improvement to be realized in the year 2000 and beyond.

Despite the effect of the school districts' settlement and restructuring expenses, Keystone's capital base remained in excess of the regulatory threshold required to be classified as a "well-capitalized" financial institution and continued to provide competitive dividend payouts to its shareholders. Similar to much of the industry, Keystone experienced a decline of 43% in its share price during 1999, causing its market capitalization to decline from $1.9 billion at December 31, 1998 to $1.0 billion at December 31, 1999.

External Issues and the Economy

One of the primary factors affecting the intermediation business of a financial institution is the interest rate environment. In the latter half of 1999, a measurable trend of interest rate increases began to emerge. The Federal Reserve, seeing the potential for inflationary pressures, began to incrementally raise interest rates. Furthermore, the Federal Reserve has continued to increase interest rates in early 2000 in order to forestall the influence of tight labor markets and the inflationary pressure of the U.S. economy. These changes have had the immediate impact of both increasing funding costs and compressing net interest margin. Effective management of the effect of these rate changes on both earning asset yields and funding cost remains a critical management responsibility.

Local Economy

The economies in Keystone's core market should be expected to experience moderate growth. Growth in the service sectors are expected to lead in overall job growth, including strong construction employment trends. While some housing markets in the region are likely to cool following a banner performance in 1998 and the first half of 1999, any decline in housing construction is likely to fall back into a more sustainable long-term range. Manufacturing employment is expected to rebound slightly. The economy in much of Keystone's market exhibits more diversification and, thus, a more stable environment. As an example, Pennsylvania now ranks eighth nationwide in technology employment, due to a recent emphasis on technology-oriented growth. Another favorable trend involves Pennsylvania's personal bankruptcy rates, which remain well below the national trends.

In summary, while the economies within Keystone's geographic footprint are not ordinarily considered high-growth markets, these markets have exhibited diversification, stability, and resiliency, as such markets are playing a vital role in the area's migration from a production to a service economy and are actively participating in technology-oriented growth.

Outlook for 2000

The completion of plans and processes undertaken in 1999 have positioned Keystone to be more competitive in the marketplace. The major events of 1999, the restructuring and reorganization of Keystone, the settlement of potentially harmful litigation, and the diligent preparation for Y2K, have paved the way for a successful year 2000. While Keystone's asset quality has shown signs of improvement, Keystone must remain vigilant in its mandate to continue to make asset quality nonnegotiable. Keystone must continue to sustain positive growth trends in noninterest revenue and its quest to be a full-service financial services company. Finally, while great strides were made in controlling the level of future cost increases, cost control is a never-ending process as associates must continually search for ways to more efficiently and effectively service Keystone's customer base.

Forward-Looking Statements

From time to time, Keystone has and will continue to make statements which may include forward-looking information. Keystone cautions that forward-looking information disseminated through financial presentations should not be construed as guarantees of future performance. Furthermore, actual results may differ from expectations contained in such forward-looking information as a result of factors which are not predictable. Financial institution performance can be affected by any number of factors, many of which are outside of management's direct control. Examples include, but are not limited to, the effect of prevailing economic conditions; the overall direction of government policies; unforeseen changes in the general interest rate environment; the actions and policy directives of the Federal Reserve Board; competitive factors in the marketplace, and business risk associated with the management of the credit extension function and fiduciary activities. Each of these factors could affect estimates, assumptions, uncertainties, and risks considered in the development of forward-looking information, and could cause actual results to differ materially from management's expectations regarding future performance.

NET INTEREST INCOME

Keystone derives revenue from both intermediation activities, the results of which are reflected in net interest income, and from fee and service-based income, which make up noninterest income. Net interest income continues to be the most significant component of revenue, comprising nearly 72% of total revenues.

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

The following table compares net interest income and net interest margin components between 1999 and 1998 (in thousands):


----------------------------------------------------------------------------------------
                                      1999               1998              Change
----------------------------------------------------------------------------------------
                                           Yield/             Yield/             Yield/
                                Amount     Rate      Amount    Rate     Amount     Rate
---------------------------- ----------- -------- ---------- ------- ---------- ---------
Interest income                $494,688    7.83%   $526,218   8.15%   $(31,530)    (0.32)
Interest expense                228,658    4.26     240,684   4.44      12,026      0.18
---------------------------- ----------- -------- ---------- ------- ---------- ---------
Net interest income            $266,030            $285,534           $(19,504)*
---------------------------- ----------- -------- ---------- ------- ---------- ---------
Interest spread                            3.57%              3.71%                (0.14)
Impact of noninterest funds                0.64               0.71                 (0.07)
---------------------------- ----------- -------- ---------- ------- ---------- ---------
Net interest margin                        4.21%              4.42%                (0.21)
---------------------------- ----------- -------- ---------- ------- ---------- ---------
*The change in net interest  income  consisted of unfavorable  volume  variances totaling $9.6 million and unfavorable rate variances totaling $9.9 million.


Interest Rates and Changing Trends

For several years prior to 1999, interest rates had been in a continuous decline. During 1999, this trend began to reverse, particularly in the second half of the year. Such increases, however, were not yet sufficient to produce higher earning asset yields or higher overall funding costs than those experienced in 1998. The reversal of the trend of continuously declining interest rates has had an initial impact of compressing the difference between earning asset yields and funding costs, thus compressing net interest margin.

In order to illustrate the change in interest rates between 1998 and 1999, the following comparison of the average yield curve for the U.S. Treasury for specific intervals between three months and thirty years is provided.

       Three    Six       One    Two     Three    Five      Ten     Thirty
       Months  Months    Year   Years    Years    Years    Years     Years
--------------------------------------------------------------------------------
1999    4.78%   4.95%    5.08%  5.43%    5.49%    5.55%      5.65%    5.87%

1998    4.91%   5.02%    5.05%  5.13%    5.14%    5.15%      5.26%    5.58%

While interest rates played an important role in the absolute level of net interest income in 1999, performance was also influenced by other factors including the volume and mix of both earning assets and funding sources. For example, Keystone's exit from indirect lending activity in late 1997 had the impact of steadily amortizing loan balances over the past two years without the benefit of offsetting replacement volumes. Another factor which served to depress earning asset growth trends related to Keystone's share repurchase activity. The absolute volume of earning assets declined from the end of 1998 as Keystone aggressively executed on its share repurchase program as approved by its Board of Directors. While such plans have favorably influenced both operating earnings per share and return on equity performance, utilization of asset liquidity to effect share repurchase has had the immediate impact of reducing the earning asset base. On the funding side, financial institutions have been challenged to more effectively manage their funding base. Mix changes, including the level of dependence on sources such as FHLB advances to offset core deposit declines, have influenced funding costs. While no single factor is responsible for compression of net interest margin from 1998 to 1999, interest rates as well as volume and mix changes in both earning assets and funding sources have all influenced changes in this important revenue stream.

Interest Income/Earning Assets

The characterization of 1999 as a transitional year for Keystone was readily apparent in most aspects of performance, including the level of interest income derived from Keystone's earning asset base. Interest income actually declined from 1998, aggregating $495 million compared with $526 million in the previous year. Performance was influenced by lower earning asset volumes and by lower yields. Earning asset volumes declined from $6.46 billion in 1998 to $6.31 billion in 1999, a decline of over $141 million or 2%. Major items which influenced the decline in earning assets included the aforementioned runoff in commodity-based indirect loan and lease products, the sale of the commercial lease portfolio in late 1998, and investment in bank-owned life insurance. Furthermore, the purchase of Keystone common stock pursuant to its share buyback plan in late 1998 and early 1999 served to reduce earning asset levels and, therefore, overall interest income.

Interest income performance was also influenced by the decline in interest rates during the first half of 1999. Overall asset yields declined from 8.15% in 1998 to 7.83% in 1999, a reduction of 32 basis points. While such declines could be expected during a period of declining short-term interest rates, the reduction of 32 basis points in earning asset yields exceeded the reduction of 18 basis points in funding costs. Consequently, a decline in net interest spread, and therefore net interest income, was experienced.

Asset yields were not only influenced by changes in the absolute volume, but also the relative mix of earning assets. These dynamics were especially notable within the loan portfolio mix. The amortization of approximately $185 million of the remaining indirect loan and lease balances and the sale of the commercial lease business, which accounted for an additional reduction of $33 million, caused higher-yielding loan balances to decline. These declines were partially recovered through favorable volume trends in commercial and commercial real estate loans which were originated at lower yields than the loans they replaced. While Keystone experienced some growth in retail lending activity, efforts to capture an increased market share during 1999 fell short of corporate objectives. Such trends were influenced, in part, by the disruption in Keystone's distribution network as a consequence of the restructuring effort. This trend began to reverse in the latter half of 1999, though not at a level adequate to offset the unfavorable trends in the first half of the year.

Interest Expense/Funding Sources

While management of the trends affecting earning asset components of the balance sheet presented significant challenges, the management of the funding component represented an equally daunting task. This challenge was exacerbated in the second half of the year as interest rates began to climb and were accompanied by increases in the cost of funds. This rise in funding costs included the impact of both competitively-priced product offerings and changing customer prefer-ences. At the same time, the ever-changing investment opportunities now avail-able to commercial, retail, and other traditional users of bank deposit products has posed a considerable challenge to absolute growth in deposit volumes.

Notwithstanding the challenges associated with maintaining or growing certain deposit products, Keystone has been proactive in identifying ways in which to access funding sources. For example, Keystone has promoted both its indexed money market product and variable rate CD product. The key distinction in these product lines is that they provide customers with a market-based indexed rate, while simultaneously providing customers more flexible access to liquidity. Likewise, Keystone continues to be innovative in monitoring customer trends and preferences in transitional certificate of deposit categories to ensure competitive profit offerings as to term, rate, and withdrawal privileges. Keystone has also experienced growth in its demand deposit categories due to a variety of product offerings customized to meet the needs of different demographic strata including senior citizen accounts, electronic delivery channel users, and other focused product offerings.

In order to augment deposit sources of funding, Keystone has also made strategic use of FHLB advances. These advances, which are collaterialized by mortgage receivables, have been an important auxiliary source of liquidity for Keystone. Keystone maintains appropriate levels of borrowing capacity with the FHLB, as well as its national CD program and its medium-term note borrowings, all of which are accessed on an as-needed basis.

As with earning assets, the cost of funds during 1999 was influenced not only by overall rate trends but also by the relative mix of funding sources. While the 1999 cost of funds of 4.26% was below the 4.44% recorded in 1998, the reduction did not keep pace with the reduction of earning asset yields, resulting in margin compression.

Net Interest Spread and Net Interest Margin

Combining the impact of yield on earning assets with the cost of funding sources results in net interest spread, a measure of a financial institution's ability to effectively blend the impact of changing rates, shifting rate indices, and product mix changes with evolving consumer needs. Net interest margin combines the impact of interest spread with both the investment of noninterest funding sources and the level of nonearning assets. In 1999, Keystone experienced compression in interest rate spread due to the dynamics of interest rate changes and the relative impact of these changes on funding sources and earning asset yields. Interest spread declined from 3.71% in 1998 to 3.57% in 1999. Lower short-term interest rates reduced the impact of noninterest funding sources from
 .71% in 1998 to .64% in 1999. Consequently, net interest margin dropped from 4.42% to 4.21%.


Quarterly Performance

The following table provides a comparative summary of earning asset yields, funding costs, and other information for each of the four quarters of 1999 and 1998 (in thousands):

                                                1999

------------------------------------------------------------------------------
                          Fourth          Third         Second          First
                          Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------
Asset yield                7.91%          7.83%          7.83%          7.77%
Funding cost               4.46           4.20           4.13           4.22
-------------------------------------------------------------------------------
Interest spread            3.45%          3.63%          3.70%          3.55%
-------------------------------------------------------------------------------
Net interest margin        4.08%          4.26%          4.31%          4.22%
-------------------------------------------------------------------------------
Net interest income      $65,047        $67,359        $66,924        $66,700
-------------------------------------------------------------------------------
                                               1998

-------------------------------------------------------------------------------
                          Fourth          Third         Second          First
                          Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------
Asset yield                 7.93%          8.14%          8.24%          8.22%
Funding cost                4.29           4.47           4.48           4.52
-------------------------------------------------------------------------------
Interest spread             3.64%          3.67%          3.76%          3.70%
-------------------------------------------------------------------------------
Net interest margin         4.33%          4.39%          4.48%          4.43%
-------------------------------------------------------------------------------
Net interest income       $70,258        $71,584        $72,377        $71,315
-------------------------------------------------------------------------------

While interest rates did decline during the first half of 1999, the second half exhibited upward interest-rate pressures. Throughout the year, net interest spread and net interest margin narrowed. In the first half, the narrowing resulted more from the decline in earning asset levels as a result of share repurchase and commodity loan amortization. Conversely, second half performance was influenced more by the impact of upward pressures on funding costs relative to the inability to immediately reprice earning assets. Keystone's ability to manage the impact of rates and trends is influenced by its asset/liability management initiatives.

PROVISION FOR CREDIT LOSSES

The provision for credit losses in 1999 grew to $23.3 million from $17.2 million in 1998. The increase from 1998 performance was substantially attributable to a single commercial credit which was charged off in the fourth quarter of 1999. Keystone continuously monitored both the commercial and consumer credit sectors to assess the emergence of any major credit quality trends. Despite the unfavorable impact of isolated charge-offs, there appears to be no emerging unfavorable credit quality trends. While the ratio of nonperforming assets to loans increased slightly to .70% from .65% at the end of 1998, the level of loans that were 90 days past due to total loans was reduced to .50% from .64% at the end of the prior year. Keystone remains committed to a corporate philosophy of credit quality as "non-negotiable". See the allowance for credit losses and asset quality sections of this review for additional information.

NONINTEREST INCOME

The diversification of Keystone's revenue stream has been an evolutionary process that has increased the noninterest income portion of total revenue to 28.2% in 1999 versus 18.1% five years earlier. Growth in noninterest sources of revenue is deemed critical to profit performance improvement. Conventional wisdom suggests that these sources of revenue are less susceptible to the effect of unfavorable changes in external factors such as the interest rate environment or a slowdown in the overall economy. As financial institutions seek to become more complete purveyors of financial services, the strategy to diversify the revenue stream meets the dual objectives of reducing earnings volatility while providing a framework for meeting the more expansive financial services needs of customers.

Although  Keystone  has  successfully  demonstrated  its ability to grow certain nontraditional sources of revenue, it is clear that such revenues are not totally immune to increases in interest rates or a slowdown in the economy. For example, a prolonged period of rising interest rates or a prolonged economic slowdown could reduce refinancing activity in the mortgage banking area. Likewise, a major correction in stock market valuations would likely influence certain wealth development fee income or bring about a reduction in brokerage activity and mutual fund sales. In summary, while expansion of fee-based activities has expanded customer relationships and improved revenue diversification, such revenues are likely to continue to be affected by general economic conditions and trends. Keystone's challenge, not unlike that of other financial institutions, is to conduct its business to ensure ongoing profitable operations under a variety of economic conditions.

Trust and Investment Advisory Fees

The largest single category of noninterest revenue is trust and investment advisory fees which represent nearly 27% of noninterest revenue and approximately 8% of aggregate revenue. During 1999, such fees grew to $27.8 million, an increase of $1.8 million or approximately 7% over the $25.9 million recorded in 1998. This source of revenue includes not only traditional trust income but also investment management fees, brokerage fees, and mutual fund revenues. While the foundation of Keystone's wealth development business is linked primarily to personal and employee benefit trust revenues, the more significant growth opportunities in recent years have occurred in areas such as brokerage fees and fees derived from services provided by Keystone's Martindale Andres subsidiary. Keystone has been able to blend the opportunities presented through its substantial distribution channel with its objective to meet the expanded financial services needs of its customers in the wealth development arena.

Service Charges

Service charges on deposits represent another important source of noninterest income in financial institutions. Income from deposit service fees grew 4% from $18.4 million in 1998 to $19.2 million in 1999. While this source of revenue is integral to a financial institution's overall revenue stream, Keystone has been careful to balance its needs with those of its customer base by attempting to strike a balance in achieving a price/value equilibrium for such services. At the same time, Keystone was cognizant of its conversion to a single charter and its impact on customer perceptions. Accordingly, Keystone attempted to minimize the potentially disruptive customer impact of system conversions by not linking these changes with substantial fee increases.

Mortgage Banking Activity

One of the more significant and fast growing components of Keystone's noninterest revenue performance has materialized within Keystone's mortgage banking group. Keystone has, for the last several years, managed its mortgage banking activity on a centralized basis, but within the context of its expansive community office delivery system. The mortgage needs of the customers within Keystone's geographic footprint represent the core of Keystone's mortgage banking business. However, Keystone has embarked on a number of successful niche specialties to augment its core business, including luxury log homes, construction lending, and correspondent banking relationships. While Keystone's mortgage banking business has undergone continuous expansion and improvement, this business is directly influenced by changes in the interest rate environment. While Keystone has not historically had significant dependence on the more volatile refinancing segment of this business, changes in rates will necessarily influence all mortgage activity. Keystone's mortgage banking revenue in 1999 was $11.5 million, a reduction from the $12.4 million recorded in 1998. While mortgage banking revenues in the first half of 1999 exceeded the pace in the first half of 1998, upward pressure on rates in the second half of the year depressed volumes slightly, resulting in reduced revenues.

Other Income

Revenue from the sale of financial products, which grew 27% to $6.8 million during 1999, reflected another benefit of the diversification of Keystone's revenue stream and demonstrated more effective leverage of Keystone's community office distribution channel. Financial products include a variety of investment vehicles not ordinarily provided within more traditional community offices such as proprietary mutual funds (Governor Funds), other mutual funds, and annuity products from third-party providers.

In addition to sales of financial products, other income is derived from a variety of sources, the most significant of which are fees from merchant bank card activities, ATM and debit card revenues, and income from insurance-based activities. Keystone has been proactive in expanding its fee-generation capabilities through initiatives such as housing ATM machines in convenience stores and increasing usage and distribution of debit cards. During 1999, Keystone also recognized a $3.5 million pension curtailment gain recorded during the second and third quarters, which was coincident with the departure of employees associated with Keystone's internal restructuring.

Noninterest Expense

Noninterest expense levels during 1999 were significantly impacted by both the school districts' settlement and Keystone's internal restructuring program initiated in late 1998. Keystone recognized expense of $43.7 million in the fourth quarter of 1999 for the school districts' settlement. This amount was net of probable insurance recoveries totaling $8 million. In addition, Keystone incurred special charges of $26.9 million throughout 1999 that were primarily associated with the unification of the seven former banks under a single bank charter. Keystone does not expect to incur any significant additional costs related to the bank unification or the school districts' settlement.

The components of special charges in 1999 were as follows (in thousands):

 ----------------------------------------------------
 Employee/director separation                $10,605
 Asset disposition                             6,652
 Customer communications                       3,360
 Professional fees                             2,756
 Lease termination                             1,001
 Other                                         2,543
 ----------------------------------------------------
                                             $26,917
 ----------------------------------------------------

Substantially all amounts associated with these costs have been paid by December 31, 1999.

As a result of the efficiencies gained through the internal restructuring program, core operating expenses declined from 1998 to 1999. Such expenses totaled $219.1 million in 1999 compared with $223.2 million in 1998. The seven bank conversions occurred as scheduled from May to October of 1999. Staffing reductions were timed to coincide with the bank conversions. As such, while the restructuring was completed in 1999, a full year impact of efficiencies gained will not be realized until 2000.

While core expenses declined in 1999, slight growth occurred in nonpersonnel categories of expense as Keystone continued to make technological investments to better serve its customers, increased branding and other marketing efforts, and incurred the final expenses associated with Y2K preparations.

Salaries and Benefits

Salaries expense decreased $8.3 million or 9% in 1999 compared with 1998, as the average number of full-time equivalent employees (FTEs) declined by 14%. The restructuring enabled Keystone to cut back in staffing most dramatically in the support areas. Various functions that had been duplicated under the multiple charter organization were streamlined during the course of 1999. Variable compensation paid to mortgage originators and investment counselors increased in 1999 and was attributable to the effected employees' abilities to obtain a 12% increase in originations and a 27% increase in sales of financial products.

Benefits expense in 1999 remained at a level stable with 1998. Most categories of benefits expense declined due to the reduced number of FTEs. Conversely, two of Keystone's most significant benefit costs, pension and health care, increased in 1999. While staffing reductions limited the increase in the service cost component of pension expense, increased interest costs drove the overall increase in pension expense in 1999. In accordance with Keystone's severance policy, employees terminated as a result of the restructuring remained eligible for health care coverage during their severance eligibility periods. Eligibility periods varied based on employees' levels and lengths of service. This extended coverage delayed the benefit of reduced health care expenses that Keystone should realize from FTE reductions. Claims per FTE also increased in 1999, as severed employees demonstrated a tendency to ensure all health related issues were addressed prior to the lapsing of their medical coverage.

Occupancy and Equipment Expenses

Expenses related to occupancy and furniture and equipment increased a total of $1.4 million or 4% in 1999 compared with 1998. Such expenses were impacted by Keystone's continued investment in its delivery channels as a means of enhancing customer convenience, and continued technological investments in software as a means of increasing both efficiency and customer profiling capabilities. This area of expense was also impacted by costs to ensure all hardware and software were Y2K compliant.

Other Expenses

Other expenses increased a total of $2.6 million or 4% in 1999. Reductions attributable to the restructuring were more than offset by increases in marketing, processing fees, telephone costs and problem loan expense. Collection efforts related to a limited number of commercial loans drove the increase in problem loan expense. The increases that occurred in the remaining categories were primarily related to revenue improvement initiatives, which included numerous advertising campaigns (both brand awareness and product specific), and expanded outbound sales calls from the telephone banking center.

Income Taxes

Keystone reported a significantly lower effective tax rate for 1999 than in 1998 (24% compared with 31%). This reduction is related to the decline in pre-tax income in 1999 associated with litigation resolution and restructuring-related special charges. As a result of the reduction in pre-tax income, tax-free sources of revenue became a larger relative portion of income before taxes. When pre-tax income and tax expense are adjusted to include the tax impact of tax-free revenue, the effective tax rate was 35% for both 1999 and 1998, as shown below.

--------------------------------------------------------------------------------
                                     1999                     1998
                             Reported    Adjusted      Reported    Adjusted
--------------------------------------------------------------------------------
Income before income taxes     $48,668    $48,668      $145,439    $145,439
Tax-equivalent adjustment         ----      8,657          ----       8,569
--------------------------------------------------------------------------------
                               $48,668    $57,325      $145,439    $154,008
--------------------------------------------------------------------------------
Income tax expense             $11,592    $11,592       $45,692     $45,692
Tax-equivalent adjustment         ----      8,657          ----       8,569
--------------------------------------------------------------------------------
                               $11,592    $20,249       $45,692     $54,261
--------------------------------------------------------------------------------
Effective tax rate                 24%        35%           31%         35%
--------------------------------------------------------------------------------

YEAR 2000

By the end of 1999, Keystone had completed all phases of its Year 2000 (Y2K) readiness plan. No significant problems were experienced as a result of the changeover to the year 2000. Total expenditures associated with Y2K preparations since the inception of Keystone's readiness plan are estimated to have aggregated $7.2 million, of which $4 million were capitalized and will be amortized over a five-year period. Management is not aware of any continued exposure to Y2K problems and does not expect to incur additional expense of any significance associated with this issue.

BALANCE SHEET OVERVIEW

Keystone's assets totaled $6.89 billion at the end of 1999, a decrease from the total of $6.97 billion reported at the end of 1998. Growth was constrained primarily due to runoff of curtailed credit products, such as indirect loans and leases. Loan balances declined as growth in relationship-based product offerings was not sufficient to offset this runoff. In addition, balance sheet growth was also constrained by the lack of deposit balance increases.

LOANS

During 1999, Keystone experienced a decline in aggregate loan balances despite measureable increases in relationship-based activities. Growth trends within Keystone's loan portfolio resulted directly from the execution of its core business strategy, meeting customer needs through relationship banking. Keystone continues to preserve vital funding sources to ensure credit availability for creditworthy customers that exhibit demonstrated potential and desire for more expanded relationships. A prime example of this effort is Keystone's continued commitment to curtail those activities which tend to absorb funding with little or no opportunity to profitably expand relationships, such as indirect lending and leasing.

The following summary reflects the impact of these strategies on specific loan balances through 1999 and 1998 (in thousands):

--------------------------------------------------------------------------------
                                  1999                1998            Change
--------------------------------------------------------------------------------
                            Amount       %      Amount       %    Amount     %
--------------------------------------------------------------------------------
Commercial                  $675,280    15%     $663,415    14%   $11,865    2%
Floor plan financing         172,853     4       171,872     4        981    1
Commercial-real estate
  secured                  1,607,968    36     1,496,526    33    111,442    7
Consumer mortgages           711,159    16       774,388    17    (63,229)  (8)
Direct consumer              907,559    21       919,952    20    (12,393)  (1)
Indirect consumer            135,765     3       248,942     5   (113,177) (45)
Lease financing              209,295     5       314,749     7   (105,454) (34)
--------------------------------------------------------------------------------
                          $4,419,879   100%   $4,589,844   100% $(169,965)  (4)%
--------------------------------------------------------------------------------
Though declines in commodity-based indirect loan and lease categories were anticipated, the actual pace of runoff offset the growth that was achieved in certain relationship-based categories. Growth in commercial lending activities including commercial real estate (7%), commercial loan (2%) and dealer floor plans (1%) reflects Keystone's stated commitment to maximize relationship banking opportunities.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY

The following table sets forth five years of activity within the allowance for credit losses beginning January 1, 1995 (in thousands):

--------------------------------------------------------------------------------
                               1999        1998       1997      1996      1995
--------------------------------------------------------------------------------
Balance at January 1           $60,274    $65,091   $56,256    $55,415  $53,708
Loans charged off:
 Commercial                     (8,114)    (2,326)   (1,930)    (1,936)    (874)
 Real estate-secured:
  Commercial                    (3,194)    (2,543)   (1,234)    (1,646)  (1,971)
  Consumer                      (2,516)      (885)   (1,116)      (651)    (708)
 Consumer                      (10,303)   (14,442)  (10,010)    (6,702)  (5,498)
 Lease financing                (1,859)    (3,862)   (2,987)    (1,330)    (786)
--------------------------------------------------------------------------------
Total loans charged off        (25,986)   (24,058)  (17,277)   (12,265)  (9,837)
--------------------------------------------------------------------------------
Recoveries:
 Commercial                        331        303       501        461      281
 Real estate-secured:
  Commercial                       488        675       410        465      538
  Consumer                         346        444       219        152      164
 Consumer                          977      1,302     1,104      1,138      900
 Lease financing                   169        244       251        177      158
--------------------------------------------------------------------------------
Total recoveries                 2,311      2,968     2,485      2,393    2,041
--------------------------------------------------------------------------------
Net loans charged off          (23,675)   (21,090)  (14,792)    (9,872)  (7,796)
Provision charged to operations 23,376     17,150    15,316     10,713    8,568
Other                              ---       (877)    8,311        ---      935
--------------------------------------------------------------------------------
Balance at December 31,        $59,975    $60,274   $65,091    $56,256  $55,415
--------------------------------------------------------------------------------
Ratio of allowance to
  year-end loans                 1.35%      1.35%     1.38%      1.30%    1.35%
Ratio to average loans:
 Provision                       0.53%      0.37%     0.33%      0.26%    0.21%
 Net charge-offs                 0.54%      0.46%     0.32%      0.24%    0.20%
--------------------------------------------------------------------------------

Net charge-offs increased 12% in 1999 compared with 1998. While increases in 1996 through 1998 were primarily associated with indirect loan and lease activities, the charge-off of a single commercial credit drove the majority of the increase in 1999. Consumer and lease financing charge-offs declined in 1999 as a result of Keystone's decision to curtail indirect lending activity beginning in late 1997.

The allowance for credit losses expressed as a percentage of loans remained at 1.35% at the end of 1999, and reflected the comparability of Keystone's loan composition and risk profile to conditions that existed at December 31, 1998.

Risk Elements

As a means of assessing the risk profile of its loan portfolio, Keystone has monitored the level of aggregate risk elements which include nonperforming assets and loans past due more than 90 days. Nonperforming assets include nonaccrual loans, restructurings, and other real estate (ORE). Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collection of interest and/or principal. Restructured loans may involve renegotiated interest rates, repayment terms, or both, because of a deterioration in the financial condition of the borrower. ORE activity in 1999 reflected no unusual or significant fluctuations in balances. The following table provides a comparative summary of nonperforming assets and total risk elements at the end of each of the last five years (in thousands):

--------------------------------------------------------------------------------
                           1999       1998       1997        1996         1995
--------------------------------------------------------------------------------
Nonaccrual loans         $27,183    $24,675    $20,520      $19,350     $19,142
Restructurings               841        264        489          393         503
--------------------------------------------------------------------------------
Nonperforming loans       28,024     24,939     21,009       19,743      19,645
Other real estate          3,170      3,982      5,028        8,305       9,777
--------------------------------------------------------------------------------
Nonperforming assets      31,194     28,921     26,037       28,048      29,422
Loans past due 90 days
  or more                 22,508     28,549     33,062       20,141      16,798
--------------------------------------------------------------------------------
Total risk elements      $53,702    $57,470    $59,099      $48,189     $46,220
--------------------------------------------------------------------------------
While nonaccrual loans reflected an absolute increase from 1998 levels, that increase was not attributable to any underlying trend or change in risk profile. Alternatively, a marked reduction in loans 90 days or more past due served to reduce aggregate risk elements below levels noted in 1998 and 1997.

Substantially all of the loans in the nonaccrual category at December 31, 1999 were contractually past due as to principal or interest.

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

--------------------------------------------------------------------------------
                              1999        1998        1997       1996      1995
--------------------------------------------------------------------------------
Ratio to Year-End Loans:
--------------------------------------------------------------------------------
 Nonperforming assets         0.70%       0.65%      0.55%      0.65%     0.72%
 90 days past due             0.50        0.64       0.70       0.46      0.41
--------------------------------------------------------------------------------
Total risk elements           1.20%       1.29%      1.25%      1.11%     1.13%
--------------------------------------------------------------------------------
Coverage Ratios:
 Ending allowance to

  nonperforming loans         214%        242%      310%        285%       282%
 Ending allowance to

  risk elements*              119%        113%      120%        141%       152%
 Ending allowance to

  net charge-offs             2.5x        2.9x      4.4x        5.7x       7.1x
--------------------------------------------------------------------------------
*Excludes ORE.

The relative level of risk elements declined from 1998 and 1997 levels. Expressed as a percentage of loans, total risk elements decreased from 1.29% at the end of 1998 to 1.20% at the end of 1999. The migration of a limited number of commercial credits from the 90 days past due category at the end of 1998 into nonaccrual status during 1999 increased the ratio of nonperforming assets to loans while decreasing the ratio of loans 90 days past due to total loans.

Management has identified approximately $12.5 million of loans outstanding at December 31, 1999, where concern exists as to the potential for future classification into one of the risk element categories. Substantially all of these loans were current at the end of 1999. Such loans totaled $12.2 million at the end of 1998.

Credit risk associated with nonperforming assets also can be measured in terms of exposure to specific categories of loans. The following table provides the components of nonperforming assets, detailed by loan categories, at the end of each of the past five years (in thousands):

                                1999      1998       1997       1996     1995
--------------------------------------------------------------------------------
Commercial                     $7,641    $10,066     $4,550    $4,340    $4,833
Commercial real estate:
 Construction and development   3,470      1,941        220       764     1,951
 Permanent                     11,738      8,640     11,960    12,196    10,919
Residential real estate           103        960      1,465     1,014     1,173
Consumer                        5,072      3,332      2,814     1,429       769
--------------------------------------------------------------------------------
Nonperforming loans            28,024     24,939     21,009    19,743    19,645
Other real estate               3,170      3,982      5,028     8,305     9,777
--------------------------------------------------------------------------------
 Total nonperforming assets   $31,194    $28,921    $26,037   $28,048   $29,422
--------------------------------------------------------------------------------

Keystone also reviews trends with respect to less severe categories of past due loans, including loans which are 30 to 90 days past due.

The following is a comparative summary of past due loans at the end of 1999 and 1998 (in thousands):

------------------------------------------------------------------------------
                                % of Total                 % of Total
                      1999         Loans        1998          Loans
------------------------------------------------------------------------------
30-59 days           $41,363       0.9%        $47,899         1.1%
60-89 days            13,391       0.3          12,451         0.3
Over 90 days          22,508       0.5          28,549         0.6
------------------------------------------------------------------------------
                     $77,262       1.7%        $88,899         2.0%
------------------------------------------------------------------------------
The level of past due loans expressed as a percentage of total loans at December 31, 1999, reflected improvement from the same period in 1998.

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

Overall Assessment

Keystone has assessed all of the above factors in the establishment of the allowance for credit losses. The determination as to the adequacy of the allowance reflects management's judgment, and was based upon collateral, local market conditions, various estimates, and other information that requires subjective analysis. These factors, which are prone to change, are monitored by management to evaluate their potential impact on management's assessment of the adequacy of the allowance. Based on its evaluation of loan quality, management believes that the allowance for credit losses at December 31, 1999 was adequate to absorb potential losses within the loan portfolio.

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

At December 31, 1999, Keystone's investments represented 24.1% of total assets. The following is a summary of the carrying values of investments at December 31, 1999 and 1998 (in thousands):

                                      1999                      1998
------------------------------------------------------------------------------
                            Available       Held to    Available      Held to
                             for Sale      Maturity     for Sale      Maturity
------------------------------------------------------------------------------
Negotiable money market
  investments                  $72,470    $  -----       $290,975      $-----
U.S. Treasury securities        80,967       -----        123,388       -----
U.S. Government agency
  obligations                  722,614     385,163        548,572     500,418
Obligations of states and
 political subdivisions         62,012     189,993         57,692     146,018
Corporate and other            135,275      13,045        109,126      13,100
------------------------------------------------------------------------------
                            $1,073,338    $588,201     $1,129,753    $659,536
------------------------------------------------------------------------------

The weighted average duration of Keystone's fixed rate investments was 3.75 years at December 31, 1999. Ratings for state and municipal, and corporate issues are provided by major rating agencies, principally Moody's and Standard & Poor's. At the end of 1999, the portion of all state and municipal holdings rated "AAA" was 92.4% and the portion of all corporate issues rated "A" or better was 98.0%.

The relationship of market value to the amortized cost of investments at December 31, 1999 was 97.8% compared to 101.1% at the end of 1998. At December 31, 1999, investments held-to-maturity, which are carried at amortized cost, contained gross unrealized gains of $2.5 million and losses of $15.3 million. On an after-tax basis, the net unrealized loss of $12.8 million was less than 2% of total shareholders' equity at December 31, 1999. Unrealized losses included in the carrying value of available-for-sale investments of approximately $25 million were reflected on a net of tax basis, as an adjustment to shareholders' equity. Keystone holds no concentration of corporate or municipal investment securities of any single issuer which exceeds 10% of shareholders' equity.

FASB Statement No. 119, "Disclosures About Derivative Financial Instruments and the Fair Value of Financial Instruments," defined two distinct types of off-balance sheet derivative activities: "trading" activities and "end-user" activities. Keystone does not engage in derivatives trading activities but has made use, as an end-user, of interest rate swaps and caps. These derivatives, together with other strategies, have been used to manage Keystone's overall exposure to the effect of changes in interest rates. Keystone has also made use of forward mortgage commitments to reduce the market risk associated with interest rate fluctuations in fixed consumer mortgages and made use of floors to reduce market risk associated with mortgage servicing rights. Further disclosures of these activities are included in the footnotes to the financial statements.

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

DEPOSITS

Financial institutions continue to rely heavily on deposit balances as the primary source of funding for credit activities. Customer desires for higher returns, the lure of increased stock market valuations, higher consumer risk tolerance, and more accessible investment distribution channels, such as on-line investing, have all served as impediments to growth in this important funding source. Despite these trends, Keystone has been able to preserve its funding base through product development initiatives designed to meet these competitive challenges. Though aggregate deposit funding declined from 1998 to 1999, the mix of deposits reflected the influence of competitive pressures and Keystone's proactive strategy to meet customers' needs. Deposit composition consisted of the following for 1999 and 1998(in thousands):

                                                               Change
--------------------------------------------------------------------------------
                                  1999      1998          Amount         %
--------------------------------------------------------------------------------
Noninterest-bearing demand     $678,218   $637,533      $40,685         6 %
NOW                             328,420    309,238       19,182         6
Savings                         464,918    514,226      (49,308)      (10)
Money market                    786,567    740,086       46,481         6
Variable-rate CD                765,321    719,165       46,156         6
Other time deposits less
  than $100,000               1,734,278  1,958,919     (224,641)      (11)
Time deposits $100,000
  or more                       295,478    310,137      (14,659)       (5)
--------------------------------------------------------------------------------
                             $5,053,200 $5,189,304    $(136,104)       (3)%
--------------------------------------------------------------------------------

Keystone's 1999 deposit mix was impacted by four significant developments. First, Keystone's continued promotion of its free-checking and electronic checking products, combined with a corporate cash management product, contributed to 6% growth in noninterest-bearing demand deposit balances. Secondly, Keystone continues to promote its indexed money market account (IMMA) in order to provide customers with a competitive alternative to retail products now available through a variety of financial intermediaries. The rate provided on this account has been indexed to short-term Treasury rates, providing added assurance to Keystone customers that they are achieving competitive returns combined with convenient access. Thirdly, the variable rate certificate of deposit, with its indexed rate and flexible liquidity options, continues to be a formidable and competitive product offering. Each of these products has been successful in blending the security of deposit insurance with competitive features in pricing. Keystone's preemptive approach to providing its customers with competitive product offerings has facilitated some internal disintermediation of more established deposit products such as savings and NOW accounts. More importantly, Keystone believes that this approach provides customers with assurance that, in its role as a financial services provider, the foremost objective is to meet customer needs. Finally, time deposits decreased due to Keystone's efforts to maintain a competitive cost structure to offset the continued migration of customer interest-bearing accounts to higher yielding investment products.

BORROWED FUNDS

While deposits continue to be the primary source of funding, Keystone has augmented its funding needs through other sources based on its overall funding strategy. The composition of other borrowed funds is presented in the following table (in thousands):

                                                               Change
--------------------------------------------------------------------------------
                               1999          1998         Amount       %
--------------------------------------------------------------------------------
  Short-term borrowings      $352,565      $375,131     $(22,566)     (6)%
  FHLB borrowings             515,396       372,097      143,299      39
  Long-term debt              130,024       119,313       10,711       9
--------------------------------------------------------------------------------
                             $997,985      $866,541     $131,444      15 %
--------------------------------------------------------------------------------

Strategic leverage efforts, including investment initiatives and share repurchase programs, have influenced the volume and composition of nondeposit funding sources. The most common form of these funding sources, short-term borrowings, are obtained to meet both the short-term funding needs and the short-term investment requirements of primarily commercial and governmental customers. FHLB borrowings, which are collateralized by residential mortgages or other qualified securities, include a variety of credit products available to Keystone through its membership in the Federal Home Loan Bank. At December 31, 1999, Keystone could borrow an additional $654 million based on qualifying collateral. Keystone also has $270 million available funding under a shelf registration executed in 1997 for senior medium-term notes.

SHAREHOLDERS' EQUITY

The changing nature of the financial services industry, including the expansion of fee-based activities such as asset management services and mortgage banking, requires a proactive view of capital management. Maintenance of appropriate levels of capital is subjected to constraints and restrictions imposed by regulatory authorities, dividend requirements, and acquisition opportunities. Keystone's capital management policies have been designed to ensure maintenance of appropriate levels of capital under a variety of economic conditions. At the end of 1999, shareholders' equity was $550 million versus $662 million at December 31, 1998, resulting in an equity to assets ratio of 7.99%. The decline was primarily attributable to share repurchase activity.

The principal source of new capital for Keystone is earnings retention, which is a function of its return on beginning equity and the dividends paid to shareholders. Keystone, in its capital management policies, has set forth specific guidelines to ensure a favorable, consistent, and sustainable pattern of dividend payments. Dividend declarations during 1999 equated to an 8.8% payout on year-end 1998 book value. Keystone's 1999 earnings, as set forth in this report, did include several nonrecurring items which curtailed the earnings retention levels for the current year. However, Keystone's capital management practices are based on the long-term sustainability of core earnings which management believes to be financially sound and secure.

Under guidelines set forth in its capital management policies, Keystone has proactively sought to execute strategies and tactics which would moderate the capital growth rate relative to earning asset levels. Two capital management strategies contributing to the equity contraction experienced in 1999 were the acquisition of treasury stock and the annual dividend to shareholders. In formulating these capital management initiatives, a multitude of additional external factors are considered, including regulatory implications and the desire to preserve pooling-of-interests accounting.

In accordance with share repurchase programs authorized by the Board of Directors, Keystone repurchased 2.5 million shares in the open market in 1999 at a total cost of $89 million. These shares, along with 1 million repurchased in 1998, were retired in 1999. Keystone's programs allow for the shares to be repurchased from time to time in the open market or through negotiated transactions. Keystone has current board authorization to repurchase an additional 500,000 shares, as appropriate.

Banking industry regulators have set forth capital adequacy guidelines in the form of required capital ratios for bank holding companies and their banking subsidiaries. Based on risk-adjusted capital rules and definitions prescribed by the regulators, the guidelines establish ranges of capital adequacy which extend from "significantly undercapitalized" to "well-capitalized". These assessments of capital adequacy directly influence the focus of regulatory oversight and the premium rates charged for deposit insurance. Regulators, including both the Federal Reserve Board and the Office of the Comptroller of Currency, operate under a risk-based supervisory approach designed to encourage management focus on the most effective use of capital commensurate with its risk profile in generating a return to stockholders, while serving depositors, creditors, and regulatory needs.

With regulatory oversight increasingly focused on capital issues, Keystone and other financial institutions have been challenged to develop a capital measurement system that will ensure effective management of capital levels and associated business risk. Keystone will continue to be responsive to the need to balance both capital adequacy levels and business risk issues.

The following table provides Keystone's risk-based capital position at the end of 1999 and a comparison to the various regulatory capital requirements.

--------------------------------------------------------------------------------
                                                Well               Minimum
                          Keystone           Capitalized        Requirements
--------------------------------------------------------------------------------
Leverage ratio              7.48%              5.00%                4.00%
Tier 1 capital ratio       10.54%              6.00%                4.00%
Total capital ratio        11.78%             10.00%                8.00%
--------------------------------------------------------------------------------
Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized". Such classifications could disrupt dividends, capital distributions, or affiliate management fees. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Keystone anticipates no significant problems in meeting the capital standards. Intangible assets, consisting primarily of core deposit intangibles, mortgage servicing rights and goodwill, totaled $64 million at December 31, 1999 or 10% of Tier 1 capital.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

The process by which financial institutions manage earning assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income through the prudent control of market risk, liquidity, interest rate risk, and capital. Two important barometers of performance are net interest margin and liquidity. Net interest margin is increased by widening interest spread while controlling interest rate sensitivity. The adequacy of liquidity is determined by the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. Asset/liability management within Keystone is governed by the Board of Directors (the Board). The Board delegates the responsibility of asset/liability management to the corporate Asset/Liability Management Committee (ALCO) whose representation includes both bank and holding company personnel. ALCO sets forth strategic directives which guide day-to-day asset/liability management initiatives. ALCO also reviews and approves all significant market risk initiatives, liquidity, long-term funding opportunities, and capital management programs.

Interest Rate Risk

Interest rate risk can be quantified by measuring the change in net interest margin relative to changes in market interest rates. Risk is identified by reviewing repricing characteristics of interest-earning assets and interest-bearing liabilities. Keystone's ALCO policy sets forth guidelines that limit the level of interest rate risk within specified tolerance ranges.

Keystone utilizes a variety of techniques to measure and monitor interest rate risk, including the use of simulation analysis. In order to quantify the impact of changes in interest rates on net interest income, Keystone conducts quarterly interest rate shock simulations which project the impact of interest rate changes over periods of up to two years. These simulations are used to determine whether corrective action may be warranted or required in order to adjust the overall interest rate risk profile of Keystone. Keystone's asset/liability management policy limits interest rate risk exposure to 5% of net interest income for the succeeding twelve-month period and 8% for the succeeding twenty-four month period. Simulations prepared as of December 31, 1999 for the ensuing twelve-month and twenty-four month periods have measured potential reductions in net interest income of approximately 5%, which is within Keystone's defined tolerance levels. Comparable measures as of December 31, 1998 were 3% for the twelve-month period and 2% for the twenty-four month period. Current simulations are prepared under the assumption that rates will increase 200 basis points or decrease 100 basis points over a three-month period and then stabilize. Simulation results are influenced by a number of estimates and assumptions with regard to embedded options, prepayment behaviors, pricing strategies, cash flows, and others. Such assumptions and estimates are inherently uncertain and, as a consequence, results will neither precisely estimate net interest income nor precisely measure the impact of higher or lower interest rates on net interest income. The results of these simulations are reported to Keystone's Board of Directors on a quarterly basis. Management has determined that Keystone maintained a level of interest rate risk within its asset/liability management policy limits at December 31, 1999.

Management augments rate shock simulations with GAP interest rate sensitivity analysis and with market value of portfolio equity (MVPE) computations. GAP is defined as the volume difference between interest rate-sensitive assets and liabilities. GAP is used by management to assist in evaluating the results of rate shock simulations to identify areas that may warrant corrective action, and to identify interest rate risk exposure for periods beyond one or two years. By utilizing GAP to monitor longer term interest rate risk, Keystone attempts to minimize fluctuations in net interest margin and thereby achieve consistent net interest income growth during periods of changing interest rates. MVPE is a more comprehensive measure that attempts to quantify the impact of aggregate interest rate risk exposure on the intrinsic value of financial institutions, and is particularly useful in quantifying the impact of changing interest rates on that intrinsic value. Analyses similar to those conducted for interest rate shock simulations are conducted for MVPE computations, with policy guidelines on the acceptable reduction in Keystone's intrinsic value under defined interest rate conditions. Under current policy, intrinsic value must exceed regulatory capital requirements for "well capitalized" institutions. Keystone's MVPE computation yielded intrinsic values well in excess of these limits, under both a 200 basis point increase or 100 basis point decrease in overall interest rates. This measurement tool, while valuable as a gauge of longer-term interest rate risk, has several limitations including: the intrinsic value of assets, liabilities and off-balance sheet instruments does not necessarily represent the fair value of the financial instruments since it does not include credit risk and liquidity; estimated cash flows are required for nonmaturity financial instruments; and the future structure of Keystone's balance sheet does not consider future loan and deposit activities from core business within the present value assessment.

The following table provides an analysis of Keystone's interest rate sensitivity as measured under GAP at December 31, 1999 compared to 1998 (dollars in thousands):

                               December 31, 1999                December 31,1998
--------------------------------------------------------------------------------
                  1 month       3 months     6 months  1 year        1 year
--------------------------------------------------------------------------------
Assets            $988,620  $1,187,812  $1,463,880   $1,932,256     $2,567,125
Liabilities      1,676,618   2,394,671   2,738,429    3,164,414      3,514,717
Off-balance sheet
transactions       150,000     150,000     150,000        -----          -----
Cumulative GAP    (537,998) (1,056,859) (1,124,549)  (1,232,158)      (947,592)
As a percent of
  total assets       (7.81)%    (15.34)%    (16.33)%     (17.89)%       (13.60)%
GAP ratio             0.68        0.56        0.59         0.61           0.73
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

Keystone's sources of liquidity include funds derived through earnings and deposit balances. Liquidity is also provided by scheduled maturities of loans and investment securities, as well as the early payoff of customer loan balances. Liquidity may also be influenced by the volume and timing of securitizations, particularly mortgage loans. Consideration is given to the maturity of assets and expected future growth/funding needs when developing investment strategies. These liquidity sources may also be augmented by other forms of liability liquidity, such as FHLB borrowings, medium term notes, or other forms of term borrowings. For example, Keystone had $270 million available for the issuance of senior or subordinated debt securities at December 31, 1999 under an existing shelf registration filed with the Securities and Exchange Commission (SEC). Keystone's ability to access the capital markets was demonstrated in 1998 through the issuance of $30 million in senior medium-term notes near mid-year. Keystone's operating, investing, and financing activities are conducted within the overall constraints of Keystone's liquidity management policy.

Parent company liquidity represents another important aspect of liquidity management. The parent company relies primarily on the bank subsidiary to provide funding for dividends to its shareholders and unallocated corporate expenses. The amount of dividends from the bank to the parent company is constrained by federal regulations, which have not historically limited Keystone's practices. Periodically, the parent company may also access other forms of funding to facilitate strategic corporate initiatives. Based upon the inherent strength of its bank subsidiary, holding company liquidity is deemed adequate.

REGULATORY MATTERS

Keystone and its affiliates are subject to periodic examinations by one or more of the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, credit quality, liquidity, compliance, and capital adequacy. No comments were received from the various regulatory bodies which would have a material adverse effect on Keystone's liquidity, capital resources, or operations.

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

Segment Reporting

Keystone is organized around, and manages its business through local market teams in the areas in which it operates. These market teams are grouped into five geographic regions, each of which is managed by a regional president. These regions are aggregated into one operating segment since each region offers similar products and services through similar distribution channels.

Keystone has three major product and service lines that are offered to its customers through the local market teams. These lines consist of Commercial Banking, Retail Banking, and Wealth Development. The Commercial Banking line consists of numerous products and services provided primarily to a diverse group of emerging and mid-size businesses. Products and services include secured and unsecured loans, Small Business Administration loans, commercial mortgages, lines of credit, deposits and cash management services.

The Retail Banking line consists of various products and services offered to consumers. Products include residential mortgages, home equity loans, installment loans, lines of credit and automobile loans and leases. Deposit offerings include interest and free checking, fixed and variable-rate CDs, and indexed money market accounts. This product line also offers credit reinsurance, electronic banking, and the sale of mortgages in the secondary market, both with and without servicing retained.

Wealth Development products and services include administration of trusts and estates, discount brokerage, full-service investment management, administration of retirement and other employee benefit plans, as well as financial planning. Customers include individuals and businesses.

The following chart demonstrates the relative contribution of each product line to Keystone's consolidated revenue for 1999 (in thousands):


                                       Banking Division
                         ---------------------------------------
                                                                          Wealth
                              Commercial           Retail             Development           Other(2)        Total
-------------------------------------------------------------------------------------------------------------------
                                      % of               % of               % of                % of
                              $      Total       $       Total       $      Total        $      Total        $
--------------------------------------------------------------------------------------------------------------------
 Net interest income(1)      $96,788    36%    $128,367     48%   $   -          -%    $40,875      15%    $266,030
 Noninterest income (3)       12,129    12       49,203     47      34,480      33       8,871       8      104,683
--------------------------------------------------------------------------------------------------------------------
 Total revenue(1)           $108,917    29%    $177,570     48%    $34,480       9%    $49,746      13%    $370,713
--------------------------------------------------------------------------------------------------------------------
 (1) Net interest income includes a fully taxable equivalent adjustment of $8.7 million.
 (2) The other column represents revenue not specifically allocated to products.  Nonallocated items relate primarily to the treasury function.
 (3) Noninterest income excludes securities gains (losses).

1998 vs 1997

Summary

Net income reached $99.7 million during 1998, a modest 3.4% improvement over core 1997 performance results of $96.5 million. Likewise, EPS rose to $1.94 versus core EPS of $1.87, or 3.7% growth. Keystone's ROA and ROE were 1.45% and 14.63%, respectively, compared to 1.46% and 14.54% in 1997. Note that 1997 results, as presented herein, exclude merger-related special charges that totaled $11.4 million.

Keystone's revenue base expanded during 1998 as a result of strong growth in noninterest revenue sources such as asset management, mortgage banking, and electronic banking. Conversely, Keystone experienced a slight decline in its largest source of revenue, net interest income. Low interest rates, which helped create conditions wherein asset management and mortgage banking activities flourished, also created more competitive conditions that reduced the spread between earning asset yields and funding costs and compressed net interest income. Similarly, while consumer spending and lower rates spurred increases in the consumption of credit, the number of consumer defaults also increased, raising Keystone's charge-off levels and loan loss provision. Finally, management's efforts in controlling overhead expenses combined with the successful integration of 1997 merger partners resulted in only modest growth in operating expenses and contributed to improved overall performance in 1998.

Interest Income

Interest income grew slightly during the year from $519.6 million in 1997 to $526.2 million in 1998, an increase of 1.3%. Pricing trends and product mix played significant roles in interest income performance. Businesses and consumers, sensitized to the steady decline in interest rates, exhibited a higher proclivity to renegotiate or refinance existing borrowings. During 1998, the earning asset yield was 8.15%, a decline of 17 basis points from the yield of 8.32% recorded in 1997.

While Keystone exhibited growth in its core credit activities, absolute growth in the loan portfolio was mitigated by Keystone's strategic decisions to curtail indirect lending activity and sell fixed-rate mortgages in the secondary market.

Reduced aggregate loan volumes resulted in a lower loan-to-deposit ratio. As a consequence, Keystone experienced a higher relative level of investments which yielded lower rates than loans. Interest rate trends, including the impact of both steadily declining rates and the flatter yield curve, provided less opportunity to price these higher volumes of investments at more favorable rates.

Interest Expense

Like most financial institutions, Keystone's ability to both attract funding through deposit vehicles and calibrate the impact of lower rates with customer desire for higher returns made substantial increases in the deposit funding base difficult in 1998. Keystone achieved deposit growth in its more competitive product offerings such as free checking, the indexed money market account(IMMA), and variable-rate certificates of deposit. While the lower rate environment contributed to reduced yield on earning assets, the rate paid for total funding costs was virtually unchanged. This trend was driven by two primary factors. First, the reduced mix of lower-cost core deposits, accompanied by the migration into higher-priced competitive deposit vehicles such as IMMAs and variable-rate CDs, exerted upward pressure on funding costs. Secondly, Keystone experienced greater dependency on other higher-cost nondeposit funding sources such as FHLB advances and medium-term notes. Consequently, the total rate paid on funding costs decreased only slightly, from 4.45% in 1997 to 4.44% in 1998. Despite the slight decline in the total rate, interest expense increased $8 million, from $232.5 million in 1997, to $240.7 million in 1998, due to growth in overall funding levels.

Net Interest Income

In 1998, Keystone experienced compression in interest rate spread due to a more competitive loan pricing environment and the impact of higher-cost funding sources. Interest spread declined from 3.87% in 1997 to 3.71% in 1998. Lower interest rates reduced the impact of noninterest funding sources one basis point from .72% in 1997 to .71% in 1998. Consequently, net interest margin dropped from 4.59% to 4.42%.

Provision for Credit Losses

The provision for credit losses grew in 1998 to $17.2 million from $15.3 million in 1997, an increase of 12%. A higher level of defaults and personal bankruptcies within the consumer sector culminated in an increased provision and associated charge-offs. The allowance for credit losses expressed as a percentage of loans was 1.35% at December 31, 1998, versus 1.38% one year earlier. The coverage of nonperforming credits provided by the allowance was 242% compared to the prior year ratio of 310%.

Noninterest Income

From 1997 to 1998, aggregate noninterest revenues (exclusive of security gains) grew 16.6% from $83.9 million to $97.8 million. This followed 18.7% growth in 1997.

Asset management fees in 1998 were improved due to expansion of the product line. Growth included an 8% increase in trust fees, a 44% increase in investment management revenues, a more than doubling of benefit services, and an overall increase of 22% in total trust and investment advisory fees. Total fees grew from $21.3 million in 1997 to $25.9 million in 1998.

Keystone's mortgage banking unit originated nearly $500 million of mortgage loans in 1998, including approximately $333 million which were sold in the secondary market. The low interest rate environment and consistently strong consumer demand for housing provided opportunities for expansion. Following a 31% increase in mortgage banking fees in 1997, Keystone produced a 29% increase during 1998 as mortgage banking revenues grew to $12.4 million, or 12.7% of total noninterest revenues.

Electronic banking also had a major impact on the growth in noninterest revenues in 1998. Keystone achieved a 25% increase in aggregate ATM and point-of-service activity including a nearly 60% increase in its debit card transactions. Additionally, Telephone Banking Center calls increased nearly threefold from the activity levels as of the end of 1997. In total, electronic banking fees increased 57% including an approximately $2 million increase from the impact of surcharging.

Fees from service charges on deposits grew 6% to $18.4 million in 1998 from $17.4 million in 1997 and were reflective of both fee adjustments and the expansion of customer services. Other income increased by $1.2 million in 1998 as income from bank-owned life insurance and the gain on the sale of a subsidiary exceeded branch sale gains recognized in 1997. During 1998, Keystone realized approximately $11 million in security gains, the majority of which related to the disposition of its investment interest in a financial institution that was acquired by another company.

Noninterest Expense

Core noninterest expenses, exclusive of charges associated with the 1997 merger, rose 4.0% from $214.6 million in 1997 to $223.2 million, an increase of $8.5 million. For the most part, core expense growth was negligible, as most of the 1998 increase reflected the first full-year impact of the mid-year 1997 purchase acquisitions of MMC&P and a Maryland-based thrift. Additionally, expenses in 1998 included the impact of incremental expenses necessary to achieve Y2K readiness.

In 1998, salary expense grew 5.1% from $92.6 million to $97.4 million. This growth related primarily to the first full year of activity for businesses that had been acquired in 1997, and, to a lesser extent, merit increases and increased variable compensation. The increase in salary expense was mitigated by the offsetting influence of a reduced workforce. Efficiency gains, some of which relate to the benefits of technology, were linked to the reduction in full-time equivalent employees from 3,114 at the end of 1997 to 2,965 at the end of 1998. Benefits expense levels stabilized, due to the favorable impacts of both a reduced workforce and effective management of benefit costs, primarily the employee health care plan.

In 1998, occupancy expenses rose 5.5% to $17.3 million while equipment expenses rose 9.8% to $20.6 million. Results for 1997 included comparable expenses of $16.4 million and $18.7 million, respectively. The increase was attributable to costs associated with the Telephone Banking Center, an expanding network of ATMs, electronic banking enhancements, and infrastructure improvements to internal processes.

Other expenses, which include items such as marketing, insurance, audit and legal fees, consulting expenses, bank shares tax, and postage expenses, aggregated $70.3 million in 1998, consistent with 1997. Keystone achieved notable reductions in categories such as marketing, recruiting, professional fees, and problem loan expense, which served to overcome increased expenses in areas more affected by corresponding improvement in fee income such as reinsurance and merchant interchange activities.

Income Taxes

Income tax expense was $45.7 million in 1998 versus $38.9 million in 1997. The increase in taxes was reflective of higher levels of taxable income as the effective tax rate was approximately 31% in both years.

                         Report of Independent Auditors

Shareholders and Board of Directors
Keystone Financial, Inc.

We have audited the accompanying consolidated statements of condition of Keystone Financial, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of Keystone Financial, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Financial, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ersnt & Young LLP
                                                ----------------------


Pittsburgh, Pennsylvania

January 28, 2000

Consolidated Statements of Condition                         December 31,
--------------------------------------------------------------------------------
(in thousands, except share data)                          1999         1998
--------------------------------------------------------------------------------
ASSETS

--------------------------------------------------------------------------------
Cash and due from banks                                  $334,273     $190,622
Federal funds sold                                          -----      141,700
Interest-bearing deposits with banks                          877        5,978
Investment securities available for sale                1,073,338    1,129,753
Investment securities held to maturity
 (fair values: 1999 - $575,368; 1998 - $670,934)          588,201      659,536
Loans held for resale                                     110,203       76,423

Loans and leases                                        4,459,546    4,459,783
Allowance for credit losses                               (59,975)     (60,274)
--------------------------------------------------------------------------------
Net loans                                               4,399,571    4,399,509
Premises and equipment                                    118,762      124,080
Other assets                                              262,283      240,626
--------------------------------------------------------------------------------
TOTAL ASSETS                                           $6,887,508   $6,968,227
--------------------------------------------------------------------------------
LIABILITIES

--------------------------------------------------------------------------------
Noninterest-bearing deposits                             $652,613     $710,161
Interest-bearing deposits                               4,307,721    4,521,557
--------------------------------------------------------------------------------
Total deposits                                          4,960,334    5,231,718

Federal funds purchased and security
  repurchase agreements                                   316,130      363,739
Other short-term borrowings                                50,000       11,306
--------------------------------------------------------------------------------
Total short-term borrowings                               366,130      375,045
FHLB borrowings                                           728,776      427,027
Long-term debt                                            129,920      130,239
Other liabilities                                         152,323      142,533
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                       6,337,483    6,306,562
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
Preferred stock: $1.00 par value,
  authorized 8,000,000 shares; none
  issued or outstanding                                    -----         -----
Common stock: $2.00 par value,
  authorized 100,000,000 shares; issued
  48,731,057 - 1999 and 51,448,335 - 1998                 97,462       102,897
Surplus                                                  167,939       162,350
Retained earnings                                        301,118       424,873
Deferred KSOP benefit expense                               (207)         (553)
Treasury stock: 1,013,600 shares at cost - 1998           ------       (34,186)
Other comprehensive income                               (16,287)        6,284
--------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                               550,025       661,665
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $6,887,508    $6,968,227
--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income

                                               Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands except per share data)       1999         1998           1997
--------------------------------------------------------------------------------
INTEREST INCOME
--------------------------------------------------------------------------------
 Loans and fees on loans                 $371,527     $401,949       $404,096
 Investments - taxable                     89,357       93,955         82,664
 Investments - tax-exempt                  12,105       11,366         12,230
 Federal funds sold and other               5,031        4,820          5,340
 Loans held for resale                      8,011        5,559          6,408
--------------------------------------------------------------------------------
                                          486,031      517,649        510,738
--------------------------------------------------------------------------------
INTEREST EXPENSE
--------------------------------------------------------------------------------
 Deposits                                 173,942      193,087        194,898
 Short-term borrowings                     15,844       17,486         18,134
 FHLB borrowings                           29,547       21,507         14,677
 Long-term debt                             9,325        8,604          4,785
--------------------------------------------------------------------------------
                                          228,658      240,684        232,494
--------------------------------------------------------------------------------
NET INTEREST INCOME                       257,373      276,965        278,244
 Provision for credit losses               23,376       17,150         15,316
--------------------------------------------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR CREDIT LOSSES             233,997      259,815        262,928
--------------------------------------------------------------------------------
NONINTEREST INCOME
--------------------------------------------------------------------------------
 Trust and investment advisory fees        27,766       25,906         21,291
 Service charges on deposit accounts       19,173       18,443         17,356
 Fee income                                26,989       24,548         20,029
 Mortgage banking income                   11,461       12,412          9,633
 Reinsurance income                         3,113        3,167          3,512
 Other income                              16,181       13,319         12,040
 Net gains-equity securities                  714       10,306          5,754
 Net gains (losses)-debt securities        (1,052)         712            317
--------------------------------------------------------------------------------
                                          104,345      108,813         89,932
--------------------------------------------------------------------------------
NONINTEREST EXPENSE
--------------------------------------------------------------------------------
 Salaries                                  89,149       97,443         92,650
 Employee benefits                         17,701       17,535         17,311
 Occupancy expense, net                    18,169       17,302         16,407
 Furniture and equipment expense           21,103       20,567         18,732
 School districts' settlement expense      43,658        -----          -----
 Special charges                           26,917        -----         11,410
 Other expense                             72,977       70,342         69,480
--------------------------------------------------------------------------------
                                          289,674      223,189        225,990
--------------------------------------------------------------------------------
Income before income taxes                 48,668      145,439        126,870
Income tax expense                         11,592       45,692         38,953
--------------------------------------------------------------------------------
NET INCOME                                $37,076      $99,747        $87,917
--------------------------------------------------------------------------------
PER SHARE DATA
--------------------------------------------------------------------------------
Net income:
 Basic                                      $0.76        $1.94          $1.70
 Diluted                                     0.75         1.92           1.68
Dividends                                    1.16         1.13           1.06
--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.


Consolidated Statements of Changes in Shareholders' Equity

                                Issued and                                  Deferred
                               Outstanding                                    KSOP                  Net Unrealized
(in thousands)                   Common      Common               Retained   Benefit     Treasury    Securities       Shareholders'
                                 Shares       Stock    Surplus    Earnings   Expense      Stock      Gains(lossses)     Equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1997                   51,986    $104,640    $139,213  $422,018    ($1,249)     ($8,412)    $4,196           $660,406
---------------------------------------------------------------------------------------------------------------------------------
Net income                        -          -            -         87,917     -            -           -                 87,917
Change in unrealized gain on
  available-for-sale securities   -          -            -         -          -            -           4,346              4,346
                                                                                                                          ------
Comprehensive income                                                                                                      92,263
Dividends                         -          -            -        (55,964)    -            -           -                (55,964)
Stock issued:
  Benefit plans                      524       1,048       8,178    -          -            -           -                  9,226
  KSOP                                28          56         763    -          -            -           -                    819
  Dividend reinvestment              130         260       3,422    -          -            -           -                  3,682
Deferred KSOP benefit expense     -          -            -         -             523       -           -                    523
Acquisition of treasury stock     (2,318)    -            -         -          -           (72,586)     -                (72,586)
Reissuance of treasury stock           7     -            -         -          -               182      -                    182
Retirement of  treasury stock     -           (2,290)     (3,312)  (35,366)    -            40,931      -                    (37)
Shares issued in acquisitions      1,672         344       7,166    -            (424)      39,885      -                 46,971
---------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997     52,029    $104,058    $155,430  $418,605    ($1,150)          $0     $8,542           $685,485
---------------------------------------------------------------------------------------------------------------------------------
Net income                        -          -            -         99,747     -            -           -                 99,747
Change in unrealized gain
  available-for-sale securities   -          -            -         -          -            -          (2,258)            (2,258)
                                                                                                                          ------
Comprehensive income                                                                                                      97,489
Dividends                         -                       -        (58,195)    -            -           -                (58,195)
Stock issued:
  Benefit plans                      255         511       4,570    -          -            -           -                  5,081
  KSOP                                20          40         637    -          -            -           -                    677
  Dividend reinvestment              144         288       4,840    -          -            -           -                  5,128
Deferred KSOP benefit expense     -          -            -         -             597       -           -                    597
Acquisition of treasury stock     (2,014)    -            -         -          -           (74,597)     -                (74,597)
Retirement of  treasury stock     -           (2,000)     (3,127)  (35,284)    -            40,411      -               -
---------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998     50,434    $102,897    $162,350  $424,873      ($553)    ($34,186)    $6,284           $661,665
---------------------------------------------------------------------------------------------------------------------------------
Net income                        -          -            -         37,076     -            -           -                 37,076
Change in unrealized loss on
  available-for-sale securities   -          -            -         -          -            -         (22,571)           (22,571)
                                                                                                                          ------
Comprehensive income                                                                                                      14,505
Dividends                         -                       -        (56,433)    -            -           -                (56,433)
Stock issued:
  Benefit plans                      564       1,127      11,128    -          -            -           -                 12,255
  KSOP                                51         102       1,316    -          -            -           -                  1,418
  Dividend reinvestment              168         336       4,633    -          -            -           -                  4,969
Deferred KSOP benefit expense     -          -            -         -             346       -           -                    346
Acquisition of treasury stock     (2,486)    -            -         -          -           (88,701)     -                (88,701)
Retirement of  treasury stock     -           (7,000)    (11,488) (104,398)    -           122,887      -                      1
---------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1999     48,731     $97,462    $167,939  $301,118      ($207)    $ -         ($16,287)          $550,025
---------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.



Consolidated Statements of Cash Flows

                                                                  Year Ended December 31,
-------------------------------------------------------------------------------------------------
(in thousands)                                              1999           1998          1997
-------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                  $37,076       $99,747       $87,917
Adjustments to reconcile net income to net cash
provided by operating activities:

 Provision for credit losses                                 23,376        17,150        15,316
 Provision for depreciation and amortization                 22,647        21,653        18,062
 School districts' settlement accrual                        25,735         -----         -----
 Deferred income taxes                                      (18,919)        4,770        14,537
 Sale of loans held for resale                              296,901       244,103       203,887
 Origination of loans held for resale                      (330,301)     (285,974)     (240,325)
 (Increase) decrease in interest receivable                   2,559         4,437        (4,459)
 Increase (decrease) in interest payable                       (899)          125          (567)
 Other                                                        4,950       (31,669)       20,660
-------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                    63,125        74,342       115,028
-------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:

Net cash received in bank acquisitions                        -----         -----        35,646
Net (increase) decrease in interest-bearing deposits          5,101        (4,050)      (25,363)
Available for sale securities:
 Sales                                                       70,884       224,089       176,606
 Maturities                                               1,059,385     1,174,685       855,464
 Purchases                                               (1,103,709)   (1,423,334)     (891,694)
Held to maturity securities:
 Maturities                                                 132,410       177,096        91,370
 Purchases                                                  (61,342)     (308,589)     (192,900)
Net (increase) decrease in loans                            (44,688)      238,686      (343,350)
Proceeds from sales of loans                                 26,947        12,372       302,840
Purchases of loans                                           (5,378)      (12,666)      (11,947)
Purchases of bank-owned life insurance                      (25,000)      (50,230)        -----
Purchases of premises and equipment                         (10,738)      (24,366)      (23,641)
Other                                                           (29)      (10,959)       (6,404)
-------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          43,843       ( 7,266)      (33,373)
-------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:

Net decrease in deposits                                   (271,384)       (1,447)      (99,242)
Net increase (decrease) in short-term borrowings             (8,915)      (50,845)       27,926
Proceeds from FHLB borrowings                               438,190       273,000       242,313
Repayments of FHLB borrowings                              (136,444)      (94,122)     (253,418)
Issuance of long-term debt                                    -----        30,000       100,000
Repayment of long-term debt                                    (319)       (1,554)         (780)
Acquisition of treasury stock                               (88,701)      (74,597)      (72,586)
Cash dividends                                              (56,433)      (58,195)      (55,964)
Other                                                        18,989        11,483        10,147
-------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        (105,017)       33,723     (101,604)
-------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                1,951       100,799      (19,949)

Cash and cash equivalents at beginning of year              332,322       231,523      251,472
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $334,273      $332,322     $231,523
-------------------------------------------------------------------------------------------------
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summarized Accounting Policies

The accounting policies discussed below are followed consistently by Keystone Financial, Inc., and its subsidiaries (Keystone). These policies are in accordance with generally accepted accounting principles and conform to common practices in the banking industry.

Nature of Operations: Keystone provides a wide range of financial services to a diverse client base through its bank and nonbank subsidiaries. The client base includes individual, business, public, and institutional customers primarily located in Pennsylvania, Maryland, and West Virginia. Lending services include secured and unsecured commercial loans, residential and commercial mortgages, installment loans, revolving consumer loans and lease financing. Deposit services include a variety of checking, savings, time, and money market accounts. Money management services are available to customers through a variety of techniques, all of which are designed to improve cash flow, control disbursements, and increase return on investments.

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

Principles of Consolidation: The consolidated financial statements include the accounts of: Keystone Financial, Inc., the parent company; its wholly-owned banking subsidiary, Keystone Financial Bank, N.A., and its subsidiaries, Keystone Financial Mortgage Real Estate Investment Trust, Inc., Keystone Brokerage, Inc., Keystone Financial Mortgage Corporation, and other nonbanking subsidiaries of Keystone consisting of Keystone Financial Mid-Atlantic Funding Corp., Keystone Financial Unlimited, Inc., Keystone Investment Services, Inc., Keystone Life Insurance Company, Martindale Andres & Co., MMC&P Retirement Benefit Services, Inc. and Keystone Financial Community Development Corporation. All significant intercompany accounts have been eliminated in consolidation.

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

Mortgage Servicing Rights: An asset is recognized for mortgage servicing rights acquired through purchase or origination. Amounts capitalized are amortized in proportion to, and over the period of, estimated net servicing income. If mortgage loans are sold or securitized with servicing retained, the total cost of the mortgage loans is allocated to the loans and the servicing rights based on their relative fair values. Keystone performs a periodic review for impairment in the fair value of recorded mortgage servicing rights. Mortgage servicing rights totaled $9,794,000 at December 31, 1999, and $7,509,000 at December 31, 1998. Related amortization totaled $1,304,000, $1,223,000 and $492,000 for 1999, 1998, and 1997, respectively.

Interest and Fees on Loans: Interest income on loans is accrued based upon the principal amount outstanding using methods that produce level yields. Loan origination fees and certain direct loan origination costs have been deferred and the net amount is amortized as an adjustment of the related loan yield over the estimated contractual life of the related loans.

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

Impaired Loans: Impaired loans are defined as those loans for which it is probable that contractual amounts due will not be received. Impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The determination of impairment requires judgment including estimates of the amount and timing of cash flows. Loans included as components of risk elements are not deemed to be impaired when it is probable that contractual amounts due will be received through the normal collection process.

Identification of impaired loans is the primary obligation of the credit extension function and is augmented by the normal loan review process. Factors which are considered in the identification of impaired loans include, but are not limited to: classification into nonaccrual or workout status; a history of payment delinquency; adverse industry trends; and a general understanding of a customer's financial status. An insignificant delay or payment shortfall, such as those attributable to seasonal payment waivers, would not necessarily require treatment as an impaired loan when other factors make it probable that contractual amounts will be received. The majority of loans classified as impaired on an individual basis are commercial loans and commercial loans secured by real estate. Other loans, such as residential real estate and consumer loans and leases are aggregated for the purpose of measuring impairment due to their homogeneous risk characteristics and their predilection for statistically valid historical analysis. Commercial loans, including impaired loans, are charged-off when they are deemed to be substantially uncollectable. Consumer loans are charged-off when they reach 120 days past due unless they are in the process of collection and/or adequately collaterialized.

Direct Lease Financing: Automobile leases are accounted for as direct financing leases and are reported in the consolidated statements of condition under the loan caption as a net amount, consisting of the aggregate of lease payments receivable and estimated residual values, less unearned income. Income is recognized in a manner which results in an approximate level yield over the lease term.

Allowance for Loan Losses: The allowance for loan losses is established through provisions charged against income. Loans deemed to be uncollectable are charged against the allowance and recoveries of previously charged-off loans are credited to the allowance.

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

In determining the adequacy of the allowance for loan losses, management makes allocations to specific problem commercial loans based on the present value of expected future cash flows or the fair value of the underlying collateral and to pools of other commercial loans based on various credit risk factors. Allocations to loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

While Keystone's allowance methodology strives to reflect all risk factors, there continues to be a certain element of risk arising in part from, but not limited to, potential for estimation or judgmental errors, charge-off volatility, rapid declines in the credit quality of assets arising from such factors as fraud, portfolio management risks, or sudden economic or industry shifts. Unallocated amounts of the allowance provide coverage for such risks. The level of total allowance is evaluated based on the facts known about the individual components and certain asset quality coverage ratios.

Financial Derivatives and other Hedging Activity:

Interest rate swap, cap and floor contracts are utilized to hedge specific credit, funding or servicing activities, and the differential of interest paid or received is reflected in the income or expense of the hedged item. The fair values of these contracts have been appropriately disclosed in a footnote to these financial statements and have not been recognized in the financial statements.

Forward mortgage commitments and other hedging vehicles have been used to reduce the market risk associated with interest rate fluctuations, most notably in connection with the hedge of the pipeline of fixed rate consumer mortgages. Changes in the market value of the forward mortgage commitments, are recognized in income when the related changes in the fair values of the loans being hedged are recognized.

In June of 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement provides new accounting treatment for derivative transactions and hedging activities. FASB Statement No. 137 amended Statement No. 133 to delay the effective date until fiscal years beginning after June 15, 2000. Thus, the standard will be effective for Keystone on January 1, 2001. Management has not yet determined what effect this statement will have on Keystone's financial con-dition or results of operations.

Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally on the straight-line method over the estimated useful lives of the related assets.

Intangible Assets: Intangible assets, consisting primarily of goodwill and core deposit intangibles, are stated at cost, less accumulated amortization. Amortization of goodwill is generally recognized on the straight-line method over periods ranging from 15-25 years. Amortization of core deposit intangibles is recognized on an accelerated basis, generally over a ten-year period. Intangible assets are reviewed periodically for impairment. If such impairment is indicated, recoverability of the asset is assessed based on expected discounted cash flows.

Other Real Estate: Other real estate is comprised of property acquired through a foreclosure proceeding or an acceptance of a deed in lieu of foreclosure. Balances are carried at the lower of the related loan balance or estimated fair value less estimated disposition costs. Any losses realized upon disposition of the property, and holding costs prior thereto, are charged against income.

Trust Assets: Assets held in a fiduciary capacity are not assets of the company and are therefore not included in the consolidated financial statements.

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

Pension: The provision for pension expense was actuarially determined using the projected unit credit actuarial cost method. The funding policy is to contribute an amount sufficient to meet the requirements of ERISA, subject to Internal Revenue Code contribution limitations.

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

Segment Reporting: Keystone is organized around, and manages its business through, local market teams, which are grouped into five geographic regions. These regions are grouped into one operating segment since each region offers similar products and services through similar distribution channels.

Cash Flow Information: Keystone considers cash and due from banks and federal funds sold as cash and cash equivalents. Interest paid on deposits and other borrowings aggregated $229,558,000, $240,888,000, and $233,061,000, in 1999,
1998, and 1997, respectively. Cash payments for income taxes approximated $31,735,000, $39,830,000, and $19,253,000, for 1999, 1998, and 1997,
respectively.

Investments

The amortized cost, related fair value, and unrealized gains and losses for investment securities classified as available-for-sale or held-to-maturity were as follows at December 31 (in thousands):

--------------------------------------------------------------------------------
                                                        1999
                                                 Available-for-Sale
--------------------------------------------------------------------------------
                                     Amortized        Unrealized         Fair
                                       Cost       Gains       Losses     Value
--------------------------------------------------------------------------------
Negotiable money market investments    $72,543       $ 21       $94     $72,470
U.S. Treasury securities                81,020         63       116      80,967
U.S. Government agency obligations     743,742          8    21,136     722,614
Obligations of states and political
  subdivisions                          62,314        423       725      62,012
--------------------------------------------------------------------------------
Corporate and other securities         138,777        282     3,784     135,275
--------------------------------------------------------------------------------
Total                               $1,098,396       $797   $25,855  $1,073,338
--------------------------------------------------------------------------------

                                                        1999
                                                  Held-to-Maturity
--------------------------------------------------------------------------------
                                     Amortized       Unrealized          Fair
                                       Cost       Gains       Losses    Value
--------------------------------------------------------------------------------
U.S. Government agency obligations   $385,163       $567      $8,185   $377,545
Obligations of states and political
  subdivisions                        189,993      1,908       7,043    184,858
Corporate and other securities         13,045         20         100     12,965
--------------------------------------------------------------------------------
Total                                $588,201     $2,495     $15,328   $575,368
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                        1998
                                                  Available-for-Sale
--------------------------------------------------------------------------------
                                        Amortized      Unrealized       Fair
                                          Cost       Gains    Losses    Value
--------------------------------------------------------------------------------
Negotiable money market investments      $290,954     $103      $82   $290,975
U.S. Treasury securities                  122,155    1,234        1    123,388
U.S. Government agency obligations        546,452    3,737    1,617    548,572
Obligations of states and political
 subdivisions                              55,991    1,703        2     57,692
Corporate and other securities            104,533    4,712      119    109,126
--------------------------------------------------------------------------------
     Total                             $1,120,085  $11,489   $1,821  $1,129,753
--------------------------------------------------------------------------------

                                                        1998
                                                  Held-to-Maturity
--------------------------------------------------------------------------------
                                      Amortized     Unrealized           Fair
                                        Cost      Gains      Losses      Value
--------------------------------------------------------------------------------
U.S. Government agency obligations    $500,418     $5,936      $135    $506,219
Obligations of states and political
  subdivisions                         146,018      5,333       158     151,193
Corporate and other securities          13,100        422       ---      13,522
--------------------------------------------------------------------------------
     Total                            $659,536    $11,691      $293    $670,934
--------------------------------------------------------------------------------

                                                     1997
                                               Available-for-Sale
--------------------------------------------------------------------------------
                                      Amortized      Unrealized        Fair
                                         Cost     Gains     Losses     Value
--------------------------------------------------------------------------------
Negotiable money market investments   $178,455      $18       $69     $178,404
U.S. Treasury securities               193,099    1,063        42      194,120
U.S. Government agency obligations     502,483    2,363     1,768      503,078
Obligations of states and political     72,487    1,688         4       74,171
   subdivisions
Corporate and other securities         131,735    9,918        26      141,627
--------------------------------------------------------------------------------
Total                               $1,078,259  $15,050    $1,909   $1,091,400
--------------------------------------------------------------------------------

                                                    1997
                                               Held-to-Maturity
--------------------------------------------------------------------------------
                                    Amortized       Unrealized          Fair
                                      Cost        Gains       Losses   Value
--------------------------------------------------------------------------------
U.S. Government agency obligations    $366,238    $4,928    $150      $371,016
Obligations of states and political
  subdivisions                         143,910     4,845       5       148,750
Corporate and other securities          18,240       230      18        18,452
--------------------------------------------------------------------------------
Total                                 $528,388   $10,003    $173      $538,218
--------------------------------------------------------------------------------

Investment securities having a carrying value of $786,005,000 at December 31, 1999, were pledged to secure public and trust deposits, treasury tax and loan activity, discount window and FHLB borrowings, and security repurchase agreements.

Pre-tax security gains and losses included in operating results from 1997 through 1999 were as follows (in thousands):

-------------------------------------------------------------------------------
                            1999             1998            1997
-------------------------------------------------------------------------------
Gains                      $1,270          $11,148          $6,847
Losses                     (1,608)            (130)           (776)
-------------------------------------------------------------------------------
      Net                  $ (338)         $11,018          $6,071
-------------------------------------------------------------------------------

The following tables display at December 31, 1999, the contractual maturities, amortized costs, related fair values, and weighted average yield (tax-equivalent basis) available thereon, of investment securities (in thousands):


-------------------------------------------------------------------------------------------
                                                   Available-for-Sale
-------------------------------------------------------------------------------------------
                                                                       After One,
                                           Within One Year        But Within Five Years
-------------------------------------------------------------------------------------------
                                       Amortized   Fair           Amortized   Fair
                                         Cost     Value  Yield      Cost     Value  Yield
-------------------------------------------------------------------------------------------
Negotiable money market investments    $ 72,543  $72,470   5.78%   $-        $-          -%
U.S. Treasury securities                 59,717   59,746   5.62      21,303   21,221  6.01
Government agency obligations            12,141   12,102   6.04     314,004  305,852  5.93
Obligations of states
  & political subdivisions                3,477    3,492   7.71      23,667   23,837  7.59
Corporate and other securities            2,814    2,811   6.36       6,446    6,392  6.33
-------------------------------------------------------------------------------------------
Total                                  $150,692 $150,621   5.79%   $365,420 $357,302  6.05%
-------------------------------------------------------------------------------------------
                                              After Five,
                                        But Within Ten Years         After Ten Years
-------------------------------------------------------------------------------------------
                                      Amortized    Fair           Amortized   Fair
                                        Cost      Value  Yield      Cost     Value Yield
-------------------------------------------------------------------------------------------
Government agency obligations          $152,036 $148,705  6.96%    $265,561 $255,955  6.45%
Obligations of states
  & political subdivisions               14,031   14,187  7.99       21,139   20,496  8.24
Corporate and other securities              150      150  7.37      129,367  125,922  7.94
--------------------------------------------------------------------------------------------
                                       $166,217 $163,042  7.05%    $416,067 $402,373  7.01%
--------------------------------------------------------------------------------------------

                                                Held-to-Maturity
----------------------------------------------------------------------------------------------
                                                                          After One,
                                           Within One Year          But Within Five Years
----------------------------------------------------------------------------------------------
                                     Amortized   Fair              Amortized   Fair
                                       Cost     Value    Yield       Cost     Value    Yield
------------------------------------------------------------------------------------------------
Governnment agency obligations          $     7  $    7    8.79%  $166,155  $163,063   6.30%
Obligations of states
  & political subdivisions                5,669   5,706    8.97     10,010    10,257   8.65
Corporate and other securities               -        -       -     12,976    12,896   6.63
------------------------------------------------------------------------------------------------
Total                                   $ 5,676  $5,713    8.97%  $189,141  $186,216   6.45%
------------------------------------------------------------------------------------------------
                                             After Five,
                                        But Within Ten Years               After Ten Years
------------------------------------------------------------------------------------------------
                                        Amortized   Fair           Amortized  Fair
                                          Cost     Value   Yield    Cost      Value    Yield
------------------------------------------------------------------------------------------------
 Government agency obligations         $92,364  $90,329    6.49%  $126,637  $124,146   6.36 %
 Obligations of states                  19,655   19,861    8.43    154,659   149,034   7.90
   & political subdivisions
 Corporate and other securities             69       69    9.00          -         -      -
 -----------------------------------------------------------------------------------------------
 Total                                $112,088  $110,259   6.83%  $281,296  $273,180   7.20 %
 ---------------------------------------------------------------------------------------------

Loans and Leases

The composition of loans and leases was as follows at December 31 (in thousands):

--------------------------------------------------------------------------------
                                            1999                  1998
--------------------------------------------------------------------------------
Consumer financings:
 Direct loans                               $939,661              $904,178
 Indirect loans                               86,119               187,818
 Net investment in direct
   lease financing receivables               199,029               235,884
--------------------------------------------------------------------------------
                                           1,224,809             1,327,880
Loans secured by real estate:

 Consumer                                    739,198               754,280
 Commercial                                1,640,301             1,530,449
--------------------------------------------------------------------------------
                                           2,379,499             2,284,729

Commercial                                   671,881               679,412
Floor plan financing                         183,357               167,762
--------------------------------------------------------------------------------
Total                                     $4,459,546            $4,459,783
--------------------------------------------------------------------------------

At December 31, 1999, substantially all of the consumer real estate loans outstanding were pledged under blanket collateral agreements to secure outstanding Federal Home Loan Bank borrowings. No industry concentrations exist.

Activity within the allowance for credit losses was as follows (in thousands):

--------------------------------------------------------------------------------
                                              1999          1998       1997
--------------------------------------------------------------------------------
Balance at January 1                          $60,274      $65,091     $56,256
Recoveries on loans previously charged off      2,311        2,968       2,485
Loans charged off                             (25,986)     (24,058)    (17,277)
--------------------------------------------------------------------------------
Net loans charged off                         (23,675)     (21,090)    (14,792)
Provision charged to operations                23,376       17,150      15,316
Other                                           -----         (877)      8,311
--------------------------------------------------------------------------------
Balance at December 31                        $59,975      $60,274     $65,091
--------------------------------------------------------------------------------

Total nonaccrual and restructured loan balances and related annual interest data were as follows (in thousands):

--------------------------------------------------------------------------------
                                           1999        1998          1997
--------------------------------------------------------------------------------
Nonaccrual                               $27,183      $24,675      $20,520
Restructured                                 841          264          489
--------------------------------------------------------------------------------
Total                                    $28,024      $24,939      $21,009
--------------------------------------------------------------------------------
Interest computed at original terms       $2,817       $2,385       $2,144
Interest recognized                        1,326          361          473
--------------------------------------------------------------------------------

At December 31, 1999, there were no significant commitments to lend additional funds on these loans.

The following is a summary presentation of loans that are considered to be impaired:

--------------------------------------------------------------------------------
At December 31                                    1999          1998     1997
--------------------------------------------------------------------------------
  Recorded investment in impaired loans             $22,849    $20,647  $16,730
  Impaired loans for which an allowance exists       11,236      5,091   12,805
  Amount of allowance specifically
    allocated to impaired loans                       5,254      3,131    1,540
--------------------------------------------------------------------------------
For the years ended December 31                   1999          1998     1997
--------------------------------------------------------------------------------
  Average recorded investment in impaired loans     $21,748    $18,689  $17,015
--------------------------------------------------------------------------------
Certain directors and executive officers of Keystone and its subsidiaries, and their associates, were indebted to the bank during 1999. Such loans were made in the ordinary course of business and on customary terms. Loan activity during 1999 with these related parties was as follows (in thousands):

--------------------------------------------------------------------------------
 Beginning Balance        Additions        Repayments       Ending Balance
--------------------------------------------------------------------------------
      $78,415             $128,970          $111,104            $96,281

Financial Derivatives, Hedging Activity, and Commitments

Keystone engages in activities associated with the use of off-balance sheet derivative financial instruments (derivatives) and hedges to manage its exposure to changes in interest rates. Activities have included interest rate swap, cap and floor activity, forward commitments for mortgage banking inventory management, the use of short sales and put options to hedge against the potential deterioration in the value of indirect auto financings held for sale, as well as, loan commitments and standby letters of credit made in the ordinary course of its banking business.

In managing net interest income, Keystone uses interest rate swap, cap and floors to offset the difference, or mismatch, in repricing indices of core banking assets and related funding. The major source of interest rate risk is the difference in the repricing characteristics of core banking assets and liabilities - loans and deposits. This difference, or mismatch, is a risk to net interest income. In managing net interest income, Keystone uses interest rate swaps and caps to offset the general liability sensitivity of the core bank. Additionally, the corporation uses interest rate swaps to offset basis risk, including the specific exposure to changes in the 91-day Treasury Bill.

A second source of interest rate risk is the sensitivity of the organization's mortgage servicing rights to prepayments. The mortgage borrower has the option to prepay the mortgage loan at any time. When mortgage interest rates decline, borrowers have a greater incentive to prepay mortgage loans through refinancing. To mitigate the risk of declining long-term interest rates, higher-than-expected mortgage prepayments, and the potential impairment of the servicing rights, Keystone has purchased interest rate floors.

The following table presents the notional amount and fair value of financial hedging instruments at December 31 (in thousands):

--------------------------------------------------------------------------------
                                                    1999               1998
--------------------------------------------------------------------------------
                                               Notional   Fair  Notional  Fair
                                                Amount    Value  Amount   Value
--------------------------------------------------------------------------------
Interest Rate Risk Management Instruments:
   Pay-fixed/receive-variable swaps             $150,000   $437     $---  $---
   Basis Swaps                                   250,000    280  250,000  (229)
   Interest Rate Cap                              60,000    109      ---   ---
Mortgage Banking Risk Management Instruments:
   Interest Rate Floor                           100,000     49      ---   ---
--------------------------------------------------------------------------------
Total Risk Management Instruments               $560,000   $875 $250,000  (229)
--------------------------------------------------------------------------------

Another form of interest rate risk managed through specific hedging activity at December 31, 1999, related to outstanding forward mortgage commitments and put options related to the mortgage banking pipeline. Under the terms of these commitments, Keystone agreed to deliver a specified volume of mortgage loans with a specified portfolio yield, and received a pre-established price commitment pursuant to timely delivery of the mortgage loans. The purpose of these arrangements is to manage the effect of interest rate changes on these loans between the date of the original loan commitment and the date of delivery for sale into the secondary market. At December 31, 1999, Keystone had entered into commitments to deliver approximately $56,118,000 of mortgage loans for sale into the secondary market. The fair value of these commitments at December 31, 1999, was $704,000 and was considered in the lower of cost or market evaluation of loans held for sale. The delivery dates for these commitments are short-term in nature and will expire at various dates in the first half of 2000.

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

Outstanding commitments for loans and standby letters of credit were as follows at December 31 (in thousands):

--------------------------------------------------------------------------------
                                                   1999             1998
--------------------------------------------------------------------------------
Loan commitments                                $1,023,712       $1,091,657
--------------------------------------------------------------------------------
Standby letters of credit                           69,939           73,843
--------------------------------------------------------------------------------

Premises and Equipment

The following summarizes premises and equipment at December 31 (in thousands):

--------------------------------------------------------------------------------
                                                       1999           1998
--------------------------------------------------------------------------------
Land                                                  $12,548        $12,562
Buildings                                              98,849         99,702
Equipment                                             116,755        120,564
Leasehold improvements                                 18,475         15,544
--------------------------------------------------------------------------------
                                                      246,627        248,372
Accumulated depreciation and amortization            (127,865)      (124,292)
--------------------------------------------------------------------------------
Total                                                $118,762       $124,080
--------------------------------------------------------------------------------

Depreciation and amortization expense related to premises and equipment amounted to $16,537,000 in 1999, $16,056,000 in 1998, and $14,554,000 in 1997.

Keystone and its subsidiaries lease various equipment and buildings under operating lease agreements. In 1999, 1998, and 1997, total rent expense amounted to $8,424,000, $8,203,000, and $7,377,000, respectively. Future annual minimum lease payments do not significantly exceed historic levels.

Deposits

At December 31, 1999, time deposits individually in excess of $100,000 totaled $427,342,000.

Federal Funds Purchased and Security Repurchase Agreements

The following table presents the amounts and interest rates for federal funds purchased and security repurchase agreements for each of the last three years (in thousands):

                                                   1999       1998      1997
-------------------------------------------------------------------------------
Balance at December 31                            $316,130  $363,739  $399,730
-------------------------------------------------------------------------------
Weighted average interest rate at year end           5.17%     4.67%     4.75%
Maximum amount outstanding at any month end       $354,266  $395,635  $405,268
Average amount outstanding during the year        $319,776  $357,090  $367,102
Weighted average interest rate during the year       4.45%     4.62%     4.78%
-------------------------------------------------------------------------------

Federal Home Loan Bank Borrowings

Keystone Financial Bank, N.A. is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh. As such, the bank can take advantage of the FHLB program for overnight and term advances at published daily rates, which are advantageous to members as compared to issuing notes directly in the market. Under the terms of a blanket collateral agreement, advances from the FHLB are collateralized by first mortgage loans and securities. Advances available under this agreement are limited by available and qualifying collateral and the amount of FHLB stock held by the borrower. At December 31, 1999, Keystone Financial Bank, N.A. could borrow an additional $654,062,000 based on qualifying collateral. Such additional borrowing would require that the bank increase its investment in FHLB stock by approximately $7,214,400. Outstanding borrowings from the Federal Home Loan Bank are summarized as follows at December 31(in thousands):

----------------------------------------------------------
                                 1999          1998
----------------------------------------------------------
Due 1999, 4.75% to 6.51%              $-----     $ 64,268
Due 2000, 4.77% to 6.51%             143,331       80,831
Due 2001, 4.73% to 6.80%              71,000       67,000
Due 2002, 5.25% to 6.10%              80,000       60,550
Due 2003, 5.42% to 7.23%              88,636        7,768
Due 2004, 5.40% to 6.62%             130,000        -----
Due after 2004, 1.00% to 7.20%       215,809      146,610
----------------------------------------------------------
                                    $728,776     $427,027
----------------------------------------------------------

Of the December 31, 1999 outstanding balance, $525,300,000 was either adjustable or subject to conversion. Of this amount, $35,000,000 was adjustable with LIBOR. The remaining $490,300,000 are convertible select advances, which are subject to conversion to adjustable rates at the option of the FHLB at various dates through 2004. In the event the FHLB elects to convert the convertible select borrowings to adjustable rates, Keystone has the option to prepay the borrowings without penalty.

Long-Term Debt

Long-term debt at December 31 consisted of the following (in thousands):

----------------------------------------------------------------
                                            1999          1998
----------------------------------------------------------------
Senior medium-term notes:
   Interest at 7.3%, mature 2004          $99,848       $99,812
   Interest at 6.5%, mature 2008           29,889        29,876
Other                                         183           551
----------------------------------------------------------------
Total                                    $129,920      $130,239
----------------------------------------------------------------

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

Contingencies

During 1999, Keystone entered into an agreement in principle to settle a class-action lawsuit filed in 1998 against its former subsidiary, Mid-State
Bank. Under the terms of the agreement, Keystone will pay a total of approximately $30 million to the members of the class-action suit by a tentative date of March 16, 2000. Keystone recorded an additional loss of $21 million in 1999, which represented the anticipated payment in the event the additional plaintiffs, that had excluded themselves from the class-action suit, agreed to settle on terms proportionate to those of the class-action settlement. Those additional plaintiffs subsequently did agree to proportionate terms. Of the $21 million Keystone paid to those plaintiffs, approximately $17.9 million was paid out by December 31, 1999, and the balance was paid out in January, 2000. The payouts totaling $51 million were reduced for probable insurance recoveries to result in net expense of $43.7 million recorded in 1999. The agreement reached with the members of the class-action suit was approved by the court, subject to appeal. There is continuing litigation by the plaintiffs against other parties, in which Keystone may be required to participate, however, Keystone believes the settlement resolves its financial exposure related to this matter.

Shareholders' Equity

Series A Junior Participating Preferred Stock (Preferred Stock) (par value $1.00 per share, with voting powers and dividends and liquidation rights per share equal to 187.5 times that of the current common stock) had been established in connection with the adoption of a Shareholders' Rights Plan (Rights Plan). Under the Rights Plan, 200,000 shares of Preferred Stock were reserved for issuance on the exercise of rights attached to the outstanding common stock. The rights were exercisable only if a person or group acquired or announced a tender or exchange offer to acquired 20% or more of Keystone's common stock. In the event a person or group acquired a 20% position, each right not owned by the person or group entitled its holder to purchase at the exercise price of $70.00, a number of shares of common stock, 5.333 one-thousandths (0.005333) of a share of Preferred Stock, or other securities or assets of Keystone or common shares of the acquiring company having a market value equal to twice the exercise price. At any time after a person or group acquired 20% or more (but less than 50%) of the outstanding common stock, the Board of Directors were entitled to exchange part or all of the rights (other than the rights held by the person or group) for shares of common or 5.333 one-thousandths of a share of Preferred Stock on a one-for-one basis. The Board of Directors was entitled to redeem the rights at any time before a 20% position had been acquired. These rights expired on February 8, 2000.

Stock-Based Compensation

Keystone provides eligible employees and directors with various stock option and stock purchasing plans which are more fully described below.

Keystone has an employee "Stock Incentive Plan" and a "Nonemployee Directors' Stock Option Plan." Under the terms of these plans, Keystone has reserved for issuance a total of 2,875,000 shares of common stock for qualifying employees and nonemployee directors, of which approximately 1,747,000 are available for future grants. The plans provide for the issuance of nonqualified options and, under the employee plan, incentive stock options. Options are granted at an exercise price not less than the fair market value of Keystone common stock on the date of grant, vest in two years, and expire approximately ten years after the grant date. Keystone also has outstanding options pursuant to predecessor plans and plans of acquired banks.

The following table provides a summary of options outstanding under the "Stock Incentive Plan," the "Nonemployee Directors' Stock Option Plan", and other predecessor or acquired plans.

------------------------------------------------------
                        Weighted Average
                         Exercise Price  Common Shares
------------------------------------------------------
January 1, 1997             $18.62         2,003,160
------------------------------------------------------
  Granted                    25.40           307,339
  Exercised                  16.30          (443,815)
  Terminated                 23.16           (21,926)
------------------------------------------------------
December 31, 1997           $19.61         1,844,758
------------------------------------------------------
  Granted                    40.03           244,651
  Exercised                  15.66          (221,845)
  Terminated                 33.23           (27,552)
------------------------------------------------------
December 31, 1998           $22.62         1,840,012
------------------------------------------------------
  Granted                    37.99           866,654
  Exercised                  18.50          (353,526)
  Terminated                 36.82           (49,499)
------------------------------------------------------
December 31, 1999           $28.71         2,303,641
------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1999:

---------------------------------------------------------- ---------------------
                          Options Outstanding               Options Exercisable
---------------------------------------------------------- ---------------------
                              Weighted-Average  Weighted-              Weighted-
     Range of                   Remaining       Average                Average
     Exercise       Number     Contractual     Exercisable   Number    Exercise
     Prices       Outstanding  Life (years)     Price      Exercisable Price
---------------------------------------------------------- ---------------------
   $7.26 - $12.07     122,706       1.64         $8.53       122,706      $8.53
  $13.89 - $18.03      97,550       2.09        $15.75        94,176     $15.71
  $19.58 - $24.00     813,836       4.29        $21.59       808,548     $21.60
  $24.75 - $30.31     224,922       7.01        $25.41       224,912     $25.41
  $32.91 - $36.00      76,634       8.63        $35.27         9,634     $35.75
  $36.41 - $41.06     967,993       8.84        $38.80         4,073     $39.60
---------------------------------------------------------- ---------------------
   $7.26 - $41.06   2,303,641       6.37        $28.71     1,264,049     $20.74
---------------------------------------------------------- ---------------------

Options exercisable at the end of 1998 and 1997 were 1,360,000 and 1,193,000, respectively.

Under the "Employee Stock Purchase Plan", eligible employees are provided an opportunity to purchase Keystone common stock at a discount from market price. The Plan provides for the purchase of stock through payroll deductions at a price which is the lesser of 85% of the fair market value of the common stock as of the first or last day of the annual purchase period. The purchase period commences on July 1 and ends on June 30. Keystone has reserved 750,000 shares of common stock, of which 355,000 remain available for future purchases. The amount of common shares issued under this program in 1999, 1998, and 1997 were as follows:

--------------------------------------------------------------------------------
                                       1999             1998             1997
--------------------------------------------------------------------------------
Price per Share                       $25.50           $26.24           $19.20
Shares Issued                        103,712           99,980           94,195
--------------------------------------------------------------------------------

The following pro forma amounts indicate the net income and earnings per share that would have resulted if compensation expense for the stock option plans and employee stock purchase plan was determined under the recognition provisions of Statement No. 123 using the fair value of the awards at the grant date.

-------------------------------------------------------------------------
                                        1999          1998        1997
-------------------------------------------------------------------------
Net income (in thousands):
   As reported                         $37,076       $99,747     $87,917
   Pro forma                            33,198        97,773      86,457
-------------------------------------------------------------------------
Diluted earnings per share:
   As reported                           $0.75         $1.92       $1.68
   Pro forma                              0.67          1.88        1.65
-------------------------------------------------------------------------

Information regarding the weighted-average grant-date fair values for stock options and purchase rights granted in 1999, 1998, and 1997 was as follows:

--------------------------------------------------------------------------------
                                                  Assumptions
                                 -----------------------------------------------
                     Grant Date
                     Fair Value
                     (Per Option   Dividend       Expected   Interest
                       /Share)      Yield        Volatility    Rate     Life
--------------------------------------------------------------------------------
Stock option plans:

       1999            $7.90         3.1%           23%        4.68%     7yrs
       1998             7.95         2.8            15         5.63      7yrs
       1997             4.20         4.2            15         6.37      7yrs

Employee stock purchase plan:

       1999            $8.69         3.9%           23%        5.06%     1yr
       1998             7.62         3.5            15         5.63      1yr
       1997             6.30         4.5            15         5.63      1yr
--------------------------------------------------------------------------------

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

Keystone also has a Management Stock Ownership Program (the "Program") which is intended, among other things, to promote alignment of management and shareholder interests and to encourage management to focus on value creation. To accomplish these purposes, the Program establishes stock ownership goals for executive and senior officers of the Corporation to be achieved over a five-year period. In order to assist the officers in attaining their stock ownership goals, a related plan provides for nonrecourse, noninterest-bearing loans, in amounts not to exceed 50% of the officer's stock ownership goal, to be used to purchase shares of Keystone common stock at fair market value. The loans are secured by collateral having an initial value of 120% of the loan amount and consisting of the shares of Keystone stock purchased with the loan plus additional shares of stock or other acceptable collateral owned by the executive. At December 31, 1999 and 1998, the amount executives participating in the Program owed Keystone for financed purchases totaled $5,014,000 and $2,064,000, respectively.

Keystone has a dividend reinvestment plan for shareholders under which additional shares of Keystone common stock may be purchased at market value with reinvested dividends and voluntary cash payments. Keystone has reserved 1.4 million shares of common stock for this Plan, and approximately 402,000 shares remain unissued. The following number of shares of Keystone common stock were purchased pursuant to this plan: 168,000 in 1999, 144,000 in 1998, and 130,000 in 1997.

Employee Benefit Plans

Keystone provides a noncontributory defined benefit pension plan covering substantially all full-time employees. Plan benefits are based on years of service and qualifying compensation during the final years of employment.

The following table summarizes the activity in the pension plan for the years ended December 31 (in thousands):

--------------------------------------------------------------------------------
                                                         1999        1998
--------------------------------------------------------------------------------
Projected benefit obligation, beginning of year         $91,370    $84,890
Service cost                                              3,302      3,268
Interest cost                                             6,155      5,780
Benefits paid                                            (4,320)    (4,028)
Change in assumptions                                   (10,350)     1,309
Change due to curtailment                                (3,227)     -----
Amendments                                                -----       (566)
Experience loss                                           5,095        717
--------------------------------------------------------------------------------
Projected benefit obligation, end of year               $88,025    $91,370
--------------------------------------------------------------------------------
Fair value of plan assets, beginning of year            $99,445   $106,239
Actual return on assets                                  16,086     (2,766)
Benefits paid                                            (4,320)    (4,028)
--------------------------------------------------------------------------------
Fair value of plan assets, end of year                 $111,211    $99,445
--------------------------------------------------------------------------------
Funded status, end of year                              $23,186     $8,075
Unrecognized net assets at transition                    (1,882)    (2,510)
Unrecognized net gain                                   (13,555)      (111)
Unrecognized prior service cost                          (1,313)    (1,702)
--------------------------------------------------------------------------------
Prepaid benefit expense, end of year                     $6,436     $3,752
--------------------------------------------------------------------------------
                                                  1999       1998       1997
--------------------------------------------------------------------------------
Service cost benefits earned during the period   $3,302     $3,268     $2,907
Interest cost on projected benefit obligation     6,155      5,780      5,458
Expected return on plan assets                   (7,898)    (8,116)    (7,120)
Net amortization:
  Net transition asset                             (627)      (627)      (725)
  Prior service cost                               (162)      (181)      (137)
--------------------------------------------------------------------------------
Pension expense                                    $770       $124       $383
--------------------------------------------------------------------------------

Actuarial assumptions used in the determination of the projected benefit obligation were as follows:

--------------------------------------------------------------------------------
                                                         1999    1998    1997
--------------------------------------------------------------------------------
Rate of increase in future compensation levels           5.00%    5.00%  5.50%
Expected long-term rate of return on plan assets         8.00     8.00   8.50
Weighted average discount rate                           7.25     6.75   7.00
-------------------------------------------------------------------------------

The unrecognized net assets at transition and the unrecognized prior service costs are being amortized over the expected service lives of eligible employees, which approximate 15 years. Trusteed pension plan assets consist primarily of equity and fixed income securities and short-term investments.

A 401(k) deferred savings plan covers eligible employees of Keystone. The plan provides for a matching employer contribution equal to 60% of the employee contribution. While employees can contribute up to 15% of their compensation, the employer match is limited to 5% of employee compensation. Matching contributions are paid entirely in Keystone stock. Expense recognized for the employer contributions was $1,936,000 in 1999, $1,984,000 in 1998, and $1,580,000 in 1997.

Special Charges

During 1999, Keystone incurred special charges of $26.9 million that were primarily associated with the unification of its seven former banks under a single charter. These charges consisted of employee and director termination costs, asset disposition losses, professional fees, and contract termination costs. Substantially all accrued amounts had been paid by December 31, 1999.

Income Taxes

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31 were as follows (in thousands):

-------------------------------------------------------------
                                      December 31,
-------------------------------------------------------------
                                    1999             1998
-------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses      $19,508         $19,598
  Deferred liabilities              13,863           1,850
  Compensation accruals              3,955           4,259
  Unrealized securities losses       8,770          ------
Deferred tax liabilities:
  Lease financing activities       (39,682)        (47,742)
  Unrealized securities gains         ----          (3,383)
  Premises and equipment            (3,935)         (3,088)
  Intangible assets                 (5,033)         (4,668)
  Other                             (3,229)         (2,961)
-------------------------------------------------------------
 Net deferred tax liability        ($5,783)       ($36,135)
-------------------------------------------------------------

The provision for income taxes consisted of the following components (in thousands):

-------------------------------------------------------------
                         1999        1998       1997
-------------------------------------------------------------
Deferred provision    $(18,199)      $4,770   $14,537
Current provision       29,791       40,922    24,416
-------------------------------------------------------------
Total                  $11,592      $45,692   $38,953
-------------------------------------------------------------

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) is as follows (in thousands):

--------------------------------------------------------------------------------
                                                     1999      1998       1997
--------------------------------------------------------------------------------
Provision on pre-tax income at  statutory rates    $17,034   $50,904   $44,405
Tax exempt interest income                          (5,535)   (5,448)   (5,089)
Other                                                   93       236      (363)
--------------------------------------------------------------------------------
Total                                              $11,592   $45,692   $38,953
--------------------------------------------------------------------------------
Effective Rate                                       23.8%     31.4%     30.7%
--------------------------------------------------------------------------------

Income taxes attributable to investment security gains (losses) were $(118,000) in 1999, $3,856,000 in 1998, and $2,125,000 in 1997.

Comprehensive Income

Sources of comprehensive income not included in net income are limited to unrealized gains and losses on certain investments in debt and equity securities. The disclosure of comprehensive income is as follows (in thousands):


---------------------------------------------------------------------------------------------------------------
                                                                Year Ended December 31
---------------------------------------------------------------------------------------------------------------
                                                1999                    1998                     1997
---------------------------------------------------------------------------------------------------------------
                                       Before Tax  Net of Tax  Before Tax  Net of Tax   Before Tax  Net of Tax
---------------------------------------------------------------------------------------------------------------
Net Income                                           $37,076                $99,747                   $87,917
Unrealized securities gains (losses)
arising during the period                (35,063)    (22,791)    7,544        4,904       12,757        8,292
Less: Reclassification adjustment for
securities gains (losses) included in
net income                                  (338)       (220)   11,018        7,162        6,071        3,946
---------------------------------------------------------------------------------------------------------------
                                         (34,725)    (22,571)   (3,474)      (2,258)       6,686        4,346
---------------------------------------------------------------------------------------------------------------
Comprehensive Income                                 $14,505                $97,489                   $92,263
---------------------------------------------------------------------------------------------------------------

Earnings Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except per share data):

--------------------------------------------------------------------------------
                                            1999           1998          1997
--------------------------------------------------------------------------------
Numerator - Net Income                     $37,076         $99,747      $87,917
Denominators:
  Average basic shares outstanding          48,856          51,446       51,693
  Average dilutive option effect               330             596          627
--------------------------------------------------------------------------------
  Average dilutive shares outstanding       49,186          52,042       52,320
--------------------------------------------------------------------------------
EPS:
  Basic                                      $0.76           $1.94        $1.70
  Diluted                                    $0.75           $1.92        $1.68
--------------------------------------------------------------------------------

Segment Reporting

Keystone is organized around, and manages its business through twenty local market teams in the areas in which it operates. These market teams are grouped into five geographic regions, each of which is managed by a regional president. These regions are aggregated into one operating segment since each region offers similar products and services through similar distribution channels. No customer of Keystone individually represents 10% or more of consolidated revenues and revenues with customers of foreign countries are minimal.

Keystone has three major product and service lines that are offered to its customers through the local market teams. These lines consist of Commercial Banking, Retail Banking, and Wealth Development. The Commercial Banking line consists of numerous products and services provided primarily to a diverse group of emerging and mid-size businesses. Products and services include secured and unsecured loans, Small Business Administration loans, commercial mortgages, lines of credit, deposits and cash management services.

The Retail Banking line consists of various products and services offered to consumers. Products include residential mortgages, home equity loans, installment loans, lines of credit and automobile loans and leases. Deposit offerings include interest and free checking, fixed and variable-rate CDs, and indexed money market accounts. This product line also offers credit reinsurance, electronic banking, and the sale of mortgages in the secondary market, both with and without servicing retained.

Wealth Development products and services include administration of trusts and estates, discount brokerage, full-service investment management, administration of retirement and other employee benefit plans, as well as financial planning. Customers include individuals and businesses.

Revenue for each product line is provided below for 1999. It is not practicable to provide product line information for periods prior to 1999 as such information was not available.

--------------------------------------------------------------------------------
                                     Banking Division               Wealth
 (in thousands)                  Commercial        Retail         Development
--------------------------------------------------------------------------------
 Net interest income(1)           $ 96,788        $128,367        $   ----
 Noninterest income                 12,129          49,203          34,480
--------------------------------------------------------------------------------
    Total revenue                 $108,917        $177,570        $ 34,480
--------------------------------------------------------------------------------
(1) Net interest income includes a fully taxable equivalent adjustment of $8.7 million.

Various estimates and allocation methodologies are used in the preparation of product line financial information. The net interest income contribution for each product line includes a funding credit or expense allocated through the use of a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding related to each product line to the duration of the assets and liabilities allocated to the product line.

Regulatory Capital Requirements

The following table provides Keystone's consolidated risk-based capital position at the end of 1999 and 1998 and a comparison to the various regulatory capital requirements (in thousands):

--------------------------------------------------------------------------------
                                                               Well-
                                  1999             1998     Capitalized  Minimum
                            Amount    Ratio   Amount   Ratio   Ratio      Ratio
--------------------------------------------------------------------------------
Total capital

 (to risk-weighted assets) $570,742   11.78%  $653,664  13.84%    10%       8%
Tier 1 capital

 (to risk-weighted assets)  510,767   10.54%   594,623  12.59%     6%       4%
Tier 1 capital (to average
  assets                    510,767    7.48%   594,623   8.66%     5%       4%
--------------------------------------------------------------------------------

At December 31, 1999, Keystone Financial Bank, N.A. maintained capital levels at or above the "well-capitalized" level for each of the three ratios and had been categorized as "well-capitalized" by its primary regulator at its most recent examination.

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

Restrictions

Under Federal Reserve regulations, depository institutions must maintain reserves in the form of cash or amounts on deposit with Federal Reserve Banks. For the year ended December 31, 1999, Keystone's bank subsidiary maintained average reserve balances of approximately $70,849,000.

Dividends that may be paid to Keystone by its subsidiary bank are limited by state and federal regulations. The related amount available for dividends aggregated $51,283,000 at December 31, 1999. Federal Reserve regulations also limit the subsidiary bank as to the amount it may loan its affiliates, including Keystone. At December 31, 1999, the maximum amount available for loans to affiliates approximated 10% of consolidated net assets.

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

The following schedule displays at December 31 the carrying values and related estimated fair values for financial instruments (in thousands):

                                        1999                      1998
--------------------------------------------------------------------------------
                              Carrying  Estimated Fair  Carrying  Estimated Fair
                               Amount      Value          Amount      Value
--------------------------------------------------------------------------------
Financial Assets:
Cash and due from banks          $334,273     $334,273      $190,622   $190,622
Federal funds sold and other          877          877       147,678    147,678
Investment securities

  available for sale            1,073,338    1,073,338     1,129,753  1,129,753
Investment securities held

  to maturity                     588,201      575,368       659,536    670,934
Loans held for resale             110,203      110,203        76,423     76,423
Loans, net of allowance for
  credit losses                 4,200,799    4,242,438     4,163,938  4,313,572
Leases                            198,772      208,238       235,571    243,242
--------------------------------------------------------------------------------
Financial Liabilities:
Time deposits                  $2,774,765   $2,768,268    $2,923,751 $2,952,578
Other deposits                  2,185,569    2,185,569     2,307,967  2,307,967
Short-term borrowings             366,130      366,130       375,045    375,045
FHLB borrowings                   728,776      727,510       427,027    431,470
Long-term debt                    129,920      125,578       130,239    136,707
--------------------------------------------------------------------------------
Off-Balance Sheet Instruments:
Lending commitments and
   letters of credit               $-----   $    ( 530)    $   -----     $(800)
All other                          $-----   $      875     $   -----    $ (229)
--------------------------------------------------------------------------------

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

Mergers and Acquisitions

On May 30, 1997 Keystone completed the merger of Financial Trust Corp. (Financial Trust), a financial institution with $1.2 billion of assets headquartered in Carlisle, Pennsylvania. The merger was accounted for under the pooling-of-interests method of accounting, and, as such, all prior period information has been restated.

Financial data for Keystone and Financial Trust from the beginning of 1997 to the date of consummation, May 30, 1997, is presented below:

-----------------------------------------------------------------------
                                          Financial        Consolidated
                            Keystone        Trust            Keystone
-----------------------------------------------------------------------
  Net interest income       $89,411        $22,623            $112,034
  Net income                 28,773          9,225              37,998
 Dividends declared          23,120          4,796              27,916
-----------------------------------------------------------------------

On May 29, 1997, Keystone completed the acquisition of First Financial Corporation of Western Maryland (FFWM), a thrift holding company with assets approximating $355 million based in Cumberland, Maryland. The transaction was accounted for as a purchase and resulted in the recognition of goodwill and core deposit intangibles totaling approximately $34 million and $6 million, respectively, which are being amortized over 25 and 10-year periods. The results of FFWM have been included herein from the consummation date of May 29, 1997.

Pro forma results of operations as though FFWM had been combined with Keystone at the beginning of the periods presented do not differ materially from consolidated results presented herein.

Parent Company Financial Statements

The  following  parent  company  condensed   statements  reflect  the  financial
condition and results of operations of Keystone (in thousands):

                             Statements of Condition

                                                          December 31
-------------------------------------------------------------------------------
                                                    1999              1998
-------------------------------------------------------------------------------
Assets:
   Cash                                                $1,006             $271
   Investment securities                                4,099           14,876
Investments in:
     Subsidiary banks                                 558,472          585,189
     Other subsidiaries                                70,598           88,723
Other assets                                            5,595              726
-------------------------------------------------------------------------------
TOTAL ASSETS                                         $639,770         $689,785
-------------------------------------------------------------------------------
Liabilities:
   Long-term debt                                     $67,480           $3,556
   Other liabilities                                   22,265           24,564
-------------------------------------------------------------------------------
TOTAL LIABILITIES                                      89,745           28,120
Shareholders' Equity                                  550,025          661,665
-------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $639,770         $689,785
-------------------------------------------------------------------------------

                              Statements of Income

                                           Year Ended December 31
-------------------------------------------------------------------------------
                                    1999           1998            1997
-------------------------------------------------------------------------------
Income:
 Dividends from subsidiaries:
   Bank subsidiaries                 $71,575      $60,068         $67,305
   Other subsidiaries                   ----       21,997            ----
Other income                           3,459           74               4
Net securities gains                     319        9,301            ----
-------------------------------------------------------------------------------
Expenses:
 Net interest expense                  5,308        6,981           2,144
 Operating expense                     4,082        2,833           9,487
-------------------------------------------------------------------------------
Income before taxes and undistributed
  earnings of subsidiaries            65,963       81,626          55,678
Income taxes benefit                  (2,004)      (1,506)         (3,712)
Equity in undistributed earnings
 of subsidiaries                     (30,891)      16,615          28,527
-------------------------------------------------------------------------------
NET INCOME                           $37,076      $99,747         $87,917
-------------------------------------------------------------------------------

                            Statements of Cash Flows

                                                Year Ended December 31
--------------------------------------------------------------------------------
1999              1998           1997
--------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income                               $37,076         $99,747      $87,917
 Equity in undistributed earnings          27,432         (16,615)     (28,527)
 Other                                     (7,168)         (2,810)      14,729
--------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                               57,340          80,322       74,119
--------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Net (increase) decrease in investments    10,777          50,148      (38,529)
(Investments in) distributions from
    subsidiaries                           (5,161)         88,429      (24,459)
--------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                       5,616         138,577      (62,988)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Cash dividends declared                  (56,433)        (58,195)     (55,964)
 KSOP activity:
   Common stock proceeds                    1,418             677          819
   Payment of debt                           (346)           (597)        (523)
 Proceeds of long-term debt                96,527          30,928       98,960
 Repayment of long-term debt              (32,257)       (125,735)        ----
 Acquisition of treasury stock            (88,701)        (74,597)     (72,586)
 Proceeds from issuance of common stock
  under benefits plans                     17,224          10,211       12,908
 Other                                        347          (2,809)       5,717
--------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES     (62,221)       (220,117)     (10,669)
--------------------------------------------------------------------------------
Increase (decrease) in cash                   735          (1,218)         462
Cash at beginning of year                     271           1,489        1,027
--------------------------------------------------------------------------------
CASH AT END OF YEAR                        $1,006            $271       $1,489
--------------------------------------------------------------------------------

Net Interest Income

Keystone's  largest  source of  revenue  is net  interest  income,  which is the difference between interest income on earning assets and interest expense on deposits and other borrowed funds. The following table provides a summary of net interest income performance for the three years ended December 31 (in thousands):


                                                      1999
--------------------------------------------------------------------------------
                                            Average                 Yield/
                                            Balance      Interest    Rate
--------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------
Federal funds sold and other                $97,721        $5,031     5.15%
Investment securities:
    Negotiable money market investments     127,474         6,277     4.92
    Taxable investment securities         1,341,586        83,283     6.21
    Nontaxable investment securities(1)     231,396        17,802     7.69
Loans held for resale                        95,930         8,011     8.35
Consumer loans (2) (3)                    1,251,467       113,610     9.08
Real estate loans (1) (2) (3)             2,319,127       190,971     8.23
Commercial loans (1) (2) (3)                849,286        69,703     8.21
--------------------------------------------------------------------------------
Total earning assets                     $6,313,987      $494,688     7.83%
Allowance for credit losses                 (60,208)
Other assets                                533,401
--------------------------------------------------------------------------------
Total Assets                             $6,787,180
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
NOW/Savings deposits                       $793,337       $11,318     1.43%
Money market deposits                       786,567        22,974     2.92
Time deposits                             2,795,077       139,650     5.00
Short-term borrowings                       352,565        15,844     4.49
FHLB borrowings                             515,396        29,547     5.73
Long-term debt                              130,024         9,325     7.17
--------------------------------------------------------------------------------
Total interest-bearing liabilities       $5,372,966      $228,658     4.26%
Demand deposits                             678,218
Other liabilities                           149,901
Shareholders' equity                        586,095
--------------------------------------------------------------------------------
Total Liabilities and Equity             $6,787,180
--------------------------------------------------------------------------------
Interest rate spread                                                  3.57%
Net interest income and net
  interest margin                                        $266,030     4.21%
Tax-equivalent adjustment                                  (8,657)
--------------------------------------------------------------------------------
Net interest income                                      $257,373
--------------------------------------------------------------------------------
                                                      1998
--------------------------------------------------------------------------------
                                            Average                  Yield/
                                            Balance      Interest     Rate
--------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------
Federal funds sold and other                $89,247        $4,820     5.40%
Investment securities:
    Negotiable money market investments     160,214         8,713     5.44
    Taxable investment securities         1,338,147        85,399     6.38
    Nontaxable investment securities (1)    209,119        16,692     7.98
Loans held for resale                        68,926         5,559     8.07
Consumer loans (2) (3)                    1,483,643       135,934     9.16
Real estate loans (1) (2) (3)             2,270,914       196,516     8.65
Commercial loans (1) (2) (3)                835,287        72,585     8.69
--------------------------------------------------------------------------------
Total earning assets                     $6,455,497      $526,218     8.15%
Allowance for credit losses                 (63,600)
Other assets                                482,419
--------------------------------------------------------------------------------
Total Assets                             $6,874,316
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
NOW/Savings deposits                       $823,463       $12,737     1.55%
Money market deposits                       740,086        20,649     2.79
Time deposits                             2,988,222       159,702     5.34
Short-term borrowings                       375,131        17,486     4.66
FHLB borrowings                             372,097        21,506     5.78
Long-term debt                              119,313         8,604     7.21
--------------------------------------------------------------------------------
Total interest-bearing liabilities       $5,418,312      $240,684     4.44%
Demand deposits                             637,533
Other liabilities                           136,659
Shareholders' equity                        681,812
--------------------------------------------------------------------------------
 Total Liabilities and Equity            $6,874,316
--------------------------------------------------------------------------------
Interest rate spread

Net interest income and net                                           3.71%
  interest margin                                        $285,534     4.42%
Tax-equivalent adjustment                                  (8,569)
--------------------------------------------------------------------------------
Net interest income                                      $276,965
--------------------------------------------------------------------------------

                                                         1997
--------------------------------------------------------------------------------
                                            Average                  Yield/
                                            Balance    Interest       Rate
--------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------
Federal funds sold and other                $84,032      $5,340       6.35%
Investment securities:
    Negotiable money market investments     108,278       6,155       5.68
    Taxable investment securities         1,174,674      77,034       6.56
    Nontaxable investment securities(1)     225,384      17,557       7.79
Loans held for resale                        77,330       6,408       8.29
Consumer loans (2) (3)                    1,523,659     136,257       8.94
Real estate loans (1) (2) (3)             2,239,664     196,964       8.79
Commercial loans (1) (2) (3)                809,306      73,883       9.13
--------------------------------------------------------------------------------
Total earning assets                     $6,242,327    $519,598       8.32%
Allowance for credit losses                 (61,800)
Other assets                                449,475
--------------------------------------------------------------------------------
Total Assets                             $6,630,002
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
NOW/Savings deposits                       $931,273     $15,930       1.71%
Money market deposits                       650,082      16,306       2.51
Time deposits                             2,967,437     162,662       5.48
Short-term borrowings                       371,645      18,134       4.88
FHLB borrowings                             240,533      14,677       6.10
Long-term debt                               64,016       4,785       7.47
--------------------------------------------------------------------------------
Total interest-bearing liabilities       $5,224,986    $232,494       4.45%
Demand deposits                             606,907
Other liabilities                           135,789
Shareholders' equity                        662,320
--------------------------------------------------------------------------------
 Total Liabilities and Equity            $6,630,002
--------------------------------------------------------------------------------
Interest rate spread

Net interest income and net                                           3.87%
  interest margin                                      $287,104       4.59%
Tax-equivalent adjustment                                (8,860)
--------------------------------------------------------------------------------
Net interest income                                    $278,244
--------------------------------------------------------------------------------

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rates (in thousands):

                                        1999 Change from 1998           1998 Change from 1997
--------------------------------------------------------------------------------------------------------
                                      Total      Change due to (4)   Total        Change due to (4)
                                      Change     Volume       Rate   Change       Volume       Rate
--------------------------------------------------------------------------------------------------------
Interest income on:
  Federal funds sold and other          $211      $443      $(232)   $(520)     $(1,160)      $640
  Investment securities (1)           (3,442)     (454)    (2,988)  10,060       12,643     (2,583)
  Loans held for resale                2,452     2,248        204     (849)        (681)      (168)
  Loans and leases (1)(2)(3)         (30,751)  (14,708)   (16,043)  (2,071)       4,881     (6,952)
--------------------------------------------------------------------------------------------------------
                                     (31,530)  (12,471)   (19,059)   6,620       15,683     (9,063)
Interest expense on:

  NOW/savings deposits                 1,419     1,332         87    3,193        1,796      1,397
  Money market deposits               (2,325)   (1,332)      (993)  (4,344)      (4,526)       182
  Time deposits                       20,052    10,011     10,041    2,961       (2,110)     5,071
  Short-term borrowings                1,642     1,028        614      648         (169)       817
  FHLB borrowings                     (8,041)   (7,532)      (509)  (6,829)      (7,641)       812
  Long-term debt                        (721)     (596)      (125)  (3,819)      (3,993)       174
-------------------------------------------------------------------------------------------------------
                                      12,026     2,911      9,115   (8,190)     (16,643)     8,453
-------------------------------------------------------------------------------------------------------
Net Interest Income Change

 - Tax Equivalent                   $(19,504) $(9,560)    $(9,944) $(1,570)       $(960)     $(610)
-------------------------------------------------------------------------------------------------------
(1) Interest income and yields are adjusted to a fully  taxable-equivalent basis using a 35% tax rate.

(2) Nonperforming loans are included in the average balances.
(3) Interest on loans includes fees on loans of $5,122,000 in 1999, $7,056,000 in 1998, and $6,523,000 in 1997.
(4) The change in interest due to both rate and volume has been allocated to the volume and rate changes in proportion to the absolute dollar amounts of each change.


GAP

Interest rate sensitivity is evidenced by the changes in net interest income and net interest margin relative to changes in market interest rates. One indicator of interest rate sensitivity is GAP, which measures the volume difference between interest rate sensitive assets and liabilities. The following table apportions the balance sheet at December 31, 1999 into rate sensitive periods based on the repricing or maturity dates of the various cash-flow streams.


----------------------------------------------------------------------------------------------------------
                                       1-90    91-180     181-360    1-2        Beyond
                                       Days     Days       Days      Years      2 Years      Total
----------------------------------------------------------------------------------------------------------
Assets
----------------------------------------------------------------------------------------------------------
Federal funds sold and other             $877      $---        $---        $---         $---         $877
Investment securities                 159,211     20,034     34,140     114,645    1,333,509    1,661,539
Loans held for sale                    31,767     23,738     47,868       6,830            0      110,203
Consumer loans                        269,514    106,325    189,914     325,352      333,704    1,224,809
Consumer mortgages                     52,781     50,192     96,004     150,445      389,776      739,198
Commercial real estate loans          147,195     50,124     60,729     123,192    1,259,061    1,640,301
Commercial loans                      526,467     25,655     39,721      66,470      196,925      855,238
----------------------------------------------------------------------------------------------------------
   Total earning assets            $1,187,812   $276,068   $468,376    $786,934   $3,512,975   $6,232,165
----------------------------------------------------------------------------------------------------------
Other assets                             ---         ---        ---         ---      655,343      655,343
----------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                    $1,187,812   $276,068   $468,376    $786,934   $4,168,318   $6,887,508
----------------------------------------------------------------------------------------------------------
Liabilities and Shareholders'
  equity
----------------------------------------------------------------------------------------------------------
NOW deposits                        $222,350         ---        ---         ---     $378,856     $601,206
Savings deposits                      43,733         ---        ---         ---      107,455      151,188
Money market deposits                577,306         ---        ---         ---      201,000      778,306
Time deposits                      1,177,707     310,265    322,375     613,460      353,214    2,777,021
Short-term borrowings                366,022         108        ---         ---          ---      366,130
FHLB borrowings                        7,553      33,385    103,610      71,231      512,997      728,776
Long-term debt                           ---         ---        ---         ---      129,920      129,920
----------------------------------------------------------------------------------------------------------
   Total interest-bearing

    liabilities                   $2,394,671    $343,758   $425,985    $684,691   $1,683,442   $5,532,547
----------------------------------------------------------------------------------------------------------
Demand Deposits                          ---         ---        ---         ---      652,613      652,613
Other liabilities                        ---         ---        ---         ---      152,323      152,323
Shareholders' equity                     ---         ---        ---         ---      550,025      550,025
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY              $2,394,671    $343,758   $425,985    $684,691   $3,038,403   $6,887,508
----------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET TRANSACTIONS      $150,000         ---  ($150,000)        ---          ---          ---
----------------------------------------------------------------------------------------------------------
Interest rate sensitivity        ($1,056,859)   ($67,690) ($107,609)   $102,243   $1,129,915
----------------------------------------------------------------------------------------------------------
Cumulative GAP                   ($1,056,859)($1,124,549)(1,232,158)($1,129,915)
----------------------------------------------------------------------------------------------------------

Other Liquidity Elements

The predominant source of income from earning assets is derived from the loan portfolio. Commercial loans and commercial loans secured by real estate comprise 56% of total loans and are closely monitored in terms of the volume of loans which are sensitive to changes in interest rates. The following table shows the maturity of commercial loans and commercial loans secured by real estate as of December 31, 1999 (in thousands):

                             Within    After One
                              One      But Within    After Five
                              Year     Five Years      Years            Total
--------------------------------------------------------------------------------
Commercial                   $540,071   $144,378      $170,789         $855,238
Commercial real estate        181,990    265,111     1,193,200        1,640,301
--------------------------------------------------------------------------------
                             $722,061   $409,489    $1,363,989       $2,495,539
--------------------------------------------------------------------------------
Loans maturing after one year with:

Fixed interest rates:

 Commercial                              $97,940       $99,445
 Commercial real estate                  139,249       749,732

Variable interest rates:

 Commercial                               46,438        71,344
 Commercial real estate                  125,862       443,468
--------------------------------------------------------------------------------
Total                                   $409,489    $1,363,989
--------------------------------------------------------------------------------

Investment Portfolio Analysis

Keystone's asset liability management policy (ALM) addresses the use of derivatives and other hedging activities and provides for specific restrictions on the type and extent of Keystone's exposure.

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

A broader definition of derivatives would include any financial instrument which derives its value, or contractually required cash flows, from the price of some other security or index. Keystone's investment in this form of financial derivatives is limited to some forms of collateralized mortgage obligations
(CMOs) and structured notes. The following is a brief description of both "on" and "off"-balance sheet derivatives and other hedging activity utilized by Keystone.

Interest Rate Swaps

Interest rate swaps are off-balance sheet financial instruments which provide for the exchange of interest payments on a specified principal amount (notional amount) for a specified period of time. ALM policy requires that Keystone may execute a swap contract only as a hedge of an interest rate position and not for the purpose of speculation or trading. That policy further requires that swap contracts must be approved in advance by the bank president and parent company executives, and that swap counterparties must be reviewed for credit-worthiness on at least an annual basis. Keystone's policy also sets forth specific limitations on exposure to a single counter party and sets an aggregate limit on the notional value of interest rate swaps as a percentage of capital.

Other Hedging Activity

Keystone has purchased interest rate floors to mitigate the risk of declining long-term interest rates and higher than expected mortgage prepayments, which could potentially impair the value of its mortgage servicing rights. Forward mortgage commitments, as well as put options and short sales of U.S. Treasury securities, have been used to reduce the market risk associated with interest rate fluctuations of fixed-rate consumer mortgages and indirect automobile loans held for sale. In accordance with Keystone's written policy, such transactions must be ratified by the Board of Directors and can only be executed as a hedge of market risk and not for the purpose of speculation or trading. Such activity is self-limited by the level of loan production.

CMOs

All Keystone collateralized mortgage obligation (CMO) holdings can be desegregated into groupings which more accurately define the extent of mortgage extension or prepayment risk, and include PACs (planned amortization class), SEQ PAY (sequential pay class), TACs (targeted amortization class), and others. Other more volatile forms of CMOs including interest-only, principal-only, inverse floating bonds, and residuals are specifically designated as prohibited investments under Keystone's investment policy.

At December 31, 1999, Keystone had $194,393,000 in collateralized mortgage obli-gations, compared to $156,844,000 at December 31, 1998. The CMO securities held by Keystone are primarily shorter-maturity class bonds that were structured to have more predictable cash flows, by being less sensitive to prepayments during periods of changing interest rates than other longer-term class bonds similarly available. All of the CMOs held by Keystone were issued or backed by Federal Agencies.

Structured Notes

A structured note is a debt security whose cash flow characteristics, including coupon rate, redemption amount or redemption rate may be dependent on one or more indices or future cash flow adjustment. Keystone's activity in structured notes has been limited to U.S. Government Agency index amortization notes
(IANs), whereby the principal balance amortizes according to the prepayments on a specific collateral pool of mortgage-backed securities. Keystone's investment in structured notes, which is limited by investment policy guidelines, aggregated $2,185,000 at the end of 1999.

The following presentation provides an analysis of the composition of investments included in both investments available-for-sale and investments held-to-maturity. This comparison includes a detailed presentation of derivative financial instruments included in the U.S. Government Agency category (in thousands):

--------------------------------------------------------------------------------
                                                     December 31, 1999
--------------------------------------------------------------------------------
                                        Amortized       Market      Unrealized
                                           Cost         Value       Gain/(Loss)
--------------------------------------------------------------------------------
U.S. Government Agency Obligations:
 Conventional                              $600,899     $586,579     $ (14,320)
 Mortgage-backed                            331,428      321,266       (10,162)
 CMOs:
     PACs1                                  105,503      102,822        (2,681)
     SEQ PAY2                                71,155       69,463        (1,692)
     TACs3                                    1,444        1,419           (25)
     Other                                   16,291       16,429           138
 Structured notes                             2,185        2,181            (4)
--------------------------------------------------------------------------------
 Subtotal                                 1,128,905    1,100,159       (28,746)
--------------------------------------------------------------------------------
Negotiable money market instruments          72,543       72,470           (73)
U.S. Treasury securities                     81,020       80,967           (53)
State and political subdivision
 obligations                                252,307      246,870        (5,437)
Corporate and other                         151,822      148,240        (3,582)
--------------------------------------------------------------------------------
Total                                    $1,686,597   $1,648,706      $(37,891)
--------------------------------------------------------------------------------
1. A PAC (planned amortization class) has a principal payment schedule that is guaranteed within a predetermined range of mortgage prepayment rates, i.e. has
built-in  call  protection,   lower  prepayment  risk  and  lower  average  life
variability.

2. A SEQ PAY (sequential pay class) allocates collateral principal payments sequentially to a series of bonds. Principal payments are directed initially only to the first tranche until it is completely retired. Once the first tranche is retired, the principal payments are applied to the second tranche until it is retired, and so on.

3. TAC(targeted amortization class) has a payment schedule that offers some call protection if mortgage prepayments increase, but little to no extension protect-ion if prepayments slow down.

Credit Risk and Loan Portfolio Analysis

Keystone's objective as a lending institution is to profitably meet the credit needs of customers within the communities in which it operates. Credit risk and lending practices are governed by written policies and procedures which have been designed to provide for an acceptable level of risk and compensating return. These policies have also established requirements for lending authority, underwriting practices, collateral standards, lending concentrations, geographic limits, and other important elements of the credit process. Significant policies are reviewed, at a minimum, on an annual basis and revised as needed.

Keystone maintains a corporate loan review function that determines adherence to credit policies, assesses the effectiveness of the credit process, and objectively evaluates the quality of the loan portfolio. In connection with these reviews, adversely classified credits within the portfolio are identified and included on a classified loan report, which is reviewed by management on a monthly basis and presented to the Board of Directors quarterly.

Loan Composition

Keystone maintains a diverse loan portfolio. The composition of Keystone's loan portfolio is illustrated in the following comparison of loan balances at the end of each of the last five years (in thousands):

--------------------------------------------------------------------------------
                             1999       1998      1997       1996      1995
--------------------------------------------------------------------------------
Commercial:
Commercial and industrial  $609,708   $615,925   $637,617   $547,153    $487,843
Floor plan financing        183,357    167,762    203,189    172,248     167,504
Obligations of political
  subdivisions               62,173     63,487     70,863     73,749      64,677
--------------------------------------------------------------------------------
                            855,238    847,174    911,669    793,150     720,024
--------------------------------------------------------------------------------
Commercial Real  Estate:
Commercial and industrial 1,379,520  1,299,052  1,080,776    843,746     828,508
Multi-family residential     83,725     76,752    130,148     99,074      92,544
Obligations of political
  subdivisions               46,037     47,493     40,930     29,686      33,010
Construction and land
  development               116,139     95,279    117,503     91,755      86,983
Agricultural                 14,880     11,873     15,566     12,756      13,363
--------------------------------------------------------------------------------
                          1,640,301  1,530,449  1,384,923  1,077,017   1,054,408
--------------------------------------------------------------------------------
Consumer:
Real estate                 739,198    754,280    862,227  1,186,663   1,206,547
Installment                 403,580    543,513    704,242    626,573     631,584
Home equity                 580,195    508,729    473,365    311,086     256,505
Personal lines of credit     42,005     39,754     41,123     40,498      43,244
Leases                      199,029    235,884    335,017    301,483     184,554
--------------------------------------------------------------------------------
                          1,964,007  2,082,160  2,415,974  2,466,303   2,322,434
--------------------------------------------------------------------------------
Total                    $4,459,546 $4,459,783 $4,712,566 $4,336,470  $4,096,866
--------------------------------------------------------------------------------

Concentration Risk

The diversity of Keystone's loan portfolio is directly influenced by Keystone's efforts to manage credit risk. Keystone's credit policy has established specific limits on the level of credit to a borrower or single group of borrowers, which serve to reduce concentration risk. This diversity is evidenced by the absence of industry and customer concentrations.

o The largest group of customers in a single industry to whom Keystone provides credit extensions is automobile dealers. At December 31, 1999 credit extensions totaling $197,618,000 were outstanding, and consisted of floor plan and related commercial loans and mortgages.

o Keystone has no dependence on a single customer. The ten largest credit relationships account for only 4% of the total loans outstanding at the end of 1999.

Geographic Risk

In addition to industry or customer concentrations, credit risk is also affected by the geographic characteristics of the loan portfolio. The credit risk profile of Keystone's portfolio is enhanced by the stable economic climate and the industry diversification of Keystone's defined market.

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

Keystone monitors its exposure to commercial and commercial real estate loans. This includes a review of all customer account relationships and classification of credits into risk-related categories. The following table summarizes the commercial and commercial real estate segments of the portfolio (in thousands):

                                                       December 31, 1999
--------------------------------------------------------------------------------
                                                                      Average
                                                  Balance           Relationship
--------------------------------------------------------------------------------
 Commercial loans                              $  855,238
 Commercial real estate                         1,640,301
--------------------------------------------------------------------------------
                                               $2,495,539             $163
--------------------------------------------------------------------------------

At December 31, 1999, approximately 24% of the balance of commercial real estate was nonowner occupied. Individual categories of nonowner-occupied in excess of $75 million were office buildings and apartment/rental units which totaled $83,090,000 and $102,372,000, respectively.

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

Allocation of Allowance

The allowance for credit losses is maintained at a level adequate to absorb losses associated with credit risk. Management exercises its judgment to allocate the allowance to specific categories of loans. The following table summarizes the allocation of the allowance for credit losses at December 31, (in thousands):

--------------------------------------------------------------------------------
                                 1999      1998     1997        1996      1995
--------------------------------------------------------------------------------
Commercial                      $12,519  $13,436   $11,266     $9,944    $11,450
Real estate secured:
  Commercial                     12,030    8,813    12,630     11,922     11,969
  Consumer                        3,491    2,064     1,849      2,324      2,251
Consumer                         15,222   15,574    16,844     12,693      7,724
General risk                     16,713   20,387    22,502     19,373     22,021
--------------------------------------------------------------------------------
                                $59,975  $60,274   $65,091    $56,256    $55,415
--------------------------------------------------------------------------------
While management has apportioned the allowance to the different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

Keystone assesses the reasonableness of the allocation of the allowance by preparing a percentage-based comparison of the allocated allowance to the actual loan portfolio. The percentage allocation of allowance to any given category of loans may change disproportionately to the percentage of total loans in that category due primarily to changes in internal risk ratings of the various categories. At December 31, the following comparison is provided:

--------------------------------------------------------------------------------
                            1999      1998         1997       1996     1995
--------------------------------------------------------------------------------
Commercial:
% of Total loans             19%        19%         19%        18%      18%
% Allocation of allowance    21         22          17         18       21
Commercial real estate:
% of Total loans             37         33          29         25       26
% Allocation of allowance    20         15          19         21       22
Consumer real estate:
% of Total loans             17         18          18         27       29
% Allocation of allowance     6          3           3          4        4
Consumer:
% of Total loans             27         30          34         30       27
% Allocation of allowance    25         26          26         23       14
General Risk:
% Allocation of allowance    28         34          35         34       39
--------------------------------------------------------------------------------
Total loans                 100%       100%        100%       100%     100%
--------------------------------------------------------------------------------
Allocation of allowance     100%       100%        100%       100%     100%
--------------------------------------------------------------------------------

Income Performance

                                                       1999
--------------------------------------------------------------------------------
(in thousands,                        Fourth        Third      Second    First
except per share data)                Quarter       Quarter    Quarter   Quarter
--------------------------------------------------------------------------------
Interest income                      $124,087    $121,957   $119,410    $120,577
Interest expense                       61,319      56,726     54,666      55,947
--------------------------------------------------------------------------------
Net interest income                    62,768      65,231     64,744      64,630
Provision for credit losses            13,473       3,290      3,950       2,663
--------------------------------------------------------------------------------
Net interest income after provision    49,295      61,941     60,794      61,967
Noninterest income                     24,170      26,202     28,655      25,656
Security transactions                  (1,512)        729         20         425
Noninterest expense                   102,192      56,602     54,046      76,834
--------------------------------------------------------------------------------
Income before income taxes            (30,239)     32,270     35,423      11,214
Income taxes                          (12,324)      9,798     11,219       2,899
--------------------------------------------------------------------------------
Net income                           $(17,915)    $22,472    $24,204      $8,315
--------------------------------------------------------------------------------
Tax effect of security transactions     $(529)       $255        $ 7        $149
--------------------------------------------------------------------------------
Earnings per share:
 Basic                                 $(0.36)      $0.46      $0.49       $0.17
 Diluted                               $(0.37)      $0.46      $0.49       $0.17
Dividends per share                     $0.29       $0.29      $0.29       $0.29
Average shares outstanding          48,699,788 48,583,087 48,558,993  49,595,340
--------------------------------------------------------------------------------

                                                       1998
--------------------------------------------------------------------------------
                                      Fourth      Third      Second      First
                                      Quarter     Quarter    Quarter     Quarter
--------------------------------------------------------------------------------
Interest income                      $126,957    $130,808    $130,825   $129,059
Interest expense                       58,748      61,402      60,629     59,905
--------------------------------------------------------------------------------
Net interest income                    68,209      69,406      70,196     69,154
Provision for credit losses             3,633       3,081       6,679      3,757
--------------------------------------------------------------------------------
Net interest income after provision    64,576      66,325      63,517     65,397
Noninterest income                     26,830      24,310      23,979     22,676
Security transactions                     661       3,444       5,382      1,531
Noninterest expense                    55,484      56,130      55,468     56,107
--------------------------------------------------------------------------------
Income before income taxes             36,583      37,949      37,410     33,497
Income Taxes                           11,834      12,368      12,129      9,361
--------------------------------------------------------------------------------
Net income                            $24,749     $25,581     $25,281    $24,136
--------------------------------------------------------------------------------
Tax effect of security transactions      $231      $1,205      $1,884       $536
--------------------------------------------------------------------------------
Earnings per share:
 Basic                                  $0.48       $0.50       $0.49      $0.47
 Diluted                                $0.48       $0.50       $0.48      $0.46
Dividends per share                     $0.29       $0.28       $0.28      $0.28
Average shares outstanding         51,169,117  51,368,296  51,429,023 51,827,402
--------------------------------------------------------------------------------

STOCK INFORMATION

Market Prices and Dividends

The common stock of Keystone Financial, Inc. trades on The Nasdaq Stock MarketSM under the symbol KSTN. At the close of business on February 4, 2000, there were approximately 14,641 shareholders of record.

The table below sets forth the quarterly range of high and low closing sales prices for Keystone common stock as reported by NASDAQ and dividends declared per common share.

--------------------------------------------------------------------------------
                          Quarterly Closing                Dividends
                           Sales Price Range               Declared
--------------------------------------------------------------------------------
                         High              Low
--------------------------------------------------------------------------------
1999
--------------------------------------------------------------------------------
  I                      $37.19            $32.25            $0.29
 II                       33.06             29.50             0.29
III                       29.56             23.75             0.29
 IV                       25.34             20.00             0.29
--------------------------------------------------------------------------------
                                                                           $1.16
--------------------------------------------------------------------------------
1998
--------------------------------------------------------------------------------
  I                      $42.00            $36.00            $0.28
 II                       41.53             34.00             0.28
III                       37.13             27.88             0.28
 IV                       37.00             25.72             0.29
--------------------------------------------------------------------------------
                                                                           $1.13
--------------------------------------------------------------------------------

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